UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                    Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Lincoln Bancorp
             (Exact name of registrant as specified in its charter)


            Indiana                             6035                   35-2055553
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)      Classification Code Number)   Identification No.)



                              1121 E. Main Street
                           Plainfield, Indiana 46168
                                 (317) 839-6539
               (Address, including ZIP Code, and telephone number,
        including area code of registrant's principal executive offices)

                            T. Tim Unger, President
                                Lincoln Bancorp
                              1121 E. Main Street
                           Plainfield, Indiana 46168
                            Telephone (317) 839-6539
                           Telecopier (317) 839-6775
            (Name, address, including ZIP Code and telephone number,
                   including area code, of agent for service)

Copies to:  Claudia V. Swhier, Esq.         David A. Butcher, Esq.
            Barnes & Thornburg LLP          Bose McKinney & Evans LLP
            11 S. Meridian Street           2700 First Indiana Plaza
            Indianapolis, IN   46204        135 North Pennsylvania
            Telephone (317) 231-7231        Indianapolis, IN  46204
            Telecopier (317) 231-7433       Telephone (317) 684-5000
                                            Telecopier (317) 684-5173

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger of First Shares Bancorp, Inc. with and into Registrant pursuant to the Agreement and Plan of Reorganization described in the enclosed joint proxy statement/prospectus included in Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

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


                                        Calculation of Registration Fee
===========================================================================================================================
                                                            Propose              Proposed Maximum
Title of each class of securities     Amount to be      maximum offering     aggregate offering price       Amount of
      to be registered               registered (1)      price per unit                 (2)             registration fee

 Common Stock, without par value         972,061             $17.85                $17,356,113.92           $2,199.02
===========================================================================================================================

(1) Represents the maximum number of shares of common stock of Lincoln Bancorp estimated to be issued upon consummation of the merger contemplated by the Agreement and Plan of Reorganization dated March 10, 2004, among Lincoln
     Bancorp, First Shares Bancorp, Inc., Lincoln Bank and First Bank, plus an amount of common stock to be issuable in connection with outstanding stock options of First Shares Bancorp, Inc. which will be exchanged for options to purchase common stock of Lincoln Bancorp upon consummation of the merger.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f) of the Securities
     Act of 1933, as amended, based on the average of the bid and asked prices of First Shares Bancorp, Inc.'s 2,467,412 outstanding and to be outstanding shares of common stock on April 16, 2004 ($14.06), less the amount of cash to be paid by Lincoln Bancorp to the shareholders of First Shares Bancorp, Inc. ($17,335,698.80). The outstanding share number includes 720,000 shares to be issued pursuant to the Mandatory Stock Purchase Contracts and 124,750 shares issuable in connection with outstanding stock options.

THE REGISTRANT AMENDS THIS  REGISTRATION  STATEMENT ON SUCH DATE OR DATES AS MAY
BE  NECESSARY  TO DELAY ITS  EFFECTIVE  DATE UNTIL THE  REGISTRANT  SHALL FILE A
FURTHER AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS  REGISTRATION  STATEMENT
SHALL  THEREAFTER  BECOME  EFFECTIVE  IN  ACCORDANCE  WITH  SECTION  8(a) OF THE
SECURITIES  ACT OF  1933  OR  UNTIL  THE  REGISTRATION  STATEMENT  SHALL  BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION,  ACTING PURSUANT TO SAID SECTION 8(a),
MAY DETERMINE.



                                 LINCOLN BANCORP
                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE ___, 2004


To the Shareholders of Lincoln Bancorp:

     We will hold the annual meeting of the shareholders of Lincoln Bancorp on June ___, 2004, at 12:00 p.m., local time, at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, to consider and vote upon:

1. Merger Proposal. To approve the Agreement and Plan of Reorganization dated March 10, 2004 (the "Merger Agreement"), by and among Lincoln Bancorp ("Lincoln"), First Shares Bancorp, Inc. ("FSB"), Lincoln Bank, a
     wholly-owned subsidiary of Lincoln, and First Bank, a wholly-owned subsidiary of FSB. Under the Merger Agreement, shareholders of FSB have the right to elect to receive either 0.75 shares of Lincoln common stock ("Lincoln common stock"), or $14.80 in cash, for each share of FSB common stock ("FSB common stock"), owned by them, provided that an aggregate of a number as close as possible to 878,498 shares of Lincoln common stock must be issued in the merger.

2. Election of Directors. To elect three directors of Lincoln to serve three-year terms expiring in 2007.

3. Adjournment. To approve a proposal to adjourn the annual meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

4. Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware of any such other matters.

     The Boards of Directors of Lincoln and FSB have unanimously approved the agreement to merge FSB with and into Lincoln. Among other conditions, the merger must also be approved at the annual meeting of Lincoln shareholders by the affirmative vote of at least a majority of the outstanding shares of Lincoln common stock. Only shareholders of Lincoln as of the close of business on May __, 2004, may vote at the meeting. The attached joint proxy statement /prospectus gives you detailed information about the merger and the other proposals and includes a copy of the Agreement and Plan of Reorganization as Annex A. You should read these documents carefully.

     Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. YOUR VOTE IS VERY IMPORTANT.



                                By Order of the Board of Directors



                                T. Tim Unger
                                President and Chief Executive Officer

Plainfield, Indiana
May ____, 2004

                           FIRST SHARES BANCORP, INC.
                            996 South State Road 135
                            Greenwood, Indiana 46143
                                 (317) 882-4790

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE ___, 2004


To the Shareholders of First Shares Bancorp, Inc.:

     We will hold our annual meeting of the shareholders of First Shares Bancorp, Inc. ("FSB") on June __, 2004, at ____ p.m., Eastern Standard Time, at ___________________________________________, Indiana, to consider and vote upon:

1. Merger Proposal. To approve the Agreement and Plan of Reorganization dated March 10, 2004 (the "Merger Agreement"), by and among FSB, Lincoln Bancorp ("Lincoln"), Lincoln Bank, a wholly-owned subsidiary of Lincoln, and First Bank, a wholly-owned subsidiary of FSB. Under the Merger Agreement, shareholders of FSB have the right to elect to receive either 0.75 shares of Lincoln common stock ("Lincoln common stock"), or $14.80 in cash, for each share of FSB common stock ("FSB common stock"), owned by them, provided that an aggregate of a number as close as possible to 878,498 shares of Lincoln common stock must be issued in the merger.

2.   Election of Directors. To elect three directors of FSB.

3. Adjournment. To approve a proposal to adjourn the meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

4. Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware of any such other matters.

     The Boards of Directors of FSB and Lincoln have unanimously approved the agreement to merge FSB with and into Lincoln. Among other conditions, the merger must also be approved at the annual meeting of FSB shareholders by the affirmative vote of at least a majority of the outstanding shares of FSB common stock. Only shareholders of FSB as of the close of business on May __, 2004, may vote at the annual meeting. The attached joint proxy statement/prospectus gives you detailed information about the merger and the other proposals and includes a copy of the Agreement and Plan of Reorganization as Annex A. You should read these documents carefully.

     You are entitled to assert dissenters' rights as set forth in Sections 23-1-44-1 through 23-1-44-20 of the Indiana Business Corporation Law, copies of which are included in the attached joint proxy statement/prospectus as Annex D. For a discussion of the procedures to be followed in asserting those dissenters' rights, please refer to the section entitled "Rights of Dissenting Shareholders" in the attached joint proxy statement/prospectus.

     Whether or not you plan to attend the annual meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. YOUR VOTE IS VERY IMPORTANT.



                                By Order of the Board of Directors


                                Jerry R. Engle,
                                President and Chief Executive Officer


Greenwood, Indiana
May ___,  2004

                JOINT PROXY STATEMENT FOR THE ANNUAL MEETINGS OF
                         SHAREHOLDERS OF LINCOLN BANCORP
                         AND FIRST SHARES BANCORP, INC.

                                      and

                                 PROSPECTUS OF
                                LINCOLN BANCORP

     The boards of directors of First Shares Bancorp, Inc. ("FSB") and Lincoln Bancorp ("Lincoln") have unanimously approved an agreement to merge FSB with and into Lincoln. If the merger is approved by the shareholders of both FSB and Lincoln and all other closing conditions are satisfied, each shareholder of FSB will have the option to elect to receive 0.75 shares of Lincoln common stock or $14.80 in cash, for each share of FSB common stock owned before the merger. However, the number of shares of Lincoln common stock that must be issued in the merger must equal a number as close as possible to 878,498 shares (after prorations are made and cash in lieu of fractional shares is determined). There may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied. Each FSB shareholder will also receive cash in lieu of any fractional shares of Lincoln common stock that such shareholder would otherwise receive in the merger, based on a value of $19.73 per share of Lincoln common stock. The Board of Directors of both FSB and Lincoln believe that the merger is in the best interests of Lincoln, FSB, and their respective shareholders.

     This document is a joint proxy statement that both companies are using to solicit proxies for use at their annual shareholder meetings to be held to vote on the merger and elect directors. It is also a prospectus relating to Lincoln's issuance of up to 972,061 shares of Lincoln common stock in connection with the merger.

     Lincoln common stock is listed for quotation on the Nasdaq National Market under the symbol "LNCB." The closing price of a share of Lincoln common stock on May ___ 2004, was $_______ per share.

     FSB common stock is listed for quotation on the Nasdaq Small Cap Market under the symbol "FBGI." The closing price of a share of FSB common stock on May ___, 2004, was $________ per share.

     For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 21.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

     The shares of Lincoln common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

   The date of this joint proxy statement/prospectus is May ____, 2004, and it is first being mailed to shareholders on or about May ____, 2004.

                     HOW TO OBTAIN INCORPORATED INFORMATION


     This joint proxy statement/prospectus incorporates important business and financial information about Lincoln Bancorp and First Shares Bancorp that is not included in or delivered with this joint proxy statement/prospectus. This information is available without charge to shareholders upon written or oral request made to:

        For Lincoln Bancorp:     T. Tim Unger
                                 Lincoln Bancorp
                                 1121 E. Main Street
                                 Plainfield, Indiana 46168
                                 (317) 839-6539

        For FSB:                 Kimberly B. Kling
                                 First Shares Bancorp, Inc.
                                 996 S. State Road 135
                                 Greenwood, Indiana 46143
                                 (317) 882-4790


     IN ORDER TO ASSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN JUNE __, 2004.

     Also see "Where You Can Find More Information" on page 105.

                                            TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----

Questions and Answers About the Merger and the Annual Meetings ................................     6
Summary .......................................................................................    11
Risk Factors ..................................................................................    21
A Warning about Forward-Looking Information ...................................................    24
The Lincoln Annual Meeting ....................................................................    26
The FSB Annual Meeting ........................................................................    28
Proposal 1 - The Merger .......................................................................    32
         Structure of the Merger ..............................................................    32
         Lincoln's Reasons for the Merger .....................................................    33
         FSB's Reasons for the Merger .........................................................    35
         Background of the Merger .............................................................    36
         Effects of the Merger ................................................................    38
         Opinion of Financial Advisor to Lincoln ..............................................    38
         Opinion of Financial Advisor to FSB ..................................................    42
The Merger Agreement ..........................................................................    47
         Conditions to the Merger .............................................................    47
         Expenses .............................................................................    48
         Termination Fee ......................................................................    48
         Treatment of Options to Acquire Shares of FSB Common Stock ...........................    48
         Treatment of 401(k) Plan of FSB ......................................................    49
         Treatment of Deferred Fee Agreements with Directors of First Bank ....................    49
         Employee Matters .....................................................................    49
         Termination ..........................................................................    50
         Conduct of Business Prior to Completion of the Merger ................................    51
         Management and Operations After Merger ...............................................    52
         No Solicitation ......................................................................    52
         Conversion of Lincoln Bank to Indiana Commercial Bank ................................    53
         Environmental Inspections ............................................................    53
         Accounting and Reserve Policies; Restructuring Expenses ..............................    54
         Amendment and Waiver of the Merger Agreement .........................................    54
         Resales of Lincoln Common Stock by FSB Shareholders ..................................    54
Selected Consolidated Financial Data of Lincoln ...............................................    54
Selected Consolidated Financial Data of FSB ...................................................    56
Unaudited Pro Forma Combined Financial Information ............................................    58
Interests of Certain Directors and Executive Officers of FSB in the Merger ....................    62
Effective Time of Merger ......................................................................    65
Election and Allocation Procedures ............................................................    65
Exchange and Payment Procedures ...............................................................    66



                                       3


Fractional Shares .............................................................................    66
Rights of Dissenting Shareholders .............................................................    66
Regulatory Approvals for the Merger ...........................................................    68
Material Federal Income Tax Consequences ......................................................    68
Accounting Treatment of the Merger ............................................................    71
NASDAQ National Market Listing ................................................................    72
Comparison of the Rights of Shareholders ......................................................    72
Other Restrictions on the Acquisition of Lincoln and Lincoln Bank and FSB and First Bank ......    80
Proposal 2 - Election of Directors of Lincoln .................................................    82
         The Board of Directors and Nominees ..................................................    82
         Security Ownership of Management and Certain Beneficial Owners .......................    83
         Voting Securities and Principal Holders Thereof ......................................    84
         Biographical Information of Directors and Nominees ...................................    86
         Board of Director Meetings and its Committees ........................................    86
         Audit/Compliance Committee Report, Charter, and Independence .........................    87
         Management Remuneration and Related Transactions .....................................    88
         Joint Report of the Compensation Committee and the Stock Compensation Committee ......    92
         Stock Price Performance Graph ........................................................    94
         Lincoln's Accountants and Accounting Fees and Services ...............................    95
         Section 16(a) Beneficial Ownership Reporting Compliance by Lincoln ...................    95
Proposal 2 - Election of Directors of FSB .....................................................    95
         Directors of the Registrant ..........................................................    95
         Stock Ownership by Directors, Officers and Certain Shareholders ......................    97
         Executive Compensation ...............................................................    98
         Security Ownership of Certain Beneficial Owners and Management .......................    99
         Certain Relationships and Related Transactions .......................................   101
         Audit Committee ......................................................................   102
         Director Nomination Procedures .......................................................   102
         Section 16(a) Beneficial Ownership Reporting Compliance ..............................   102
         Report of the Audit Committee ........................................................   102
         FSB's Accounting Fees and Accounting Services ........................................   103
Proposal 3 - Adjournment of the Annual Meeting ................................................   104
Shareholder Proposals .........................................................................   104
Independent Public Accountants and Experts ....................................................   105
Legal Matters .................................................................................   105
Where You Can Find More Information ...........................................................   105
Annexes
         Annex A - Agreement and Plan of Reorganization .......................................   A-1
         Annex B - Opinion of Keefe, Bruyette & Woods, Inc. ...................................   B-1
         Annex C - Opinion of David A. Noyes and Co. ..........................................   C-1



                                       4

         Annex D - Chapter 44 of the Indiana Business Corporation Law (Dissenters' Rights) ....   D-1
         Annex E - Lincoln's Annual Report to Shareholders for the year ended December 31, 2003   E-1
         Annex F - FSB's Annual Report to Shareholders for the year ended December 31, 2003 ...   F-1
         Annex G - Form of Employment Agreement of Jerry R. Engle .............................   G-1
         Annex H - Form of Employment Agreement of John B. Ditmars ............................   H-1
         Annex I - Lincoln Bancorp's Audit Committee Charter ..................................   I-1



         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETINGS


Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: For each share of FSB common stock you own before the merger, you will have the right to elect, on a share-by-share basis, to receive:

          o    0.75 shares of Lincoln common stock; or

          o    $14.80 in cash.

     FSB shareholders may elect to receive Lincoln common stock for some or all of their shares and cash for any balance of their shares. Lincoln will also pay cash in lieu of issuing fractional shares on the basis of $19.73 per share. The Merger Agreement provides that a number as close as possible to approximately 878,498 shares of Lincoln common stock (after prorations are made and cash in lieu of fractional shares is determined) must be issued in the merger. If FSB shareholder elections result in the issuance of fewer or more than approximately 878,498 shares of Lincoln common stock, your elections may be subject to proration as described under "Election and Allocation Procedures" on page 65. As a result of the proration, you may not receive cash or shares of Lincoln common stock to the full extent that you elect to receive that form of merger consideration.

     The following table illustrates the approximate value of what a holder of 100 shares of FSB common stock will receive in the merger, assuming varying final Lincoln common stock prices and different percentages of cash and of Lincoln common stock. You should bear in mind that the value of Lincoln common stock is subject to market fluctuations and, therefore, the value of a share of Lincoln common stock as of the effective date of the merger and after the merger may well differ from the value of such stock set forth below. This table uses hypothetical final Lincoln common stock prices.



                                                      If you hold 100 shares of FSB
                                                       common stock and the final
                                                         Lincoln stock price is:

You receive                                  $19.00       $20.00         $21.00        $22.00
----------------------------------------    ---------    ---------     ---------     ---------
100% cash...............................    $1,480.00    $1,480.00     $1,480.00     $1,480.00
75% cash and 25% Lincoln common stock...    $1,466.80    $1,484.80     $1,502.80     $1,520.80
50% cash and 50% Lincoln common stock...    $1,452.87    $1,489.87     $1,526.87     $1,563.87
25% cash and 75% Lincoln common stock...    $1,438.93    $1,494.93     $1,550.93     $1,606.93
100% Lincoln common stock...............    $1,425.00    $1,500.00     $1,575.00     $1,650.00



     As of May ___, 2004, the closing price for a share of Lincoln common stock was $______ and for a share of FSB common stock was $_______. You should obtain current market prices for shares of Lincoln common stock and FSB common stock. Lincoln common stock is listed on the Nasdaq National Market under the symbol "LNCB." FSB common stock is listed on the Nasdaq Small Cap Market under the symbol "FBGI."


Q:  WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER?

A:  You should review "Risk Factors" beginning on page 21.

Q:   WILL  LINCOLN  SHAREHOLDERS  RECEIVE  ANY SHARES OR CASH AS A RESULT OF THE
     MERGER?

A: No. Lincoln shareholders will continue to own the same number of Lincoln shares they owned before the effectiveness of the merger.


Q:   WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approvals of the FSB shareholders and Lincoln shareholders at the annual meeting that each company will hold for its shareholders to vote on the merger. We currently expect to complete the merger in the third quarter of 2004.


Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We have structured the merger so that Lincoln, FSB and our respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of FSB shares for Lincoln shares in the merger. Taxable income will result, however, to the extent a FSB shareholder receives cash instead of Lincoln common stock (including cash received in lieu of fractional shares of Lincoln common stock) and the cash received exceeds the shareholder's adjusted basis. At the closing, FSB is to receive an opinion confirming these tax consequences. See "Material Federal Income Tax Consequences" beginning on page 68.

     Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.


Q:   HOW DO THE DIRECTORS PLAN TO VOTE?

A: The Merger Agreement obligates each director of FSB, in his capacity as an FSB shareholder, to vote his FSB shares in favor of the merger and, in his capacity as a director, to recommend approval of the merger to the shareholders of FSB, subject to his fiduciary duties to shareholders. The FSB directors collectively own (with the power to vote) 476,380 outstanding shares, or approximately 29.4% of the outstanding FSB common stock as of the voting record date.

     Although the Merger Agreement does not expressly obligate each director of Lincoln, in his capacity as a Lincoln shareholder, to vote his Lincoln shares in favor of the merger, Lincoln believes the directors will vote their shares in favor of the merger. The Merger Agreement obligates each director of Lincoln, in his capacity as a director, to recommend approval of the merger to the shareholders of Lincoln, subject to his fiduciary duties to shareholders. The Lincoln directors collectively own (with the power to vote) 356,388 shares, or approximately 8.1% of the outstanding Lincoln common stock as of the record date.


Q:   WILL I HAVE DISSENTERS' RIGHTS?

A: FSB shareholders will be able to dissent from the proposed merger, but only by complying with the applicable provisions of the Indiana Business Corporation Law. Lincoln shareholders have no dissenters' rights or other rights to demand the fair value in cash of their shares of Lincoln common stock as a result of the merger.

Q:   WHAT DO I NEED TO DO NOW?

A: After reading this joint proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the June ____, 2004 annual Lincoln shareholder meeting, if you are a Lincoln shareholder, or at the June ___ 2004 annual FSB shareholder meeting, if you are a FSB shareholder. If you are a FSB shareholder, you should also complete your Election Form and Letter of Transmittal to specify the type of merger consideration you prefer (or provide instructions to your broker if you hold your shares in "street name"). To submit your FSB stock certificates for exchange, you should follow the instructions contained in the Election Form and Letter of Transmittal.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Yes. Your broker will vote your shares on the merger, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the merger, your broker will not be able to vote your shares on the proposed merger, and this will have the effect of voting against the merger.

     Your broker will also vote your shares on the election of directors if you provide instructions on how to vote. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered "routine," such as the election of directors. However, brokers often do not exercise their discretionary authority on such matters. Since directors are elected by a plurality of votes, broker non-votes, abstentions, and instructions to withhold votes for one or more directors will result in that nominee receiving fewer votes but will not count as a vote against the nominee.


Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance at the shareholder meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.


Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: If you are a FSB shareholder, enclosed is an Election Form and Letter of Transmittal and instructions for electing your preferred form of merger consideration and exchanging your shares of FSB common stock for shares of Lincoln common stock and any cash payments you may be entitled to receive. You must include your FSB stock certificates with your Election Form and Letter of Transmittal. If you are a Lincoln shareholder, you should retain your certificates, as you will continue to hold the Lincoln shares you currently own.


Q:   HOW DO I ELECT THE FORM OF PAYMENT THAT I PREFER IN THE MERGER?

A: An Election Form and Letter of Transmittal is enclosed with this joint proxy statement/prospectus mailed to FSB shareholders. If you wish to make an election, you should complete this Election Form and Letter of Transmittal and send it in the envelope provided to the exchange agent, Computershare Trust Company of New York. For you to make an effective election, your properly executed election form must be received by the exchange agent before 5:00 p.m., New York time, on June __, 2004, the election deadline. You must include your FSB stock certificates with your Election Form and Letter of Transmittal. If you hold your shares in street name with a broker, you should ask your broker for instructions on tendering your FSB shares. Please read the instructions to the Election Form and Letter of Transmittal for information on completing the form. These instructions will also inform you what to do if your stock certificates have been lost, stolen or destroyed. Please note that your proxy card and your Election Form and Letter of Transmittal must be returned to different addresses and must be mailed separately.

Q:   WHICH FORM OF PAYMENT SHOULD I CHOOSE? WHY?

A: The form of payment you should elect will depend upon your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.


Q: WHAT WILL HAPPEN IF I DON'T MAKE AN ELECTION AS TO SOME OR ALL OF MY FSB SHARES?

A: Your non-elections will either be treated as elections for cash, Lincoln common stock, or a combination thereof, depending on the elections that are made by other shareholders. If you do not make an election, it is impossible to predict at this point what merger consideration you will receive.


Q:   IF I AM VOTING AGAINST THE MERGER, SHOULD I STILL MAKE AN ELECTION?

A: Yes. If the merger is approved by the Lincoln and FSB shareholders and becomes effective, you will receive merger consideration based on the Election Form and Letter of Transmittal you submit. If you fail to submit an Election Form and Letter of Transmittal, your FSB shares will be treated as described in the preceding answer. If you vote against the merger, you may still exercise your dissenters' rights even though you have submitted an Election Form and Letter of Transmittal; although your right to do so depends on your strict compliance with the requirements in the Indiana Business Corporation Law.


Q:   CAN I CHANGE MY ELECTION?

A: Yes. You can change your election by submitting a new Election Form and Letter of Transmittal to the exchange agent so it is received prior to the election deadline set forth on the Election Form and Letter of Transmittal. After the election deadline, no changes may be made.


Q: WHAT WILL HAPPEN IF I ACQUIRE SHARES OF FSB COMMON STOCK FROM A FSB SHAREHOLDER AFTER THE VOTING RECORD DATE?

A: If you acquire shares of FSB common stock from a FSB shareholder after the voting record date, you must obtain and submit your own Election Form and Letter of Transmittal by the election deadline in order for an election to be valid with respect to the shares you acquired. If the shares are registered in your name, the exchange agent will send you a new Election Form and Letter of Transmittal although you may submit an Election Form and Letter of Transmittal obtained from the selling shareholder or by some other means. If you are not the registered owner of the shares acquired, then you should contact the bank, broker or dealer through which you acquired the shares to request that the bank, broker or dealer submit an Election Form and Letter of Transmittal on your behalf. In either case, the Election Form and Letter of Transmittal must be submitted by the election deadline.

Q:   WHOM SHOULD I CALL IF I HAVE OTHER QUESTIONS ABOUT THE MERGER?

A: If you are a FSB shareholder and you have more questions about the merger, you should contact Computershare Trust Company of New York, the exchange agent and information agent for the merger, at 1-800-245-7630. FSB shareholders can also contact:

         First Shares Bancorp, Inc.
         Attn:  Jerry R. Engle
         996 South State Road 135
         Greenwood, Indiana  46143
         Tel:  (317) 882-4790
         E-mail:  jengle@f1rstbank.com


     If you are a Lincoln shareholder and you have more questions about the merger, you should contact:

         Lincoln Bancorp
         Attn:  T. Tim Unger
         1121 East Main Street
         Plainfield, Indiana  46768
         Tel:  (317) 839-6539
         E-mail:  tunger@lincolnbank.biz


Q:   WHY ARE WE ELECTING DIRECTORS OF FSB IF IT IS TO BE MERGED INTO LINCOLN?

A: The merger is not expected to close until the third quarter of 2004. Until that time, FSB and First Bank will continue normal operations subject to the restrictions contained in the Merger Agreement, and will continue to need a board of directors to oversee those operations. If the merger is consummated, all of the directors of FSB will have their directorships terminated except for Jerry R. Engle, R.J. McConnell and Frank A. Rogers who will become directors of Lincoln and Lincoln Bank on the effective date of the merger. If the merger is not consummated, the Board of Directors of FSB will remain in place.

                                    SUMMARY


     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO, INCLUDING THE MERGER AGREEMENT WHICH WE HAVE ATTACHED AS ANNEX A. SEE "WHERE YOU CAN FIND MORE INFORMATION" AT PAGE 105.


Matters to be Considered at Annual Meetings

     We are proposing a merger between FSB and Lincoln which we believe will create opportunities for the combined company to realize enhanced revenues through asset growth and operating efficiencies. In the merger, each FSB shareholder will have the option of receiving 0.75 shares of Lincoln common stock, or $14.80 in cash, for each share of FSB common stock they own. However, a number as close as possible to 878,498 shares of Lincoln common stock (after prorations are made and cash in lieu of fractional shares is determined) must be issued in the merger. There may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied. Lincoln will also pay cash in lieu of issuing fractional shares of Lincoln common stock to current holders of FSB common stock, on the basis of $19.73 per share of Lincoln common stock.

     Lincoln is also holding an election of three directors to serve until 2007. The director nominees are W. Thomas Harmon, Jerry R. Holifield and John C. Milholland, each of whom currently serves on the Board of Directors of Lincoln and Lincoln Bank.

     FSB is also holding an election of three directors to serve until the earlier of 2007 or the consummation of the merger with Lincoln. The director nominees are Jerry R. Engle, R.J. McConnell, and H. Dean Hawkins, each of whom currently serves on the Board of Directors of FSB and First Bank. If the merger is consummated, all of the directors of FSB will have their directorships terminated except for Jerry R. Engle, R.J. McConnell and Frank A. Rogers who will become directors of Lincoln and Lincoln Bank on the effective date of the merger. If the merger is not consummated, the Board of Directors of FSB will remain in place.


Information about Lincoln Bancorp

        Lincoln Bancorp
        1121 E. Main Street
        Plainfield, Indiana  46168
        (317) 839-6539

     Lincoln Bancorp ("Lincoln"), which was organized in September 1998 as an Indiana corporation, is a unitary savings and loan holding company that primarily conducts business through its wholly-owned subsidiary, Lincoln Bank. On December 30,1998, Lincoln acquired the common stock of Lincoln Bank upon the conversion of Lincoln Bank from a federal mutual savings association to a federal stock savings association. Both Lincoln and Lincoln Bank have their headquarters in Plainfield, Indiana. At December 31, 2003, Lincoln had $591.7 million in total assets, $321.8 million in total deposits, $437.7 million in net loans, and shareholders' equity of $79.2 million. For the year ended December 31, 2003, Lincoln had net income of $3.6 million, a return on assets of .64%, and a return on equity of 4.53%.

     Lincoln Bank was originally organized in 1884 as Ladoga Federal Savings and Loan Association ("Ladoga Federal"), located in Ladoga, Indiana. In 1979, Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, Ladoga Federal changed its name to Lincoln Federal Savings and Loan Association and, in 1984, changed its name to Lincoln Federal Savings Bank. On September 1, 2003, Lincoln Federal Savings Bank changed its name to Lincoln Bank.

     On September 26, 2000, Lincoln acquired Citizens Bancorp ("Citizens"), the holding company of Citizens Savings Bank of Frankfort ("Citizens Savings"), a federally chartered savings bank. Citizens was merged into Lincoln and Citizens Savings was merged into Lincoln Bank. Citizens Loan and Service Corporation ("CLSC"), an Indiana corporation and wholly-owned subsidiary of Citizens Savings, continues as a subsidiary of Lincoln Bank.

     At December 31, 2003, Lincoln Bank conducted its business from nine full service offices located in Hendricks, Montgomery, Clinton, Johnson and Morgan Counties, Indiana, with its main office located in Plainfield. Lincoln Bank's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Lincoln Bank's deposit accounts are insured up to applicable limits required by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

     Lincoln Bank offers a number of financial services, including: (i) one-to-four family residential real estate loans; (ii) commercial real estate loans; (iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts;
(xii) certificates of deposit; and (xiii) financial planning.


The Lincoln Annual Meeting

     The Lincoln annual shareholders' meeting will be held at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana, at 12:00 p.m., local time, on June ___, 2004. At the meeting, Lincoln shareholders will vote upon:

     o    a proposal to approve the merger and the Merger Agreement;

     o    a proposal to elect three directors to serve until 2007; and

     o a proposal to adjourn or postpone the meeting to allow additional time to solicit additional proxies should there not be sufficient votes in favor of the merger.


Record Date; Voting Power

     You are entitled to vote at the Lincoln annual meeting if you owned shares of Lincoln on May ___, 2004, the record date. As of the record date, there were ___________ shares of Lincoln common stock issued and outstanding held by approximately ______ shareholders of record. Each holder of Lincoln common stock will be entitled to one vote per share on all of the proposals and on any other matter that may properly come before the meeting.


Vote Required

     Proposal 1 - The Merger. Approval by the Lincoln shareholders of the proposal to approve the merger and adopt the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Lincoln common stock. Although the Merger Agreement does not expressly obligate the directors of Lincoln, in their capacities as shareholders of Lincoln, to vote in favor of the merger, Lincoln believes they will vote in favor of the merger.
Collectively, these individuals own (with the power to vote) 356,388 shares, which represent 8.1% of the outstanding shares of Lincoln common stock.

     Proposal 2 - Election of Directors. Directors will be elected by a plurality of the votes cast at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting.

     Proposal 3 - Adjournment of the Annual Meeting. Approval by the Lincoln shareholders of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires more votes to be cast in favor of the proposal than are cast against it.


Recommendation of Board of Directors

     The Lincoln Board of Directors has unanimously approved and adopted the Merger Agreement and recommends a vote "FOR" approval of the merger. You should refer to the reasons that the Lincoln Board of Directors considered in determining whether to approve and adopt the Merger Agreement on page 47.

     The Lincoln Board of Directors also recommends you vote "FOR" the director nominees, namely, W. Thomas Harmon, Jerry R. Holifield and John C. Milholland.

     The Lincoln Board of Directors also recommends a vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies.


Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Lincoln

     Keefe, Bruyette & Woods, Inc., financial advisor to Lincoln ("KBW"), rendered an opinion dated as of March 10, 2004 to the Lincoln Board of Directors that, as of that date and based on and subject to the assumptions, factors and limitations set forth in the opinion, the merger consideration was fair to the Lincoln shareholders from a financial point of view. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by KBW, is attached to this document as Annex B. Lincoln shareholders should read the fairness opinion in its entirety.


Information about First Shares Bancorp, Inc.

        First Shares Bancorp, Inc.
        996 South State Road 135
        Greenwood, Indiana 46143
        (317) 882-4790

     First Shares Bancorp, Inc. ("FSB") was organized in 1991 as an Indiana corporation by First Bank, an Indiana chartered commercial state bank, for the purpose of serving as the holding company of First Bank. FSB is a bank holding company that primarily conducts business through its wholly-owned subsidiary, First Bank. At December 31, 2003, FSB had $175.8 million in total assets, $142.8 million in total deposits, $132.2 million in net loans, and shareholders' equity of $9.0 million. For the fiscal year ended December 31, 2003, FSB had net income of $753,000, a return on average assets of .44% and a return on equity of 8.5%.

     After years of slow growth, FSB implemented an aggressive growth strategy in 1999 with the goal of capturing a significant portion of the market for banking services in the Central Indiana counties south of Indianapolis. FSB's assets grew from $44.0 million at March 31, 1999 to $175.8 million at December 31, 2003, an increase of approximately 300%.

     FSB offers a broad range of commercial banking products and services to small and medium-sized businesses and retail customers from eight locations in Central Indiana, including commercial, consumer and real estate loans, credit cards, several deposit products and other non-deposit banking services. As of December 31, 2003, FSB's loan portfolio consisted of approximately 39% commercial and commercial real estate loans, 29% residential mortgage loans
(including home equity loans), 12% residential construction loans and 20% automobile and other consumer loans.

     FSB's deposit products include checking, business checking, savings and money market accounts, certificates of deposit and direct-deposit services, all of which are insured by the FDIC up to the maximum amount permitted by law. Transaction accounts and certificates of deposit are tailored to the primary market area at rates and with fee structures competitive with those offered in Central Indiana. FSB solicits these accounts from individuals, businesses, associations, financial institutions and government entities.

     In addition to FSB's basic deposit products, it also offers customers certain other services, such as commercial sweep accounts, credit cards, bank-by-phone and Internet banking capabilities. FSB believes customer visits to its banking locations are enhanced with its personalized service approach. In addition, FSB maintains relationships with correspondent banks and other independent financial institutions to provide other services requested by customers, including loan participations where the requested loan amounts exceed its policies or legal lending limits.


The FSB Annual Meeting

     The FSB annual shareholders' meeting will be held at ______________________, Indiana, at ____ p.m., E.S.T., on June ___, 2004. At the
meeting, FSB shareholders will vote upon a proposal to approve the merger and the Merger Agreement and a proposal to adjourn or postpone the meeting to allow additional time to solicit additional proxies should there not be sufficient votes in favor of the merger. The Shareholders will also be voting on the election of three directors to serve until the earlier of the annual shareholders' meeting to be held in 2007 or the effective date of the merger.


Record Date; Voting Power

     You are entitled to vote at the FSB annual meeting if you owned shares of FSB on May ___, 2004, the record date. As of that date, there were _________ shares of FSB common stock issued and outstanding held by approximately ____ shareholders of record. Each holder of FSB common stock will be entitled to one vote per share on all of the proposals and on any other matter that may properly come before the meeting.


Vote Required

     Proposal 1 - The Merger. Approval by the FSB shareholders of the proposal to approve the merger and adopt the Merger Agreement requires the affirmative vote of a majority of all the outstanding shares of FSB common stock. The Merger Agreement obligates the directors of FSB, in their individual capacities, to vote in favor of the merger. Collectively, these individuals own (with power to vote) 476,380 outstanding shares, or 29.4% of the outstanding shares of FSB common stock.

     Proposal 2 - Election of Directors. Directors will be elected by a plurality of the votes cast at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting.

     Proposal 3 - Adjournment of the Annual Meeting. Approval by the FSB shareholders of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires more votes cast in favor of the proposal than are cast against it.


Recommendation of Board of Directors

     The FSB Board of Directors has unanimously approved and adopted the Merger Agreement, and recommends a vote "FOR" approval of the merger. You also should refer to the reasons that the FSB Board of Directors considered in determining whether to approve and adopt the Merger Agreement on page 47.

     The FSB Board of Directors also recommends a vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies.

     The FSB Board of Directors also recommends you vote "FOR" the director nominees, namely R.J. McConnell, Jerry R. Engle and H. Dean Hawkins. In the event the merger is approved, Jerry R. Engle, Frank A. Rogers and R. J.
McConnell will become directors of Lincoln and Lincoln Bank, but all of the other FSB and First Bank directors will have their directorships terminated.

Opinion of David A. Noyes and Co., Financial Advisor to FSB

     David A. Noyes and Co., financial advisor to FSB, rendered an opinion dated as of March 10, 2004 to the FSB Board of Directors that, as of that date and based on and subject to the assumptions, factors and limitations set forth in the opinion, the merger consideration was fair to the FSB shareholders from a financial point of view. David A. Noyes has updated its fairness opinion as of the date hereof, and a copy of the updated fairness opinion, setting forth the information reviewed, assumptions made and matters considered by David A. Noyes is attached to this document as Annex C. FSB shareholders should read the updated fairness opinion in its entirety.


Reasons for the Merger

     Lincoln. The Board of Directors of Lincoln considered a number of financial and non-financial factors in making its decision to merge with FSB, including its respect for the ability and integrity of the FSB Board of Directors, management and staff, and the fairness opinion of its independent financial advisor, KBW, and the underlying analysis included therein. The Lincoln Board believes that increasing its presence in the markets currently served by First Bank offers long range strategic benefits to Lincoln.

     FSB. FSB's Board of Directors considered several financial and non-financial factors in determining whether to approve the merger, including, among other things, the price Lincoln offered to the FSB shareholders, the form of consideration, the ability of its shareholders to elect the form of consideration they desire, the fairness opinion of its independent financial advisor, David A. Noyes and Co., and the underlying analysis included therein, the impact of the merger on FSB's shareholders, customers, employees and on the communities in which it conducts business, Lincoln's continuing commitment to the markets currently served by First Bank and to the other communities in which it will operate following the merger, and Lincoln's agreement to convert its federal savings bank charter to an Indiana commercial bank charter within one year following the effective date of the merger.


Terms of the Merger Agreement

     THE MERGER AGREEMENT IS ATTACHED TO THIS DOCUMENT AS ANNEX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. WE ALSO ENCOURAGE YOU TO READ THE RISK FACTORS BEGINNING ON PAGE 21.

     General. The Merger Agreement provides that FSB will merge with and into Lincoln, with Lincoln as the surviving corporation, and that First Bank will merge with and into Lincoln Bank, with Lincoln Bank as the surviving entity.

     Merger Consideration. At the effective time of the merger, each share of issued and outstanding FSB common stock will be converted into the right to receive, at the election of each FSB shareholder, either

     o 0.75 shares of Lincoln common stock (sometimes referred to as the "exchange ratio"); or

     o    $14.80 in cash.

     However, Lincoln and FSB have agreed that, in the aggregate, a number as close as possible to 878,498 shares of Lincoln common stock (after prorations are made and cash in lieu of fractional shares is determined) must be issued in the merger. Accordingly, there may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied.

     Opinions of the Financial Advisors. FSB was advised by David A. Noyes and Co., which delivered a fairness opinion with respect to FSB shareholders in connection with the merger. Lincoln was advised by KBW, which also delivered a fairness opinion with respect to Lincoln shareholders in connection with the merger. Copies of these fairness opinions appear as Annexes B and C, respectively, to this joint proxy statement/prospectus.

     Appraisal Rights. FSB shareholders have dissenters' rights with respect to the merger, but Lincoln shareholders do not.

     Completion of the Merger. The merger of FSB into Lincoln will become effective when we file Articles of Merger with the Secretary of State of Indiana, or at such later date and time as may be set forth in the Articles of Merger. We expect the merger to become effective in the third quarter of 2004.

     Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

     o approval of the Merger Agreement by the shareholders of Lincoln and FSB;

     o approval of the agreement relating to the merger of First Bank into Lincoln Bank (the "Subsidiary Merger"), by Lincoln and FSB, as sole shareholders of those entities;

     o notification to the Nasdaq Stock Market, Inc. regarding the common stock that Lincoln will issue in the merger;

     o receipt of all necessary authorizations, orders and consents of governmental authorities and the expiration of any regulatory waiting periods and the absence of any injunction or order prohibiting consummation of the transactions contemplated by the Merger Agreement;

     o receipt of all third party consents required for consummation of the merger and the subsidiary merger;

     o the receipt by both FSB and Lincoln of an opinion of Barnes & Thornburg LLP, counsel to Lincoln, that the merger will be treated, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by FSB shareholders in the merger to the extent they receive shares of Lincoln common stock as consideration for their shares of FSB common stock;

     o a Closing Book Value of FSB (determined as provided in the Merger Agreement and described elsewhere herein) not less than $8,256,000 (which was the amount of the consolidated shareholders' equity of FSB as of September 30, 2003);

     o the receipt by Lincoln of environmental reports requested by it, and Lincoln shall not have elected to exercise its termination rights with respect thereto;

     o the elimination by FSB (through exercise by holders and/or redemption or cancellation by FSB) of all of its outstanding 8% Redeemable
          Subordinated Debentures and related Mandatory Stock Purchase Contracts; and

     o other customary conditions and obligations of the parties set forth in the Merger Agreement.

     Unless prohibited by law, either Lincoln or FSB could elect to waive a condition that has not been satisfied and complete the merger anyway.

     Fees and Expenses. Lincoln and FSB will pay their own fees, costs, and expenses incurred in connection with the merger except that printing and postage expenses for the Lincoln and FSB shareholder meetings will be shared.

     Termination Fee. FSB and Lincoln have agreed that if the FSB Board of Directors fails to recommend the approval of the Merger Agreement to the shareholders of FSB or, in good faith and after consulting with legal counsel and its financial advisor, accepts what it considers to be a superior proposal from a third party to acquire FSB, FSB shall pay to Lincoln a termination fee of $1,000,000. If Lincoln fails to recommend the approval of the Merger Agreement to the shareholders of Lincoln, Lincoln shall pay to FSB a termination fee of $1,000,000.

     Further, the Merger Agreement provides that if it is terminated for failure of FSB to receive shareholder approval of the merger after public announcement of another proposal to acquire FSB and, within 12 months after the date of termination, a change in control of FSB is consummated with a party other than Lincoln, FSB shall pay a termination fee of $1,000,000 to Lincoln.

     Conduct of Business Pending Merger. Under the Merger Agreement, FSB and Lincoln must carry on their businesses in the ordinary course and may not take certain actions without first obtaining the other party's approval.

     Termination. Either Lincoln or FSB may call off the merger under certain circumstances, including if:

     o    we both consent in writing;

     o    the merger is not completed before December 31, 2004;

     o    we are not able to obtain required governmental approvals;

     o the FSB shareholders or the Lincoln shareholders do not approve the Merger Agreement;

     o the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has made under the Merger Agreement and the breach is not cured within 30 days of receiving written notice; or

     o any condition to a party's obligations under the Merger Agreement has not been met or waived.

     In addition, either Lincoln or FSB may call off the merger if the other party's Board of Directors withdraws, modifies or changes, in an adverse manner, its recommendation with respect to the merger or the Merger Agreement, and thereby will be entitled to a $1,000,000 termination fee. FSB may terminate the Merger Agreement if its Board of Directors accepts what it considers in good faith, after consulting with legal counsel and its financial advisor, to be a superior offer from a third party, provided that in such an event, FSB shall pay to Lincoln a termination fee of $1,000,000.


Interests of Certain Directors and Executive Officers of FSB in the Merger

     When you consider the FSB Board of Director's recommendation, you should be aware that certain directors and executive officers of FSB have interests in the merger as employees and/or directors that are different from, and may conflict with, your interests as a shareholder of FSB. Included among those interests are the fact that Jerry R. Engle and John B. Ditmars are receiving employment agreements with Lincoln Bank which are more favorable, in certain respects, than the employment agreements they currently have and those of other Lincoln Bank executive officers. Additionally, they will be granted new stock options to purchase Lincoln's common stock upon the commencement of their employment. The FSB Board of Directors recognized these interests and determined that they did not affect the benefits of the merger to the FSB shareholders. See "Interests of Certain Directors and Executive Officers of FSB in the Merger" beginning at page 62.


Directors and Officers of Lincoln and Lincoln Bank Following the Merger

     Upon completion of the merger, the current directors of Lincoln and Lincoln Bank will continue to serve in such capacities. In addition, Messrs. Jerry R. Engle, R. J. McConnell, and Frank A. Rogers, who currently serve as directors of FSB and First Bank, will be appointed to the Board of Directors of Lincoln and Lincoln Bank as of the effective time of the merger. Mr. Rogers will serve a one-year term ending in 2005, Mr. McConnell will serve a two-year term ending in 2006, and Mr. Engle will serve a three-year term ending in 2007. In the event any one or more of such new directors is not able to serve, another director or directors of FSB selected by agreement between Lincoln and FSB shall serve in his or their place.

     Upon completion of the merger, the current officers of Lincoln and Lincoln Bank will continue to serve in such capacities. In addition, Jerry R. Engle will become the Vice Chairman of Lincoln and Executive Vice President and Chief Operating Officer of Lincoln Bank. It is anticipated that Mr. Engle will be appointed to the positions of President and CEO of Lincoln Bank and Lincoln no later than December 31, 2005. In addition, John B. Ditmars, the current Executive Vice President of First Bank, will be appointed to serve as Senior Vice President of Lincoln Bank at the effective time of the merger.


Accounting Treatment

     We expect the merger to be accounted for using the purchase method of accounting. This means that all of the assets and liabilities of FSB will be marked to fair value. Any excess payment by Lincoln over the fair value of the net assets of FSB will be recorded as goodwill on the financial statements of Lincoln. The results of operations of FSB will be included in Lincoln's operating results from the date of the merger forward.


Resales of Lincoln common stock

     Shares of Lincoln common stock which FSB shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be "affiliates." Affiliates generally include directors, executive officers, and holders of 10% or more of FSB common stock. FSB has agreed to provide to Lincoln the written agreement of each person who may be deemed its "affiliate" that such person will not dispose of any shares of Lincoln common stock he or she receives in the merger, except in compliance with the Securities Act of 1933, as amended.


Regulatory Approvals

     Lincoln is a registered savings and loan holding company. Lincoln has requested approval of the merger involving it and Lincoln Bank from the Office of Thrift Supervision ("OTS"). FSB is a registered bank holding company, regulated by the Board of Governors of the Federal Reserve System (the "FRB"), and First Bank is an Indiana commercial bank regulated by the Indiana Department of Financial Institutions ("IDFI"). Because Lincoln and Lincoln Bank will be the entities surviving the mergers, neither the FRB nor the IDFI is required to approve either merger. The OTS approvals of the mergers require consideration of the competitive effect of the mergers, the managerial and financial resources and future prospects of the resulting organizations and various other factors. An application seeking approval from the OTS for the merger was filed on April ___, 2004. In addition, Lincoln must notify The Nasdaq Stock Market, Inc. of the common stock issued to FSB shareholders and must file Articles of Merger with the Indiana Secretary of State and Articles of Combination with the Office of Thrift Supervision.

     We cannot predict whether or when we will obtain all required regulatory approvals.


Comparative Per Share Data

     The tables below show the earnings, book value and dividends per share for Lincoln and FSB both on an historical and a pro forma basis. We derived the Lincoln and FSB pro forma data as described under "Unaudited Pro Forma Combined Condensed Financial Information" on page 58. You should read the respective audited historical consolidated financial statements and related notes of Lincoln and FSB incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 105.

     We urge you to obtain current market quotations for Lincoln common stock and FSB common stock. We expect that the market price of Lincoln common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Lincoln common stock is subject to fluctuation, the value of the shares of Lincoln common stock that FSB shareholders will receive in the merger may increase or decrease prior to and after the merger.

                                                          Year Ended
Lincoln Historical                                    December 31, 2003
Earnings per share:                                   -----------------
   Basic ..................................            $    .91
   Diluted ................................                 .88
Book value per share ......................               17.96
Dividends per share .......................                 .49

                                                          Year Ended
FSB Historical                                        December 31, 2003
Earnings per share:                                   -----------------
   Basic ..................................            $    .48
   Diluted ................................                 .43
Book value per share ......................                5.67
Dividends per share .......................                 .00

                                                          Year Ended
Lincoln Unaudited Pro Forma - Combined                December 31, 2003
Earnings per share:                                   -----------------
   Basic ..................................             $  1.01
   Diluted ................................                 .97
Book value per share ......................               18.53
Dividends per share .......................                 .49

                                                          Year Ended
FSB Equivalent Unaudited Pro Forma                    December 31, 2003
Earnings per share:                                   -----------------
   Basic ..................................            $    .76
   Diluted ................................                 .73
Book value per share ......................               13.90
Dividends per share .......................                 .37


Comparative Market Price Information

     The following table presents quotation information for Lincoln common stock on the Nasdaq National Market and for FSB common stock on the Nasdaq Small Cap Market on March 10, 2004 and __________, 2004. March 10, 2004 was the last business day prior to our announcement of the signing of the Merger Agreement. __________, 2004 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

                             Lincoln common stock       FSB common stock
                             ---------------------    -----------------------
                             High    Low     Close    High     Low      Close
                             ----    ---     -----    ----     ---      -----
                                         (dollars per share)

March 10, 2004 ........    $ 21.06  $20.25  $21.00   $10.50   $10.37   $10.50
_____________, 2004 ...    $        $       $        $        $        $


     Also set forth below for each of the closing prices of Lincoln common stock on March 10, 2004, and __________, 2004, is the equivalent pro forma price of FSB common stock, which we determined by multiplying the applicable price of Lincoln common stock by the number of shares of Lincoln common stock we are issuing for a share of FSB common stock, which is the exchange ratio of 0.75.

                                         FSB Equivalent
                                           Pro Forma
                                         --------------

Closing price on March 10, 2004             $15.75
Closing price on ______________, 2004       $_____

     We urge you to obtain current market quotations for Lincoln common stock and FSB common stock. We expect that the market price of Lincoln common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Lincoln common stock is subject to fluctuation, the value of the shares of Lincoln common stock that FSB shareholders will receive in the merger may increase or decrease prior to and after the merger.


Comparison of Shareholder Rights

     The rights of holders of FSB common stock and Lincoln common stock differ in certain respects. Although both corporations are organized under Indiana law, Lincoln's Articles of Incorporation and Bylaws, and not FSB's Articles of Incorporation and Bylaws, will govern its operations following the merger. The governing documents of Lincoln and FSB differ in several respects. For a detailed comparison of the differences, see "Comparison of the Rights of Lincoln and FSB Shareholders" beginning on page 72.


Conversion of Lincoln Bank to an Indiana Commercial Bank

     Currently, Lincoln Bank is organized and operated as a federal savings bank and is regulated by the OTS. In the Merger Agreement, Lincoln has agreed to use its best efforts to cause Lincoln Bank to be converted from a federal savings bank to an Indiana state commercial bank within one year of the closing of the merger.

     Lincoln Bank is currently regulated by the OTS and the FDIC. If Lincoln Bank is converted to an Indiana state commercial bank it will no longer be subject to the regulation of the OTS but instead will be regulated by IDFI and Lincoln will become a bank holding company regulated by the FRB. Although the operations of Lincoln Bank and Lincoln will be regulated by the IDFI and the FRB in much the same manner as they are currently regulated by the OTS, there will be some differences. See "The Merger Agreement - Conversion of Lincoln Bank to Indiana Commercial Bank" beginning on page 53 for a further discussion of the impact the charter conversion may have upon the operations of Lincoln and Lincoln Bank.

                                  RISK FACTORS


     IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT, INCLUDING THE MATTERS ADDRESSED IN "A WARNING ABOUT FORWARD-LOOKING INFORMATION," YOU SHOULD CONSIDER THE MATTERS DESCRIBED BELOW CAREFULLY IN DETERMINING WHETHER TO APPROVE THE AGREEMENT.


The Value of the Lincoln common stock You Receive May Fluctuate

     Due to changes in the market price of Lincoln common stock, FSB shareholders who elect to receive Lincoln common stock cannot be sure of the value of the common stock they will receive. The value of Lincoln shares and FSB shares at the effective time of the merger may be different from the price and value of these securities on the date the merger consideration was determined or on the date of the annual shareholder meetings. This difference could be caused by changes in the operations and prospects of Lincoln or FSB, general market and economic conditions or other factors which are beyond the control of either party.

     We urge you to obtain current market quotations for Lincoln common stock and FSB common stock because the value of the shares you receive may be more or less than the value of such shares as of the date of this joint proxy statement/prospectus.

Lincoln's Proposed Acquisition of FSB is Subject to a Number of Conditions, Many of Which are Beyond the Control of Lincoln and FSB

     The completion of the merger depends on a number of conditions being satisfied. These conditions include the following:

     o approval by Lincoln shareholders of the merger, the Merger Agreement and the related transactions;

     o approval by FSB shareholders of the merger, the Merger Agreement and the related transactions;

     o    approval   of  the  merger  by  the   necessary   federal   regulatory
          authorities;

     o the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal;

     o receipt by FSB of an opinion that, for U.S. federal income tax purposes, FSB shareholders who receive their merger consideration in the form of Lincoln common stock will not recognize any gain or loss as a result of the acquisition, except in connection with the payment of cash in lieu of fractional shares; and

     o the elimination by FSB (through redemption, conversion and/or cancellation) of all of its currently outstanding 8% Redeemable Subordinated Debentures ("Debentures") in the principal amount of $4,900,000 and Mandatory Stock Purchase Contracts entitling the holders thereof to purchase up to 720,000 shares of common stock of FSB at approximately $6.67 per share ("Equity Contracts").

     Currently the Debentures can only be redeemed with FRB approval or with proceeds from the sale of equity securities of FSB which qualify as regulatory capital under the FRB regulations. FSB has called the Debentures for redemption and believes that all, or substantially all, of the holders of the Debentures will use the Debentures as the purchase price for the Equity Contracts. The current exercise price for the Equity Contracts is approximately $6.67 per share. Although FSB believes the economics of the merger should clearly compel the holders of the Equity Contracts to use the principal balances of their Debentures to purchase the common stock of FSB subject to the Equity Contracts, FSB cannot force the holders of the Debentures or the Equity Contracts to do so. If FSB is required to redeem the Debentures to eliminate them, it will need to pay a premium equal to 7% of the face value of any Debentures remaining outstanding to do so. There is also a 1% cancellation fee payable upon cancellation of the Equity Contracts.

     Additionally, FSB is seeking the approval of at least two-thirds of the holders of the Debentures in order to amend the Trust Indenture which governs the terms and conditions of the Debentures to eliminate the conditions precedent to redeeming the Debentures (e.g., prior FRB approval and using proceeds from an equity offering for redemption). There can be no assurances that FSB will be able to receive a two-thirds approval of the debenture holders to amend the Trust Indenture, and if that cannot be accomplished, FSB will either need to seek the approval of the FRB to redeem the Debentures (which could substantially delay the merger) or issue enough of its own shares of common stock so that it has sufficient proceeds to redeem the Debentures. Although FSB believes it can accomplish one of these alternatives, there is no guarantee it will be able to do so or that, if accomplished, these transactions will not delay the closing of the merger.

     The merger will be completed only if all conditions to the merger are satisfied or waived. Many of the conditions to the merger are beyond either party's control. Lincoln and FSB cannot be certain when, or if, the conditions to the acquisition will be satisfied or waived, or that the merger will be completed.


The Integration of FSB's Business with Lincoln's Business May Be Difficult

     There are uncertainties in integrating the operations of FSB into Lincoln that could affect whether the merger will enhance the earnings of Lincoln. The merged company's failure to successfully integrate FSB with Lincoln may harm our financial condition and results of operations. Accordingly, the success of this merger will depend on a number of factors, including, but not limited to, the merged company's ability to:

     o    integrate FSB's operations with the operations of Lincoln;

     o maintain existing relationships with Lincoln's depositors and the depositors of FSB to minimize withdrawals of deposits subsequent to the acquisition;

     o maintain and enhance existing relationships with borrowers to limit unanticipated losses from Lincoln's loans and the loans of FSB;

     o achieve expected cost savings and revenue enhancements from the merged company;

     o control the incremental non-interest expense to maintain overall operating efficiencies;

     o    retain and attract qualified personnel; and

     o compete effectively in the communities served by Lincoln and FSB, and in nearby communities.

     There are uncertainties in integrating the operations of FSB into Lincoln that could affect whether the merger will enhance the earnings of Lincoln. The merged company's failure to successfully integrate FSB with Lincoln may harm our financial condition and results of operations which could affect the stock price of Lincoln.


FSB Shareholders May Not Receive the Form of Merger Consideration They Select

     The Merger Agreement provides that in the aggregate a number as close as possible to 878,498 shares of Lincoln common stock must be issued in the merger. Although FSB shareholders will have the opportunity to elect the form of merger consideration they prefer to receive, the Merger Agreement provides for a proration of the merger consideration among certain FSB shareholders in the event the FSB shareholders collectively elect to receive more or less than approximately 878,498 shares of Lincoln common stock.

     If you are a FSB shareholder, depending on which form of merger consideration you elect to receive and which form of merger consideration other FSB shareholders elect to receive, your election may be subject to proration and, therefore, you may not receive all or a portion of the merger consideration in the form you elect. This may result in adverse tax consequences to you. You will not know which form of merger consideration you will receive until after we complete the merger.

The Fairness Opinions Obtained By Lincoln and FSB Will Not Reflect Changes in the Relative Values of the Companies Since They Were Obtained

     The fairness opinions of KBW and David A. Noyes were delivered as of March 10, 2004, and April ___, 2004, respectively. Lincoln does not intend to obtain any further update of the KBW fairness opinion, and FSB does not intend to obtain any further update of the David A. Noyes fairness opinion. Changes in the operations and prospects of Lincoln and FSB, general market and economic conditions and other factors which are beyond the control of Lincoln or FSB, on which the opinions of David A. Noyes and KBW are based, may alter the relative value of the companies. Therefore, the opinion of KBW does not address the fairness of the merger consideration at the time of this proxy statement or at the time the merger will be completed, and the David A. Noyes opinion does not address the fairness of the merger consideration at the time the merger will be completed.


The Merged Company's Shares of Common Stock Will Not Be FDIC Insured

     Neither  the  Federal   Deposit   Insurance   Corporation   nor  any  other
governmental agency will insure the shares of Lincoln common stock. Therefore, the value of your shares in Lincoln will be based on their market value and may decline.


Anti-takeover Defenses May Delay or Prevent Future Mergers

     Provisions contained in Lincoln's Articles of Incorporation and Bylaws and certain provisions of Indiana law could make it more difficult for a third party to acquire Lincoln, even if doing so might be beneficial to Lincoln's shareholders. These provisions could limit the price that some investors might be willing to pay in the future for shares of Lincoln's common stock and may have the effect of delaying or preventing a change in control.


The Merged Company's Stock Price May Be Volatile

     The trading price of Lincoln common stock may be volatile. The market for Lincoln common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates by securities analysts, governmental regulatory action, banking industry reform measures, customer relationship developments and other factors, many of which will be beyond Lincoln's control.

     Furthermore, the stock market in general, and the market for financial institutions in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of Lincoln's common stock, regardless of actual operating performance.


An Economic Slowdown in Central Indiana Could Hurt Our Business

     Because we will focus our business in central Indiana, an economic slowdown in this area could hurt our business. An economic slowdown could have the following consequences:

     o    Loan delinquencies may increase;

     o    Problem assets and foreclosures may increase;

     o Demand for the products and services of Lincoln Bank and/or First Bank may decline; and

     o Collateral for loans made by Lincoln Bank and First Bank may decline in value, in turn reducing customers' borrowing power, and making existing loans less secure.

Future Sales of Shares of Lincoln Common Stock Could Negatively Affect its Market Price

     Upon completion of the merger, the combined company will have approximately 5,296,889 outstanding shares of common stock of which 878,498 (or 16.6%) will be issued to current shareholders of FSB. Some of the FSB shareholders may not desire to hold the Lincoln stock they receive in the merger as a long-term investment and, therefore, may seek to immediately sell their shares of Lincoln common stock in the open market. Future sales of substantial amounts of Lincoln's common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect the market price of Lincoln's common stock in the open market. We make no prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of Lincoln's common stock.


Lincoln and Lincoln Bank are Extensively Regulated

     Like FSB and First Bank, the operations of Lincoln and Lincoln Bank are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on them. Policies adopted or required by these governmental authorities can affect Lincoln's business operations and the availability, growth and distribution of Lincoln's investments, borrowings and deposits. In addition, the OTS periodically conducts examinations of Lincoln and Lincoln Bank and may impose various requirements or sanctions.

     Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Changes in applicable laws or policies could materially affect Lincoln's business, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation might take or how it might affect Lincoln.


                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

     Lincoln and FSB have each made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Lincoln and/or FSB set forth under "Questions and Answers About the Merger and the Annual Meetings," "Summary," "The Merger" and "Unaudited Pro Forma Combined Condensed Financial Information," and statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated effect of the merger and Lincoln's anticipated performance in future periods. With respect to estimated cost savings, Lincoln has made assumptions regarding, among other things, the extent of operational overlap between Lincoln and FSB, the amount of general and administrative expense consolidation, costs relating to converting First Bank's operations and data processing to Lincoln Bank's systems, the amount of severance expenses, and direct merger costs. The realization of cost savings is subject to the risk that the foregoing assumptions are not accurate.

     Moreover, any statements in this document regarding the anticipated effect of the merger and Lincoln's anticipated performance in future periods are subject to risks relating to, among other things, the following:

     o Lincoln may not realize expected cost savings from the merger within the expected time frame;

     o Lincoln's revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected;

     o    competitive   pressures   among   depository   and   other   financial
          institutions may increase significantly;

     o Lincoln may experience greater than expected costs or difficulties relating to the integration of the businesses of Lincoln and FSB;

     o    changes in the interest rate environment may reduce profits;

     o there may be less than favorable general economic or business conditions, either nationally or in central Indiana, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; and

     o competitors of Lincoln and FSB may have greater financial resources and develop products that enable such competitors to compete more successfully than Lincoln and FSB.

     Management of Lincoln and FSB believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

     FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES, AND ASSUMPTIONS. THE FUTURE RESULTS AND SHAREHOLDER VALUES OF LINCOLN FOLLOWING COMPLETION OF THE MERGER MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND LINCOLN'S AND FSB'S ABILITY TO CONTROL OR PREDICT. FOR THOSE STATEMENTS, LINCOLN AND FSB CLAIM THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

                           THE LINCOLN ANNUAL MEETING

Matters to be Voted on at the Annual Meeting

     We are furnishing this document to shareholders of Lincoln in connection with the solicitation of proxies by the Lincoln Board of Directors for use at the annual meeting of Lincoln shareholders, including any meeting adjournments or postponements, to be held on June __, 2004.

     The purpose of the annual meeting is for you to consider and vote upon:

     o the Agreement and Plan of Reorganization, dated as of March 10, 2004 (the "Merger Agreement"), providing for the merger of FSB with and into Lincoln, and of First Bank with and into Lincoln Bank;

     o    the election of three directors to serve until 2007; and

     o    any   necessary   adjournment   of  the  meeting  to  permit   further
          solicitation of proxies in the event that insufficient shares are represented at the meeting.

     The Merger Agreement is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the Merger Agreement, see "The Merger Agreement," beginning on page 47.

     The Merger Agreement provides that FSB will merge with and into Lincoln. In the merger, shareholders of FSB will have the option of electing to receive 0.75 shares of Lincoln common stock, without par value, or $14.80 in cash for each share of FSB common stock, no par value per share, that they own. However, an aggregate of a number of shares as close as possible to 878,498 shares of Lincoln common stock must be paid in the merger (after prorations are made and cash in lieu of fractional shares is determined). Accordingly there may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied. FSB shareholders will also receive cash in the amount of $19.73 multiplied by any fraction of a share of Lincoln common stock that would otherwise be issued to them in connection with the merger.

     Time and Place. Lincoln will hold its annual meeting on June ___, 2004, at 12:00 p.m., local time, at the Guilford Township Community Center, 1500 S. Center Street, Plainfield, Indiana.

     Record Dates; Voting Power. If you were a Lincoln shareholder at the close of business on May ___, 2004, you may vote at the annual meeting. As of May ____, 2004, there were 4,418,391 issued and outstanding shares of Lincoln common stock held by approximately ____ shareholders. These shareholders have one vote per share on any matter that may properly come before the annual meeting.

     Brokers who hold shares of Lincoln common stock as nominees will not have discretionary authority to vote these shares on the merger without instructions from the beneficial owners but will be entitled to vote such shares with respect to the election of directors. Any shares of Lincoln common stock for which a broker has submitted an executed proxy card but for which the beneficial owner has not given instructions on voting to such broker or for which the broker has not exercised its discretion to vote, if any, are referred to as "broker non-votes."

     Quorum. The presence in person or by proxy of the holders of a majority of the shares of Lincoln common stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting. Lincoln will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the annual meeting.

     Vote Required. The approval of the proposal to approve the Merger Agreement and the merger (Proposal 1) requires the affirmative vote of a majority of the shares of Lincoln common stock eligible to vote at the annual meeting. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the Merger Agreement and the merger.

     The election of directors (Proposal 2) will be determined by a plurality of the votes cast at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting. Broker non-votes, abstentions, and instructions to withhold votes for one or more directors will result in that nominee receiving fewer votes but will not count as a vote against the nominee.

     The proposal to adjourn or postpone the annual meetings for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Merger Agreement (Proposal 3) requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as "NO" votes and, therefore, will have no effect on this proposal.

     On the record date, the directors and executive officers of Lincoln, including their affiliates, had voting power with respect to an aggregate of 461,950 shares of Lincoln common stock, approximately 10.5% of the shares of Lincoln common stock then outstanding. We currently expect that the directors and executive officers will vote all of their shares in favor of the proposal to approve the merger and the Merger Agreement.

     Recommendations of the Lincoln Board of Directors. The Lincoln Board of Directors has unanimously approved and adopted the Merger Agreement. The Lincoln Board of Directors believes that the merger is fair to and in the best interests of Lincoln and the Lincoln shareholders, and unanimously recommends that you vote "FOR" approval of the Merger Agreement and the transactions contemplated thereby (which is Proposal 1 on your proxy card).

     Furthermore, the Board of Directors of Lincoln unanimously recommends that the shareholders vote "FOR" the election of the three nominees for director (which is Proposal 2 on your proxy card). For additional information about the nominee directors and the related election, see "Proposal 2 - Election of Directors of Lincoln" beginning on page 82.

     In addition, the Lincoln Board of Directors unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies, if necessary (which is Proposal 3 on your proxy card).

     Solicitation and Revocation of Proxies. If you are a Lincoln shareholder, you should have received a proxy card for use at the Lincoln annual meeting with this joint proxy statement/prospectus. Shares represented by a proxy card will be voted at the annual meeting as specified in the proxy card. Proxy cards that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders "FOR" the merger, "FOR" the election of the three director nominees, and "FOR" the proposal to adjourn or postpone the Lincoln annual meeting for the purpose of allowing additional time for the solicitation of proxies. Properly signed and dated proxy cards will also confer on the proxy holder the power to vote in the discretion of the proxy holder as to any other matter which may properly come before the annual meeting, which the proxy holder was not aware of a reasonable time before the meeting, and in the discretion of the proxy holder as to any matter incident to the conduct of the meeting.

     LINCOLN ASKS YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO LINCOLN IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     If you deliver a properly executed proxy card, you may revoke your proxy at any time before its exercise. You may revoke your proxy by:

     o filing with the Secretary of Lincoln prior to the annual meeting, at the principal executive office of Lincoln, either a written revocation of your proxy or a duly executed proxy card bearing a later date, or

     o attending the annual meeting and voting in person or by proxy at the meeting. Presence at the annual meeting will not revoke your proxy unless you vote in person or by proxy at the meeting. If your shares are held in the name of your broker, bank, or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you may vote your shares.

     Lincoln is soliciting proxies for use at its annual meeting. Lincoln will bear the cost of solicitation of proxies from its own shareholders. Lincoln and FSB will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers, and employees of Lincoln may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Lincoln will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of such shares. Lincoln will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

     Other Matters. Lincoln is unaware of any other matters to be presented at its annual meeting other than the proposals to (i) approve the merger and the Merger Agreement, (ii) elect three directors to serve until 2007, and (iii) if necessary, adjourn or postpone the annual meeting for the purpose of soliciting additional proxies.

     If other matters are properly presented at the annual meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the annual meeting for any purpose other than to allow time for the solicitation of additional proxies. Proxies that have been designated to vote against approval of the merger will not be voted in favor of any proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies to approve the merger unless the shareholder so indicates on the proxy card.


                             THE FSB ANNUAL MEETING

Matters to be Voted on at the Annual Meeting

     We are furnishing this document to the shareholders of FSB in connection with the solicitation of proxies by the FSB Board of Directors for use at the annual meeting of FSB shareholders, including any meeting adjournments or postponements, to be held on June __, 2004.

     The purpose of the annual meeting is for you to consider and vote upon:

     o the Agreement and Plan of Reorganization, dated as of March 10, 2004 (the "Merger Agreement"), providing for the merger of FSB with and into Lincoln, and of First Bank with and into Lincoln Bank; and

     o    the election of three directors; and

     o    any   necessary   adjournment   of  the  meeting  to  permit   further
          solicitation of proxies in the event that insufficient shares are represented at the meeting.

     The Merger Agreement is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the Merger Agreement, see "The Merger Agreement" beginning on page 47.

     The Merger Agreement provides that FSB will merge with and into Lincoln. In the merger, FSB shareholders will have the option of electing to receive 0.75 shares of Lincoln common stock or $14.80 in cash for each share of FSB common stock that they own. However, an aggregate of a number of shares as close as possible to 878,498 shares of Lincoln common stock must be paid in the merger (after prorations are made and cash in lieu of fractional shares is determined). Accordingly there may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied. FSB shareholders will also receive cash in the amount of $19.73 multiplied by any fraction of a share of Lincoln common stock that would otherwise be issued to them in connection with the merger.

     If the merger is consummated, all of the directors of FSB will have their directorships terminated except for Jerry R. Engle, R.J. McConnell and Frank A. Rogers who will become directors of Lincoln and Lincoln Bank on the effective date of the mergers. If the merger is not consummated, the Board of Directors of FSB will remain in place.

     Time and Place. FSB will hold its annual meeting on June ___, 2004, at ____ p.m. E.S.T., at _________, Indiana.

     Record Dates; Voting Power. If you were a FSB shareholder at the close of business on May ___, 2004, you may vote at the annual meeting. As of May ___, 2004, there were 1,622,662 issued and outstanding shares of FSB common stock held by approximately ____ shareholders. These shareholders have one vote per share on any matter that may properly come before the annual meeting. Brokers who hold shares of FSB common stock as nominees will not have discretionary authority to vote those shares on the merger without instructions from the beneficial owners but will be entitled to vote such shares with respect to the election of directors. Any shares of FSB common stock for which a broker has submitted an executed proxy card but for which the beneficial owner has not given instructions on voting to such broker or for which the broker has not exercised its discretion to vote, if any, are referred to as "broker non-votes."

     Quorum. The presence in person or by proxy of the holders of a majority of the shares of FSB common stock outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting. FSB will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the annual meeting.

     Vote Required. The approval of the proposal to approve the Merger Agreement and the merger (Proposal 1) requires the affirmative vote of a majority of the shares of FSB common stock eligible to vote at the annual meeting. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the Merger Agreement and the merger.

     The election of directors (Proposal 2) will be determined by a plurality of the votes cast at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting. Broker non-votes, abstentions, and instructions to withhold votes for one or more directors will result in that nominee receiving fewer votes but will not count as a vote against the nominee.

     The proposal to adjourn or postpone the annual meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Merger Agreement (Proposal 3) requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as "NO" votes and, therefore, will have no effect on this proposal.

     On the record date, the directors and executive officers of FSB, including their affiliates, had voting power with respect to an aggregate of ___________ shares of FSB common stock, approximately ______% of the shares of FSB common stock then outstanding. The Merger Agreement obligates the directors of FSB, in their individual capacities, to vote all of their shares in favor of the merger. We currently expect that the executive officers will also vote all of their shares in favor of the proposal to approve the merger and the Merger Agreement.

     Recommendation of the FSB Board of Directors. The FSB Board of Directors has unanimously approved and adopted the Merger Agreement. The FSB Board of Directors believes that the merger is fair to and in the best interests of FSB and the FSB shareholders, and unanimously recommends that you vote "FOR" approval of the Merger Agreement and the transactions contemplated thereby (which is Proposal 1 on your proxy card).

     Furthermore, the FSB Board of Directors unanimously recommends that you vote "FOR" the three director nominees (which is Proposal 2 on your proxy card). For additional information about the nominee directors and the related elections see "Proposal 2 - Election of Directors of FSB" beginning on page 95.

     In addition, the FSB Board of Directors unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies, if necessary (which is Proposal 3 on your proxy card).

     Solicitation and Revocation of Proxies. If you are an FSB shareholder, you should have received a proxy card for use at the FSB annual meeting with this joint proxy statement/prospectus. Shares represented by a proxy card will be voted at the annual meeting as specified in the proxy card. Proxy cards that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders "FOR" the merger, "FOR" the election of the three nominees as directors, and "FOR" the proposal to adjourn or postpone the FSB annual meeting for the purpose of allowing additional time for the solicitation of proxies.

     Properly signed and dated proxy cards will also confer on the proxy holder the power to vote in the discretion of the proxy holder as to any other matter which may properly come before the annual meeting, which the proxy holder was not aware of a reasonable time before the meeting, and in the discretion of the proxy holder as to any matter incident to the conduct of the meeting.

     FSB ASKS YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

     If you deliver a properly executed proxy card, you may revoke your proxy at any time before its exercise. You may revoke your proxy by:

     o filing with the Secretary of FSB prior to the annual meeting, at the principal executive office of FSB, either a written revocation of your proxy or a duly executed proxy card bearing a later date, or

     o attending the annual meeting and voting in person or by proxy at the meeting. Presence at the annual meeting will not revoke your proxy unless you vote in person or by proxy at the meeting. If your shares are held in the name of your broker, bank, or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you may vote your shares.

     FSB is soliciting proxies for use at its annual meeting. FSB will bear the cost of solicitation of proxies from its own shareholders. Lincoln and FSB will share equally the cost of printing and mailing this document. In addition to solicitation by mail, directors, officers, and employees of FSB may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. FSB will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owners of these shares. FSB will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

     Other Matters. FSB is unaware of any matter to be presented at its annual meeting other than the proposals to (i) approve the merger and the Merger Agreement, (ii) elect three directors, and (iii) if necessary, adjourn or postpone the annual meeting for the purpose of soliciting additional proxies. If other matters are properly presented at the annual meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matters, including, without limitation, any proposal to adjourn or postpone the annual meeting for any purpose other than to allow time for the solicitation of additional proxies. Proxies that have been designated to vote against approval of the merger will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger unless the shareholder so indicates on the proxy card.

                             PROPOSAL 1 - THE MERGER

     THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE AGREEMENT AND PLAN OF REORGANIZATION ATTACHED AS ANNEX A TO THIS DOCUMENT WHICH IS REFERRED TO HEREIN AS THE "MERGER AGREEMENT". THE FOLLOWING DISCUSSION AND THE DISCUSSION UNDER "THE MERGER AGREEMENT" DESCRIBE THE MORE IMPORTANT ASPECTS OF THE MERGER AND ALL OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THESE DESCRIPTIONS ARE QUALIFIED BY REFERENCE TO THE MERGER AGREEMENT, WHICH WE ENCOURAGE YOU TO READ CAREFULLY.


Structure of the Merger

     General. The Merger Agreement provides that, after approval by the shareholders of both Lincoln and FSB and the satisfaction or waiver of the other conditions to the merger, FSB will merge with and into Lincoln. Immediately after the merger, First Bank will merge with and into Lincoln Bank. The Articles of Incorporation and Bylaws of Lincoln, as in effect immediately prior to the merger, will be the Articles of Incorporation and Bylaws of Lincoln after the merger. The Charter and Bylaws of Lincoln Bank, as in effect immediately prior to the subsidiary merger of First Bank with and into Lincoln Bank, will be the Charter and Bylaws of Lincoln Bank after this subsidiary merger.

     The directors and officers of Lincoln and Lincoln Bank immediately prior to the merger will be the directors and officers of Lincoln and Lincoln Bank, respectively, after the merger until they resign or until their respective successors are duly elected and qualified. In addition, Messrs. Jerry R. Engle, R.J. McConnell, and Frank A. Rogers, who currently serve as directors of FSB and First Bank, will be appointed to the Boards of Directors of Lincoln and Lincoln Bank as of the effective time of the merger. Mr. Engle will serve for a three-year term ending in 2007, Mr. McConnell will serve for a two-year term ending in 2006, and Mr. Rogers will serve for a one-year term ending in 2005. In the event any one or more of such directors is not able to serve, another director or directors of FSB selected by agreement between Lincoln and FSB will serve in his or their place. Moreover, Jerry R. Engle, the President and Chief Executive Officer of FSB and First Bank, will become Chief Operating Officer and Executive Vice President of Lincoln Bank and the Vice Chairman of Lincoln as of the effective time of the merger and the subsidiary merger, respectively. John
B. Ditmars, the Executive Vice President of FSB and First Bank, will become Senior Vice President of Lincoln Bank at the effective time of the subsidiary merger.

     Timing of Closing. The closing of the merger will occur on the fifth trading day following the satisfaction or waiver of all conditions precedent to the closing or on such other date as the parties may agree in writing. The merger will become effective when Articles of Merger are filed with the Secretary of State of Indiana or at such later date and time as may be specified in the Articles of Merger. The parties anticipate that the merger will be completed during the third quarter of 2004. The subsidiary merger is anticipated to close on the effective date of the merger and requires filing of Articles of Combination with the Office of Thrift Supervision.

     Conversion of Shares. At the effective time of the merger, each share of issued and outstanding FSB common stock will cease to be outstanding and (excluding any shares held as treasury stock by FSB and shares held by Lincoln, except for shares held by Lincoln in a fiduciary capacity or in satisfaction of a debt) will be converted into the right to receive, at the election of each FSB shareholder, either (a) 0.75 shares of Lincoln common stock or (b) $14.80 in cash. FSB shareholders may elect to receive a combination of Lincoln common stock and cash for their shares. Pursuant to the Merger Agreement, Lincoln and FSB have agreed that, in the aggregate, a number as close as possible to 878,498 shares of Lincoln common stock must be issued in the merger. There may be pro rata allocations of cash or stock made to FSB shareholders to ensure that this requirement is satisfied. Therefore, FSB shareholders may receive a different combination of cash and Lincoln common stock for their shares than they elected based on the choices made by the other FSB shareholders.

     If Lincoln changes (or establishes a record date for changing) the number of outstanding shares of Lincoln common stock before the merger through any stock split, stock dividend, recapitalization or similar transaction, then Lincoln will proportionately adjust the 0.75 conversion ratio.

     FSB shareholders should obtain current market quotations for Lincoln common stock and FSB common stock. We expect that the market price of Lincoln common stock will fluctuate between the date of this document and the date of the merger and thereafter. Because the number of shares of Lincoln common stock FSB shareholders may elect to receive in exchange for each FSB share is fixed and the market price of Lincoln common stock may fluctuate, the value of the shares of Lincoln common stock that FSB shareholders may elect to receive in the merger may increase or decrease prior to and after the merger.

     Treatment of Stock Options. The Merger Agreement provides that each option to acquire shares of FSB common stock which is held by a non-employee director (all of which are currently vested) will be converted into the right to receive from Lincoln, at the effective time, an amount in cash equal to the excess of $14.80 over the per share exercise price for the share of FSB common stock subject to the stock option. Currently, there are 31,500 such options outstanding all of which have an exercise price of $4.34 per share.

     The Merger Agreement also provides that each option to acquire shares of FSB common stock held by an officer or employee of FSB or First Bank (including employees who are also directors), whether or not vested, shall be converted into an option to acquire shares of common stock of Lincoln with the exercise price being subject to adjustment based upon the exchange rate used in connection with the merger. The option holders will be entitled to options for a number of shares of Lincoln Common Stock equal to the number of shares subject to the FSB stock options times .75, rounded to the nearest whole number. The exercise price for such new Lincoln options will equal the exercise price of the FSB stock option divided by .75, rounded to the nearest whole cent. Notwithstanding the foregoing, any incentive stock options will be adjusted in accordance with Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"). Currently, there are 124,750 options outstanding which will be converted into Lincoln options. All such options will become fully vested as a result of a "change-in-control" provision contained in FSB's plan document.

     Tax Opinion. The Merger Agreement establishes as a condition to the closing of the merger of FSB with and into Lincoln, among other items, a requirement that Barnes & Thornburg LLP, counsel to Lincoln, shall have provided an opinion stating that the proposed merger constitutes a "reorganization" within the meaning of Section 368 of the Code and that shareholders of FSB will not recognize gain or loss in the merger to the extent they receive shares of Lincoln common stock as consideration in exchange for their shares of FSB common stock.


Lincoln's Reasons for the Merger

     In approving and adopting the Merger Agreement, the Lincoln Board of Directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, the Lincoln Board of Directors considered the following material factors:

     o Lincoln's respect for the ability and integrity of the FSB and First Bank Board of Directors, management, and staff, and Lincoln's belief that expanding its presence in the counties in which First Bank conducts its business offers important long range strategic benefits to Lincoln;

     o a review of (i) the business, operations, earnings and financial condition of FSB and First Bank, including the capital levels and asset quality, on an historical, prospective and pro forma basis, (ii) the demographic, economic, and financial characteristics of First Bank's customer base and the Indiana counties in which FSB conducts its business, as well as existing competition, the history of the market area with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Lincoln's due diligence review of FSB and First Bank;

     o    Lincoln's  need to find a successor to its current  President and CEO,
          T. Tim Unger. One of the reasons for engaging in the merger with FSB is to obtain the services of Jerry R. Engle, the current President and CEO of FSB and First Bank. It is anticipated that Mr. Engle will become the President and CEO of Lincoln Bank and Lincoln on or before December 31, 2005 when T. Tim Unger resigns or retires from such positions. Although Mr. Engle and the board of directors of Lincoln and Lincoln Bank anticipate that Mr. Engle will be appointed to these positions, there is no guarantee that either Mr. Engle or Lincoln will not decide otherwise. In that event, Lincoln will be forced to attempt to find another qualified individual to serve in such roles;

     o the types of business that Lincoln and FSB provide and the expanded products and services that Lincoln can provide as a result of combining the two organizations. The board believes that Lincoln and FSB have similar business philosophies and the ability to grow as a strong, independent community institution;

     o Lincoln's long familiarity, from the vantage point of a competitor, with First Bank's markets and operations;

     o the integration of an in-market strategic partner presents opportunities to recognize significant synergies, operating efficiencies and cost savings. Lincoln's analysis that the merger will result in general and administrative cost reductions of approximately $555,000;

     o the FSB franchise meets the evaluation criteria utilized by Lincoln in evaluating potential strategic partners;

     o Lincoln's recognition that the high capital position it has enjoyed since converting from mutual to stock ownership in 1998 created a strong rationale for leveraging capital with the goal of profitable growth;

     o    Lincoln's   judgment   that  its  cost   rationalization   plan  would
          effectively leverage capital and improve the fundamental profitability of Lincoln;

     o a variety of factors affecting and relating to the overall strategic focus of Lincoln and its desire to expand the mortgage lending and other business lines pursued by First Bank and Lincoln Bank;

     o the opinion delivered by KBW that the merger is fair, from a financial point of view, to the shareholders of Lincoln; and

     The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the Merger Agreement, the board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the Merger Agreement were the product of arm's length negotiations between representatives of Lincoln and FSB.

     THE BOARD OF DIRECTORS OF LINCOLN HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

FSB's Reasons for the Merger

     FSB's Board of Directors believes that the merger is in the best interest of FSB shareholders. FSB's Board of Directors considered a number of factors in deciding to approve and recommend the terms of the merger to FSB shareholders, including:

     o the financial condition, results of operations and future prospects of FSB and Lincoln;

     o the value of the consideration to be received by FSB shareholders relative to the book value and earnings per share of FSB common stock;

     o the competitive and regulatory environment for financial institutions generally;

     o the fact that many FSB shareholders will be able to elect to exchange their FSB common stock for shares of common stock of a company which, on a pro forma basis, will be a larger and more diversified entity, the stock of which may be more widely held and more actively traded;

     o    the likelihood of receiving requisite regulatory approvals;

     o    the prospects for growth and expanded products and services, and other
          anticipated   positive   impacts  on  the  employees,   customers  and
          communities served by First Bank;

     o the opinion delivered by David A. Noyes and Co., that the merger consideration is fair, from a financial point of view, to the shareholders of FSB;

     o the interests of FSB's and First Bank's directors and executive officers in the merger, in addition to their interests as shareholders, as described under "Interests of Certain Directors and Executive Officers of FSB in the Merger";

     o the results of the due diligence investigation of Lincoln and Lincoln Bank, including assessments of asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

     o    the potential for  appreciation  in the value of Lincoln common stock;
          and

     o the nature and compatibility of Lincoln's management and the business philosophy with FSB's.


     FSB's Board of Directors also considered the following factors that potentially created risks if the board decided to approve the merger:

     o the possibility that integrating the operations of FSB and Lincoln may be more difficult than expected, resulting in the disruption of Lincoln's on-going business and therefore the creation of an unfavorable market perception of the value of the combined entity;

     o the possibility that deposit attrition, customer loss and operating costs following the merger may be greater than expected; and

     o    the other risks  described  in this joint  proxy  statement/prospectus
          under   "Risk   Factors"   and  "A   Warning   About   Forward-Looking
          Information".

     FSB's Board of Directors concluded that the anticipated benefits of merging with Lincoln were likely to substantially outweigh the risks discussed above.

     The FSB Board of Directors recognized that there could be no assurance about future results, including results expected or considered in the factors listed above, such as estimated revenue enhancements, cost savings and earnings accretion. The above discussion of the information and factors considered by the FSB Board of Directors is not exhaustive, but includes all material factors considered by the FSB Board of Directors. In view of the wide variety of factors considered by the FSB Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the FSB Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Individual directors may, however, have given differing weights to different factors. The FSB Board of Directors conducted a discussion of the factors described above, including asking questions of FSB's management and legal and financial advisors and reached a consensus that the merger was in the best interests of FSB and its shareholders. The FSB Board of Directors relied on the experience and expertise of David A. Noyes for quantitative analysis of the financial terms of the merger. See "The Merger -- Opinion of Financial Advisor to FSB."


Funding of the Merger

     Lincoln estimates paying approximately $17,665,189 in cash for outstanding FSB shares and for certain options being cashed-out in connection with the merger of which $5,000,000 will be borrowed by Lincoln from the Federal Home Loan Bank pursuant to a three-year term loan. The remainder of the cash needed for the merger is currently in place at Lincoln.

     THE BOARD OF DIRECTORS OF FSB HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


Background of the Merger

     Lincoln, as part of its ordinary course of business as a publicly traded savings and loan holding company, has pursued opportunities to increase shareholder and franchise value on an ongoing basis. As part of this effort to increase franchise and shareholder value, Lincoln has over the course of several years evaluated numerous strategic alternatives. One of Lincoln's strategic objectives is to execute in-market acquisitions of community banks and thrifts.

     KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. KBW has been working with the management of Lincoln for several years in a general advisory capacity and has kept Lincoln apprised of capital market conditions and merger and acquisition trends.

     Throughout 2003, KBW assisted Lincoln in identifying potential strategic partners in connection with Lincoln's strategic objective of in-market acquisitions of community banks and thrifts. As a part of its general guidelines and objectives, Lincoln identified several factors for evaluating potential strategic partners. These factors included, among others (i) finding a strategic partner with a community banking strategy and solid reputation within its local communities; (ii) a potential transaction that was accretive to earnings per share; (iii) finding an in-market transaction or one that was contiguous to Lincoln's branch network; (iv) a potential strategic partner with assets generally below $200 million; and (v) a potential transaction that would provide the opportunity for Lincoln to leverage its capital position and improve its profitability ratios, particularly its Return on Equity (ROE).

     Representatives of Lincoln had met with representatives of FSB in 2000 regarding a possible affiliation but nothing came of those contacts until April 2003 when discussions were renewed between the parties concerning a possible affiliation. In June 2003, KBW and Lincoln agreed that FSB was a potential strategic partner for Lincoln based on the criteria as set forth above. As a competitor in existing and adjacent communities, Lincoln was knowledgeable of FSB's operations and activities in the markets in which FSB operated and, over the years, viewed FSB's branch network, operating performance and communities that it served as being attractive. In addition, Lincoln management was familiar with the management of FSB.

     During June, 2003 KBW contacted a representative of David A. Noyes, FSB's financial advisor, to express Lincoln's interest in a potential strategic partnership with FSB. On June 20, 2003, T. Tim Unger, Lincoln's Chief Executive Officer, met with Jerry Engle, Chief Executive Officer of FSB, along with their respective financial advisors. During this meeting Mr. Unger and Mr. Engle discussed their strategic objectives, operating philosophies and corporate cultures and agreed that a potential strategic partnership merited further consideration. During July, August and September of 2003, Mr. Unger and Mr. Engle continued discussions on a broad range of social, operational and financial issues. During this time, KBW assisted Lincoln in determining preliminary social and financial terms, including price, for a potential strategic affiliation with FSB. KBW reviewed comparable merger and acquisition transactions and estimated a range of prices that FSB could potentially receive as a result of a change in control premium. As a result of KBW's analysis, Lincoln outlined preliminary transaction terms, including price, and delivered a preliminary, non-binding indication of interest to the FSB Board of Directors on September 17, 2003.

     Shortly after receipt of this preliminary non-binding indication of interest, FSB communicated to Lincoln that it agreed in principle to many of the terms of the non-binding indication of interest and would like to begin due diligence proceedings. The two companies executed a reciprocal confidentiality agreement dated September 17, 2003, and began sharing non-public financial and operational data throughout October and November, 2003. Lincoln engaged in off-site due diligence of FSB on November 12, 2003, including a review of loan files and financial statements, and Lincoln's Board of Directors met with Jerry Engle on November 13, 2003. Lincoln management reported the results of its due diligence findings during a December 4, 2003 board meeting attended by KBW and as a result, Lincoln submitted a second non-binding indication of interest letter to FSB dated December 12, 2003.

     Throughout the rest of December 2003 and January 2004, Lincoln, FSB, and their respective financial advisors negotiated final transaction and social terms. In early January, 2004 the two parties reached an agreement in principle on financial and social terms and Lincoln instructed its legal counsel to begin drafting a definitive agreement. On January 23, 2004, legal counsel for Lincoln delivered a preliminary draft of the definitive agreement to legal counsel for FSB. On January 26, 2004, FSB conducted a due diligence investigation of Lincoln.

     On February 4, 2004, representatives of Lincoln's Board met with certain officers and directors of FSB to discuss open issues, including management succession and Lincoln's plans to convert its charter from a federal savings bank to an Indiana commercial bank. On February 11, 2004, Jerry Engle and T. Tim Unger continued to explore a possible charter conversion with representatives of the Indiana Department of Financial Institutions and their legal counsel. The Board of Directors of Lincoln discussed the proposed definitive agreement and the status of the negotiations with Lincoln's counsel at a meeting held on February 17, 2004. Most of the final transaction terms were negotiated by the parties at a meeting held on February 27, 2004, but negotiations on the definitive agreement continued until March 10, 2004.

     On March 10, 2004 Lincoln's board met with KBW and Lincoln's legal counsel. At this meeting, Lincoln's legal counsel reviewed the terms of the definitive agreement and other relevant documents and the contemplated transaction. KBW delivered its preliminary opinion that the merger consideration paid to FSB shareholders was fair, from a financial point of view. After a thorough discussion of the transaction, the Lincoln board unanimously approved the definitive agreement and authorized execution of the definitive agreement and related documents.

     On March 10, 2004, the FSB Board of Directors,  its legal counsel and David
A. Noyes met to review the final documents. At this meeting, legal counsel reviewed in detail the terms of the definitive agreement and David A. Noyes issued its opinion that the transaction was fair to FSB shareholders from a financial point of view. Following this discussion of the proposed merger, the FSB Board of Directors voted unanimously to approve the definitive agreement and authorized execution of the definitive agreement and related documents.

Effects of the Merger

     The Boards of Directors of Lincoln and FSB believe that, over the long-term, the merger will be beneficial to Lincoln shareholders, including the current shareholders of FSB who will become Lincoln shareholders if the merger is completed. The Lincoln Board of Directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies, which savings are expected to enhance Lincoln's earnings.

     Lincoln expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Lincoln to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the third quarter of 2004, Lincoln plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

     The amount of any cost savings Lincoln may realize in 2004 will depend upon how quickly and efficiently Lincoln is able to implement the processes outlined above during the year.

     Lincoln believes that it will achieve cost savings based on the assumption that it will be able to:

     o    reduce data processing costs;

     o    reduce staff;

     o    achieve economies of scale in advertising and marketing budgets;

     o    reduce legal and accounting fees; and

     o    achieve   other   savings   through   reduction  or   elimination   of
          miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

     Lincoln has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.


Opinion of Financial Advisor to Lincoln

     On January 6, 2004, KBW was retained by Lincoln to evaluate the potential strategic affiliation with FSB. KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. Lincoln selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior consultative working relationship with Lincoln.

     Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the shareholders of FSB. It was noted by KBW that under the Merger Agreement, upon consummation of the merger, each share of FSB common stock issued and outstanding would be converted into a right to receive 0.75 shares of Lincoln common stock, or $14.80 in cash, subject to certain limitations and conditions, as described in Section 3.01 of the Merger Agreement (the "Merger Consideration"). KBW delivered its opinion to the Lincoln Board that, as of March 10, 2004, the Merger Consideration to be paid by Lincoln is fair, from a financial point of view, to the shareholders of Lincoln. No limitations were imposed by the Lincoln Board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Lincoln Board and to the reference to the entire opinion attached hereto as Annex B.

     The full text of the opinion of KBW, which is attached as Annex B to this joint proxy statement/prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the opinion.

     In rendering its opinion, KBW (i) reviewed the Merger Agreement, (ii) reviewed Lincoln and FSB's annual reports, proxy statements and form 10-K's for the prior three fiscal years of 2002, 2001 and 2000 and 10-Q's for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003 and certain other internal financial analyses considered relevant, (iii) discussed with senior management and the board of directors of Lincoln the current position and prospective outlook for Lincoln, (iv) discussed with senior management of FSB their operations, financial performance and future plans and prospects, (v) considered historical quotations, levels of activity and prices of recorded transactions in Lincoln's and FSB's common stock, (vi) reviewed financial and stock market data of other thrifts in a comparable asset range to Lincoln, (vii) reviewed financial and stock market data of other banks in a comparable asset range to FSB, (viii) reviewed certain recent business combinations with banks as the acquired company, which KBW deemed comparable in whole or in part, (ix) performed other analyses which KBW considered appropriate.

     In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Lincoln. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

     In conducting its review and preparing its opinion, KBW also assumed and relied upon the accuracy and completeness of the financial and other information used by it without independently verifying any such information and further relied upon the assurances of management of FSB and Lincoln that they are not aware of any facts or circumstances that would make such information misleading or inaccurate. KBW relied upon the management of FSB and Lincoln in forming a view of the future prospects of FSB and Lincoln, and in forming assumptions regarding a variety of matters. KBW did not inspect any properties, assets or liabilities of FSB or Lincoln and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of FSB or Lincoln. In rendering its opinion, KBW assumed that the merger would be consummated on the terms described in the Merger Agreement. KBW's engagement and opinion were for the benefit of the Lincoln Board of Directors.

     KBW's Opinion was directed solely to the fairness, from a financial point of view, of the Merger Consideration and did not address the decision to effect the merger or constitute a recommendation to any Lincoln shareholder as to how such shareholder should vote on the merger. It is further understood that the opinion was based on economic and market conditions and other circumstances existing as of March 10, 2004, and did not represent an opinion as to what the value or trading price of Lincoln stock would be at any point in the future.

     In  connection  with  rendering  its  opinion  to the  Lincoln  Board,  KBW performed a variety of financial analyses that are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and quantitative analysis and is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, creates an incomplete view of the analyses and processes underlying KBW's opinion. Any estimates or assumptions used in KBW's analyses are not necessarily indicative of actual future value or results, which may be significantly more or less favorable than is suggested by such estimates. No company or previous transaction used in KBW's analyses was identical to Lincoln or FSB or the merger. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. KBW may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.

     The following is a brief summary of the analysis performed by KBW in connection with its opinion.


     Analysis of Recent Comparable Acquisition Transactions

     In rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed bank deals. KBW compared the acquisition price relative to four industry-accepted ratios: (i) deal price to book value, (ii) deal price to tangible book value, (iii) deal price to last twelve months' earnings, and (iv) premium to core deposits. Therefore, the analysis included a comparison of the median, high and low of the above ratios for pending and completed acquisitions, based on the following comparable group:
(1) all institutions in the comparable group were banking institutions; (2) all transactions in the comparable group were either announced in or completed after March 31, 2003; and (3) all transactions in the peer group had a seller asset size between $100 - $300 million. As a result of these transaction criteria, the following selling bank institutions were used in analyzing comparable transactions:

            Acquiring Institution:                 Selling Institution:
        ------------------------------        -------------------------------
         Adam Corporation Group                Beltline Bancshares, Inc.
         Alabama National BanCorp.             Cypress Bankshares, Inc.
         BMO Financial Group                   Lakeland Financial Corp.
         Fentura Financial Inc.                West Michigan Financial Corp.
         First Community Bancorp               Harbor National Bank
         Harleysville National Corp.           Millennium Bank
         Lakeland Bancorp, Inc.                CSB Financial Corp
         National Penn Bancshares              Home Towne Heritage Bank
         NBC Capital Corp.                     Enterprise Bancshares Inc.
         Peoples Holding Co.                   Renasant Bancshares Inc.
         Southwest Bancorp of Texas            Reunion Bancshares Inc.
         Towne Bank                            Harbor Bank
         Univest Corp of Pennsylvania          First County Bank
         Wintrust Financial Corp.              Advantage National Bancorp

     The comparative transaction analysis resulted in a range of values for FSB based upon comparable bank merger and acquisition transactions. KBW derived the median pricing metrics of the aforementioned comparable group, summarized the results of comparative bank merger and acquisition transactions and compared the range of values to the consideration paid to FSB shareholders. The comparable bank merger and acquisition statistics are as follows:


                                                        Price to       Price to Last         Core
                                      Price to          Tangible          12 Months         Deposit
                                   Book Ratio (%)    Book Ratio (%)     Earnings (x)      Premium (%)
                                   --------------    --------------    --------------     -----------
Low Value                               229.1            229.1             30.2x              8.50
Median Value                            268.8            282.9             36.4x             20.70
High Value                              334.1            334.1             47.1x             34.30
Implied Value of Lincoln offer*         258.9            259.4             35.6x             22.50
-----------------
*Based on March 10, 2004 closing price for Lincoln



     KBW viewed the aforementioned comparable group as the most appropriate in deriving a comparable transaction value based on FSB's size, capital base and earnings. KBW viewed the fact that the query based on the above criteria produced fourteen transactions with reported pricing metrics in the comparable group as being statistically significant for the purposes of comparison. KBW viewed the four resulting metrics (price to book value, price to tangible book value, price to last twelve months earnings and core deposit premium) from the comparable group on a high, low and median basis, as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

     Given that the value of the Merger Consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is within the range of comparable transactions in all cases and is below median values both on a price to book value, price to tangible book value, and price to last twelve months earnings basis, KBW believes that this analysis supports the fairness, from a financial point of view, to Lincoln and its stockholders of the Merger Consideration to be paid to FSB in the merger.


     Pro Forma Analysis

     KBW also performed an analysis of the combined company to determine the pro forma impact to the combined balance sheet, income statement, estimated GAAP and cash (which exclude the impact of the amortization of intangible assets) earnings per share, estimated tangible book value per share, return on average equity, and tangible equity to assets. In performing its analysis, KBW relied on the following assumptions:

     Assumptions for Lincoln.

          1.   December 31, 2003 balance sheet and income statement data.

          2.   Consideration paid to FSB as outlined the Merger Agreement.

          3. Based on discussions with Lincoln management, it was assumed that there will be a reduction of $1.425 million in non-interest expenses as a result of consolidation of certain duplicative back office functions.


     Assumptions for FSB.

          1.   December 31, 2003 balance sheet and income statement data.

          2. KBW assumed the conversion FSB's convertible debt into 750,000 shares of FSB common stock and a corresponding reduction in interest expense of the 8% annual coupon on the $5.0 million in original principal amount of outstanding Debentures.

          3. For an estimate of 2004 net income, KBW relied on budget data provided by FSB and reviewed by Lincoln during due diligence.


     Under the aforementioned assumptions, KBW estimated that the combined company would have significantly higher assets, loans, and deposits, while at the same time remaining well capitalized for regulatory capital purposes. In addition, KBW estimated that after the elimination of duplicative back office functions and full realization of anticipated cost savings, the combined company would have higher levels of net income and that Lincoln would realize higher levels of diluted earnings per share, and a higher return on stockholders' equity. As a result of its pro forma analysis, KBW concluded that the strategic affiliation with FSB would create a larger, more competitive financial institution with a broader geographic footprint that would create the size and scale to remain competitive in a rapidly changing financial services competitive landscape. The stronger financial institution as a result of the strategic affiliation, combined with the estimated diluted earnings per share accretion to the Lincoln shareholders further supported the fairness of the merger consideration to the Lincoln shareholders from a financial point of view.

     Based on the above analyses, KBW concluded that the consideration was fair, from a financial point of view, to shareholders. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independent of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

     Furthermore, KBW expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

     KBW and Lincoln entered into an agreement relating to the services KBW is providing in connection with the merger. Pursuant to the agreement, Lincoln has paid KBW fees totaling $60,000. Upon closing of the merger, Lincoln will also pay KBW a fee equal to $140,000. Lincoln has also agreed to reimburse KBW for out-of-pocket expenses associated with its services and to indemnify KBW against certain liabilities.

     No company used as a comparison in the above analyses is identical to FSB, Lincoln or the combined entity and no other transaction is identical to the merger. Therefore, KBW did not rely solely on the quantitative results of the analysis, but also made qualitative judgments concerning the differences between Lincoln, FSB and the combined entity, on the one hand, and the compared companies on the other, and between the merger and the compared transactions.


Opinion of Financial Advisor to FSB

     At a meeting of the FSB Board on March 10, 2004, at which the terms of the proposed merger were discussed and considered, David A. Noyes rendered its opinion to the FSB Board that, as of that date, the Consideration was fair to the FSB stockholders from a financial point of view. David A. Noyes has updated its opinion to the date hereof, and the full text of David A. Noyes's updated opinion is included as Annex C to this joint proxy statement/prospectus.

     David A. Noyes, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in connection with mergers and acquisitions, negotiated underwritings and valuations for estate, corporate and other purposes. As specialists in the securities of commercial banking and thrift organizations, David A. Noyes has extensive experience in, and knowledge of, the commercial banking and thrift industries and its participants. The FSB Board selected David A. Noyes as its financial advisor based upon David A. Noyes' qualifications, expertise and reputation in such capacity. No limitations were imposed by FSB on David A. Noyes with respect to the investigations made or the procedures followed in rendering its opinion.

     In connection with its opinion, David A. Noyes reviewed, among other things:

     o    the Agreement and Plan of Reorganization

     o annual reports on Form 10-K of Lincoln and on Form 10-KSB of FSB for the three years ended December 31, 2002;

     o    quarterly  reports on Form 10-Q of Lincoln  and on Form 10-QSB of FSB;
          and

     o certain other communications from FSB and Lincoln to their respective stockholders.

     David A. Noyes also held discussions with members of the senior management of FSB and Lincoln regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, David A. Noyes reviewed the reported price and trading activity for FSB common stock and Lincoln common stock, and compared certain financial and stock market information for FSB and Lincoln with similar information for certain other companies in which securities are publicly traded. David A. Noyes reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as it considered appropriate.

     David A. Noyes relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. David A. Noyes does not claim to be an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the FSB Board's consent, that such allowances for each of FSB and Lincoln are in the aggregate adequate to cover all such losses. Similarly, David A. Noyes assumed, with the FSB Board's consent and without independent analysis, that the obligations of FSB and Lincoln pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to its analysis.

     In addition, David A. Noyes did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of FSB or Lincoln or any of their subsidiaries, and it had not been furnished with any such evaluation or appraisal. David A. Noyes's opinion as to the fairness of the Merger Consideration addressed the ownership position in Lincoln to be received by the FSB stockholders pursuant to the Exchange Ratio on the terms set forth in the Merger Agreement and did not address the future trading or acquisition value for the stock of Lincoln. In addition, David A. Noyes considered the relative merits of the merger and certain alternative business strategies. In that regard, David A. Noyes did not solicit third party indications of interest in acquiring all or part of FSB or in engaging in a business combination or other strategic transaction with FSB. David A. Noyes also assumed, with the FSB Board's consent, that the merger will be accounted for as a "purchase" under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise will not have an adverse effect on FSB or Lincoln pursuant to the merger.

     David A. Noyes's advisory services and the opinion expressed by it were provided for the information and assistance of the FSB Board in connection with its consideration of the transaction contemplated by the Agreement and such opinion did not constitute a recommendation as to how any FSB stockholder should vote with respect to such transaction.

     The following is a brief summary of the material financial analyses considered in a presentation to the FSB Board on March 10, 2004 by David A. Noyes in connection with its oral and written opinions as of such date.


     Comparative Financial and Market Performance Analysis

     In conducting a comparative market performance analysis, David A. Noyes analyzed certain operating statistics of First Bank relative to a group of selected commercial banks based in Indiana with assets between $125 million and $225 million as of September 30, 2003 (the "Noyes Peer Group"):

Noyes Peer Group:

Company Name                                        City               State
------------------------------------------      --------------         -----
American Trust & Savings Bank of Whiting        Whiting                 IN
Community Bank                                  Noblesville             IN
FCN Bank, NA                                    Brookville              IN
First National Bank                             Cloverdale              IN
First National Bank of Monterey                 Monterey                IN
Freedom Bank                                    Huntingburg             IN
Friendship State Bank                           Friendship              IN
Garret State Bank                               Garrett                 IN
Heartland Community Bank                        Franklin                IN
Hendricks County Bank & Trust Company           Brownsburg              IN
Kentland Bank                                   Kentland                IN
Markle Bank                                     Markle                  IN
Merchants Bank & Trust Company                  West Harrison           IN
New Washington State Bank                       New Washington          IN
Owen County State Bank                          Spencer                 IN
Peoples State Bank                              Ellettsville            IN
Peoples State Bank of Francesville              Francesville            IN
Riddell National Bank                           Brazil                  IN
State Bank of Lizton                            Lizton                  IN
Tri-County Bank & Trust Company                 Roachdale               IN

     David A. Noyes analyzed the relative financial performance of FSB and its wholly-owned operating subsidiary First Bank, by comparing certain financial information of FSB with the Noyes Peer Group. Historical financial information used in connection with this analysis was as of, and for the twelve months ended, September 30, 2003:

                       First        First        Noyes Peer        Noyes Peer
                     Bank (1)      Bank (2)     Group Average     Group Median
                     --------      --------     -------------     ------------

ROAA                   0.53%         1.08%           1.05%           1.12%
ROAE                   6.30%        12.77%          10.51%          10.55%
Efficiency Ratio      73.10%        69.80%          64.00%          61.80%
Equity/Assets          7.50%         8.25%           9.98%           9.35%
NPA's/Assets           1.18%         0.75%           1.01%           0.42%
-------------------------
(1)  Actual, includes an extraordinary charge-off related to one loan.
(2)  To exclude the effect of (1).


     Analysis of Other Similar Transactions

     David A. Noyes analyzed other similar transactions, in which the seller was a banking company located in Indiana or contiguous state with assets between $150 to $250 million in assets, announced since 2000.

     The following similar transactions ("M & A Comparables") were analyzed:

                   Buyer                               Seller
         ---------------------------        -----------------------------
         BMO Financial Group                Lakeland Financial Corp.
         Chemical Financial Corp.           Caledonia Financial Corp.
         Farmers National Banc Corp.        Security Financial Corp.
         First Busey Corp.                  First Capital Bancshares Inc.
         First Financial Corp.              Community Financial Corp.
         First Indiana Corp.                Metro BanCorp
         First Merchants Corp.              Franco Financial Inc.
         Independent Bank Corp.             Midwest Guaranty Bancorp Inc.
         Macatawa Bank Corp.                Grand Bank Financial Corp.
         Sky Financial Group Inc.           GLB Bancorp Inc.
         Wayne Bancorp Inc.                 Banc Services Corp.

     The following table illustrates the results of the analysis of the value of the stock to be received at the exchange ratio.

                                                M & A           M & A
                                             Comparables     Comparables
                                 FSB           Average          Median
                                ------       -----------     -----------
Price/Book                      268.0%          221.0%          247.0%
Price/Tang Book                 269.0%          222.0%          247.0%
Price/LTM Earnings               35.4%           25.0%           21.8%
Premium /Core Deposits           16.3%           16.9%           17.4%
Price/Assets                     21.2%           19.6%           19.1%


     The foregoing summary does not purport to be a complete description of the analyses performed by David A. Noyes, but describes the material analyses performed thereby. In addition, David A. Noyes believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses and the opinions. The preparation of a financial adviser's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, David A. Noyes also took into account its assessment of general economic, market, and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

     With respect to the comparative financial and market performance and other similar transactions analyses summarized above, no public company utilized as a comparison is identical to FSB or Lincoln and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Any estimates contained in David A. Noyes's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or its securities actually may be sold. None of the analyses performed by David A. Noyes were assigned a greater significance by David A. Noyes than any other.

     FSB has entered into an agreement dated December 1, 2003 ("Agreement") with David A. Noyes relating to finding a buyer, investor or other strategic partner for FSB. Upon the signing of the definitive written agreement to acquire FSB, FSB paid David A. Noyes $50,000 (the "Agreement Fee"). If the merger is consummated with Lincoln, FSB has agreed to pay David A. Noyes a fee (the "Contingent Fee") equal to: (a) one and one-half percent (1.50%) of the purchase price ("Price") to be paid for FSB and related assets (if any) less (b) a credit for the Agreement Fee. Based on an estimated transaction value for the merger of $37.3 million, David A. Noyes will be entitled to a Contingent Fee of approximately $509,500. No Contingent Fee shall be due David A. Noyes if the merger is not completed. FSB also agrees to reimburse David A. Noyes for its reasonable out-of-pocket expenses.

     David A. Noyes has in the past provided certain other investment banking services to FSB and has received compensation for such services. In particular, David A. Noyes acted as the placement agent in 2002 for FSB's sale of Redeemable Subordinated Debentures and Mandatory Stock Purchase Contracts and received a customary fee for such services. David A. Noyes is a member of all principal securities markets in the United States and in the conduct of its broker-dealer activities may have from time to time purchased securities from, and sold securities to, FSB. As a market maker, David A. Noyes may also have purchased and sold the securities of FSB and Lincoln for David A. Noyes' own account and for the accounts of its customers.

                              THE MERGER AGREEMENT

Conditions to the Merger

     The obligation of Lincoln and FSB to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

     o no statute, rule, regulation, judgment, decree, injunction or order of any governmental authority will be in effect which prohibits the consummation of the transactions described in the Merger Agreement;

     o the Merger Agreement must receive the approval of the shareholders of both Lincoln and FSB and the applicable governmental authorities. The Boards of Directors of Lincoln and FSB have already unanimously approved the Merger Agreement;

     o the subsidiary merger must be approved by Lincoln and FSB as sole shareholders of Lincoln Bank and First Bank, respectively;

     o no stop order suspending the effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

     o the Nasdaq Stock Market, Inc. shall have been notified of the shares of Lincoln common stock issuable to FSB shareholders in connection with the merger and such listing shall have been approved;

     o all consents, approvals or notices of or to governmental authorities that are required for the performance of the transactions contemplated in the Merger Agreement shall have been obtained;

     o    all material  consents or approvals of persons  other than  government
          authorities  that  are  required  for  the  execution,   delivery  and
          performance of the Merger Agreement shall have been obtained; and

     o all permits and other authorizations under applicable securities laws necessary to consummate the transactions contemplated in the Merger Agreement and to issue the shares of Lincoln common stock to be issued as consideration in the merger transaction shall have been obtained.

     The obligation of Lincoln to consummate the merger is also subject to fulfillment of other conditions, including the following:

     o the representations and warranties of FSB set forth in the Merger Agreement shall be true and correct in all material respects as of the effective time of the merger;

     o FSB shall have performed, in all material respects, all obligations required by the Merger Agreement to be performed by it at or prior to the effective time of the merger;

     o Lincoln shall have received an opinion from Barnes & Thornburg LLP that the merger constitutes a "reorganization" for purposes of section 368 of the Code, as amended;

     o Lincoln shall have received environmental reports, which describe the environmental conditions of certain properties owned by FSB, that are satisfactory to Lincoln;

     o all of the outstanding Debentures and Equity Contracts shall have been redeemed, converted, and/or cancelled, and to the extent necessary to satisfy that condition, FSB shall have received the appropriate approvals from the holders of its outstanding 8% Redeemable Subordinated Debentures to amend the Trust Indenture governing the Debentures allowing FSB to redeem the Debentures without restriction;

     o the Closing Book Value of FSB shall not be less than $8,256,000, which was the consolidated shareholders' equity of FSB as of September 30, 2003. For this purpose, Closing Book Value means the consolidated shareholders' equity of FSB, as of the month ending immediately preceding the closing of the merger plus the amount of any expenses of the merger or the subsidiary merger plus any reduction of shareholders' equity taken as a result of accruals, reserves or charges taken by FSB at the request of Lincoln; and plus any reduction in shareholders' equity resulting from the redemption and/or conversion of the 8% Redeemable Subordinated Debentures and Equity Contracts of FSB.

          As the Closing Book Value will be determined as of the end of the month immediately preceding the closing date of the merger, it is not possible, as of the date of this joint proxy statement/prospectus, to determine whether the foregoing condition has been satisfied. Assuming, for purposes of illustration only, that the closing date occurred in April of 2004, the Closing Book Value would have been $10,259,989 and the foregoing condition would have been satisfied.

     The obligations of FSB to consummate the merger are also subject to the fulfillment of other conditions, including the following:

     o The representations and warranties of Lincoln set forth in the Merger Agreement shall be true and correct as of the effective time of the merger;

     o Lincoln shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger; and

     o FSB shall have received an opinion from Barnes & Thornburg LLP that, as of the closing date of the merger, the merger constitutes a "reorganization" for purposes of Section 368 of the Code, as amended, and that no gain or loss will be recognized by FSB shareholders to the extent they receive shares of Lincoln common stock as consideration for shares of FSB common stock.

     Additionally, the completion of the merger is subject to the delivery of standard legal opinions and the receipt of officers' certificates and other documents. If these and other conditions are not satisfied or waived, Lincoln and/or FSB may terminate the Merger Agreement.


Expenses

     Each party has agreed to pay its own expenses in connection with the merger transaction, provided that the parties will share the expense of printing and mailing this joint proxy statement/prospectus.


Termination Fee

     If, prior to the effective time of the merger, the FSB Board of Directors fails to recommend the approval of the Merger Agreement to the shareholders of FSB or, in good faith and, after consulting with legal counsel and its financial advisor, accepts what it considers to be a superior proposal to acquire FSB from a third party, FSB is required to pay a termination fee of $1,000,000 to Lincoln. If, prior to the effective time of the merger, the Lincoln Board of Directors fails to recommend the approval of the Merger Agreement to the shareholders of Lincoln, Lincoln is required to pay a termination fee of $1,000,000 to FSB. Further, if the Merger Agreement is terminated solely by reason of the failure of FSB to receive shareholder approval of the merger after another party has publicly announced a proposal to acquire FSB, and, within 12 months after the date of termination of the Merger Agreement, a change in control of FSB is consummated, FSB is required to pay a termination fee of $1,000,000 to Lincoln.


Treatment of Options to Acquire Shares of FSB Common Stock

     The Merger Agreement provides that each option to acquire shares of FSB common stock which is held by a non-employee director (all of which are currently vested) shall be converted into the right to receive from Lincoln, at the effective time of the merger, an amount in cash equal to the excess of $14.80 over the per share exercise price for the share of FSB common stock subject to the stock option. Currently, there are 31,500 such options outstanding all of which have an exercise price of $4.34 per share.

     The Merger Agreement also provides that each option to acquire shares of FSB common stock held by an officer or employee of FSB or First Bank (including employees who are also directors), whether or not vested, shall be converted into an option to acquire shares of common stock of Lincoln with the exercise price being subject to adjustment based upon the exchange ratio used in connection with the merger. The option holders will be entitled to options for a number of shares of Lincoln Common Stock equal to the number of shares subject to the FSB stock options times .75, rounded to the nearest whole number. The exercise price for such new Lincoln options will equal the exercise price of the FSB stock option divided by .75, rounded to the nearest whole cent. Notwithstanding the foregoing, any incentive stock options will be adjusted in accordance with Section 424 of the Code. Currently, there are options for 124,750 FSB common shares outstanding which will be converted into Lincoln options. All such options will become fully vested as a result of a "change-in-control" provision contained in FSB's plan document.


Treatment of 401(k) Plan of FSB

     First Bank maintains a 401(k) Plan (the "FSB 401(k) Plan") and Lincoln Bank maintains an Employees' Salary Savings Plan (the "Lincoln Bank 401(k) Plan"). The Merger Agreement provides that, at the effective time of the merger, subject to applicable law and the requirements of the Lincoln Bank 401(k) Plan, Lincoln Bank shall assume the First Bank 401(k) Plan, merge such plan into its own Lincoln Bank 401(k) Plan, and amend as necessary the participation agreement of such merged plan so that (a) after the effective time of the merger, employees of First Bank who become employees of Lincoln Bank will accrue benefits pursuant to the merged plan, and (b) after the merger of those plans, former First Bank employees participating in the merged plan shall receive credit for eligibility and vesting purposes, for the service of such employees with First Bank prior to the effective time of the merger as if such service were with Lincoln and its subsidiaries; provided that the benefit of any such former First Bank employee in respect of service prior to the closing of the merger shall be determined under First Bank's contribution formulae and such benefits after the closing of the merger shall be determined under Lincoln's contribution formulae.


Treatment of Deferred Fee Agreements with Directors of First Bank

     From and after the effective time of the merger, Lincoln Bank will assume the obligations of First Bank under its Deferred Fee Agreements with certain of its directors, namely, Ralph M. Foley, H. Dean Hawkins, William Meredith and Norman D. Stockton. These agreements currently allow these directors to defer their director fees until a later date and earn interest on the deferred fees. Lincoln Bank has agreed to make a lump sum cash payment to such persons of the entire accrued benefits payable under such agreements within 60 days after the closing date. As of April 30, 2004, the aggregate accrued benefits under such agreements totaled $________.


Employee Matters

     The Agreement provides that the current employees of First Bank who become employees of Lincoln or Lincoln Bank following the merger will be provided with benefits under Lincoln's benefit plans that are no less favorable in the aggregate than the benefits provided to similarly-situated employees by Lincoln or Lincoln Bank. In addition, the Merger Agreement requires Lincoln, to the extent necessary, to amend each of its employee benefit plans in which former First Bank employees are to participate so that such plans will take into account, for eligibility, vesting and benefit accrual purposes, the service of such persons with First Bank and to exempt such persons from any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Lincoln or its subsidiaries in which they are eligible to participate. The Merger Agreement further provides that employees of First Bank who become employees of Lincoln Bank following the merger will retain credit for unused sick leave and vacation time accrued during their service with First Bank. No former employee of First Bank, however, will be eligible to participate in Lincoln Bank's Financial Institutions Retirement Fund, which is a defined benefit retirement plan that Lincoln intends to freeze or terminate as soon as practicable. Moreover, employees of First Bank will begin participating in the Lincoln Bancorp Employee Stock Ownership Plan on January 1, 2005.

     Pursuant to the Merger Agreement, Lincoln Bank has agreed to employ Mr. Jerry R. Engle as its Chief Operating Officer and Executive Vice President and Mr. John B. Ditmars as its Senior Vice President. Lincoln has also agreed to appoint Mr. Engle as its Vice Chairman. Mr. Engle, who is currently the President and Chief Executive Officer of FSB and First Bank, will continue to be paid the compensation provided for in his employment agreement (including benefits payable under insurance, health, retirement and bonus plans) with First Bank and will continue participating in the employee benefit, retirement, and compensation plans through the effective time of the merger. At the effective time of the merger, Mr. Engle's employment agreement with First Bank shall terminate with no severance payments being made to him. Mr. Engle will be provided a three-year annually-renewing employment contract with Lincoln Bank similar to the contracts of the other executive officers of Lincoln Bank but with some important differences. See "Interests of Certain Directors and Executive Officers of FSB in the Merger" beginning on page 62.

     Mr. Ditmars currently serves as the Executive Vice President of First Bank. Mr. Ditmars will also continue to be paid the compensation provided for in his employment agreement (including benefits payable under insurance, health, retirement and bonus plans) with First Bank and will continue participating in the employee benefit, retirement, and compensation plans through the effective time of the merger. At the effective time of the merger, Mr. Ditmars' employment agreement with First Bank shall terminate with no severance payments being made to him. Mr. Ditmars will be provided a two-year annually-renewing employment contract with Lincoln Bank similar to the contracts of the other executive officers of Lincoln Bank but with some important differences. See "Interests of Certain Directors and Executive Officers of FSB in the Merger" beginning on page 62.

     The Merger Agreement further provides that those employees of FSB at the effective time of the merger whom Lincoln or Lincoln Bank elects not to employ after the effectiveness of the merger or who are terminated by Lincoln Bank other than for "cause" within six months after the effective time of the merger, will be entitled to severance pay equal to one week of pay, at the employee's rate of pay at the effective date, for each full year of continuous service with FSB or its subsidiaries, not in excess of 26 years of service. To be eligible for such severance payment, an employee will be required to execute a release agreement provided by Lincoln.


Termination

     The Merger Agreement may be terminated at any time prior to the completion of the merger:

     o    By mutual consent of Lincoln and FSB in writing;

     o By Lincoln or FSB if there has been a material breach by the other of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement, which breach is not cured within thirty (30) days following written notice given by the non- breaching party to the party committing the breach;

     o By Lincoln or FSB, if the completion of the merger has not occurred on or before December 31, 2004 (provided that the right to terminate the Merger Agreement is not available to any party whose failure or whose affiliate's failure to perform any covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the merger to occur on or before such date);

     o By Lincoln if environmental reports obtained pursuant to the terms of the Merger Agreement disclose any contamination or presence of hazardous wastes the estimated clean-up or other remedial cost of which exceeds $250,000 in the aggregate or cannot be reasonably estimated to be such amount or less, with respect to properties owned by FSB;

     o By Lincoln or FSB if the other party fails to recommend the merger to its shareholders or withdraws or modifies its recommendation that shareholders approve the merger and the Merger Agreement in a manner adverse to the interests of the other party, in which event such party will be obligated to pay the other party a termination fee of $1,000,000; or

     o By FSB if, without otherwise breaching the Merger Agreement, its Board of Directors accepts what it considers in good faith, after consulting with legal counsel and David A. Noyes, to be a superior offer from a third party, provided that, in such event, FSB must pay to Lincoln a termination fee of $1,000,000.


Conduct of Business Prior to Completion of the Merger

     The Merger Agreement provides that FSB (and in some instances, Lincoln) will not, from the date of the execution of the Merger Agreement until the effective time of the merger, take or cause any of its subsidiaries to take, any of the following actions without the prior written consent of Lincoln (or, in the case of actions by Lincoln, prior written consent of FSB):

     o Conduct its business other than in the ordinary and usual course, or fail to use reasonable efforts to preserve intact its business organizations, assets and existing business relationships. Lincoln is subject to a similar restriction.

     o Issue, sell or otherwise increase the number of its outstanding shares of common stock except pursuant to the exercise of outstanding options or Equity Contracts or as may be needed to redeem the Debentures.

     o Repurchase, reclassify or declare a stock split with respect to its common stock. Lincoln is subject to a similar restriction although it may continue to repurchase shares pursuant to its previously announced repurchase program.

     o Make or declare any dividend, other than dividends from FSB to First Bank consistent with past practice. Lincoln is subject to a similar restriction, although it may continue to pay its regular quarterly dividends to shareholders.

     o Enter into any new employment or consulting agreement, or amend any such existing agreement, with any of its directors, officers, employees or affiliates, or increase the salary paid to such persons other than in a manner consistent with past practice or as otherwise provided in the Merger Agreement.

     o Amend, modify or terminate any benefit plan or stock-based compensation plan, or increase any outstanding grants or accelerate the vesting or exercisability of any rights granted under such plans, except as otherwise provided in the Merger Agreement. Lincoln is subject to a similar restriction except that it may freeze or terminate its defined benefit plan.

     o Sell, transfer, or otherwise dispose of or discontinue any material portion of its assets, business or properties, or acquire assets, properties or investments, except as otherwise provided in the Merger Agreement.

     o Amend its Articles of Incorporation or Bylaws or those of First Bank. Lincoln is subject to a similar restriction.

     o Implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles and upon the concurrence of its independent financial auditors. Lincoln is subject to a similar restriction.

     o Enter into, terminate, or make a material modification to any of its existing material contracts, except in the ordinary course of business consistent with past practice.

     o    Settle any material claim, action or proceeding.

     o Implement or adopt any change to its interest rate risk management and hedging policies or fail to follow its existing policies in this area. Lincoln is subject to a similar restriction.

     o Incur any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practice, or guaranty the indebtedness of a material amount of any other person, or release any material indebtedness of any other person. Lincoln is subject to a similar restriction.

     o Make any loan or advance other than in the ordinary course of business consistent with its lending policies, or make any non-mortgage loan in excess of $500,000. Lincoln is subject to a similar restriction.

     o Take any action reasonably likely to prevent or impede the merger of FSB with and into Lincoln or the merger of First Bank with and into Lincoln Bank from qualifying as a reorganization within the meaning of
          Section 368 of the Code or enter into any agreement which would otherwise result in (a) a breach of FSB's representations and warranties set forth in the Merger Agreement, (b) any conditions of the Agreement not being satisfied, or (c) a material breach of any provision of the Merger Agreement. Lincoln is subject to a similar restriction.

     o Increase or decrease the rate of interest paid by First Bank on any deposit product, except in a manner and pursuant to prices consistent with past practice; provided however that in no event may First Bank pay a rate of interest on any deposit product which is more than the greater of (a) one-quarter of one percent (0.0025) above the average of the rates paid on comparable deposit products by the five highest deposit interest paying other banks or thrifts located in the market in which such deposit product is offered by First Bank (or, if fewer than five other banks and thrifts are located in such market, the average of the rates paid by all other banks and thrifts located in such market), or (b) the rate paid by Lincoln Bank.


Management and Operations After Merger

     Upon consummation of the merger and the subsidiary merger, FSB and First Bank will merge with and into Lincoln and Lincoln Bank, respectively, and FSB and First Bank will cease to exist as separate entities. The Boards of Directors of Lincoln and Lincoln Bank will consist of all persons serving on those Boards immediately prior to the effective times of the mergers plus Jerry R. Engle, Frank A. Rogers, and R. J. McConnell will be added to the Lincoln and Lincoln Bank Boards.

     The officers of Lincoln and Lincoln Bank will consist of all persons serving as officers of Lincoln and Lincoln Bank immediately prior to the effective time of the mergers, plus Jerry R. Engle, will be appointed to serve as Chief Operating Officer and Executive Vice President of Lincoln Bank and John
B. Ditmars will be appointed to serve as its Senior Vice President. Mr. Engle will also be appointed as the Vice Chairman of Lincoln.


No Solicitation

     The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, neither FSB nor Lincoln will solicit or encourage or, subject to the fiduciary duties of its directors as advised by counsel and its investment banker, hold discussions or negotiations with, or provide information to, any person relating to a possible business combination involving FSB or Lincoln, or any of their subsidiaries, respectively. FSB and Lincoln are required to promptly (within 24 hours) advise the other party of their receipt of any such proposal or inquiry, the substance of such proposal or inquiry, the identity of such person, and any developments relating thereto.

Conversion of Lincoln Bank to Indiana Commercial Bank

     The Merger Agreement obligates Lincoln to use its best efforts to cause Lincoln Bank to be converted from a federal savings bank into an Indiana state chartered commercial bank within one year after the effective date of the merger. Currently, Lincoln Bank is organized and operated as a federal savings bank and it is regulated by the OTS and the FDIC. Lincoln is also regulated by the OTS. If Lincoln Bank is converted to an Indiana state commercial bank, neither it nor Lincoln will be subject to the regulation of the OTS, but instead, they will be regulated by the Indiana Department of Financial Institutions ("IDFI") and the Board of Governors of the Federal Reserve System ("FRB"). Lincoln Bank will continue to be subject to FDIC regulation. Although the operations of Lincoln Bank and Lincoln will be regulated by the IDFI and the FRB in much the same manner as they are currently regulated by the OTS, there will be some differences.

     As an Indiana commercial bank, Lincoln Bank will not be subject to certain limitations on its ability to make commercial real estate loans or commercial loans. Federal savings banks may not make commercial real estate loans in excess of 400% of their capital or commercial loans in excess of 20% of total assets (with amounts in excess of 10% of total assets restricted to small business loans). Moreover, savings banks must satisfy the "qualified thrift lender" test which requires them to invest 60-65% of their assets in real estate related assets. Lincoln Bank, as an Indiana commercial bank, will not be subject to these requirements.

     As a federal savings bank, Lincoln Bank has broader rights to branch on an interstate basis than it will have as an Indiana commercial bank. For example, Lincoln Bank may currently open a de novo bank in Illinois, but will not be able to do so when it becomes an Indiana commercial bank.

     As a federal savings bank, Lincoln Bank may rely on certain preemption doctrines which permit it to avoid complying with various state laws regarding licensing, registration, filings, certain terms of credit, disclosures and other similar matters on the basis that Lincoln Bank's federal regulator, the OTS, has exclusive regulatory authority in those areas. As an Indiana commercial bank, Lincoln Bank will not be able to rely on or benefit from this federal preemption doctrine as its operations will primarily be governed by Indiana law.

     Lincoln Bank is currently engaged through its subsidiary, Citizens Loan and Service Corporation ("CLSC") in real estate development activities. CLSC purchases undeveloped land, constructs improvements and infrastructure on the land and then sells lots to builders, who construct homes for sale to home buyers. CLSC ordinarily receives payment when title is transferred. The activities of CLSC are permissible activities for federal savings banks like Lincoln Bank. However, they are not permitted for Indiana commercial banks. As a result within two years following the proposed charter conversion (subject to possible regulatory extensions for up to three more years as to which there can be no guarantee), Lincoln Bank will need to dispose of the real estate development activities being conducted by CLSC.

     Lincoln Bancorp, as a bank holding company following the charter conversion, will be subject to separate capital requirements imposed by the FRB. Lincoln Bancorp, as a savings and loan holding company, is not currently subject to any capital requirements.


Environmental Inspections

     Under the Merger Agreement, Lincoln has the right to terminate the Merger Agreement and not consummate the transaction if any of the real estate owned by FSB is determined to be contaminated and the cost to remediate such contamination would be reasonably estimated to exceed $250,000. In order for Lincoln to avail itself of this termination provision, it was required to request that Phase I environmental investigations be commenced on or before March 30, 2004. Lincoln elected not to cause such environmental investigations to be conducted on any of FSB's properties.

Accounting and Reserve Policies; Restructuring Expenses

     FSB and Lincoln have agreed to consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of FSB to those policies of Lincoln. In addition, the parties have agreed to consult on appropriate and reasonable charges and accounting adjustments taking into account Lincoln's business plans following the merger. Moreover, FSB and Lincoln have agreed to consult on the amount and timing for recognizing for financial accounting purposes the expenses of the merger and the subsidiary merger.

     FSB has agreed, subject to applicable law and consistent with generally accepted accounting principles, to take such reserves and accruals with respect to the foregoing as shall be reasonably requested by Lincoln, but in no event prior to two business days before the effective date of the merger or before FSB shall have received certain assurances that in fact the merger is likely to be consummated.


Amendment and Waiver of the Merger Agreement

     Subject to applicable law, any provision of the Agreement may be amended or waived by Lincoln or FSB prior to closing if the parties mutually agree to the amendment. In addition, either Lincoln or FSB may waive the other party's performance of covenants or conditions in the Agreement.


Resales of Lincoln Common Stock by FSB Shareholders

     The shares of Lincoln common stock to be issued to FSB shareholders in the merger will be registered under the Securities Act of 1933, as amended. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of any class of capital stock) of FSB as of the date of the FSB annual meeting. For one year after the effective time of the merger, if Lincoln remains current in its reporting obligations under the Securities Exchange Act of 1934, as amended (or two years if Lincoln is not current), affiliates of FSB may only sell their shares of Lincoln common stock:

     o in accordance with the provisions of Rule 145(d) under the Securities Act of 1933;

     o pursuant to an effective registration statement under the Securities Act; or

     o in transactions otherwise exempt from the registration requirements of the Securities Act.

     In addition, FSB shareholders, officers, and directors who become "affiliates" of Lincoln following the merger will be subject to the same resale restrictions as affiliates of Lincoln. Generally, persons who are not executive officers, directors, or greater than ten percent shareholders of FSB at the effective time of the merger will not be considered affiliates in the absence of other factors indicating a control relationship. FSB has agreed to deliver to Lincoln an agreement by each person who may be deemed an affiliate of FSB that such person will not dispose of any Lincoln common stock in violation of the Securities Act of 1933, as amended.



                 SELECTED CONSOLIDATED FINANCIAL DATA OF LINCOLN

     The following table sets forth selected consolidated financial condition data for Lincoln for the five years ended December 31, 2003. The selected financial and other data of Lincoln set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere herein, including, without limitation, the consolidated audited financial statements and related notes thereto appearing in Lincoln's 2003 Annual Report to Shareholders, which is attached to this joint proxy statement/prospectus as Annex E.

                                                                                      At December 31,
                                                        ----------------------------------------------------------------------------
                                                              2003           2002          2001            2000           1999
                                                        ----------------------------------------------------------------------------
                                                                                       (In thousands)
Summary of Financial Condition Data:
Total assets .....................................          $591,685       $521,857      $492,670        $500,071      $410,828
Cash and interest bearing deposits in
         other banks (1) .........................            16,794         27,298        12,303          11,976        10,819
Investment securities available for sale .........            94,137         99,600        97,859         133,658       145,875
Investment securities held to maturity ...........             1,745          1,780         1,800             500           500
Mortgage loans held for sale .....................               355          3,073         2,330              --            --
Loans ............................................           441,204        356,128       355,334         328,558       234,761
Allowance for loan losses ........................            (3,532)        (2,648)       (2,367)         (1,761)
Net loans ........................................           437,672        353,196       352,686         326,191       233,000
Premises and equipment ...........................             7,647          6,639         5,486           5,397         3,673
Federal Home Loan Bank stock .....................             9,270          8,160         7,734           7,734         5,447
Cash surrender value life insurance ..............            12,506         11,905         1,764           1,677           408
Deposits .........................................           321,839        270,367       252,106         251,859       204,982
Borrowings .......................................           184,693        163,258       148,858         154,248       110,252
Shareholders' equity .............................            79,227         82,120        86,243          88,589        91,743



                                                                                 Year Ended December 31,
                                                        ----------------------------------------------------------------------------
                                                              2003           2002          2001            2000           1999
                                                        ----------------------------------------------------------------------------
                                                                                       (In thousands)
Summary of Operating Data:
Total interest income ............................          $ 30,128       $ 31,315      $ 35,610        $ 32,258      $ 27,742
Total interest expense ...........................            14,474         15,338        19,655          18,545        13,947
                                                            -------------------------------------------------------------------
         Net interest income .....................            15,654         15,977        15,955          13,713        13,795
Provision for loan losses ........................               753            302           488             283           384
                                                            -------------------------------------------------------------------
         Net interest income after provision
                  for loan losses ................            14,901         15,675        15,467          13,430        13,411
                                                            -------------------------------------------------------------------
Other income (losses):
         Service charges on deposit accounts .....               877            751           680             369           216
         Net realized and unrealized gains
                  on loans .......................               794          1,949           688             121            11
         Net realized gains (losses) on sales
                  of securities available for sale               (35)           (21)            8             101            (4)
         Equity in losses of limited partnerships               (138)          (147)         (159)           (370)         (323)
         Point of sale income ....................               306            232           157              95            56
         Loan servicing fees .....................               381            351           307             315            84
         Increase in cash surrender value of
                  life insurance .................               601            141            87              85            23
         Other ...................................               645            478           502             272           551
                                                            -------------------------------------------------------------------
         Total other income ......................             3,431          3,734         2,270             988           614
                                                            -------------------------------------------------------------------
Other expenses:
         Salaries and employee benefits ..........             7,194          6,695         6,376           5,201         3,859
         Net occupancy expenses ..................               834            674           624             458           357
         Equipment expenses ......................               902            774           608             596           541
         Data processing fees ....................             1,347          1,131         1,040             901           736
         Professional fees .......................               407            488           461             322           209
         Director and committee fees .............               257            247           245             240           224
         Advertising and business development ....               429            433           470             376           259
         Amortization of mortgage servicing
                  rights .........................                61            428           182             152           117
         Other ...................................             2,137          1,947         1,733           1,221         1,029
                                                            --------------------------------------------------------------------
         Total  other expenses ...................            13,568         12,817        11,739           9,467         7,331
                                                            -------------------------------------------------------------------
         Income before income taxes ..............             4,764          6,592         5,998           4,951         6,694
         Income taxes ............................             1,175          2,101         1,910           1,386         2,346
                                                            -------------------------------------------------------------------
Net income .......................................          $  3,589       $  4,491      $  4,088        $  3,565      $  4,348
                                                            ===================================================================

                                       55

                                                                                 Year Ended December 31,
                                                        ----------------------------------------------------------------------------
                                                              2003           2002          2001            2000           1999
                                                        ----------------------------------------------------------------------------
                                                                                       (In thousands)
Supplemental Data:
Basic earnings per share .........................          $    .91       $   1.04      $    .85        $    .69      $    .71
Diluted earnings per share .......................               .88           1.00           .84             .69           .71
Dividends per share ..............................               .49            .42           .37             .33           .28
Dividend payout ratio ............................             55.68%         42.00%        44.05%          47.83%        39.44%
Return on assets (2) .............................               .64            .89           .81             .81          1.09
Return on equity (3) .............................              4.53           5.31          4.58            4.03          4.29
Equity to assets (4) .............................             13.39          15.74         17.51           17.72          2.33
Average equity to average assets .................             14.18          16.85         17.61           20.09         25.45
Interest rate spread during period (5) ...........              2.51           2.65          2.42            2.04          2.32
Net yield on interest earning assets (6) .........              2.95           3.31          3.26            3.17          3.57
Efficiency ratio (7) .............................             71.09          65.03         64.41           64.40         50.88
Other expenses to average assets (8) .............              2.43           2.55          2.32            2.15          1.84
Average interest earning assets to average
   interest bearing liabilities ..................            116.25         120.68        120.95          126.30        134.83
Nonperforming assets to total assets (4) .........               .46            .44           .34             .47           .28
Allowance for loan losses to total
   loans outstanding (4) (9) .....................               .80            .82           .74             .72           .75
Allowance for loan losses to
   nonperforming loans (4) .......................            185.41         143.48        204.16          104.60        159.37
Net charge-offs to average total loans
   outstanding ...................................               .04            .01           .06              --           .06
Number of full service offices (4) ...............                 9              9             8               8             6
-------------------------
(1)  Includes certificates of deposit in other financial institutions.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Interest rate spread is calculated by subtracting combined average interest cost from combined average interest rate earned for the period indicated.
(6)  Net interest income divided by average interest earning assets.
(7)  Other  expenses  (excluding  income tax expense)  divided by the sum of net interest income and noninterest income.
(8)  Other expenses divided by average total assets.
(9)  Total loans include loans held for sale.



                   SELECTED CONSOLIDATED FINANCIAL DATA OF FSB

     The following table sets forth selected  consolidated  financial  condition data for FSB for the five years ended December 31, 2003. The selected  financial and other data of FSB set forth below do not  purport to be complete  and should be read in  conjunction  with,  and is  qualified  in its  entirety by, the more detailed information appearing elsewhere herein, including,  without limitation,
the  audited  consolidated   financial  statements  and  related  notes  thereof
appearing in FSB's Annual Report to Shareholders, which is attached to the joint proxy statement/prospectus as Annex F.



                                       56

                                                                              Year the years ended December 31,
                                                        ----------------------------------------------------------------------------
                                                              2003           2002          2001            2000           1999
                                                        ----------------------------------------------------------------------------
                                                                       (dollars in thousands, except per share data)

Summary of Operations
Interest income - tax equivalent (1) ............           $   9,898      $   9,290     $   9,185       $   7,622     $   3,951
Interest expense ................................               3,540          3,791         4,804           4,335         1,817
                                                            --------------------------------------------------------------------
         Net interest income - tax equivalent (1)               6,358          5,499         4,381           3,287         2,134
Tax equivalent adjustment (1) ...................                (180)           (56)          (21)            (26)          (40)
                                                            --------------------------------------------------------------------
         Net interest income ....................               6,178          5,443         4,360           3,261         2,094
Provision for loan losses .......................                (875)          (448)         (331)           (417)         (280)
Noninterest income ..............................               2,367          1,857         1,102             506           198
Noninterest expense .............................               6,677          5,435         4,439           4,208         2,694
                                                            --------------------------------------------------------------------
Income (loss) before income taxes ...............                 993          1,417           692            (858)         (682)
Income tax expense (benefit) ....................                 240             83            --              --           (73)
                                                            --------------------------------------------------------------------
Net Income (Loss) ...............................           $     753      $   1,334     $     692       $    (858)    $    (609)
                                                            ====================================================================

Per Share Data
Basic earnings (loss) per share .................           $    0.48      $    0.84     $    0.44       $   (0.72)    $   (0.65)
Diluted earnings (loss) per share ...............                0.43           0.83          0.43           (0.72)        (0.65)
Cash dividends ..................................                  --             --            --              --          0.09
Shareholders' equity, end of year ...............                5.67           5.42          4.60            4.18          4.61

Selected Year-End Balances
Total assets ....................................           $ 175,788      $ 155,312     $ 128,113       $ 106,436     $  68,670
Earning assets ..................................             162,999        145,087       118,623          98,621        63,956
Securities available for sale ...................              29,357         26,810        22,881          15,772        16,875
Securities held to maturity .....................                  --             --           275             276           617
Loans ...........................................             133,668        117,607        93,715          81,903        46,146
Allowance for loan losses .......................              (1,513)        (1,386)       (1,148)           (910)         (549)
Total deposits ..................................             142,793        123,063       111,375          90,708        62,987
Noninterest-bearing deposits ....................              14,920         15,750        11,253          10,177         6,990
Interest-bearing deposits .......................             127,873        107,313       100,122          80,531        55,997
Shareholders' equity ............................               9,033          8,562         7,263           6,599         4,597

Selected Ratios
Loans to deposits ...............................               93.61%         95.57%        84.14%          90.29%        73.26%
Return on average assets ........................                0.44%          0.93%         0.58%          -0.94%        -1.19%
Return on average equity ........................                8.50%         16.85%         9.99%         -17.83%       -12.33%
Dividend payout ratio ...........................                 n/m            n/m           n/m            n/m            n/m
Leverage capital ratio (Bank only) ..............                8.43%          8.52%         6.95%           7.87%         7.13%
Efficiency ratio (2) ............................               76.53%         73.89%        80.96%         110.94%       115.54%

Other Data
Number of employees .............................                  92             85            70              61            52
Shares outstanding at year end ..................           1,592,662      1,579,162     1,579,162       1,579,162       996,768
Average common shares outstanding (3) ...........           1,582,528      1,579,162     1,579,162       1,190,734       941,058
Cash dividends declared .........................           $      --      $      --     $      --       $      --     $      89
------------------------
(1)  Net interest income has been presented on both a tax equivalent and non-tax equivalent  basis.  The tax equivalent basis was calculated using a 34% tax rate for all periods presented.  The tax equivalent adjustment reverses the tax equivalent  basis in order to present net interest income in accordance with generally accepted  accounting  principles (GAAP), as reflected in the consolidated financial statements.
(2)  The efficiency ratio is calculated by dividing  noninterest  expense by the sum  of  net  interest  income,  on  a  fully  tax  equivalent  basis,  and noninterest income.
(3)  Average  common  shares  outstanding  have been  adjusted for the 3:2 stock split in 2002.

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Balance Sheet as of December 31, 2003 combines the historical consolidated balance sheets of Lincoln and FSB as if the merger had been effective on December 31, 2003. The Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2003, presents the combined results of operations of Lincoln and FSB as if the merger had been effective at January 1, 2003. Dollars are in thousands except for per share data.

     The Unaudited Pro Forma Combined financial information and accompanying notes reflect the application of the purchase method of accounting for the merger. Under this method of accounting, intangible assets (such as core deposit intangibles) are identified and the recorded assets and liabilities of FSB are marked to their estimated fair values as of December 31, 2003, through an allocation of the purchase price. Any excess of purchase price remaining after the allocation of the purchase price to assets and liabilities is recorded as goodwill. The estimated core deposit intangibles is amortized over a period of time. Goodwill is not amortized, but is tested at least annually for impairment. If goodwill is determined to be impaired, an impairment loss will be recorded at that time. The pro forma combined figures are simply arithmetical combinations of Lincoln's and FSB's separate financial results in order to assist you in analyzing the future prospects of Lincoln. The pro forma combined figures illustrate the possible scope of the change in Lincoln's historical figures caused by the merger. You should not assume that Lincoln and FSB would have achieved the pro forma combined results if the merger had actually occurred during the period presented. The actual fair value adjustments to the assets and liabilities of FSB and the identification and valuation of intangible assets will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of Lincoln's management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

     The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any potential savings that are expected to result from the consolidation of the operations of Lincoln and FSB, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. See "A Warning About Forward-Looking Information" and "Risk Factors-The Integration of FSB's Business With Lincoln's Business May be Difficult."

     For purposes of preparing these financial statements, we used the audited consolidated financial statements contained in the Lincoln 2003 Annual Report to Shareholders for the year ended December 31, 2003 which is attached to this joint proxy statement/prospectus as Annex E. We also used the audited consolidated financial statements of FSB for the year ended December 31, 2003 contained in the FSB 2003 Annual Report to Shareholders which is attached to this joint proxy statement/prospectus as Annex F.

     Lincoln's and FSB's consolidated financial statements are prepared in conformity with generally accepted accounting principles. In the opinion of Lincoln and FSB, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented.


                                                    Unaudited Pro Forma
                                                   Combined Balance Sheet
                                                      December 31, 2003

                                                        Lincoln          First Shares         Pro Forma        Pro Forma
                                                        Bancorp          Bancorp, Inc.       Adjustments        Combined
                                                       ------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Assets
   Cash and due from banks                              $  1,964           $  2,983                              $  4,947
   Short-term interest-bearing deposits                   14,830                              $(17,336)(a)          2,165
                                                                                                  (329)(m)
                                                                                                 5,000 (i)
                                                        -----------------------------------------------------------------
      Cash and Cash equivalents                           16,794              2,983            (12,665)             7,112
   Investment securities
      Available for sale                                  94,137             29,357                               123,494
      Held to maturity                                     1,745                                                    1,745
                                                        -----------------------------------------------------------------
         Total investment securities                      95,882             29,357                  0            125,239
   Loans held for sale                                       355                699                                 1,054
   Loans, net of allowance for loan losses               437,672            131,456              1,420 (n)        570,548
   Premises and equipment                                  7,647              3,238                                10,885
   FHLB stock, at cost                                     9,270                670                                 9,940
   Goodwill                                                1,564                                22,394 (f)         23,958
   Core deposit intangible ...................               634                 32              2,021 (p)          2,655
                                                                                                   (32)(q)
   Cash value of life insurance ..............            12,506              4,544                                17,050
   Other assets ..............................             9,361              2,809               (538)(g)         11,057
                                                                                                  (575)(o)
                                                        -----------------------------------------------------------------
   Total assets ..............................          $591,685           $175,788           $ 12,025           $779,498
                                                        =================================================================

Liabilities
   Deposits                                             $321,839           $142,793           $  1,007 (n)       $465,639
   Borrowings ................................           184,693             23,224             (5,000)(g)        207,918
                                                                                                 5,000 (i)
                                                                                                     1 (n)
   Other liabilities  ........................             5,926                738                710 (l)          7,894
                                                                                                    80 (j)
                                                                                                   440 (k)
                                                        -----------------------------------------------------------------
      Total liabilities ......................           512,458            166,755              2,238            681,451
                                                        -----------------------------------------------------------------

Shareholders' Equity
   Common stock, without par value ...........          $ 43,383           $     16           $ 18,136 (b)       $ 62,203
                                                                                                  (100)(c)
                                                                                                   (16)(e)
                                                                                                   784 (d)
   Additional paid-in capital ................                                4,758             (4,758)(e)              0
   Retained earnings  ........................            40,527              4,665             (4,665)(e)         40,527
   Accumulated other comprehensive income ....                (8)              (406)               406 (e)             (8)
   Unearned recognition and retention
      plan shares ............................              (919)                                                    (919)
   Unearned ESOP shares ......................            (3,756)                                                  (3,756)
                                                        -----------------------------------------------------------------
   Total shareholders' equity ................            79,227              9,033              9,787             98,047
                                                        -----------------------------------------------------------------

   Total liabilities and shareholders' equity           $591,685           $175,788           $ 12,025           $779,498
                                                        =================================================================
--------------------------
Footnotes on page 61.

                                       59

                                                    Unaudited Pro Forma
                                                Combined Statement of Income

                                                                              For the Year Ended
                                                                               December 31, 2003

                                                        Lincoln          First Shares           Pro Forma       Pro Forma
                                                        Bancorp          Bancorp, Inc.         Adjustments       Combined
                                                       ---------         -------------         -----------      ----------
                                                                             (Dollars in Thousands)
Interest Income
   Loans, including fees                                $ 25,742           $  8,318           $   (315)(r)       $ 33,745
   Investment securities                                   3,782              1,383                                 5,165
   Deposits with financial institutions                      145                 17                                   162
   Dividends                                                 459                                                      459
                                                        -----------------------------------------------------------------
      Total interest income                               30,128              9,718               (315)            39,531
                                                        -----------------------------------------------------------------
Interest Expense
   Deposits                                                6,406              2,758             (1,007)(s)          8,157
   Borrowings                                              8,068                782                119 (v)          8,487
                                                                                                  (482)(w)
                                                        -----------------------------------------------------------------
      Total interest expense                              14,474              3,540             (1,370)            16,644
                                                        -----------------------------------------------------------------
Net Interest Income                                       15,654              6,178              1,055             22,887
         Provision for loan losses                           753                875                                 1,628
                                                        -----------------------------------------------------------------

Net Interest Income After Provision
   for Loan Losses                                        14,901              5,303              1,055             21,259

Other Income
   Service charges on deposit accounts                       877                453                                 1,330
   Net gains on sales of loans                               794              1,315                                 2,109
   Net realized losses on sales of available
   for sale securities                                       (35)               298                                   263
   Increase in cash value of life insurance                  601                118                                   719
   Other income                                            1,194                183                                 1,377
                                                        -----------------------------------------------------------------
   Total other income                                      3,431              2,367                  0              5,798
                                                        -----------------------------------------------------------------

Other Expenses
   Salaries and employee benefits                          7,194              4,152                                11,346
   Net occupancy expenses                                    834                479                                 1,313
   Equipment expenses                                        902                355                                 1,257
   Data processing fees                                    1,347                124                                 1,471
   Mortgage servicing rights expense                          61                                                       61
   Amortization of core deposit intangible                    94                 43                252 (t)            346
                                                                                                   (43)(u)
   Other expenses                                          3,136              1,524                                 4,660
                                                        -----------------------------------------------------------------
   Total other expense                                    13,568              6,677                209             20,454
                                                        -----------------------------------------------------------------

Income Before Income Tax                                   4,764                993                846              6,603
   Income tax expense                                      1,175                240                335 (x)          1,750
                                                        -----------------------------------------------------------------
Net Income                                              $  3,589           $    753           $    511           $  4,853
                                                        =================================================================

Basic Earnings per Share                                $   0.91           $   0.48                              $   1.01
Diluted Earnings per Share                              $   0.88           $   0.43                              $   0.97

Weighted Average Shares Outstanding
   Basic                                               3,943,903          1,582,528                             4,822,401
   Diluted                                             4,090,443          2,402,418                             5,008,686
----------------------------------
Footnotes on following page.



                                       60

----------------
(a)  To record cash payment to FSB shareholders.
(b) To reflect the issuance of 878,498 shares of Lincoln common stock at $20.644 per share.
(c)  To record estimated registration costs of $100,000.
(d)  To record the fair value of stock options issued.
(e)  To eliminate FSB shareholders' equity.
(f) To record the excess of the purchase price over the estimated fair value of the net assets acquired.

     The purchase price allocation are summarized as follows:

     Common stock                                                       $18,136
     Cash to holders of FSB common stock                                 17,336
     Cash to holders of FSB stock options not acquired                      329
     Tax benefit on payout of stock options not acquired                   (131)
     Fair value of FSB options acquired                                     784
     Costs of registration                                                 (100)
     Acquisition expenses                                                   440
                                                                        -------
           Total purchase price                                          36,794
                                                                        -------
         Allocated to:
         Historical book value of FSB's assets and liabilities            9,033
         Adjustments:
            Accrual of FSB professional fees                               (710)
            Exercise of stock purchase contracts                          5,000
            Elimination of debt issuance costs on
              convertible debentures                                       (538)
            Accrual of termination payments                                 (80)
            Write-off of FSB core deposit intangible                        (32)
            Tax benefit on above adjustments (excluding
               non-deductible professional fees)                            257
                                                                        -------
                 Adjusted book value of First Shares Bancorp
                    Inc.'s assets and liabilities                        12,930

         To adjust FSB assets and liabilities to fair value:
            Loans                                                         1,420
            Deposits                                                     (1,007)
            Borrowings                                                       (1)
            Core deposit intangible                                       2,021
               Deferred taxes                                              (963)
                                                                        -------
               Total allocation of purchase price                        14,400
                                                                        -------
         Excess of purchase price over allocation to identifiable
             assets and liabilities                                     $22,394
                                                                        =======


(g) To record the exercise of stock purchase contracts related to the conversion of debentures.
(h)  To eliminate FSB unamortized debt issuance costs.
(i) To record borrowings of $5.0 million to fund cash payment to holders of FSB stock.
(j)  To accrue termination payments.
(k)  To accrue Lincoln's estimated acquisition expenses.
(l)  To accrue FSB professional fees.
(m)  To accrue payment for stock options not exercised.
(n) To adjust interest-earning assets and interest-bearing liabilities of FSB to estimated fair value.
(o) To record deferred taxes on purchase accounting adjustments at Lincoln's statutory rate of 39.61%.
(p)  To record core deposit intangible.
(q)  To write-off FSB core deposit intangible.
(r) To record amortization of the fair value adjustment of loans using a method that approximates the effective interest method over eight years.
(s) To record amortization of the fair value adjustment of deposits over one year.
(t) To record amortization of the core deposit intangible using the 125% declining balance method over 10 years.
(u)  To eliminate amortization of FSB core deposit intangible.
(v)  To record interest expense on borrowings of $5.0 million.
(w)  To eliminate interest expense on convertible debentures.
(x)  To record the impact of taxes at 39.61%.

                       INTERESTS OF CERTAIN DIRECTORS AND
                     EXECUTIVE OFFICERS OF FSB IN THE MERGER

     When considering the recommendations of the FSB Board of Directors, you should be aware that some of the employees and directors of FSB and First Bank have interests that are different from, or in conflict with, your interests. The Board of Directors was aware of these interests when it approved the merger and the Merger Agreement. Except as described below, to the knowledge of FSB, the executive officers and directors of FSB do not have any material interest in the merger apart from their interests as shareholders of FSB.


Appointment of Messrs. Jerry R. Engle, R. J. McConnell and Frank A. Rogers to the Board of Directors of Lincoln and Lincoln Bank.

     The Merger Agreement provides that Messrs. Jerry R. Engle, R. J. McConnell and Frank A. Rogers (or in the event one or more of such persons is not able to serve, another director or directors of FSB, selected by agreement between FSB and Lincoln prior to the effective time of the merger), shall be appointed to the Boards of Directors of Lincoln and Lincoln Bank. Under the current policies of Lincoln, members of the Lincoln and Lincoln Bank Board of Directors who are also employees of Lincoln or Lincoln Bank are not compensated for their services. Non-employee directors of Lincoln receive $3,520 per year for their Board service, and non-employee directors of Lincoln Bank receive an annual retainer of $12,300 plus $480 for each regular meeting they attend and $240 for each committee meeting they attend, with a maximum of $2,580 in annual committee fees. Messrs. McConnell and Rogers will receive such compensation for their service on the Boards of Directors of Lincoln and Lincoln Bank.


Appointment of Mr. Engle as the Chief Operating Officer and Executive Vice President of Lincoln Bank and Mr. John B. Ditmars as Senior Vice President of Lincoln Bank.

     Mr. Jerry R. Engle will be appointed as the Chief Operating Officer and Executive Vice President of Lincoln Bank as of the effective time of the merger. Mr. Engle will also be appointed as the Vice Chairman of Lincoln but will receive no compensation for serving in such role. Mr. John B. Ditmars will serve as the Senior Vice President of Lincoln Bank. Mr. Engle will receive a three-year and Mr. Ditmars will receive a two-year employment contract for their respective service to Lincoln Bank generally comparable to the employment agreements of the other executive officers of Lincoln Bank but different in several important respects. See, "Employment Contracts" on page 90 for a description of the terms generally included in the senior officers employment agreements. The contracts extend annually for an additional one-year term to maintain their three- or two-year terms if Lincoln Bank's Board of Directors determines to so extend them, unless notice not to extend is properly given by either party to the contract. Mr. Engle's and Mr. Ditmars' proposed employment agreements with Lincoln Bank are attached as Annexes G and H, respectively, to this joint proxy statement/prospectus.

     Mr. Engle's and Mr. Ditmars' employment agreements differ from the employment agreements the other executive officers of Lincoln are currently subject to in the following respects. First, Mr. Engle will be granted an option to purchase 70,000 shares of common stock of Lincoln in connection with his employment. Similarly, Mr. Ditmars will be granted an option to purchase 20,000 shares of common stock of Lincoln. Although the exercise prices of the options will be 100% of the fair market value of the shares underlying the options on the date of grant, Lincoln has never granted options to an employee (including senior executive officers) at the outset of their employment. Historically, Lincoln has required at least one year's service before granting stock options.

     Second, Lincoln's standard employment agreement for senior executive officers provides that an employee may (i) be fired by Lincoln for "cause" (which generally includes dishonesty, incompetence, willful misconduct and similar actions) (ii) be terminated by Lincoln without cause; (iii) terminate his employment without cause, or (iv) terminate his employment for "cause" (which generally means (a) a significant change to his titles or duties (b) a significant change to compensation, (c) failure to have the agreement assumed by a successor in connection with the change of control, or (d) a material breach of the agreement by Lincoln). Although these conditions are also included in Mr. Engle's and Mr. Ditmars' contracts, Mr. Engle's and Mr. Ditmars' employment agreements also state that they may terminate their employment for "cause" if Lincoln fails to use its best efforts to convert from a federal savings bank to an Indiana commercial state bank no later than one year after the effective date of the merger.

     Third, Lincoln's standard form of employment agreement states that, in the event Lincoln elects to terminate the employee without cause or the employee elects to terminate his employment for cause, he shall be entitled to receive the compensation otherwise promised under the agreement for the remainder of the term of the employment agreement. Mr. Engle's and Mr. Ditmars' employment agreements contain this same provision but also provide that they shall not receive less than six months' severance under any circumstance.

     Fourth, Lincoln's standard form of employment agreement generally provides that if the employee is terminated with cause or quits without cause, the employee shall be subject to a three year restriction on servicing Lincoln's customers and a one year restriction on competing with Lincoln within twenty-five miles of Lincoln's main office. In Mr. Engle's employment agreement, the three year restriction on soliciting Lincoln's customers was reduced to two years and, in the event Lincoln elects not to renew Mr. Engle's contract or if Mr. Engle is not made President and CEO of Lincoln on or before December 31, 2005, he may terminate his employment and such two year and one year restrictions are reduced to six months. Mr. Ditmars' non-competition and non-solicitation restrictions are also reduced similarly, and Mr. Ditmars' restrictions are also reduced to six months in the additional event that Mr. Engle's employment with Lincoln is terminated without cause by Lincoln.

     Lincoln's Board of Directors reviewed these deviations from Lincoln's standard form of employment agreement but concluded they were warranted in connection with the overall transaction.


Treatment of Stock Options and Certain Benefit Plans

     The Merger Agreement provides that each option to acquire shares of FSB common stock which is held by a non-employee director (all of which are currently vested) shall be converted into the right to receive from Lincoln, at the effective time, an amount in cash equal to the excess of $14.80 over the per share exercise price for the share of FSB common stock subject to the stock option. Currently, there are 31,500 such options outstanding all of which have an exercise price of $4.34 per share.

     The Merger Agreement also provides that each option to acquire shares of FSB common stock held by an officer or employee of FSB or First Bank (including employees who are also directors), whether or not vested, shall be converted into an option to acquire shares of common stock of Lincoln with the exercise price being subject to adjustment based upon the exchange ratio used in connection with the merger. The option holders will be entitled to options for a number of shares of Lincoln common stock equal to the number of shares subject to the FSB stock options times .75, rounded to the nearest whole number. The exercise price for such new Lincoln options will equal the exercise price of the FSB stock option divided by .75, rounded to the nearest whole cent. Notwithstanding the foregoing, any incentive stock options will be adjusted in accordance with Section 424 of the Code. Currently, there are 124,750 options outstanding which will be converted into Lincoln options. All such options will become fully vested as a result of a "change-in-control" provision contained in FSB's plan document.

     On March 10, 2004, the Board of Directors of FSB extended the term of all of the options held by Jerry Engle and John Ditmars from five years to ten years. These options were to expire in May of 2004 prior to such extension. As a result of the extension of the terms of these options, FSB has incurred an after-tax charge to earnings in the first quarter of 2004 of $489,159.

     In addition, Lincoln Bank will assume the obligations of First Bank under its Deferred Fee Agreements with certain of its directors, namely, Ralph M. Foley, H. Dean Hawkins, William Meredith and Norman D. Stockton. These agreements currently allow these directors to defer their director fees until a later date and earn interest on the deferred fees. Lincoln Bank has agreed to make a lump sum cash payment to such persons of the entire accrued benefits payable under such agreements within 60 days after the closing date. As of April 30, 2004, the aggregate accrued benefits under such agreements totaled $________.


Ownership of Debentures and Equity Contracts

     Certain directors and executive officers of First Bank and FSB own some of the Debentures and Equity Contracts issued by FSB in 2002. The Debentures have a ten-year maturity and accrue interest at the rate of 8% per annum which is payable quarterly in arrears. The Debentures were issued in tandem with an Equity Contract which provides the holder with the right to purchase a certain number of shares of common stock of FSB at a fixed price (currently approximately $6.67 per share). Generally, the number of shares a holder of an Equity Contract has the right to purchase is determined by dividing the principal balance of the Debentures he or she holds by the exercise price. For instance, a person holding $10,000 in principal amount of Debentures has the right to purchase 1,500 common shares of FSB pursuant to the related Equity Contract.

     As previously stated, the conversion, redemption and/or cancellation of all of the Debentures and Equity Contracts prior to the effective date of the merger is a condition precedent to the merger. FSB sent a notice of redemption with respect to the Debentures to all of the holders of the Debentures on or about March ___, 2004, indicating that all of the Debentures will be redeemed on May 7, 2004 (the "Redemption Date"). As a result, prior to the Redemption Date, a holder of Debentures and Equity Contracts must either use the outstanding principal balance of the Debentures to purchase the FSB shares of common stock subject to the Equity Contract or he or she can elect to allow FSB to redeem the Debentures and cancel the related Equity Contracts. Because the exercise price of the Equity Contracts is approximately $6.67 per share and Lincoln is offering to pay $14.80 for each outstanding shares of FSB common stock (which would include the stock issuable pursuant to the Equity Contracts), FSB and Lincoln believe virtually all of the holders of these securities will elect to use the principal balances of their Debentures to exercise the Equity Contracts. For a holder of $10,000 in principal amount of Debentures, this will result in a gain of $8.13 per share or $12,195.00 in the aggregate.

     If a holder of the Debentures does not elect to use them to exercise the Equity Contracts prior to the Redemption Date, the holder will be entitled to receive a redemption premium of 7% on the Debentures and a cancellation fee of 1% on the Equity Contracts. Again, assuming a person holds $10,000 in principal amount of Debentures and a related Equity Contract, this will only result in a total aggregate payment to the holder of $800, and the holder will have no common shares of FSB resulting from the redemption to participate in the merger.


Indemnification and Insurance of Directors and Officers

     Lincoln has agreed to indemnify and hold harmless each director and officer of FSB and First Bank for six years after the effective time of the merger in connection with any threatened or actual claim, action or investigation arising out of the fact that any such person is or was a director or officer of FSB or First Bank at or prior to the effective time, including all indemnified liabilities based on, or arising out of, or pertaining to the Merger Agreement, the merger or the transactions contemplated by the Merger Agreement, to the full extent permitted under Indiana law, and by Lincoln's Articles of Incorporation.

     In addition, Lincoln has agreed to use its reasonable best efforts to include FSB's directors and officers on its existing insurance, or to obtain directors' and officers' liability insurance "tail" policy coverage for FSB's directors and executive officers, for a period of three years, which will provide the directors and officers with coverage on substantially similar terms as currently provided by FSB to such directors and officers for claims based on activity prior to the effective time. However, Lincoln has no obligation during the three-year period to pay an aggregate amount in premiums, with respect to the former FSB directors and officers, which is more than three times the current amount spent by FSB to maintain its current directors' and officers' insurance coverage.




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

                            EFFECTIVE TIME OF MERGER

     The merger will be consummated if the Merger Agreement is approved by the Lincoln and FSB shareholders, all required consents and approvals are obtained and all other conditions to the merger are either satisfied or waived. The merger will become effective on the date and at the time (referred to in this joint proxy statement/prospectus as the "effective time of the merger") that Articles of Merger are filed with the Secretary of State of the State of Indiana, or such later date or time as may be indicated in such Articles of Merger. It is currently anticipated that the merger will occur in the third quarter of 2004. Lincoln and FSB each has the right to terminate the Merger Agreement if the merger is not completed by December 31, 2004.


                       ELECTION AND ALLOCATION PROCEDURES

     Each record holder of shares of FSB common stock on May ___, 2004, the record date for FSB's shareholder meeting, will have the option to elect to receive the merger consideration consisting of either (a) 0.75 shares of Lincoln common stock (the "stock-election shares") or (b) $14.80 in cash (the "cash-election shares") for each share of FSB common stock owned on the record date. FSB shareholders may elect to receive a combination of Lincoln common stock and cash for their shares or choose to make no election at all (the "no-election shares").

     Elections are to be made by FSB shareholders on the Election Form and Letter of Transmittal enclosed with this joint proxy statement/prospectus.
Elections are due June ___, 2004 (the "Election Deadline"). As soon as practicable after the Election Deadline, Lincoln will cause the exchange agent to allocate among the holders of FSB common stock rights to receive Lincoln common stock, cash, or both, in exchange for their shares.

     If the number of stock-election shares is less than 878,498 shares of FSB common stock outstanding at the effective time of the merger (the "Stock Number"), then (1) all stock-election shares will be converted into the right to receive Lincoln common stock, and (2) the exchange agent will allocate pro rata from among the no-election shares a sufficient number of no-election shares so that the sum of such number and the number of stock-election shares is equal as closely as practicable to the Stock Number. If the sum of the number of stock-election shares and no-election shares is less than the Stock Number, then the exchange agent will allocate pro rata from among the total cash-election shares a sufficient number of cash-election shares such that the sum of such number and the number of stock-election shares and no-election shares is as equal as practicable to the Stock Number, and all such shares will be converted into the right to receive Lincoln common stock. In either case, any remaining no-election shares and cash-election shares will be converted into the right to receive $14.80 per share.

     If the number of stock-election shares is greater than the Stock Number, then (1) all cash-election shares and no-election shares will be converted into the right to receive the cash portion of the merger consideration and (2) the exchange agent will allocate pro rata from among the stock-election shares a sufficient number of stock-election shares such that the number of remaining stock-election shares shall equal as closely as practicable the Stock Number, and all such selected shares shall be converted into the right to receive cash. The stock-election shares not converted to cash-election shares shall remain stock election shares.

     If the number of stock-election shares is equal to the Stock Number, then all stock-election shares shall be converted into shares of Lincoln common stock and all no-election and cash-election shares shall be converted into cash.




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

                         EXCHANGE AND PAYMENT PROCEDURES

     Enclosed with this joint proxy statement/prospectus are transmittal materials for use by an FSB shareholder in making the election described above and for exchanging his or her certificates representing shares of FSB common stock for shares of Lincoln common stock and/or cash. FSB shareholders should surrender their certificates for exchange using the procedures described in the Election Form and Letter of Transmittal and instructions. Computershare Trust Company of New York, the exchange agent for the merger, will deliver certificates for Lincoln common stock and/or a check for any cash consideration (or fractional share interests or dividends or distributions) after the effective time of the merger once it receives the certificates representing a holder's shares of FSB common stock.

     In the event that Lincoln pays any dividends or other distributions with respect to Lincoln common stock with a record date occurring after the effective time of the merger, Lincoln will not pay any such dividends or other distributions to any former FSB shareholder who has not exchanged his or her certificates representing FSB common stock. After exchanging his or her FSB stock certificates for Lincoln stock certificates, all paid dividends and other distributions will be delivered to such shareholder, in each case without interest.

     After the effective time of the merger, there will be no transfers of shares of FSB common stock on FSB's stock transfer books. If certificates representing shares of FSB common stock are presented for transfer after the effective time of the merger, the exchange agent or Lincoln will cancel and exchange them for the merger consideration consisting of cash, certificates representing shares of Lincoln common stock, or a combination of both, and cash for the amount to be paid for fractional shares of Lincoln common stock, if any, as provided by and in accordance with the Agreement.

     Any merger consideration which is delivered to the exchange agent and is unclaimed for six months will be returned to Lincoln, and any holders of FSB certificates will, after that date, only look to Lincoln for the merger consideration, subject to applicable abandoned property or similar laws.


                                FRACTIONAL SHARES

     Lincoln will not issue any fractional shares of Lincoln common stock. Instead, a FSB shareholder who would otherwise have received a fraction of a share of Lincoln common stock will receive cash (without interest). The amount of cash received will be determined by multiplying the fraction of Lincoln common stock the shareholder would have been entitled to receive by $19.73 (which is equal to the $14.80 cash consideration divided by the .75 exchange ratio). In addition, FSB shareholders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.


                        RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 44 of the Indiana Business Corporation Law (the "IBCL"), FSB shareholders have dissenters' rights with respect to the merger of FSB with Lincoln. Chapter 44 of the IBCL authorizes an FSB shareholder to demand payment in cash for the fair value of his or her shares of FSB common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in the value unless a court determines that such exclusion would be inequitable. To claim this right, an FSB shareholder who desires to exercise his or her rights as a dissenting shareholder:



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

     (a) must, before the vote is taken at the annual meeting of FSB shareholders, deliver to FSB written notice of his or her intent to demand payment for his or her shares if the merger is effectuated, and

     (b) must not vote in favor of the merger in person or by proxy at the FSB annual meeting of shareholders.

     If the merger is approved by the FSB shareholders, Lincoln will send a notice of dissenters' rights to those FSB shareholders satisfying the above conditions within ten days after the shareholder approval. The notice will state the procedures the dissenting FSB shareholders thereafter must follow to exercise their dissenters' rights in accordance with Chapter 44 of the IBCL.

     AN FSB SHAREHOLDER WHO DOES NOT DELIVER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTE AGAINST THE MERGER OR REFRAIN FROM VOTING WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER CHAPTER 44 OF THE IBCL.

     FSB shareholders who execute and return the enclosed proxy but do not specify a choice on the merger proposals will be deemed to have voted for the merger of FSB with Lincoln and, accordingly to have waived their dissenters' rights, unless they revoke the proxy prior to its being voted.

     Upon consummation of the merger, Lincoln will pay each dissenting FSB shareholder who has complied with all requirements of Chapter 44 of the IBCL and of the notice, Lincoln's estimate of the fair value of the shares as of the time immediately prior to the merger, EXCLUDING ANY APPRECIATION IN VALUE IN ANTICIPATION OF THE MERGER. The determination of the estimate of "fair value" will be based on the value of such shares of FSB common stock on March 10, 2004, the last business day immediately prior to the announcement of the merger.

     Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after Lincoln makes or offers payments for the dissenters' shares. Lincoln can elect to agree to the dissenters' fair value demand or can commence an action in the Circuit or Superior Court of Hendricks County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The Court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by Lincoln.

     See the full text of Chapter 44 set forth in Annex D to this joint proxy statement/prospectus.

     TO PERFECT RIGHTS OF DISSENT, AN FSB SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE REQUIREMENTS OF CHAPTER 44 OF THE IBCL. THIS SUMMARY OF THE DISSENTERS' RIGHTS OF FSB SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN ANNEX D AND CONSULT WITH AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.



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

                       REGULATORY APPROVALS FOR THE MERGER

     The mergers of FSB with and into Lincoln and First Bank with and into Lincoln Bank are subject to prior approval by the Office of Thrift Supervision under Section 10(e) of the Home Owners' Loan Act and under the Change in Bank Control Act. These statutes require the Office of Thrift Supervision to take into consideration the financial and managerial resources and the future prospects of the companies and associations involved, the insurance risk to the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable, and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Office of Thrift Supervision will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions. In considering the managerial resources, the Office of Thrift Supervision will consider the competence, experience, and integrity of the officers, directors, and principal shareholders of the companies and associations.

     The Home Owners' Loan Act prohibits the Office of Thrift Supervision from approving a merger if the merger:

     o would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or

     o would substantially lessen competition or tend to create a monopoly in any section of the country, or would result in any other manner in a restraint of trade, unless the Office of Thrift Supervision finds that the anti- competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, under the Community Reinvestment Act of 1977, the Office of Thrift Supervision must take into account the record of performance of FSB and Lincoln in meeting the credit needs of the communities served by such associations, including low- and moderate-income neighborhoods.

     Lincoln and FSB filed an application for approval of the proposed merger with the Office of Thrift Supervision on April ___, 2004. The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, following the date of the Office of Thrift Supervision approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval unless a court specifically orders otherwise.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences to holders of FSB common stock who hold such stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code (the "Code"). This summary and the opinions set forth below may not be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to mark to market, persons that hold FSB common stock as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States and shareholders who acquired their shares of FSB common stock through the exercise of an employee stock option or otherwise as compensation. The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this joint proxy statement/prospectus.

     ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

     As a condition to closing the merger, FSB must obtain the opinion of Barnes & Thornburg LLP that, for federal income tax purposes, the merger constitutes a reorganization within the meaning of Section 368 of the Code and will not result in gain or loss for federal income tax purposes to FSB. In addition, the opinion must state that the issuance of Lincoln's common stock in the merger will not result in the recognition of gain or loss by the holders of FSB common stock to the extent they receive shares of Lincoln common stock in the merger in exchange for shares of FSB common stock.

     Pursuant to the Merger Agreement, FSB and Lincoln may exercise their right to terminate the merger if Barnes & Thornburg LLP is unable to render these tax opinions at closing. If the market price of the Lincoln common stock as of the effective time declines relative to the market price of FSB common stock to the extent that the value of the Lincoln common stock received by the FSB shareholders in the merger is less than 45% of the value of formerly outstanding shares of FSB common stock, then FSB and Lincoln will not be obligated to consummate the merger pursuant to the Merger Agreement because Barnes & Thornburg LLP would be unable to render their favorable tax opinions on the merger.

     Based on the representations contained in certificates provided by Lincoln and FSB and based on certain customary assumptions, all of which must be true and accurate in all material respects and assume in the absence of changes in existing material facts as of the effective time of the merger, and subject to the qualifications above, Barnes & Thornburg LLP has rendered its tax opinion to Lincoln and FSB, as of the date the registration statement relating to this joint proxy statement/prospectus was filed. Such opinion was based on current market prices of FSB and Lincoln common stock. In addition, it is a condition to the closing of the merger that each of Lincoln and FSB receive a final opinion dated as of the date of the closing of the merger. The opinion and this summary will not be binding on the Internal Revenue Service, and neither Lincoln nor FSB intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Subject to the foregoing, the opinion of Barnes & Thornburg LLP provides:

     o The merger will constitute a tax-free reorganization for Federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code, meaning that neither FSB nor Lincoln will recognize any gain or loss with respect to the merger;

     o An FSB shareholder who receives solely shares of Lincoln common stock as consideration will not recognize any gain or loss on the transfer of their FSB common stock except to the extent they receive cash in lieu of fractional shares (as discussed below);

     o An FSB shareholder who receives a combination of cash and shares of Lincoln common stock in exchange for shares of FSB common stock in the merger will not recognize loss but will recognize gain, if any, on the shares so exchanged to the extent of any cash received equal to the excess of the cash and the fair market value of the Lincoln common stock received by the shareholder over such shareholder's adjusted tax basis in the FSB common stock exchanged therefor. Any such recognized gain will be treated as capital gain unless, in the case of the particular shareholder, the receipt of the cash is deemed to have the effect of a dividend, in which case such gain will be treated as ordinary income or qualified dividend income (as discussed below) to the extent of such shareholder's ratable share of FSB's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the shareholder's holding period for such shares is greater than one year;

     o The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by a FSB shareholder pursuant to the merger has the effect of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, a FSB shareholder will be treated as if the portion of the FSB common stock exchanged for cash in the merger instead had been exchanged for shares of Lincoln common stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by Lincoln for cash. Under the principles of
          Section 302, a FSB shareholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing a shareholder's ownership interest in Lincoln both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

          Whether the hypothetical redemption by Lincoln of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to a FSB shareholder will depend upon such shareholder's particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in such shareholder's percentage ownership of Lincoln common stock. In determining whether the hypothetical redemption by Lincoln results in a meaningful reduction in the shareholder's percentage ownership of Lincoln common stock and therefore does not have the effect of a distribution of a dividend, a FSB shareholder should compare his or her interest in Lincoln (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to his or her interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption. In Revenue Ruling 76-385, the Internal Revenue Service found a reduction from .0001118% to .0001081% to be a meaningful reduction.

          The hypothetical redemption transaction would be "substantially disproportionate" and, therefore, would not have the effect of a distribution of a dividend with respect to a FSB shareholder who owns less than 50% of the voting power of the outstanding Lincoln common stock if the percentage of Lincoln common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of Lincoln common stock actually, hypothetically and constructively owned by such shareholder immediately before the hypothetical redemption;

     o In general, in the case of a shareholder of FSB who exchanges all of his or her FSB common stock for cash in the Merger, the cash will be treated as received by such shareholder as a distribution in redemption of the shareholder's FSB common stock, subject to the provisions and limitations of Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, the FSB shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the FSB common stock redeemed. Sections 302(b)(3) and 1001 of the Code. The gain or loss will be capital gain or loss if the FSB common stock was held by the FSB shareholder as a capital asset at the Effective Time. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by the FSB shareholder will be treated as ordinary income or qualified dividend income (as discussed below);

     o The aggregate adjusted tax basis of the shares of Lincoln common stock received in such exchange will be equal to the aggregate tax basis of the shares surrendered therefor, decreased by the cash received and increased by the amount of gain (including any amount which is characterized as a dividend) recognized, if any. The holding period of Lincoln common stock will include the holding period of the shares of FSB common stock surrendered therefor;

     o Cash received in lieu of a fractional share of Lincoln common stock will be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of common stock allocable to such fractional interest. Such gain or loss will be long-term capital gain or loss if, as of the date of exchange, the holding period for such share is greater than one year;

     o Any gain recognized by an FSB shareholder and classified as a dividend under Section 302 of the Code will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual FSB shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 120 day period beginning 60 days before the closing date. Gain treated as ordinary income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income;

     o An FSB shareholder who exchanges his or her options to acquire like options to acquire Lincoln common stock will recognize no gain or loss on the exchange to the extent that the options constitute securities.

     o The receipt in the merger by a holder of options to acquire shares of FSB common stock of an amount in cash equal to the excess of $14.80 over the per share exercise price for each share of common stock subject to such stock options will result in the recognition of taxable income by the person in the amount of cash received as consideration for the termination of such stock options; and

     o Payments of cash to a FSB shareholder surrendering shares of common stock will be subject to information reporting and "backup" withholding at a rate of 28% of the cash payment to the shareholder, unless the shareholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS LIMITED TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER AND DOES NOT DISCUSS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES, OR ALL OF THE TAX CONSEQUENCES THAT MIGHT BE RELEVANT TO AN INDIVIDUAL SHAREHOLDER OF FSB. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, OR OTHER TAX LAWS AND OF ANY FUTURE CHANGES IN THE CODE, OR REGULATION ISSUED THEREUNDER, OR UNDER ANY TAX RULINGS OR COURT DECISIONS OR OTHER LAWS CONCERNING TAXES.

                       ACCOUNTING TREATMENT OF THE MERGER

     The merger is expected to be recorded under the purchase method of accounting for financial reporting purposes. Accordingly, in connection with the merger, intangible assets will be identified and the assets and liabilities of FSB will be marked to their fair value prior to being added to the corresponding balance sheet categories of Lincoln, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. Any amount remaining after allocating the purchase price to intangible assets other than goodwill and FSB's assets and liabilities will be classified as goodwill. Intangible assets, such as core deposit intangibles, will be amortized over a period of time. Goodwill is not amortized but is tested periodically for impairment. If goodwill is determined to be impaired, an impairment loss will be recorded at that time. In future financial statements, the results of operations of Lincoln will include the results of both FSB and Lincoln only for the periods beginning after the effective date of the merger. Lincoln must treat certain expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

     The unaudited pro forma condensed combined financial information contained in this document has been prepared using the purchase method of accounting to account for the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" and the footnotes thereto beginning on page 58.


                         NASDAQ NATIONAL MARKET LISTING

     Lincoln will file a notification with The Nasdaq Stock Market, Inc. regarding the issuance of Lincoln common stock in the merger. This notification must be made for the merger to proceed.


                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS

     In the merger, FSB shareholders will exchange their shares of FSB common stock for shares of Lincoln common stock and/or cash. Both Lincoln and FSB are organized under the laws of the State of Indiana. On consummation of the merger, some of FSB's shareholders will become Lincoln shareholders, and the Lincoln Articles and the Lincoln Bylaws will govern their rights as Lincoln shareholders.

     The following summary discusses some of the material differences between the current rights of Lincoln shareholders and FSB shareholders under the Lincoln Articles, Lincoln Bylaws, the Amended and Restated Articles of Incorporation of FSB (the "FSB Articles"), and the Code of Bylaws of FSB (the "FSB Bylaws"). The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the IBCL, and the articles of incorporation and bylaws of Lincoln and FSB, respectively.


Authorized Capital

     Lincoln

     Lincoln is authorized to issue 20,000,000 shares of common stock, without par value ("Lincoln common stock"), all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. As of the date of this joint proxy statement/prospectus, Lincoln had outstanding 4,418,391 shares of its common stock and no shares of preferred stock. Each of the outstanding shares of Lincoln common stock has been validly issued, fully paid, and is not liable for further call or assessment.

     FSB

     FSB is authorized to issue 10,000,000 shares of common stock, $.01 par value per share ("FSB common stock"), all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, $.01 par value per share. As of the date of this joint proxy statement/prospectus, FSB has outstanding 1,622,662 shares of its common stock and no shares of preferred stock. Each of the outstanding shares of FSB common stock has been validly issued, fully paid, and is not liable for further call or assessment.

Voting Rights

     Lincoln

     Each holder of Lincoln common stock has the right to cast one vote for each share of Lincoln common stock held of record on all matters submitted to a vote of shareholders of Lincoln. The Lincoln Articles provide that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. If Lincoln issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

     FSB

     Each holder of FSB common stock has the right to cast one vote for each share of FSB common stock held of record on all matters submitted to a vote of shareholders of FSB. If FSB issues shares of preferred stock, holders of the preferred stock may also possess voting rights.


Dividends

     Lincoln and FSB can pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration and upon such terms and conditions as Lincoln's or FSB's Board of Directors may determine, subject to certain statutory restrictions.


Liquidation

     In the event of liquidation, dissolution or winding up of Lincoln or FSB, the holders of shares of common stock will be entitled to receive, after payment or provision for payment of Lincoln's and FSB's debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Lincoln or FSB, respectively.


Preemptive Rights

     Holders of Lincoln and FSB common stock are not entitled to preemptive rights with respect to any shares which may be issued.


Preferred Stock

     The Merger Agreement prohibits Lincoln's and FSB's Boards of Directors from issuing preferred stock prior to the effective time of the merger. The Boards of Directors of Lincoln and FSB are generally authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and other rights of the shares of each such series and the limitations thereof. Lincoln's and FSB's preferred stock may rank prior to its common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.


Issuance of Additional Shares

     Lincoln

     Except in connection with the proposed merger with FSB, the exercise of stock options and as otherwise provided herein, Lincoln has no specific plans for the issuance of the additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Lincoln common stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of Lincoln preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. The Lincoln Articles provide that, except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Lincoln common stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, Lincoln's Board of Directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Lincoln common stock subject to the restrictions imposed on the issuance of such shares by The Nasdaq Stock Market.

     FSB

     Except as may be required in connection with the redemption of the Debentures in connection with the proposed merger with Lincoln, FSB has no specific plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. The FSB Articles provide that, except as otherwise required to approve the transaction in which the additional authorized shares of FSB common stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, FSB's Board of Directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of FSB common stock subject to the restrictions imposed on the issuance of such shares by The Nasdaq Stock Market.


Number of and Geographic Restrictions Upon Directors

     Lincoln

     The Lincoln Articles provide that the size of the Lincoln Board of Directors shall range between 5 and 15 directors, with the exact number of directors to be fixed from time to time exclusively by the Lincoln Board of Directors pursuant to a resolution adopted by a majority of the total number of directors.

     The Lincoln Bylaws provide that directors of Lincoln must have their primary domicile in Clinton, Hendricks, or Montgomery Counties, Indiana and must have a loan or deposit relationship with Lincoln Bank which they have maintained for at least a continuous period of 9 months immediately prior to their nomination to Lincoln's Board of Directors. Additionally, Lincoln's Bylaws provide that each director who is not an employee of Lincoln or any of its subsidiaries must have served as a member of a civic or community organization based in Clinton, Hendricks, or Montgomery Counties, Indiana for at least a continuous period of 12 months during the 5 years prior to his or her nomination to the Board. Lincoln's Board may waive one or more of the requirements set forth in the two previous sentences for one or more representatives it determines to appoint or nominate to Lincoln's Board in connection with an acquisition of another financial institution by Lincoln or in connection with the acquisition or opening of a new branch by Lincoln Bank.

     FSB

     The FSB Bylaws provide that the Board of Directors of FSB shall consist of 8 directors.

     The FSB Articles provide that FSB directors need not be shareholders of FSB nor residents of Indiana or any other state in the United States.


Board Vacancies

     Lincoln

     The Lincoln Articles provide that any vacancy occurring in Lincoln's Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the "Continuing Directors" (directors then serving as such who were directors on Lincoln's date of incorporation or were recommended for appointment or election by a majority of Continuing Directors then on the Board).

     FSB

     The FSB Bylaws provide that vacancies shall be filled for the remainder of the unexpired term by a majority vote of the remaining members of FSB's Board of Directors; provided, however, that if such vacancy or vacancies leave the Board with no members or if the remaining members of the Board are unable to agree on a successor or determine not to select a successor, a vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose at the next annual meeting.


Removal From Board

     Lincoln

     The Lincoln Articles provide that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors.

     FSB

     The FSB Articles provide that a director or the entire Board of Directors may be removed only for good cause and only by the affirmative vote of at least 70% of the shares eligible to vote generally in the election of directors.


Special Meetings of the Board

     Lincoln

     The Lincoln Bylaws provide that special meetings of the Lincoln Board of Directors may be called from time to time and shall be called upon the written request of at least two directors.

     FSB

     The FSB Bylaws provide that special meetings of the FSB Board of Directors may be called by any director upon not less than 24 hours' notice.


Classified Board of Directors and Cumulative Voting

     Lincoln

     The Lincoln Articles provide that Lincoln's Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it could take two annual elections to replace a majority of Lincoln's Board of Directors. The Lincoln Articles do not provide for cumulative voting.

     FSB

     The FSB Articles allow for staggering the terms of FSB's Board of Directors by dividing the total number of directors into either two or three groups whose terms of office expire at different times. FSB's Board of Directors is divided into three classes serving three-year terms. Two of the classes consist of three Directors and one of the classes consists of two directors. The FSB Articles do not provide for cumulative voting.


Conflict of Interest Transactions

     Lincoln

     The Lincoln Articles provide that any contract or other transaction between Lincoln and a director or between Lincoln and an entity in which a director has a material financial interest, is a general partner, or of which a director is a director, officer or trustee (a "Conflict Transaction") shall be valid for all purposes, if the material facts of the Conflict Transaction and the director's interest were disclosed to the Board of Directors, a committee thereof with proper authority to act thereon, or the Lincoln shareholders entitled to vote thereon, and if the Conflict Transaction is authorized, approved and ratified by the Board of Directors, the committee, or by a majority of shares entitled to vote.

     FSB

     The FSB Articles provide that a transaction with FSB in which a director has a direct or indirect interest (a "Conflict of Interest Transaction") is not voidable by FSB solely because of the director's interest if (a) the material facts of the transaction and the director's interest were disclosed or known to the FSB Board or a committee thereof and the Board or committee authorized, approved and ratified the transaction, (b) the material facts of the director's interest were disclosed or known to the shareholders entitled to vote thereon and the shareholders authorized, approved or ratified the transaction, or (c) the transaction was fair to FSB.


Indemnification

     Lincoln

     Under  Indiana  Law,  directors,   officers,  employees  and  agents  of  a
corporation may be indemnified against expenses (including attorneys' fees) under certain circumstances. In certain types of actions, suits or proceedings, whether civil, criminal, administrative or investigative, such individuals may be indemnified against individual liability if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a person otherwise eligible to be indemnified is wholly successful on the merits or otherwise of any claim or defense, indemnification is mandatory for reasonable expenses, including attorneys' fees.

     Expenses incurred by a director, officer, employee or agent of a corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount of any advance if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by Indiana law.

     The Lincoln Articles provide for the indemnification of Lincoln's directors, officers, employees and agents, and of any person serving at the request of Lincoln as a director, officer, partner, trustee, employee or agent of another enterprise, to the fullest extent permitted by Indiana law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Lincoln under the provisions described above, Lincoln has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

     FSB

     FSB is also subject to Indiana law with respect to indemnification and to the restrictions on indemnification arising under the Securities Act of 1933. The FSB Articles provide for the indemnification of FSB's directors, officers, employees and agents, and of any person serving at FSB's request as a director, officer, employee, agent or fiduciary of another enterprise to the extent not inconsistent with Indiana law.


Special Meetings of Shareholders

     Lincoln

     The Lincoln Articles provide that a special meeting of shareholders may be called only by the Chairman of the Board of Lincoln or pursuant to a resolution adopted by a majority of the total number of directors of Lincoln.

     FSB

     The FSB Articles and Bylaws provide that a special meeting of shareholders may be called by FSB's Board of Directors, its Chairman or its President or by shareholders representing at least 70% of the votes. Shareholders invoking this right must follow certain procedures set forth in FSB's Articles.


Shareholder Nominations

     Lincoln

     The Lincoln Bylaws provide that any Lincoln shareholder entitled to vote in the election of directors may nominate persons for election to the Board of Directors pursuant to certain procedures set forth in the Lincoln Bylaws. A shareholder nominating a person for the Board of Directors must give notice to Lincoln's Secretary not less than 120 days prior to the meeting at which elections are to take place.

     FSB

     The FSB Bylaws provide that any FSB shareholder entitled to vote in the election of directors may nominate persons for election to the FSB Board of Directors pursuant to certain procedures set forth in the FSB Bylaws. A shareholder nominating a person to the Board of Directors must give notice to FSB's Secretary at least 45 days prior to the one year anniversary of the date FSB mailed its proxy materials for the prior year's annual meeting.


Notice of Shareholder Proposals

     Lincoln

     Pursuant to the Lincoln Bylaws, shareholder proposals must be submitted to Lincoln's Secretary not less than 120 days prior to the meeting at which such proposals are to be considered.

     FSB

     Pursuant to the FSB Bylaws, shareholder proposals must be submitted to FSB's Secretary not less than 45 days prior to the one year anniversary of the date FSB mailed its proxy materials for the prior year's annual meeting.


Limitations on Certain Shareholders

     Lincoln

     The Lincoln Articles provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Lincoln (subject to certain exceptions); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders.

     FSB

     The FSB Articles do not provide limitations on certain shareholders owning 10% or more of any class of equity securities, although certain business combinations with such shareholders are restricted as discussed below.


Amendment of Articles of Incorporation and Bylaws

     Lincoln

     Amendments to the Lincoln Articles must be approved by a majority vote of Lincoln's Board of Directors and also by a majority of the outstanding shares of Lincoln's voting shares; provided, however, that approval by at least 80% of the outstanding voting shares is required for amendments to certain provisions, including provisions relating to directors, the acquisition of beneficial
ownership  of  10%  of  any  equity   security  class,   and  certain   business
combinations.

The Lincoln Bylaws may be amended only by a majority vote of the directors of Lincoln.

     FSB

     Amendments to the FSB Articles must be approved by a majority vote of FSB's Board of Directors, as appropriate, and also by a majority of the outstanding shares of FSB's voting shares; provided, however, that approval by at least 70% of the outstanding voting shares is required for amendments to certain provisions relating to business combinations with related persons, unless the amendment is recommended by at least 70% of the Continuing Directors (i.e. any director who is not associated with the related person and who was a director prior to the time the related person became one and any successor of a Continuing Director who is not associated with the related person and is recommended to succeed a Continuing Director by at least two-thirds of the Continuing Directors then on the Board of Directors).

     The FSB Bylaws may be amended only by a majority vote of the directors of FSB.


Factors in Board Decision Making

     Lincoln

     The Lincoln Articles provide that Lincoln's Board of Directors, when determining whether to take or refrain from taking corporate action on any matter, including making or declining to make a recommendation to Lincoln's shareholders, may in its discretion consider the long-term as well as the short-term best interests of Lincoln, taking into account and weighing as the directors deem appropriate, the social and economic effects of such action on present and future employees, suppliers, customers of Lincoln and Lincoln Bank, the effect upon communities in which offices or other facilities of Lincoln are located and the effect on Lincoln's ability to fulfill its corporate obligations as a savings and loan holding company or a bank holding company and on the ability of its subsidiary financial institutions to fulfill the objectives of financial institutions under applicable statutes and regulations and any other factors the directors deem pertinent. By having these standards and provisions in the Lincoln Articles, the Lincoln Board of Directors may be in a stronger position to oppose a proposed transaction if the Board concludes that the transaction would not be in Lincoln's best interest, even if the price offered is significantly greater than the then market price of any equity security of Lincoln.

     FSB

     The FSB Articles provide that FSB's Board of Directors, when considering acquisition proposals, may consider the following factors and any other factors that the Board of Directors deems relevant: (a) the social and economic effects on FSB, its subsidiaries and their employees, customers, creditors, and communities in which FSB and its subsidiaries operate, (b) the business and financial condition and earnings prospects of the acquiring person, and (c) the competence, experience and integrity of the acquiring person and its management, affiliates and associates. By having these standards and provisions in the FSB Articles, the FSB Board of Directors may be in a stronger position to oppose a proposed transaction if the Board concludes that the transaction would not be in FSB's best interest, even if the price offered is significantly greater than the then market price of any equity security of FSB.


Business Combinations with Interested Parties

     Lincoln

     The Lincoln Articles require that certain business combinations between Lincoln (or any majority-owned subsidiary of Lincoln) and a 10% or greater shareholder (an "Interested Shareholder") of Lincoln be approved by a supermajority vote of the shareholders. The Lincoln Articles require that such business combinations be approved by at least 80% of the total number of outstanding voting shares, unless the combination is approved by a majority of the Continuing Directors (meaning a director who was a director prior to the time that the Interested Shareholder became such and who is unaffiliated with the Interested Shareholder, or any director chosen to fill a vacancy who is unaffiliated with the Interested Shareholder and who is recommended for appointment or election by a majority of Continuing Directors), or unless fair price and procedural requirements have been met.

     FSB

     The FSB Articles require that such business combinations between FSB (or any majority owned subsidiary of FSB) and a 10% or greater shareholder of FSB ( a "Related Person") must be approved by a supermajority vote of the shareholders. Specifically, such a business combination must be approved by not less than 70% of outstanding voting shares and by an independent majority of shareholders, meaning holders of the outstanding voting shares representing a majority of votes entitled to be cast other than shares beneficially owned or directly or indirectly controlled by the Related Person, unless such combination meets the fair price exception or the director approval exception set forth in the FSB Articles.


Anti-Takeover Provisions

     The Boards of Directors of Lincoln and FSB each believe that the provisions described above are prudent and will reduce the vulnerability of the respective companies to takeover attempts and certain other transactions which have not been negotiated with and approved by their respective Boards of Directors. The Boards of Directors believe these provisions are in the best interests of their respective companies and their shareholders. In the judgment of Lincoln's and FSB's Boards of Directors, the respective Boards of Directors will be in the best position to determine the true value of Lincoln or FSB, as appropriate, and to negotiate more effectively for what may be in the best interests of Lincoln or FSB and their respective shareholders. The Boards of Directors believe that these provisions will encourage potential acquirers to negotiate directly with the respective Boards of Directors and discourage hostile takeover attempts. It is also the view of the Boards of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of Lincoln or FSB and which is in the best interests of their respective shareholders.

     Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for Lincoln or FSB and their respective shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Lincoln's or FSB's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Lincoln's or FSB's remaining shareholders of the benefits of certain protective provisions of the Securities Exchange Act of 1934 if the number of beneficial owners becomes less than 300 and Lincoln or FSB terminates its registration under the Securities Exchange Act of 1934.

     Despite the belief of Lincoln's and FSB's Boards of Directors in the benefits to the shareholders of the respective companies of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the respective Boards of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Boards of Directors and of management more difficult. The Boards of Directors have, however, each concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.


                    OTHER RESTRICTIONS ON THE ACQUISITION OF
                 LINCOLN AND LINCOLN BANK AND FSB AND FIRST BANK

     State Law. Several provisions of the Indiana Business Corporation Law, as amended (the "IBCL"), could affect the acquisition of shares of Lincoln common stock or FSB common stock or otherwise affect the control of Lincoln or of FSB. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Lincoln or FSB (assuming that either company has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the Board of Directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in the Lincoln Articles and FSB Articles and described in "Comparison of the Rights of Shareholders--Business Combinations with Interested Parties." The procedural restraints imposed by the Lincoln Articles and the FSB Articles are somewhat more stringent than those imposed by the IBCL. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Lincoln Articles or the FSB Articles may only be amended by an 80% vote or 70% vote of the shareholders of the respective companies.

     In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Both Lincoln and FSB, however, have elected to remain subject to this statute because of the desire of the respective companies to discourage non-negotiated hostile takeovers by third parties.

     The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

     The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, the Lincoln Articles and the FSB Articles contain provisions having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed."

     In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     Because of the foregoing provisions of the IBCL, the Boards of Directors of Lincoln and of FSB each have the flexibility in responding to unsolicited proposals to acquire Lincoln or FSB, as the case may be, and accordingly it may be more difficult for an acquiror to gain control of Lincoln or of FSB in a transaction not approved by the respective Boards of Directors.

     Additionally, the Indiana banking laws prohibit anyone from acquiring "control" of FSB or First Bank without first receiving the prior approval of the Indiana Department of Financial Institutions ("IDFI"). "Control" is generally deemed to exist if a person owns 25% or more of any voting class of securities or is otherwise able to direct the management or policies of the bank or holding company. In deciding on whether to approve any such transaction, the IDFI will consider the competence, experience, character and financial responsibility of the proposed acquiror and whether the proposed change in control will jeopardize the interests of the institution's shareholders, depositors and creditors or the public. The Indiana banking laws impose similar pre-approval requirements and restrictions on proposed mergers of state banks and their holding companies.

     Federal Law. The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a savings association or a savings and loan holding company unless at least 60 days prior written notice is given to the OTS and the OTS has not objected to the proposed acquisition.

     The Savings and Loan Holding Company Act also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured savings institution without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company by the OTS.

     The term "control" for purposes of the Change in Bank Control Act and the Savings and Loan Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings association or to control, in any manner, the election of a majority of the directors of the savings association. It also includes a determination by the OTS that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the savings association.

     OTS regulations also set forth certain "rebuttable control determinations" which arise (i) upon an acquisition of more than 10% of any class of voting stock of a savings association; or (ii) upon an acquisition of more than 25% of any class of voting or nonvoting stock of a savings association; provided that, in either case, the acquiror is subject to any of eight enumerated "control factors," which are: (1) the acquiror would be one of the two largest holders of any class of voting stock of the association; (2) the acquiror would hold more than 25% of the total shareholders' equity of the association; (3) the acquiror would hold more than 35% of the combined debt securities and shareholders' equity of the savings association; (4) the acquiror is a party to any agreement pursuant to which the acquiror possesses a material economic stake in the savings association or which enables the acquiror to influence a material aspect of the management or policies of the association; (5) the acquiror would have the ability, other than through the holding of revocable proxies, to direct the votes of more than 25% of a class of the voting stock or to vote in the future more than 25% of such voting stock upon the occurrence of a future event; (6) the acquiror would have the power to direct the disposition of more than 25% of the association's voting stock in a manner other than a widely dispersed or public offering; (7) the acquiror and/or his representative would constitute more than one member of the association's Board of Directors; or (8) the acquiror would serve as an executive officer or in a similar policy-making position with the association. For purposes of determining percentage share ownership, a person is presumed to be acting in concert with certain specified persons and entities, including members of the person's immediate family, whether or not those family members share the same household with the person.

     The regulations also specify the criteria which the OTS uses to evaluate control applications. The OTS is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.

     The Board of Governors of the Federal Reserve System ("FRB") also prohibits anyone from acquiring control of FSB without obtaining the prior approval of the FRB. The procedure, timing and evaluation process of the FRB operates in much the same manner as that of the OTS.


                  PROPOSAL 2 - ELECTION OF DIRECTORS OF LINCOLN

     In addition to the consideration of the merger between Lincoln and FSB, the shareholders of Lincoln are also being asked to vote on the election of three directors to serve until 2007. The directors nominees are W. Thomas Harmon, Jerry R. Holifield and John C. Milholland, each of whom currently serves on the Board of Directors of Lincoln and Lincoln Bank. This section of this joint proxy statement of Lincoln and FSB contains certain information about Lincoln and the director nominees of Lincoln.

     Directors of Lincoln will be elected by a plurality of the votes cast at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting, which is three this year.


     THE LINCOLN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE DIRECTOR NOMINEES, NAMELY, W. THOMAS HARMON, JERRY R. HOLIFIELD AND JOHN C. MILHOLLAND.

The Board of Directors and Nominees

     The Board of Directors currently consists of eight members. All of the directors except T. Tim Unger meet the standards for independence of Board members set forth in the Listing Standards for the National Association of Securities Dealers. The Bylaws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their primary domicile in Clinton, Hendricks or Montgomery Counties, Indiana, must have had a loan or deposit relationship with the Bank for a continuous period of nine months prior to their nomination to the Board (or in the case of directors in office on September 10, 1998, prior to that date), and non-employee directors must have served as a member of a civic or community organization based in Clinton, Hendricks or Montgomery Counties, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board.

     The nominees for director this year are W. Thomas Harmon, Jerry R. Holifield and John C. Milholland, each of whom is a current director of Lincoln. If elected by the shareholders at the annual meeting, the terms of Messrs. Harmon, Holifield and Milholland will expire in 2007.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.


Security Ownership of Management and Certain Beneficial Owners

     The following table sets forth certain information regarding the nominees for the position of director of Lincoln and each director continuing in office after the annual meeting, including the number and percent of shares of common stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. No nominee for director is related to any other director or executive officer of Lincoln or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Lincoln common stock beneficially owned by certain executive officers of Lincoln, and by all directors and executive officers of Lincoln as a group.

                                                                 Director of       Common Stock
                              Expiration of      Director of       Lincoln         Beneficially
                                Term as            Lincoln          Bank            Owned as of      Percentage
Name                            Director            Since           Since          May ___, 2004     of Class(1)
------------------------        --------       ---------------   -----------      ---------------   -------------
Director Nominees
W. Thomas Harmon                  2007              1998             1982           79,950 (2)           1.8%
Jerry R. Holifield                2007              1998             1992           52,020 (3)           1.2%
John C. Milholland                2007              1998             1988           74,293 (4)           1.7%

Directors
Lester N. Bergum, Jr.             2006              1998             1996           49,331 (5)           1.1%
Dennis W. Dawes                   2006              1999             1999           17,000 (6)            .4%
David E. Mansfield                2005              1998             1997           41,537 (7)            .9%
T. Tim Unger                      2005              1998             1996          262,598 (8)           5.8%
John L. Wyatt                     2005              1998             1992           57,587 (9)           1.3%

Executive Officers
John M. Baer
   Secretary, Treasurer
   and Chief Financial
   Officer                                                                         107,772 (10)          2.4%
Paul S. Siebenmorgen                                                                33,516 (11)           .8%
   Vice President
Rebecca J. Morgan                                                                   29,074 (12)           .7%
   Vice President

All directors and
executive officers
as a group (11 persons)                                                            804,678 (13)         16.9%
----------------------------
(1)  Based upon information furnished by the respective director nominees. Under applicable  regulations,  shares are deemed to be  beneficially  owned by a person if he or she directly or indirectly  has or shares the power to vote or dispose of the shares,  whether or not he or she has any economic  power with respect to the shares.  Includes shares  beneficially owned by members of the immediate families of the directors residing in their homes.
(2)  Includes  2,103  shares held under the RRP and  options  for 21,024  shares granted  under the Option Plan.  Does not include  options for 5,260 shares granted under the Option Plan which are not  exercisable  within 60 days of the Voting Record Date.
(3)  Includes 15,000 shares held jointly by Mr. Holifield and his spouse,  2,103 shares held under the RRP, and options for 21,024 shares  granted under the
     Option Plan.  Does not include  options for 5,260 shares  granted under the
     Option Plan which are not  exercisable  within 60 days of the Voting Record
     Date.
(4)  Includes 4,204 shares held jointly by Mr. Milholland and his spouse,  2,103 shares held under the RRP, and options for 21,024 shares  granted under the
     Option Plan.  Does not include  options for 5,260 shares  granted under the
     Option Plan which are not  exercisable  within 60 days of the Voting Record
     Date.
(5)  Includes  13,814  shares held jointly by Mr.  Bergum and his spouse,  2,103 shares held under the RRP, and options for 21,024 shares  granted under the
     Option  Plan.  Does not  include  options for 5,260  shares  granted to Mr.
     Bergum  under the Option Plan which are not  exercisable  within 60 days of the Voting Record Date.
(6)  Includes  options for 12,000 shares granted under the Option Plan and 3,000 shares  held  under the RRP.  Does not  include  options  for 3,000  shares granted to Mr. Dawes under the Option Plan which are not exercisable within
     60 days of the Voting Record Date.
(7)  Includes 18,410 shares held jointly by Mr. Mansfield and his spouse,  2,103 shares held under the RRP and options for 21,024  shares  granted under the
     Option Plan.  Does not include  options for 5,260 shares  granted under the
     Option Plan which are not  exercisable  within 60 days of the Voting Record
     Date.
(8)  Includes  44,859  shares held jointly by Mr.  Unger and his spouse,  11,215 shares held under the RRP,  options for 140,184  shares  granted  under the
     Option Plan, and 13,840 shares  allocated to Mr. Unger's  account under the
     ESOP as of December 31, 2003.  Does not include  options for 35,047  shares granted under the Option Plan which are not  exercisable  within 60 days of the Voting Record Date.

                                       84

(9) Includes 21,474 shares held jointly by Mr. Wyatt with his spouse, 2,103 shares held under the RRP, and options for 20,624 shares granted under the Option Plan. Does not include options for 5,260 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
(10) Includes 15,891 shares held jointly by Mr. Baer and his spouse, 7,009 shares held under the RRP, options for 40,000 shares granted under the Option Plan, and 11,472 shares allocated to Mr. Baer's account under the ESOP as of December 31, 2003. Does not include 20,092 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
(11) Includes 1,870 shares held jointly by Mr. Siebenmorgen and his spouse, 6,000 shares held under the RRP, options for 12,000 shares granted under the Option Plan, and 4,646 shares allocated to Mr. Siebenmorgen's account under the ESOP as of December 31, 2003. Does not include options for 8,000 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
(12) Includes 6,870 shares held jointly by Mrs. Morgan and her spouse, 2,600 shares held under the RRP, options for 12,800 shares granted under the Option Plan, and 6,804 shares allocated to Mrs. Morgan's account under the ESOP as of December 31, 2003. Does not include options for 3,200 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
(13) Includes 43,442 shares held under the RRP, options for 342,728 shares granted under the Option Plan, and 36,762 shares allocated to the accounts of such persons under the ESOP as of the Voting Record Date. Does not include options for 100,899 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.
--------------------------

Voting Securities and Principal Holders Thereof

     The following table sets forth certain information regarding the beneficial ownership of the common stock of Lincoln as of May ___, 2004, by each person who is known by Lincoln to own beneficially 5% or more of the common stock of Lincoln. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                 Number of Shares
Name and Address                 of Common Stock          Percent
of Beneficial Owner(1)          Beneficially Owned        of Class
----------------------------    ------------------        --------
HomeFederal Bank, as Trustee
501 Washington Street
Columbus, Indiana 47201            553,833 (2)              12.5%

T. Tim Unger
P.O. Box 510
1121 East Main Street
Plainfield, Indiana  46168         262,598 (3)               5.8%
-------------------------
(1) The information in this chart is based on Schedule 13G Reports filed by the above-listed person with the Securities and Exchange Commission (the "SEC") containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filings.
(2) These shares are held by the Trustee of the Lincoln Bancorp Employee Stock Ownership Plan and Trust (the "ESOP"). The Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.
(3) Includes 44,859 shares held jointly by Mr. Unger and his spouse, 11,215 shares held under the Lincoln Bank Recognition and Retention Plan and Trust (the "RRP"), options for 140,184 shares granted under the Lincoln Bancorp Stock Option Plan (the "Option Plan"), and 13,840 shares allocated to Mr. Unger's account under the ESOP as of December 31, 2003. Does not include options for 35,047 shares granted under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

Biographical Information of Directors and Nominees

     Presented below is certain information concerning the director nominees and directors continuing in office of Lincoln:

     Lester N. Bergum, Jr. (age 55) is an attorney and partner with the firm of Robison, Robison Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

     Dennis W. Dawes (age 58) has served as President and Treasurer of Hendricks Regional Health, President of Hendricks Regional Health Foundation, and Vice Chairman of Suburban Health Organization in Danville, Indiana, since 1974.

     W. Thomas Harmon (age 64) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

     Jerry Holifield (age 62) became Chairman of the Board of Lincoln Bank in December, 1999 and has been the School Superintendent of the Plainfield Community School Corporation since 1991.

     David E. Mansfield (age 61) has served as Vice President of Excel Group in Greenwood, Indiana (sales and servicing of petroleum equipment) since 2003; theretofore he served as an Administrative Supervisor for Marathon Oil Company since 1973.

     John C. Milholland (age 67) is a retired school administrator and real estate broker. He served as Principal of Frankfort Senior High School in Frankfort, Indiana from 1989 until 2001.

     T. Tim Unger (age 63) has been President, Chief Executive Officer and Chairman of the Board of Lincoln since 1998, and President and Chief Executive Officer of Lincoln Bank since January, 1996. Previously, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

     John L. Wyatt, CLU (age 67) is a Senior Agent for Northwestern Mutual Financial Network where he has been employed since 1960.

     Lincoln Bank also has a director emeritus program pursuant to which our former directors may continue to serve as advisors to the Board of Directors upon their retirement or resignation from the Board. Currently, Fred W. Carter, Edward E. Whalen and Wayne E. Kessler serve as directors emeritus of the Bank.


Board of Director Meetings and its Committees

     During the fiscal year ended December 31, 2003, the Board of Directors of Lincoln met or acted by written consent 14 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of Lincoln held while he served as director and of meetings of committees which he served during that fiscal year. The Board of Directors of Lincoln has an Audit/Compliance Committee, a Compensation Committee, a Stock Compensation Committee and an Executive/Governance/Nominating Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

     The Audit/Compliance Committee, the members of which are W. Thomas Harmon, Dennis W. Dawes, David E. Mansfield and Jerry R. Holifield, recommends the appointment of Lincoln's independent accountants, and meets with them to outline the scope and review the results of such audit. It also approves internal audit reports, compliance reviews and training schedules. The Audit/Compliance Committee met five times during the fiscal year ended December 31, 2003.

     The Stock Compensation Committee administers the Option Plan and the RRP. The Stock Compensation Committee met or acted by written consent one time during fiscal 2003. Lincoln's Compensation Committee establishes compensation for Lincoln's executive officers. It met one time at the Lincoln Bank level during fiscal 2003. It was established at the holding company level in 2004. The members of these Committees are Messrs. Harmon, Holifield, Mansfield and Milholland. All of these Committee members met the standards for independence for compensation committee members set forth in the Listing Standards of the National Association of Securities Dealers.

     The Executive/Governance/Nominating Committee selects the individuals who will run for election to Lincoln's Board of Directors each year. Its members for this year's nominations were Dennis W. Dawes, Lester N. Bergum, Jr., and John L. Wyatt. It met twice during 2003. All of these members meet the standards for independence for nominating committee members set forth in the Listing Standards of the National Association of Securities Dealers. The Executive/Governance/ Nominating Committee does not have a separate charter but it has Duties and Responsibilities that are available at www.lincolnbank.biz.

     Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nomination on a case by case basis. When considering a potential candidate for membership on Lincoln's Board of Directors, the Executive/Governance/Nominating Committee considers skills in writing and finance, business judgment, management skills, crisis response abilities, industry knowledge, leadership and strategy/vision. The Executive/Governance/ Nominating Committee will also consider the qualification requirements for Directors in Lincoln's Bylaws. The Executive/Governance/Nominating Committee does not have specific minimum qualifications that must be met by an Executive/Governance/Nominating Committee-recommended candidate other than those prescribed by the Bylaws and it has no specific process for identifying such candidates. There are no differences in the manner in which the Executive/Governance/Nominating Committee evaluates a candidate that is recommended for nomination for membership on Lincoln's Board of Directors by a shareholder. The Executive/Governance/Nominating Committee has not received any recommendations from any of Lincoln's shareholders in connection with the annual meeting.

     Article III, Section 12 of Lincoln's Bylaws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors but there are certain requirements that must be satisfied in order to do so. Among other things, written notice of a proposed nomination must be received by the Secretary of Lincoln not less than 120 days prior to the annual meeting; provided, however, that in the event that less than 130 days' notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the annual meeting specified in Lincoln's Bylaws if the annual meeting is held on such date), notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     Lincoln has adopted a policy for its shareholders to send written communications to Lincoln's directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at Lincoln's main office. Lincoln has also adopted a policy that strongly encourages its directors to attend each annual meeting of shareholders. All of Lincoln's directors attended the annual meeting of shareholders on April 22, 2003.


Audit/Compliance Committee Report, Charter, and Independence

     Audit/Compliance Committee Report. The Audit/Compliance Committee reports as follows with respect to the audit of Lincoln's consolidated financial statements for the fiscal year ended December 31, 2003, included in Lincoln's Annual Report to Shareholders accompanying this joint proxy statement/ prospectus as Annex E ("2003 Audited Financial Statements"):

     The Committee has reviewed and discussed Lincoln's 2003 Audited Financial Statements with Lincoln's management.

     The Committee has discussed with its independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of Lincoln's financial statements.

     The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor's independence from Lincoln and its related entities) and has discussed with the auditors the auditors' independence from Lincoln. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors' independence.

     Based on review and discussions of Lincoln's 2003 Audited Financial Statements with management and with the independent auditors, the Audit/Compliance Committee recommended to the Board of Directors that Lincoln's 2003 Audited Financial Statements be included in Lincoln's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     This Report is respectfully submitted by the Audit/Compliance Committee of Lincoln's Board of Directors.

                       Audit/Compliance Committee Members
                       ----------------------------------
                                W. Thomas Harmon
                                Dennis W. Dawes
                               David E. Mansfield
                               Jerry R. Holifield

     Audit/Compliance Committee Charter. The Board of Directors has adopted a written charter for the Audit/Compliance Committee. The Board of Directors reviews and approves changes to the Audit/Compliance Committee Charter annually. A copy of that Charter is attached hereto as Annex I.

     Independence of Audit/Compliance Committee Members. Lincoln's Audit/Compliance Committee is comprised of Messrs. Harmon, Dawes, Mansfield and Holifield. Each of these members meets the requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers. Lincoln does not have a director on its Audit Committee who is a "financial expert" as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. Lincoln's Board of Directors has selected directors to serve on the Audit Committee based on the Board's determination that they are fully qualified to supervise Lincoln's independent auditors, to monitor Lincoln's internal accounting operations, and to take steps resulting in financial disclosures that fairly present Lincoln's financial condition and results of operations.


Management Remuneration and Related Transactions

                    Remuneration of Named Executive Officers

     During the fiscal year ended December 31, 2003, no cash compensation was paid directly by Lincoln to any of its executive officers. Each of such officers was compensated by Lincoln Bank.

     The following tables set forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of Lincoln, the Chief Financial Officer, Secretary/Treasurer and Vice Presidents for the last three fiscal years or the fiscal years during which they served as executive officers (the "Named Executive Officers"). There were no other executive officers of Lincoln who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 2003.

                           Summary Compensation Table
                                                                           Long Term Compensation
                                            Annual Compensation                     Awards
                                    -------------------------------------  -----------------------
                                                                Other                                    All
                                                                Annual     Restricted   Securities      Other
Name and Fiscal                                                Compen-       Stock      Underlying     Compen-
Principal Position          Year   Salary ($)(1)  Bonus ($)  sation($)(2)   Awards($)   Options(#)   sation($)(3)
-------------------------  ------  -------------  ---------  ------------  -----------  ----------   ------------
T. Tim Unger,               2003     $205,000      $10,250        --            --          --         $8,670
   President and Chief      2002     $194,000      $38,800        --            --          --         $8,189
   Executive Officer        2001     $185,000      $37,000        --            --          --         $8,010
John M. Baer, Chief         2003     $124,441      $ 4,148        --            --          --         $3,717
   Financial Officer,       2002     $119,655      $17,948        --            --          --         $3,576
   Secretary and            2001     $115,609      $17,341        --            --          --         $3,456
   Treasurer
Rebecca J. Morgan           2003     $ 99,038      $ 3,301        --            --          --         $2,843
   Vice President           2002     $ 95,000      $14,250        --            --          --         $2,596
Paul S. Siebenmorgen        2003     $121,095      $ 4,037        --            --          --         $3,617
   Vice President           2002     $117,000      $17,550        --            --          --         $3,496

-------------------------------
(1) Mr. Unger does not receive any director fees. Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") under Lincoln Bank's 401(k) Plan.
(2) The Named Executive Officers received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of their salary and bonus.
(3) All Other Compensation includes Lincoln Bank's matching contributions under its 401(k) Plan and, in Mr. Unger's case, insurance premiums paid by Lincoln Bank for a policy on his life with his wife as beneficiary.
------------------------------------------

     The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2003. Also reported are the values for "in-the-money" options
(options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.


                     Outstanding Stock Option Grants and Value Realized as of 12/31/03

                                         Number of                            Value of Unexercised
                                   Securities Underlying                          In-the-Money
                                    Unexercised Options                            Options at
                                   at Fiscal Year End (#)                    Fiscal Year End ($) (1)
                             ----------------------------------         ----------------------------------
Name                         Exercisable       Unexercisable(2)         Exercisable       Unexercisable(2)
----                         -----------       ----------------         -----------       ----------------
T. Tim Unger                   140,184              35,047              $1,044,371            $261,100
John M. Baer                    40,000              20,092              $  298,000            $149,685
Rebecca J. Morgan               12,800               3,200              $   95,360            $ 23,840
Paul S. Siebenmorgen            12,000               8,000              $   82,650            $ 55,100
------------------------
(1)  Amounts  reflecting  gains on outstanding  options are based on the closing price per share for the shares on December 30,  2003,  which was $19.95 per share.
(2)  The  shares  represented  could  not be  acquired  by the  Named  Executive
     Officers as of December 31, 2003.
------------------------

     No stock  options  were  granted  to or  exercised  by the Named  Executive
Officers during fiscal year 2003.

                                       89

                              Employment Contracts

     Lincoln Bank entered into a three-year employment contract with Mr. Unger and a two-year contract with Mr. Baer, Mrs. Morgan, and Mr. Siebenmorgen (the "Executives"). The contracts extend annually for an additional one-year term to maintain their three- or two-year terms if Lincoln Bank's Board of Directors determines to so extend them, unless notice not to extend is properly given by either party to the contract. The Executives receive their current salary under the contract with Lincoln Bank, subject to increases approved by the Board of Directors. The contracts also provide, among other things, for participation in other fringe benefits and benefit plans available to Lincoln Bank's employees. The Executives may terminate their employment upon 60 days' written notice to Lincoln Bank. Lincoln Bank may discharge the Executives for cause (as defined in the contract) at any time or in certain specified events. If Lincoln Bank terminates an Executive's employment for other than cause or if an Executive terminates his own employment for cause (as defined in the contract), the Executive will receive his base compensation under the contract for an additional three years if the termination follows a change of control in Lincoln, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, the Executive will continue to participate in the Bank's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Executive will have the right to cause the Bank to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to the Executive by the Bank, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to each Executive if the contract were terminated after a change of control of Lincoln, without cause by the Bank or for cause by the Executive, would be $639,000 for Mr. Unger, $386,400 for Mr. Baer, $315,000 for Mrs. Morgan, and $376,005 for Mr. Siebenmorgen. For purposes of these employment contracts, a change of control of Lincoln is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

     The employment contracts protect the Bank's confidential business information and protect the Bank from competition by the Executives should they voluntarily terminate their employment without cause or be terminated by the Bank for cause.


                            Compensation of Directors

     Non-employee directors of Lincoln receive director fees of $3,520 per year. Lincoln Bank pays its non-employee directors an annual retainer of $12,300 plus $480 for each regular meeting attended and $240 for each committee meeting attended, with a maximum of $2,580 in annual committee fees. Lincoln Bank's directors emeritus receive a $1,000 annual retainer. Total fees paid to directors and directors emeritus for the year ended December 31, 2003 were $166,240.

     Lincoln Bank's directors and directors emeritus may, pursuant to a deferred compensation agreement, defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Under this agreement, deferred directors fees are to be distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from five to ten years. The lump sum or first installment is payable to the director, at the director's discretion, on the first day of the calendar year immediately following the year in which he ceases to be a director, or in the year in which the director attains that age specified by the retirement income test of the Social Security Act. Any additional installments will be paid on the first day of each succeeding year thereafter. At present, the following directors participate in the deferred compensation plan: Lester N. Bergum, Jr., W. Thomas Harmon and John
C. Milholland.

     Lincoln Bank has also adopted a Deferred Director Supplemental Retirement Plan (the "Supplemental Plan") which provides for the continuation of directors fees to a director upon the later of a director's attainment of age 70 or the date on which he ceases to be a director. A director's interest in the Supplemental Plan will vest gradually over a five-year period commencing upon the director's completion of five years of service on our board. Upon completing nine years of service, the director's interest in the Supplemental Plan will be fully vested. The interests of directors who, as of December 1, 1997, had served at least one year on the Board vested immediately upon the adoption of the Supplemental Plan. The benefits payable to a director under the Supplemental Plan are calculated by multiplying the director's vested percentage times the rate of directors fees paid to the director immediately prior to his attainment of age 70 or, if earlier, the date his status as a director terminated. In the event that a director's death occurs prior to the commencement of payments under the Supplemental Plan, the director's designated beneficiary shall receive a monthly payment calculated by multiplying the director's vested percentage times the rate of directors fees in effect immediately prior to the director's death or, if earlier, the date on which his status as a director terminated. Payments under the Supplemental Plan will continue for 120 months.


                                  Pension Plan

     Lincoln Bank's full-time employees are included in the Pension Plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. Lincoln Bank's employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for Lincoln Bank and provided that the employee is expected to complete a minimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.

     The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. Lincoln Bank recorded expenses totaling $260,996 for the Pension Plan during the fiscal year ended December 31, 2003.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).


       Career                                              Years of Service
      Average        -------------------------------------------------------------------------------------------
   Compensation           15           20           25           30            35           40           45
  --------------     ------------ ------------ ------------ ------------  ------------ ------------ ------------
      $120,000          27,000        36,000       45,000       54,000       63,000       72,000       81,000
       140,000          31,500        42,000       52,500       63,000       73,500       84,000       94,500
       160,000          36,000        48,000       60,000       72,000       84,000       96,000      108,000
       180,000          40,500        54,000       67,500       81,000       94,500      108,000      121,500
       200,000          45,000        60,000       75,000       90,000      105,000      120,000      135,000
       220,000          49,500        66,000       82,500       99,000      115,500      132,000      148,500
       240,000          54,000        72,000       90,000      108,000      126,000      144,000      162,000

     Benefits are currently subject to maximum Code limitations of $160,000 per year. The years of service credited under the Pension Plan as of December 31, 2003, to the Named Executive Officers are as follows:

         Name of Executive Officer      Years of Service
         -------------------------      ----------------
               T. Tim Unger                     8
               John M. Baer                     7
            Rebecca J. Morgan                   5
          Paul S. Siebenmorgen                  4


                    Transactions With Certain Related Persons

     Lincoln Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes Lincoln Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, Lincoln Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is .5% lower than the rate generally available to the public, but otherwise with substantially the same terms as those prevailing for comparable transactions, except that in order to receive the .5% discount, monthly payments must be automatically deducted from the employee's checking account. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $1,372,000, or 1.7% of equity capital at December 31, 2003.

     The law firm Robison Robison Bergum & Johnson, based in Frankfort, Indiana, of which Lester N. Bergum, Jr., a director of Lincoln is a partner, serves as counsel to Lincoln Bank in connection with loan foreclosures, title searches, collection services, and related matters in Frankfort, Clinton County, Indiana. Lincoln Bank expects to continue using the services of the law firm for such matters in the current fiscal year.


Joint Report of the Compensation Committee and the Stock Compensation Committee

     The Compensation Committee of Lincoln Bank's Board of Directors was comprised during fiscal 2003 of Messrs. Harmon, Holifield, Mansfield and Milholland. During fiscal 2004 this Compensation Committee was established at the holding company level. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of Lincoln's executive officers are approved by the full Board of Directors of Lincoln Bank. In fiscal 2003, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation
Committee reviews information provided to it by independent compensation consultants in making its decisions.

     The objectives of the Compensation Committee and the Stock Compensation Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to Lincoln's long-term success;

     (2)  reward  executive   officers  based  upon  their  ability  to  achieve
          short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of Lincoln's shares increases.

     At present, Lincoln's executive compensation program is comprised of base salary and annual incentive bonuses. The Option Plan and the RRP provide long-term incentive bonuses in the form of stock options and awards of common stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to Lincoln's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of Lincoln are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

     Base Salary. Base salary levels of Lincoln's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

     Mr. Unger was Lincoln's Chief Executive Officer throughout fiscal 2003. Mr. Unger received a base salary of $194,000 in 2002 and $205,000 in 2003.

     Annual Incentive Bonuses. Under Lincoln's Annual Incentive Plan, all qualifying employees of Lincoln receive a cash bonus for any fiscal year in which Lincoln achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee's base salary, which percentage varies with the extent to which Lincoln exceeds these goals for the fiscal year.

     Lincoln believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives may not receive bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

     Mr. Unger's bonus for fiscal 2003 was $10,250 compared to $38,800 for fiscal 2002.

     Stock Options. The Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire a significant ownership position in Lincoln's common stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to Lincoln.

     RRP. The RRP is intended to provide directors and officers with an ownership interest in Lincoln in a manner designed to encourage them to continue their service with Lincoln. In fiscal 1999, Lincoln Bank contributed funds to the RRP to enable the RRP to acquire 280,370 shares of common stock. Of these shares, 245,124 have been awarded to Lincoln's directors and officers, and vest gradually over a five-year period at a rate of 20% of the shares awarded at the end of each 12-month period of service by the director or officer with Lincoln. In fiscal 1999, Mr. Unger received an award of 56,074 shares, 44,859 of which have vested as of the date hereof. This gradual vesting of a director's or officer's interest in the shares awarded under the RRP is intended to create a long-term incentive for the director or officer to continue his service with Lincoln.

     Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table for fiscal 2003 exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of Lincoln's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2003 for executives and for the chief executive officer adequately reflect Lincoln's compensation goals and policies.

    Compensation Committee Members     Stock Compensation Committee Members
    ------------------------------     ------------------------------------
           W. Thomas Harmon                    W. Thomas Harmon
          Jerry R. Holifield                  Jerry R. Holifield
          David E. Mansfield                  David E. Mansfield
          John C. Milholland                  John C. Milholland


Stock Price Performance Graph

     The following graph shows the performance of Lincoln's common stock since December 31, 1998, in comparison to the NASDAQ Combined Bank Index, KBW Bank Index and the SNL Thrift Index. Relative Return* Analysis 1999-2003

[GRAPH OMITTED]
                                                          Nasdaq
                                                         Combined     SNL
                                                           Bank      Thrift
                                      LNCB        BKX      Index     Index
                                     ------      ------   -------    ------
   12/31/98                           100%        100%      100%      100%
   03/31/99                            96%        105%       95%      100%
   06/30/99                           114%        112%      102%       99%
   09/30/99                           109%         94%       92%       86%
   12/31/99                            97%         97%       93%       80%
   03/31/00                            91%        100%       84%       77%
   06/30/00                            92%         92%       83%       80%
   09/30/00                           110%        112%       99%      102%
   12/31/00                           118%        114%      108%      124%
   03/31/01                           122%        108%      105%      125%
   06/30/01                           130%        115%      117%      137%
   09/30/01                           142%        100%      115%      135%
   12/31/01                           164%        109%      119%      130%
   03/31/02                           160%        114%      130%      143%
   06/30/02                           159%        106%      134%      159%
   09/30/02                           172%         89%      123%      139%
   12/31/02                           153%         96%      125%      152%
   03/31/03                           156%         91%      122%      155%
   06/30/03                           167%        110%      138%      179%
   09/30/03                           177%        113%      146%      189%
   12/31/03                           183%        126%      164%      210%


* $100 invested on 12/31/98 in Stock or Index
  Including Reinvestment of Dividends
  Fiscal Year Ending December 31

Lincoln's Accountants and Accounting Fees and Services

     BKD, LLP has served as auditors for Lincoln Bank since November 30, 1975, and for Lincoln since its formation in 1998. Lincoln believes that a representative of BKD, LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Board of Directors of Lincoln has selected BKD, LLP to audit its books, records and accounts for the year ended December 31, 2004.

     Audit Fees. The firm of BKD, LLP ("BKD") served as Lincoln's independent public accountants for each of our last two years ended December 31, 2002 and 2003. The aggregate fees billed by BKD for the audit of our financial statements included in our annual report on Form 10-K and for the review of Lincoln's financial statements included in its quarterly reports on Form 10-Q for years ended December 31, 2002 and 2003, were $83,726 and $68,087, respectively.

     Audit-Related   Fees.   BKD  did  not  perform  any   assurance   or  other
audit-related services for Lincoln for 2003 or 2002.

     Tax Fees. The aggregate fees billed in each of fiscal 2002 and 2003 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $60,700 and $12,625, respectively.

     All Other Fees. Fees billed in fiscal 2002 or 2003 for professional services rendered by BKD, except as disclosed above, were $33,571 and $34,125, respectively. The fees in 2003 were for loan review and the fees in 2002 were for loan review and internal audit services including regulatory compliance.

     Board of Director Pre-Approval. Lincoln's Audit Committee formally adopted resolutions pre-approving Lincoln's engagement of BKD to act as its independent auditor for the last two years ended December 31, 2003. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph
(c) (7) (I) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD will be pre-approved by the Audit Committee. The Audit Committee pre-approved all services performed for 2003. BKD performed all work described above with their respective full-time, permanent employees.


Section 16(a) Beneficial Ownership Reporting Compliance by Lincoln

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that Lincoln's officers and directors and persons who own more than 10% of Lincoln's common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Lincoln with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, Lincoln believes that during the fiscal year ended December 31, 2003, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner.


                    PROPOSAL 2 - ELECTION OF DIRECTORS OF FSB

     In addition to the consideration of the merger between Lincoln and FSB, the shareholders of FSB are also being asked to vote on the election of three directors to serve until the earlier of 2007 or the consummation of the merger with Lincoln. The director nominees are Jerry R. Engle, R.J. McConnell, and H. Dean Hawkins, each of whom currently serves on the Board of Directors of FSB and First Bank. If the merger is consummated, all of the directors of FSB will have their directorships terminated except for Jerry R. Engle, R.J. McConnell and Frank A. Rogers who will become directors of Lincoln and Lincoln Bank on the effective date of the merger. If the merger is not consummated, the Board of Directors of FSB will remain in place.

     This section of this joint proxy statement of Lincoln and FSB contains certain information about FSB, First Bank and the director nominees of FSB.

     Directors of FSB will be elected by a plurality of the votes cast at the annual meeting. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be elected at the meeting, which is three this year.

     THE FSB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE DIRECTOR NOMINEES, NAMELY, JERRY R. ENGLE, R.J. MCCONNELL, AND H. DEAN HAWKINS.


Directors of the Registrant

     Listed below is certain information about FSB's directors and executive officers or executive officers of its affiliates who are not directors. The information disclosed in the column headed "Director Term Ends" is the year the director's term would end if the proposed merger with Lincoln does not occur.

                                                   Age at               Director
                                                December 31,  Director    Term
 Name                      Position                 2003       Since      Ends
 -------------------------------------------------------------------------------

 Jerry R. Engle            President & CEO           58         1999      2004
 Ralph M. Foley            Director                  63         1985      2005
 H. Dean Hawkins           Director                  68         1992      2004
 Gary W. Lewis             Director                  54         1999      2006
 R. J. McConnell           Director                  43         1998      2004
 William J. Meredith       Director                  56         1992      2005
 Frank A. "Andy" Rogers    Chairman of the Board     72         1999      2005
 Norman D. Stockton        Director                  59         1993      2006


     Set forth below is the principal occupation for the last five years of each of our directors.

     Jerry R. Engle has been the President and Chief Executive Officer of FSB and First Bank since March 1999. He was formerly chief executive officer of Citizens Bank of Central Indiana, a position he assumed in 1992 when Indiana Bancshares, Inc., of which he was chief executive officer, merged into CNB Bancshares, Inc., the holding company for Citizens Bank.

     Ralph M. Foley is a Partner in the law firm of Foley, Foley & Peden, Martinsville, Indiana.

     H. Dean Hawkins is self-employed as a real estate appraiser. President and Chief Executive Officer of FSB and First Bank from December 1991 to February 1999; Chairman of the Board of Directors from March 1999 to November 1999.

     Gary W. Lewis is a Financial Advisor with Raymond James & Associates, Inc. since January, 2001; Vice President and Manager of the Greenwood office of F.C. Tucker Realtors from 1975 to December, 2000.

     R. J. McConnell is a Partner with the law firm of Bose McKinney & Evans LLP, Indianapolis, Indiana.

     William J. Meredith is President and Funeral Director at Meredith-Clark Funeral Home, Inc. and partner in C&M Monument Co., a cemetery monument company.

     Frank A. Rogers is Chairman of the Board of Directors of FSB and First Bank; owner and operator of restaurants and hotels in Brown County, Indiana, and partner in a partnership owning a nursing home, also in Brown County, Indiana; previously, chief executive officer of three other financial institutions during the 1960's through the 1980's.

     Norman D. Stockton is Superintendent of Schools for the Eminence  Community
School   Corporation   since  1997.   Previously,   Director  of  Marketing  for
Construction Control, Inc., a construction management firm (1994 - 1997).


Stock Ownership by Directors, Officers and Certain Shareholders

     The following table shows, as of May ___, 2004, the number and percentage of shares of common stock held by each person known to FSB who owned beneficially more than five percent of the issued and outstanding common stock of FSB and shares held by FSB's directors and certain executive officers. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

                                    Number of Shares
Name and Address                   Beneficially Owned        Percentage
-----------------------------      ------------------        ----------
Jerry R. Engle
996 South State Road 135
Greenwood, Indiana  46143              168,039 (1)              9.90%

Ralph M. Foley
400 Byram Road
Martinsville, Indiana  46151            68,277 (2)              4.18%

H. Dean Hawkins
2127 Foxcliff North
Martinsville, Indiana  46151            64,845 (3)              3.99%

Gary W. Lewis
2302 Woodsway Drive
Greenwood, Indiana  46143               42,000 (4)              2.58%

R. J. McConnell
2069 W. County Road 300S
Franklin, Indiana  46131                32,280 (5)              1.97%

William J. Meredith
P.O. Box 308
Morgantown, Indiana  46160              19,092 (6)              1.17%

Frank A. Rogers
P.O. Box 187
Nashville, Indiana                     158,760 (7)              9.71%

Norman D. Stockton
3168 S.E. County Line Road
Morgantown, Indiana  46160               5,587 (8)                 *

John Ditmars
996 South State Road 135
Greenwood, Indiana  46143               70,244 (9)              4.23%

Kimberly B. Kling
996 South State Road 135
Greenwood, Indiana  46143                6,937 (10)                *

Directors and executive officers
as a group (10 persons)                636,041 (11)            35.21%
----------------------
*    Less than 1%.

(1) Consists of 66,609 shares owned individually, 15,000 shares owned jointly with Mr. Engle's spouse, 180 shares owned for the benefit of Mr. Engle's children, 10,500 shares held through a retirement plan trust, 1,500 shares held as trustee for the benefit of members of Mr. Engle's family, 58,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004, and 15,750 shares represented by mandatory stock purchase contracts currently exercisable.
(2) Consists of 2,160 shares owned individually, 39,210 shares owned jointly by Mr. Foley and his spouse, 8,715 shares owned by Mr. Foley's spouse, 6,192 shares owned for the benefit of members of Mr. Foley's family, 4,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004, and 7,500 shares represented by mandatory stock purchase contracts currently exercisable.
(3) Consists of 2,304 shares owned individually, 58,041 shares owned jointly by Mr. Hawkins and his spouse and 4,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004.
(4) Consists of 37,500 shares owned individually and 4,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004.
(5) Consists of 12,780 shares beneficially owned through a retirement plan trust, 4,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004, and 15,000 shares represented by mandatory stock purchase contracts currently exercisable.
(6) Consists of 8,397 shares owned individually, 1,665 shares owned by Mr. Meredith's spouse, 450 shares owned jointly with Mr. Meredith's spouse, 900 shares owned through a custodian, 180 shares owned as custodian for Mr. Meredith's grandchildren, 4,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004, and 3,000 shares represented by mandatory stock purchase contracts currently exercisable.
(7) Consists of 146,010 shares owned individually, 4,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004, and 8,250 shares represented by mandatory stock purchase contracts currently exercisable.
(8) Consists of 1,087 shares owned individually and 4,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004.
(9) Consists of 22,074 shares owned individually, 900 shares owned jointly by Mr. Ditmars and his spouse as custodian for the benefit of their minor children, 8,250 shares held through a retirement plan trust, 31,500 shares represented by stock options exercisable currently or within 60 days of May ___, 2004, and 7,500 shares represented by mandatory stock purchase contracts currently exercisable.
(10) Consists of 1,500 shares owned jointly with Ms. Kling's spouse and 5,437 shares represented by stock options exercisable currently or within 60 days of May ___, 2004.
(11) Includes 126,937 shares represented by stock options exercisable currently or within 60 days of May ___, 2004, and 57,000 shares represented by mandatory stock purchase contracts currently exercisable.


Executive Compensation

                                         Summary Compensation Table
                                                                                       Long-Term
                                                                                     Compensation
                                                                                        Awards
                                            Annual Compensation                      ------------
                          --------------------------------------------------------    Securities
                                                                        Other         Underlying          All
Name and                   Year Ended                                   Annual         Options/          Other
Principal Position        December 31,      Salary        Bonus      Compensation       SARs(#)      Compensation
-----------------------------------------------------------------------------------------------------------------
Jerry R. Engle                2003         $170,000        $--           $--               --          $5,091(1)
   President and              2002          162,000         --            --               --           4,846(1)
   Chief Executive Officer    2001          150,000         --            --               --           4,500(1)
------------------------
(1)  Consists of matching contributions to retirement plan account.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                         Number of Securities
                                                        Underlying Unexercised           Value of Unexercised
                                                             Options/SARs              In-the-Money Options/SARs
                                                          At Fiscal Year End             At Fiscal Year End (1)
                                                   ------------------------------------------------------------------
                        Shares
                      Acquired on        Value
Name                   Exercise        Realized      Exercisable    Unexercisable     Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------
Jerry R. Engle            --             $  --         58,500           --             $274,950          $ --
-------------------
(1)  Calculated assuming a fair market value per share of $10.19 at December 31,
     2003,  which was the average of the bid and asked  prices for the  previous ten trading days.



                         Benefit Plans and Arrangements

     1996 Stock Option Plan. Under FSB's 1996 Stock Option Plan, our executive officers and key employees are eligible to receive stock options which do not qualify as incentive stock options under the Internal Revenue Code.

     The grant of awards under the 1996 Stock Option Plan is made by the board of directors, including the selection of appropriate grantees, the size and exercise price of awards and other terms and conditions of awards. Options for a total of 81,000 shares of common stock (as adjusted for the subsequent stock split) were reserved for issuance under the 1996 Stock Option Plan until December 31, 2001. Therefore, no further options may be granted under this plan. Options for 31,500 shares are currently outstanding under the plan. In connection with the merger, all of the outstanding options under this plan will be cancelled in exchange for cash. See "The Merger - Treatment of Stock Options" on page 33 for a further description of the treatment of the outstanding stock options subject to this plan. Options granted under the 1996 Stock Option Plan must be for a term of not more than seven years and, unless otherwise provided in the particular option grant agreement, will be 25% vested upon grant and become vested as to an additional 25% on each of the succeeding three anniversaries of the date of grant. Options will become fully vested if the grantee dies or a change of control occurs at any time during the first three years after a grant.

     1999 Stock Option Plan. Under our 1999 Stock Option Plan, our directors, executive officers and key employees are eligible to receive stock options which either qualify as incentive stock options under the Internal Revenue Code or do not so qualify. Options for a total of 139,500 shares of common stock may be granted under the 1999 Stock Option Plan. Options for 124,750 shares are currently outstanding under the plan. In connection with the merger, all of the outstanding options under this plan will be exchanged for options of Lincoln and will become fully vested as a result of the change in control. See "The Merger - Treatment of Stock Options" on page 33 for a further description of the treatment of the outstanding stock options subject to this plan. If an award under the plan expires or terminates without being exercised in full or is forfeited, the shares of common stock subject to the award generally become available for new awards.

     Options granted under the 1999 Stock Option Plan must be for a term of not more than 10 years. Options granted under the 1999 Stock Option Plan allow participants to purchase shares of our common stock at an exercise price determined by the board of directors which, after December 31, 1999 cannot be less than the fair market value of our common stock on the date of the grant. As determined by the board of directors, options will generally become exercisable in one or more installments beginning on the first anniversary of the date of the grant. The board of directors may accelerate the exercisability of any option. Payment of the option exercise price may be made in cash or through the exchange of shares of our common stock owned by the grantee. In the event of a Change in Control (as defined in the plan), options become exercisable whether or not the vesting periods have expired and whether or not the grantee has been employed for one year after the applicable grant date.

     On March 10, 2004, the Board of Directors of FSB extended the term of all of the options held by Jerry Engle and John Ditmars from five years to ten years. These options were to expire in May of 2004 prior to such extension.


                              Director Compensation

     Directors are paid $600 for each regularly-scheduled meeting of the board of directors attended and $250 for each special meeting of the board of directors attended. Directors are entitled to be paid for one regularly-scheduled board meeting missed each year. Directors who are not our employees are paid $250 for each committee meeting attended or for which they serve as an alternate (in the case of the loan committee). Four of the directors (Messrs. Foley, Hawkins, Meredith and Stockton) have entered into a deferred fee agreement with us pursuant to which payment of fees by us is deferred until the earlier of the director's resignation as a director, disability or death or a change in our control. In all cases except the death of the director, the amount deferred bears interest at an interest rate established by us from time to time. In the case of the death of the director, we have agreed to pay an annual death benefit of $22,960 for 10 years. In connection with our proposed merger with Lincoln, the accrued balance of these deferred fees will be paid in a lump sum within 60 days after the merger closing.

     Lincoln provides for certain fees to be paid to non-employee directors. Messrs. Engle, McConnell and Rogers will become directors of Lincoln and Lincoln Bank if the merger occurs. See "Interests of Certain Directors and Executive Officers of FSB in the Merger" beginning on page 62.


                              Employment Agreements

     In March 1999, we entered into a three-year employment agreement with Jerry
R. Engle pursuant to which we employ Mr. Engle as our Chief Executive Officer. The initial term of the agreement ended in March 2002, but automatically renewed successive one-year terms in March of 2002 and 2003. The employment agreement provides that it will continue to automatically renew for successive one-year terms unless we or Mr. Engle elect not to continue it by giving 30 days advance notice prior to the first day of a renewal term. The agreement provides for a base compensation plus annual bonuses to be set by the board of directors. In 1999 pursuant to the Agreement, Mr. Engle also received options to purchase 58,500 common shares (as adjusted for the subsequent stock split) at a price equal to the book value per share of the outstanding common shares on the last day of the fiscal quarter immediately preceding the date of grant. Under the employment agreement, Mr. Engle retains the right to participate in various other employee benefit plans we maintain for which he is otherwise eligible.

     The agreement with Mr. Engle is subject to termination at any time by Mr. Engle upon notice and by us for cause (as defined in the agreement) or upon Mr. Engle's death or disability (as defined in the agreement). In the event we terminate Mr. Engle's employment without cause and other than upon Mr. Engle's death or disability, or in the event Mr. Engle terminates his employment for good reason (as defined in the agreement), Mr. Engle is entitled to receive his annual base monthly salary (calculated at the highest rate during the year preceding the termination of employment) through the end of the term of the employment agreement.

     Following a termination of Mr. Engle's employment other than a termination by us without cause and other than upon Mr. Engle's death or disability or a termination by Mr. Engle for other than good reason, Mr. Engle will be prohibited from competing with us or soliciting our customers for a period of two years after the date of termination.

     In connection with the merger with Lincoln, Mr. Engle's employment agreement will be terminated without any additional consideration, but he will be given a new three-year employment agreement with Lincoln Bank. For a summary description of the terms of Mr. Engle's proposed new employment agreement with Lincoln Bank, see "Interests of Certain Directors and Executive Officers of FSB in the Merger" beginning on page 62 or you may review Mr. Engle's agreement in its entirety which is attached as Annex G to this joint proxy statement/prospectus.

     In March 1999, we also entered into a three-year employment agreement with John B. Ditmars pursuant to which we employ Mr. Ditmars as our Executive Vice President. The initial term of the agreement ended in March 2002, but automatically renewed for successive one-year terms in March of 2002 and 2003. The employment agreement provides that it will continue to automatically renew for successive one-year terms unless we or Mr. Ditmars elect not to continue it by giving 30 days advance notice prior to the first day of a renewal term. The agreement provides for a base compensation plus annual bonuses to be set by the board of directors. In 1999 pursuant to the Agreement, Mr. Ditmars also received options to purchase 31,500 common shares (as adjusted for the subsequent stock split) at a price equal to the book value per share of the outstanding common shares on the last day of the fiscal quarter immediately preceding the date of grant. Under the employment agreement, Mr. Ditmars retains the right to participate in various other employee benefit plans we maintain for which he is otherwise eligible.

     The agreement with Mr. Ditmars is subject to termination, and Mr. Ditmars is eligible for severance benefits and subject to a noncompetition and nonsolicitation covenant, upon the same terms and conditions as in our employment agreement with Mr. Engle.

     In connection with the merger with Lincoln, Mr. Ditmars' employment agreement will be terminated without any additional consideration, but he will be given a new two-year employment agreement with Lincoln Bank. For a summary description of the terms of Mr. Ditmars' proposed new employment agreement with Lincoln Bank, see "Interests of Certain Directors and Executive Officers of FSB in the Merger" beginning on page 62 or you may review Mr. Ditmars' agreement in its entirety which is attached as Annex H to this joint proxy statement/prospectus.


Certain Relationships and Related Transactions

     During the past two years, First Bank had banking transactions in the ordinary course of business with our directors, officers and principal shareholders and their affiliates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

     All future material affiliated transactions and loans, if any, will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, as a matter of policy, all future material affiliated transactions and loans, if any, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel.

     Effective on December 1, 2001, we entered into a lease agreement for our Nashville, Indiana branch office. Prior to that time, we operated the branch from a temporary structure. The new building consists of approximately 3,000 square feet and is located at 180 Commercial Street, Nashville, Indiana. Under the lease, we agreed to pay $4,250 per month in rent and $450 per month in common area maintenance fees. Under the lease, we are responsible for interior maintenance expenses, real estate taxes and insurance premiums for hazard and liability insurance. The original lease term expires on November 30, 2006, but is renewable at our option for an additional five-year period. The building and real estate on which the building is located are owned by an entity that is owned and controlled by Frank A. Rogers, one of our directors. However, we believe the lease terms are substantially the same as we could have received from an independent third party for similar office space in the area.

Audit Committee

     The Audit Committee evaluates audit performance, handles relations with FSB's independent auditors and evaluates policies and procedures relating to internal audit functions and controls. The Audit Committee may also examine and consider other matters relating to FSB's financial affairs as it deems appropriate. The Audit Committee currently consists of Frank A. Rogers (Chairman), Gary W. Lewis and R. J. McConnell.

     The Board of Directors has determined that Frank A. Rogers is an "audit committee financial expert" as defined in rules adopted under the Securities Exchange Act of 1934. The Board of Directors has also determined that Mr. Rogers is independent under the Securities Exchange Act of 1934 and the listing standards of The Nasdaq Stock Market, Inc.


Director Nomination Procedures

     There have been no material changes to the procedures by which holders of our common stock may recommend nominees to our Board of Directors. In the event the proposed merger does not occur during 2004, the Board of Directors will reexamine these procedures.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires FSB's officers and directors, and persons who own more than 10% of FSB's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (the "Reporting Persons") are required by Securities and Exchange Commission regulations to furnish FSB with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to us, we believe that during 2003 all Reporting Persons complied with the filing requirements of Section 16(a).


                          REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of FSB's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that FSB specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Audit  Committee  of FSB is  composed of three  independent  directors.
Management is responsible for the corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and Crowe Chizek and Company LLC, FSB's independent accountants. Management represented to the Audit Committee that FSB's consolidated financial statements as of and for the year ended December 31, 2003 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. The Audit Committee also considered whether the independent accountants' provision of non-audit services to FSB as described below is compatible with maintaining that firm's independence.

     Based on these reviews and discussions, the Audit Committee recommended to FSB's Board of Directors that the audited financial statements be included in the Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the year ended December 31, 2003.

     The Audit Committee's reviews and discussions with management and the independent accountants do not assure that FSB's financial statements are presented in accordance with generally accepted accounting principles, that the audit of FSB's financial statements has been carried out in accordance with generally accepted auditing standards or that FSB's independent accountants are in fact "independent." The Audit Committee has relied, without independent verification, on management's representations that the financial statements have been prepared with integrity and objectivity and are presented in conformity with generally accepted accounting principles and on the representations of the independent accountants included in that firm's report on FSB's financial statements.

     The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee participated in the creation, review and assessment of its charter and, in accordance with Rule 4350(d)(1) of the National Association of Securities Dealers' ("NASD") listing standards, has determined that the charter is adequate. A copy of that charter was included as Exhibit A to the 2003 Proxy Statement, and the charter has not been materially amended since that disclosure. The Board of Directors has determined that the members of the Audit Committee are independent, as that term is defined in Rule 4200(a) of the NASD listing standards.

                                Audit Committee
                                ---------------
                            Frank A. Rogers, Chairman
                                  Gary W. Lewis
                                 R.J. McConnell


FSB's Accounting Fees and Accounting Services

     The following table sets forth the amount of fees (including cost reimbursements) paid to Crowe Chizek and Company LLC, FSB's independent accountant, for various categories of professional services during the years ended December 31, 2003 and 2002.

                                           2003            2002
                                        -----------    ------------
Audit Fees (1) .....................      $45,000       $ 38,150
Audit Related Fees (2) .............        1,610         40,825
Tax Fees (3) .......................        7,910          8,950
All Other Fees (4) .................        3,600         18,575
                                          -------       --------
     Total  Fees ...................      $58,120       $106,500
                                          =======       ========
----------------------------
(1) Includes annual financial statement audit and quarterly review services, consents for SEC filings and other services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements.
(2) In 2003, includes collateral verification procedures for Federal Home Loan Bank advances and advice on various accounting matters. In 2002, includes assistance with preparation of securities registration statements and collateral verification procedures for Federal Home Loan Bank advances.
(3) Includes preparation of federal and state income tax returns, assistance with quarterly tax estimates and advice on various tax matters.

(4) In 2003, includes providing internal audit software. In 2002, includes permitted internal audit services, consultation regarding evaluation of a proposed merger and consultation regarding processes for quarterly certification of financial statements in periodic reports.


Engagement of the Independent Auditors and Approval of Services

     In 2003, prior to engaging the independent auditors to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services, and determined that the provision of such services by the independent auditors was compatible with the maintenance of Crowe Chizek and Company LLC's independence in the conduct of its auditing services. In 2002, prior to certain changes in the law regarding pre-approval requirements, the Audit Committee did not pre-approve the audit-related or tax services prior to the engagement of the services, but did pre-approve the audit services prior to the engagement of the services. Under its current charter, it is the policy of the Audit Committee to pre-approve the retention of the independent auditors for any audit services and for any non-audit services, including tax services. No services were performed during 2003 under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.

     Representatives of Crowe Chizek are expected to be present at the FSB annual meeting. The representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                 PROPOSAL 3 - ADJOURNMENT OF THE ANNUAL MEETING

     In addition to the proposals to approve the merger and to elect directors, the shareholders of Lincoln and FSB are also being asked to approve a proposal to adjourn or postpone the annual meetings to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

     Pursuant to Indiana law, the holders of a majority of the outstanding shares of common stock of Lincoln and FSB are required to approve the merger between Lincoln and FSB. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of Lincoln and FSB are required to be represented at their respective meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the annual meetings is lower than expected, Lincoln and FSB would like the flexibility to postpone or adjourn the meetings in order to attempt to secure broader shareholder participation in the decision to merge the two companies.

     Approval of the proposal to adjourn or postpone the annual meeting to allow extra time to solicit proxies (Proposal 3 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as "NO" votes and, therefore, will have no effect on this proposal.

     THE BOARDS OF DIRECTORS OF FSB AND LINCOLN UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THIS PROPOSAL (WHICH IS PROPOSAL 3 ON YOUR PROXY CARD).


                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of Lincoln and included in the proxy statement and form of proxy relating to that meeting must be received at the main office of Lincoln for inclusion in the proxy statement no later than 120 days in advance of _________, 2005. Any such proposal should be sent to the attention of the Secretary at Lincoln at P.O. Box 510, 1121 E. Main Street, Plainfield, Indiana 46168 and will be subject to the proxy rules under the Securities Exchange Act of 1934 and as with any shareholder proposal (regardless of whether included in Lincoln's proxy materials), Lincoln's Articles of Incorporation and Bylaws and Indiana law.

     A shareholder proposal being submitted for presentation at the Annual Meeting of Lincoln but not for inclusion in its proxy statement and form of proxy, will normally be considered untimely if it is received by Lincoln later than 120 days prior to the next Annual Meeting. If, however, less than 130 days' notice or prior public disclosure of the date of the next Annual Meeting is given or made to Lincoln's shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available Bylaws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by Lincoln later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If Lincoln receives notice of such proposal after such time, each proxy that Lincoln receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in Lincoln's proxy statement for the next Annual Meeting.

     If the merger takes place, FSB will have no more annual meetings. If the merger does not take place, any FSB shareholder who wishes to submit a shareholder proposal for possible inclusion in the proxy statement and proxy for FSB's 2005 annual meeting of shareholders must do so not less than 45 days prior to the one-year anniversary of the date we first mailed this joint proxy statement/prospectus to shareholders. Any such proposal should be sent to the attention of the Secretary at FSB at 996 South State Road 135, Greenwood, Indiana 46143. The notice must provide certain other information as described in the Bylaws of FSB. Copies of the Bylaws are available to shareholders free of charge upon request to FSB's Secretary.


                   INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

     The audited consolidated balance sheets of Lincoln as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the three-year period ended December 31, 2003, and the accompanying report of independent auditors prepared by BKD, LLP, independent certified public accountants, are incorporated herein in reliance upon the authority of BKD, LLP, as experts in giving said report.

     The audited consolidated balance sheets of FSB as of December 31, 2003 and 2002, and the related consolidated statements of income, change in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003, and the accompanying report of independent auditors prepared by Crowe Chizek and Company LLC, independent certified public accountants, are incorporated herein in reliance upon the authority of Crowe Chizek and Company LLC as experts in giving said report.


                                  LEGAL MATTERS

     The validity of the shares of Lincoln common stock to be issued pursuant to the terms of the Merger Agreement will be passed upon for Lincoln by Barnes & Thornburg LLP, Indianapolis, Indiana. The material federal income tax consequences of the merger will be passed upon for Lincoln and FSB by Barnes & Thornburg LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

     Lincoln and FSB file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C., 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Lincoln and FSB public filings are also available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Shares of Lincoln common stock are listed on the Nasdaq National Market under the symbol "LNCB" and shares of FSB common stock are listed on the Nasdaq Small Cap Market under the symbol "FBGI." Our websites are "www.f1rstbank.com" and "lincolnbankonline.com", respectively.

     Lincoln has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of Lincoln being offered in the merger. This joint proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the joint proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this joint proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows Lincoln and FSB to "incorporate by reference" the information filed by Lincoln and FSB with the Securities and Exchange Commission which means that Lincoln and FSB can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus.

     Lincoln incorporates by reference the documents and information listed below:

     (1) Lincoln's annual report on Form 10-K for the year ended December 31, 2003;

     (2) Lincoln's current reports on Form 8-K filed January 22, 2004, and March 11, 2004; and

     (3) the following information in the specified pages of Lincoln's Annual Report to Shareholders for its fiscal year ended December 31, 2003:
          (a) "Shareholder Information" at page 47; (b) "Selected Consolidated Financial Data" at pages 3-4; (c) "Management's Discussion and Analysis of Financial Condition and Results of Operations" at pages 4-21, (d) "Quarterly Results of Operations" at page 19, and (e) "Quantitative and Qualitative Disclosures about Market Risks" at pages 19-21.


     FSB incorporates by reference the documents and information listed below:

     (1) FSB's annual report on Form 10-KSB for the year ended December 31, 2003;

     (2)  FSB's current report on Forms 8-K filed March 15, 2004;

     (3) the following information in the specified pages of FSB's Annual Report to Shareholders for its fiscal year ended December 31, 2003:
          (a) "Selected Consolidated Financial Data and Other Data" at pages 4-5; and (b) "Management's Discussion and Analysis of Financial Condition and Results of Operations" at pages 6-17.

     Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This joint proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this joint proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this joint proxy statement/prospectus is required to be delivered, this joint proxy statement/prospectus will be supplemented or amended.

     All information regarding Lincoln in this joint proxy statement/prospectus has been provided by Lincoln and all information regarding FSB in this joint proxy statement/prospectus has been provided by FSB.

                                                                         Annex A








                              AGREEMENT AND PLAN OF
                                 REORGANIZATION


                                      among


                           FIRST SHARES BANCORP, INC.,


                                   FIRST BANK,


                                LINCOLN BANCORP,


                                       and


                                  LINCOLN BANK


                                 March 10, 2004



                                TABLE OF CONTENTS

Article I The Company Merger.......................................................1
   1.01     The Company Merger.....................................................1
   1.02     Reservation of Right to Revise Structure...............................2
   1.03     Effective Time.........................................................3
   1.04     Accounting Treatment...................................................3
Article II The Subsidiary Merger...................................................3
   2.01     The Subsidiary Merger..................................................3
   2.02     Effective Time.........................................................4
Article III Consideration..........................................................4
   3.01     Consideration..........................................................4
   3.02     Rights as Shareholders; Stock Transfers................................8
   3.03     Fractional Shares......................................................9
   3.04     Exchange Procedures....................................................9
   3.05     Anti-Dilution Adjustments.............................................10
Article IV Actions Pending the Merger.............................................10
   4.01     Forbearances of FSB...................................................10
   4.02     Forbearances of Lincoln...............................................13
Article V Representations and Warranties..........................................15
   5.01     Disclosure Schedules..................................................15
   5.02     Representations and Warranties of FSB.................................15
   5.03     Representations and Warranties of Lincoln.............................25
Article VI Covenants..............................................................34
   6.01     Reasonable Best Efforts...............................................34
   6.02     Shareholder Approval..................................................34
   6.03     Registration Statement................................................34
   6.04     Press Releases........................................................35
   6.05     Access; Information...................................................36
   6.06     Acquisition Proposals.................................................36
   6.07     Affiliate Agreements..................................................37
   6.08     NASDAQ Listing........................................................37
   6.09     Regulatory Applications...............................................37
   6.10     Title Insurance and Surveys...........................................37
   6.11     Environmental Reports.................................................38
   6.12     Conforming Accounting and Reserve Policies; Restructuring Expenses....38
   6.13     D & O Insurance.......................................................39
   6.14     Notification of Certain Matters.......................................40
   6.15     Defined Contribution Plans............................................40
   6.16     Option Plans..........................................................40
   6.17     Debentures and Contracts..............................................41
   6.18     Deferred Fee Agreements...............................................41
   6.19     Employee Matters......................................................41
   6.20     Severance.............................................................42
   6.21     Charter Conversion....................................................42
   6.22     Short-Swing Trading Exemption.........................................42
Article VII Conditions to Consummation of the Merger..............................43
   7.01     Conditions to Each Party's Obligation to Effect the Company Merger....43
   7.02     Conditions to Obligation of FSB.......................................44
   7.03     Conditions to Obligation of Lincoln...................................45
Article VIII Closing..............................................................46
   8.01     Deliveries by FSB at Closing..........................................46
   8.02     Deliveries by Lincoln at the Closing..................................47
Article IX Termination............................................................48
   9.01     Termination...........................................................48
   9.02     Effect of Termination and Abandonment.................................49
   9.03     Liquidated Damages....................................................49
Article X Miscellaneous...........................................................50
   10.01       Survival...........................................................50
   10.02       Waiver; Amendment..................................................50
   10.03       Counterparts.......................................................50
   10.04       Governing Law......................................................50
   10.05       Expenses...........................................................50
   10.06       Notices............................................................50
   10.07       Entire Understanding; No Third Party Beneficiaries.................51


                      AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of March 10, 2004, by and among First Shares Bancorp, Inc., an Indiana corporation with its headquarters in Greenwood, Indiana ("FSB"), First Bank, an Indiana commercial bank based in Morgantown, Indiana ("First Bank"), Lincoln Bancorp, an Indiana corporation with its principal place of business in Plainfield, Indiana ("Lincoln"), and Lincoln Bank, a federal savings bank based in Plainfield, Indiana ("Lincoln Bank").


                              W I T N E S S E T H:

A. Each of the parties desire to effect a merger of FSB with and into Lincoln, with Lincoln being the surviving entity in the merger (the "Company Merger").

B. FSB owns all of the issued and outstanding shares of capital stock of First Bank. Lincoln owns all of the issued and outstanding shares of capital stock of Lincoln Bank. In addition to the Company Merger, the parties desire to effect a merger of First Bank with and into Lincoln Bank, with Lincoln Bank being the surviving entity in the merger (the "Subsidiary Merger").

C. The Boards of Directors of FSB and Lincoln, respectively, each have determined that it is in the best interests of their respective corporations, shareholders, customers, and employees to effect the Company Merger and the Subsidiary Merger.

D. It is the intention of the parties to this Agreement that the business combinations contemplated hereby each be treated as a "reorganization" under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   Article I
                               The Company Merger

1.01 The  Company  Merger.   At the date and time at which  the  Company  Merger
becomes effective (the "Effective Time"), the Company Merger contemplated by this Agreement shall occur and in furtherance thereof:

     (a) Structure and Effects of the Company Merger. FSB shall merge with and into Lincoln, and the separate corporate existence of FSB shall thereupon cease. Lincoln shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of Lincoln with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Company Merger. The Company Merger shall have the effects specified in the Indiana Business Corporation Law, IND. CODE ss. 23-1-17-1, et seq. (the "IBCL").

     (b) Name and Offices. The name of the Surviving Corporation shall be Lincoln Bancorp. Its principal office shall be located at 1121 East Main Street, Plainfield, Indiana 46168-0510.

     (c) Articles of Incorporation. The Lincoln Articles of Incorporation as in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof and the IBCL.

     (d) By-Laws. The Lincoln Code of By-laws as in effect immediately prior to the Effective Time shall continue to be the by-laws of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof, the Articles of Incorporation of Lincoln, and the IBCL.

     (e) Directors. The directors of Lincoln immediately prior to the Effective Time shall continue to hold such positions following the Company Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified. In addition, Jerry R. Engle, R.J. McConnell, and Frank A. Rogers (or in the event one or more of such persons is not able to serve, another director or directors of FSB selected by agreement between FSB and Lincoln prior to the Effective Time) shall be appointed to the Board of Directors of Lincoln effective as of the Effective Time. Frank A. Rogers shall serve for a one-year term ending at the 2005 annual shareholders' meeting, R.J. McConnell shall serve for a two-year term ending at the 2006 annual shareholders' meeting, and Jerry R. Engle shall serve for a three-year term ending at the 2007 annual shareholders' meeting, and in each case until such director's successor shall be duly elected and qualified.

     (f) Officers. The officers of Lincoln holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Company Merger. In addition, Jerry R. Engle shall be appointed Vice Chairman of Lincoln at the Effective Time, and it is anticipated that Jerry R. Engle shall be appointed as the President and Chief Executive Officer of Lincoln not later than December 31, 2005.

1.02 Reservation of Right to Revise Structure. At Lincoln's election, the Company Merger may alternatively be structured so that (a) FSB is merged with and into any other direct or indirect wholly-owned subsidiary of Lincoln or (b) any direct or indirect wholly-owned subsidiary of Lincoln is merged with and into FSB; provided, however, that no such change shall (x) alter or change the amount or kind of the consideration payable in the Company Merger (the "Consideration") or the treatment of the holders of FSB Common Stock, $.01 par value per share ("FSB Common Stock"), (y) prevent the parties from obtaining the opinions of Barnes & Thornburg referred to in Sections 7.02(c) and 7.03(d) or
(z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

1.03 Effective Time. The Company Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Indiana, of Articles of Merger in accordance with IND. CODE ss.23-1-40-5, which shall include the Plan of Merger attached hereto as Exhibit A, or at such later date and time as may be set forth in such articles. Subject to the terms of this Agreement, the parties shall cause the Company Merger to become effective (a) on the date that is the fifth full National Association of Securities Dealers Automated Quotation System ("NASDAQ") trading day to occur after the last of the conditions set forth in
Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, or (b) on such date as the parties may agree in writing (the "Effective Date").

1.04 Accounting Treatment. The combination of Lincoln and FSB effected by the Company Merger will be accounted for under the purchase method of accounting.


                                   Article II
                              The Subsidiary Merger

2.01 The Subsidiary Merger. At the Effective Time, the Subsidiary Merger contemplated by this Agreement shall occur and in furtherance thereof:

     (a) Structure and Effects of the Subsidiary Merger. First Bank shall merge with and into Lincoln Bank on the terms set forth in Exhibit B (which shall be executed by Lincoln Bank and First Bank simultaneously with the execution of this Agreement), and the separate corporate existence of First Bank shall thereupon cease. Lincoln Bank shall be the surviving bank in the Subsidiary Merger (sometimes hereinafter referred to as the "Surviving Bank") and shall continue to be governed by federal law, and the separate corporate existence of Lincoln Bank with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsidiary Merger. The Subsidiary Merger shall have the effects specified in IND. CODE ss. 28-1-7-19, and in 12 C.F.R. ss. 552.13(e).

     (b) Name and Offices. The name of the Surviving Bank shall be Lincoln Bank. Its principal office shall be located at 1121 East Main Street, Plainfield, Indiana 46168-0510. However, subject to applicable legal requirements, it will conduct business at the offices of First Bank under the name "First Bank, a division of Lincoln Bank," for a maximum period of one year.

     (c) Articles of Conversion. The Lincoln Bank Stock Charter, as in effect immediately prior to the Effective Time, shall continue to be the charter of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof and the Home Owners' Loan Act of 1933, as amended ("HOLA").

     (d) Bylaws. The Lincoln Bank Stock By-Laws, as in effect immediately prior to the Effective Time, shall continue to be the by-laws of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof, the Stock Charter of Lincoln Bank, and HOLA.

     (e) Directors. The directors of Lincoln Bank, immediately prior to the Effective Time, shall continue to hold such positions following the Subsidiary Merger, and such directors shall hold offices until such time as their successors shall be duly elected and qualified. In addition, Jerry R. Engle, R.J. McConnell, and Frank A. Rogers (or in the event one or more of such persons is not able to serve, another director or directors of FSB selected by agreement between FSB and Lincoln prior to the Effective Time) shall be appointed to the Board of Directors of Lincoln Bank effective as of the Effective Time. Frank A. Rogers shall serve for a one-year term ending at the 2005 annual shareholders' meeting, R.J. McConnell shall serve for a two-year term ending at the 2006 annual shareholders' meeting, and Jerry R. Engle shall serve for a three-year term ending at the 2007 annual shareholders' meeting.

     (f) Officers. The officers of Lincoln Bank holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the Subsidiary Merger. In addition, Jerry R. Engle shall be appointed Executive Vice President and Chief Operating Officer of the Surviving Bank, and John B. Ditmars shall be appointed Senior Vice President of the Surviving Bank. It is anticipated that Jerry R. Engle shall be appointed to the positions of President and Chief Executive Officer of Surviving Bank no later than December 31, 2005.

2.02 Effective Time. The Subsidiary Merger shall become effective upon the filing with the Office of Thrift Supervision (the "OTS"), of Articles of Combination in accordance with 12 C.F.R. ss. 552.13(j) and Articles of Merger in accordance with IND. CODE ss. 28-1-7-9, or at such later date and time as may be set forth in such filings. Subject to the terms of this Agreement, the parties shall cause the Subsidiary Merger to become effective on the same date that the Company Merger becomes effective.


                                  Article III
                                  Consideration

3.01 Consideration.

     (a) Subject to the terms and conditions of this Agreement, at the Effective
Time:

          (1) Each share of FSB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of FSB and shares held directly or indirectly by Lincoln, except shares held by Lincoln in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive, subject to adjustment as set forth in Section 3.05:

               (A) .75 shares (the "Exchange Ratio") of Common Stock, without par value, of Lincoln ("Lincoln Common Stock") (the "Per Share Stock Consideration"), or

               (B) $14.80 in cash (such sum, the "Per Share Cash  Consideration"
          and   together   with  the  Per   Share   Stock   Consideration,   the
          "Consideration");


     provided that the aggregate number of shares of Lincoln Common Stock that shall be issued in the Company Merger shall equal a number which is as close as possible (after prorations are made and cash in lieu of fractional shares is determined) to, but no more than, the product of (a) fifty percent (50%) and (b) the Exchange Ratio, times (c) the number of shares of FSB Common Stock outstanding immediately prior to the Effective Time (the "Stock Number").

          (2) Each share of FSB Common Stock that, immediately prior to the Effective Time, is held as treasury stock of FSB or held directly or indirectly by Lincoln, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

          (3) Each share of Lincoln Common Stock which is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of Lincoln Common Stock at and after the Effective Time.

          (4) Notwithstanding the foregoing, if any holders of FSB Common Stock dissent from the Company Merger and demand dissenters' rights under the IBCL, any issued and outstanding shares of FSB Common Stock held by such dissenting holders shall not be converted as described in this Section 3.01(a) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the IBCL; provided, however, that each share of FSB Common Stock outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters' rights or lose his or her right to exercise dissenters' rights shall have only the right to receive the consideration as No-Election Shares (as hereinafter defined).

     (b) Subject to the allocation procedures set forth in Section 3.01(c), each record holder of FSB Common Stock will be entitled (1) to elect to receive Lincoln Common Stock for all or some of the shares of FSB Common Stock ("Stock Election Shares") held by such record holder, (2) to elect to receive cash for all or some of the shares of FSB Common Stock ("Cash Election Shares") held by such record holder or (3) to indicate that such holder makes no such election for all or some of the shares of FSB Common Stock ("No-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by Lincoln and reasonably acceptable to FSB (an "Election Form"). Any shares of FSB Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

     (c) Not later than the 5th day after the Election Deadline, Lincoln shall cause the Exchange Agent to effect the allocation among the holders of FSB Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Company Merger as follows:

          (1) Number of Stock Election Shares Less Than the Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, then

               (A) all Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

               (B) the Exchange Agent shall allocate pro rata from among the No-Election Shares a sufficient number of No-Election Shares such that the sum of such number and the number of Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Stock-Selected No-Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; provided that if the sum of all No-Election Shares and Stock Election Shares is less than the Stock Number, all No-Election Shares shall be Stock-Selected No-Election Shares,

               (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Number, the Exchange Agent shall allocate pro rata from among the Cash Election Shares a number of Cash Election Shares such that the sum of such number, plus the number of Stock Election Shares and the number of Stock-Selected No-Election Shares, shall equal as closely as practicable the Stock Number, and all such selected shares ("Converted Cash Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

               (D) the No-Election Shares and Cash Election Shares that are not Stock-Selected No-Election Shares or Converted Cash Election Shares (as the case may be) shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

          (2) Number of Stock Election Shares Greater Than the Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Number, then:

               (A) all Cash Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration;

               (B) all No-Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration (the "Cash-Selected No-Election Shares");

               (C) the Exchange Agent shall allocate pro rata from among the Stock Election Shares a number of Stock Election Shares such that after converting such Stock Election Shares to Cash Election Shares, the number of remaining Stock Election Shares shall equal as closely as practicable the Stock Number, and all such selected shares ("Converted Stock Election Shares") shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

               (D) the Stock Election Shares that are not Converted Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration; or

          (3) Number of Stock Election Shares Equal to the Stock Number. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Number, then:

               (A) all Stock Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

               (B) all No-Election Shares and all Cash Election Shares shall be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

     (d) Stock Options.

          (1) With respect to options for FSB Common Stock ("FSB Stock Option") held by directors of FSB or First Bank who are not also officers or employees of FSB or First Bank, at the Effective Time, each outstanding option granted and outstanding under the First Shares Bancorp, Inc. Amended and Restated 1996 Option Plan and the First Shares Bancorp, Inc. Amended and Restated 1999 Stock Option Plan (the "Option Plans"), without any act on the part of any holder thereof, shall be converted into the right to receive from Lincoln , at the Effective Time, an amount in cash equal to $14.80 minus the per share exercise price for each share of FSB Common Stock subject to an FSB Stock Option; provided, however, that the payer shall withhold from such cash payment any taxes required to be withheld by applicable law. Each FSB Stock Option held by a director to which this subparagraph applies shall be cancelled and cease to exist by virtue of such payment.

          (2) At the Effective Time, subject to any consents required by law and
     Section 6.16 hereof, each outstanding option for FSB Common Stock held by an officer or employee of FSB or First Bank, whether or not vested ("FSB Common Stock"), shall be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such FSB Stock Option, a specified number of shares of Lincoln Common Stock, at a specified exercise price per share. In respect of each option or set of identical options outstanding to the same holder, such number shall be determined by multiplying the number of shares of FSB Common Stock subject to such FSB Stock Option or set of identical FSB Stock Options by the Exchange Ratio and rounding such product to the nearest whole number, and such exercise price per share shall be determined by dividing the per share exercise price under such FSB Stock Option or set of identical FSB Stock Options by the Exchange Ratio and rounding such quotient to the nearest whole cent. For example, an FSB Stock Option to purchase 200 shares of FSB Common Stock at an exercise price of $15.00 per share would be converted into an option to purchase 150 shares of Lincoln Common Stock at an exercise price of $20.00 per share. Notwithstanding the foregoing, each FSB Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to "incentive stock options," fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price will be rounded up to the nearest cent. At or prior to the Effective Time, FSB may modify any or all outstanding FSB Stock Options held by employees of FSB and its Subsidiaries who become employees of Lincoln or its Subsidiaries on the Effective Date to provide that they shall become exercisable, subject to any applicable bank regulatory requirements, in full in the event the optionee's qualifying service with Lincoln and its Subsidiaries is terminated by Lincoln or its Subsidiaries without cause or by the optionee for good reason, in which case the Replacement Option shall reflect the terms and conditions of the non-vested FSB Stock Option as so modified. At the Effective Time, Lincoln shall assume FSB Stock Plans. At all times after the Effective Time, Lincoln shall reserve for issuance such number of shares of Lincoln Common Stock as are needed to permit the Replacement Options to be exercised in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Lincoln shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Lincoln Common Stock subject to the Replacement Options and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

     (e) Subject to any consents required by law and Section 6.17 hereof, on or before the Effective Time, all of FSB's outstanding Commonly Registered Equity Contracts and Collateralized Equity Contracts (collectively the "Contracts") shall either be exercised for shares of FSB Common Stock by holders thereof and/or cancelled by FSB, and (2) all of FSB's outstanding Commonly Registered Debentures and Unrestricted Debentures (the "Debentures") shall either be surrendered to FSB by the holders thereof as consideration for the exercise of the Contracts or shall be redeemed by FSB. Each of these actions shall be taken in accordance with the terms of a Trust Indenture for the Debentures and the Equity Contract Agency Agreement relating to the Contracts (the "Master Contract") and upon payment of no more than the applicable redemption price (principal, accrued interest and premium) prescribed by the Trust Indenture and any cancellation payment prescribed by the Trust Indenture and the Master Contract. On or before the Effective Time, the Contracts and Debentures so exercised, surrendered and/or redeemed will be cancelled and cease to exist.

3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, (a) holders of FSB Common Stock shall cease to be, and shall have no rights as, shareholders of FSB, other than the right to receive (1) any dividend or other distribution with respect to such FSB Common Stock with a record date occurring prior to the Effective Time, (2) the Consideration provided under this Article III, and (3) any dissenters' rights to which they may be entitled under the IBCL if such holders have dissented to the Company Merger. After the Effective Time, there shall be no transfers on the stock transfer books of FSB or the Surviving Corporation of shares of FSB Common Stock.

3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Lincoln Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, Lincoln shall pay to each holder of FSB Common Stock who otherwise would be entitled to a fractional share of Lincoln Common Stock an amount in cash (without interest) determined by multiplying such fraction by the quotient of the Per Share Consideration and the Exchange Ratio.

3.04 Exchange Procedures. (a) Not later than the 20th business day prior to the anticipated Effective Date or such other date as the parties may agree in writing (the "Mailing Date"), Lincoln shall mail an Election Form and a letter of transmittal to each holder of record of FSB Common Stock. To be effective, an Election Form must be properly completed, signed and actually received by Computershare Investor Services, LLC, as Exchange Agent (the "Exchange Agent"), no later than 5:00 p.m., Chicago time, on the 20th calendar day after the Mailing Date (the "Election Deadline") or such other time and date as the parties may agree in writing, and in order to be deemed properly completed the Election Form must be accompanied by one or more certificates (the "Old Certificates") (or an indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed ) representing all shares of FSB Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Lincoln shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms (and the accompanying certificates and material) have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Lincoln (or of the Exchange Agent) shall be conclusive and binding. Neither Lincoln nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and Lincoln shall also make all computations contemplated by
Section 3.01 hereof, and, after consultation with FSB, all such computations shall be conclusive and binding on the former holders of FSB Common Stock absent manifest error. Shares of FSB Common Stock covered by an Election Form which is not effective shall be treated as if no Election had been made with respect to such shares of FSB Common Stock. Once an Election is made it may be amended at any time prior to the Election Deadline, but thereafter it may not be amended or revoked.

     (b) At or prior to the Effective Time, Lincoln shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of Lincoln Common Stock ("New Certificates") and an estimated amount of cash to be issued as Consideration (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund").

     (c) The Surviving Corporation shall cause the New Certificates into which shares of a shareholder's FSB Common Stock are converted on the Effective Date and/or any check in respect of any Per Share Cash Consideration, fractional share amounts or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder no later than the later of (i) 15 days following delivery to the Exchange Agent of certificates representing such shares of FSB Common Stock ("Old Certificates") (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder, or (ii) 15 days following the Effective Date. No interest will be paid on any Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

     (d) No dividends or other distributions on Lincoln Common Stock with a record date occurring on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of FSB Common Stock converted in the Company Merger into the right to receive shares of such Lincoln Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Lincoln Common Stock such holder had the right to receive upon surrender of the Old Certificate, as of the Effective Date.

     (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FSB for six months after the Effective Time shall be returned to Lincoln. Any shareholders of FSB who have not theretofore complied with this
Article III shall thereafter look only to Lincoln for payment of Per Share Stock Consideration, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Lincoln Common Stock deliverable in respect of each share of FSB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of FSB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.05 Anti-Dilution Adjustments. Should Lincoln change (or establish a record date for changing) the number of shares of Lincoln Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Lincoln Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.


                                   Article IV
                           Actions Pending the Merger

4.01 Forbearances of FSB. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule (as hereinafter defined in Section 5.01), without the prior written consent of Lincoln, FSB will not, and will cause First Bank not to:

     (a) Ordinary Course. Conduct the business of FSB and First Bank other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

     (b) Capital Stock. Except as contemplated by Sections 3.01(d) and 3.01(e), or as may be necessary to fund the redemption of Debentures by the sale of shares of FSB Common Stock not to exceed the number of shares of FSB Common Stock that would be required to be issued upon the conversion of the Debentures into shares of FSB Common Stock, or pursuant to currently outstanding options or similar securities or obligations convertible into or exercisable or exchangeable into shares of capital stock (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of FSB Common Stock or any rights to subscribe for or purchase FSB Common Stock or any other capital stock, or securities convertible into or exchangeable for any capital stock, of FSB or First Bank, (2) permit any additional shares of FSB Common Stock or capital stock of First Bank to become subject to grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of FSB Common Stock or capital stock of First Bank, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, (5) form a new subsidiary, or (6) enter into, or take any action to cause any holders of FSB Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of FSB Common Stock to vote any shares of FSB Common Stock, or cooperate in any formation of any voting trust relating to such shares.

     (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend other than dividends from First Bank to FSB consistent with past practice, on or in respect of, any shares of its capital stock.

     (d) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any directors, officers or employees of, or independent contractors with respect to, FSB or First Bank, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except
(1) for normal general increases in salary to individual employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, (3) to satisfy contracts described in the Disclosure Schedule existing on the date hereof, (4) for the hiring of new non-salaried employees to replace prior employees, or (5) for changes contemplated by Sections 6.18, 6.19 and 6.20 hereof.

     (e) Benefit Plans. Except as set forth in the Disclosure Schedule, Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, FSB or First Bank (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or to satisfy contracts existing on the date hereof and described in the Disclosure Schedule or (2) as are provided for or contemplated by this Agreement.

     (f) Dispositions. Except as set forth in the Disclosure Schedule, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

     (g) Acquisitions. Except (1) pursuant to contracts existing on the date hereof and described in the Disclosure Schedule, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, or
(4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, neither FSB nor First Bank will acquire any assets or properties of another person in any one transaction or a series of related transactions, other than readily marketable securities in the ordinary and usual course of business consistent with past practice.

     (h) Governing Documents. Amend the FSB Articles of Incorporation, FSB By-laws or the articles of incorporation or by-laws of First Bank.

     (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by FSB and First Bank, other than as may be required by generally accepted accounting principles, as concurred with by FSB's independent auditors or as required by Section 6.12 hereof.

     (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

     (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to FSB and First Bank, taken as a whole.

     (l) Risk  Management.  Except as required by applicable  law or regulation:
(1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

     (m) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, enter into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

     (n) Loans. Without prior consultation with Lincoln, make any loan or advance in excess of $500,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof, provided that in the case of any loan for which consultation is required, FSB or First Bank may make any such loan in the event (A) FSB or First Bank has delivered to Lincoln or its designated representative a notice of its intention to make such loan and such additional information as Lincoln or its designated representative may reasonably require and (B) Lincoln or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to Lincoln of the applicable notice of intention.

     (o) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger or the Subsidiary Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

     (p) Interest Rates. Increase or decrease the rate of interest paid by First Bank on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided, however, that, notwithstanding the foregoing, in no event shall First Bank pay a rate of interest on any deposit product which is more than the greater of (i) 0.0025 above the average of the rates paid on comparable deposit products by the five (5) highest deposit interest paying other banks or thrifts located in the market in which such deposit product is offered by First Bank or, if fewer than five (5) other banks and thrifts are located in such market, the average of the rates paid by all other banks and thrifts located in such market or (ii) the rate paid by Lincoln Bank.

     (q) Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (p) without first obtaining Lincoln's consent.

4.02 Forbearances of Lincoln. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of FSB, Lincoln will not, and will cause each of its direct or indirect subsidiaries (collectively, the "Subsidiaries") not to:

     (a) Ordinary Course. Conduct the business of Lincoln and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent herewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

     (b) Capital Stock. Except as contemplated by this Agreement or pursuant to currently outstanding options or similar securities or obligations convertible into or exercisable into shares of capital stock or pursuant to previously authorized stock repurchase programs, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Lincoln Common Stock or any rights to subscribe for or purchase Lincoln Common Stock or any other capital stock, or securities convertible into or exchangeable for any capital stock, Lincoln or Lincoln Bank, (2) permit any additional shares of Lincoln Common Stock or capital stock of Lincoln Bank to become subject to grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Lincoln Common Stock or capital stock of Lincoln Bank, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, (5) form a new subsidiary, or (6) enter into, or take any action to cause any holders of Lincoln Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Lincoln Common Stock to vote any shares of Lincoln Common Stock, or cooperate in any formation of any voting trust relating to such shares.

     (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than dividends from Lincoln Bank to Lincoln consistent with past practice or dividends from Lincoln Bank to Lincoln to allow Lincoln to pay any of the Consideration under this Agreement, on or in respect of, any shares of its capital stock and quarterly dividends by Lincoln to its shareholders in the ordinary course of business and consistent with past practice.

     (d) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by Lincoln and its Subsidiaries, other than as may be required by generally accepted accounting principles, as concurred with by Lincoln's independent auditors.

     (e) Risk  Management.  Except as provided by applicable  law or regulation:
(1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

     (f) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

     (g) Loans. Without prior consultation with FSB, make any loan or advance in excess of $500,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof, provided that in the case of any loan for which consultation is required, Lincoln or Lincoln Bank may make any such loan in the event (A) Lincoln or Lincoln Bank has delivered to FSB or its designated representative a notice of its intention to make such loan and such additional information as FSB or its designated representative may reasonably require and (B) FSB or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three (3) business days following the delivery to FSB of the applicable notice of intention.

     (h) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger or the Subsidiary Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

     (i) Governing Documents. Amend the Lincoln Articles of Incorporation or the Lincoln Code of By-Laws in a manner that would be materially adverse to the holders of Lincoln Common Stock.

     (j) Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (d) without first obtaining FSB's consent.

     (k) Benefit Plans. Except for the potential termination or modification of its existing defined benefit plan, enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, Lincoln or Lincoln Bank (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or to satisfy contracts or obligations existing on the date hereof and described in the Disclosure Schedule or (2) as are provided for or contemplated by this Agreement.


                                   Article V
                         Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, FSB has delivered to Lincoln and Lincoln has delivered to FSB a schedule (respectively, each party's "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Section 5.02 or 5.03, respectively, or to one or more of its covenants contained in Article IV.

5.02 Representations and Warranties of FSB. Except as set forth in the Disclosure Schedule, FSB and First Bank hereby represent and warrant, jointly and severally, to Lincoln:

     (a) Organization and Capital Stock.

          (1) FSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted. FSB is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve").

          (2) The authorized capital stock of FSB consists of (i) 12,000,000 shares of FSB Common Stock, of which, as of the date hereof, 1,622,662 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of FSB Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of FSB Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of FSB.

          (3) Except as disclosed in the Disclosure Schedule, there are no shares of FSB Common or other capital stock or other equity securities of FSB outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of FSB Common Stock or other capital stock of FSB or contracts, commitments, understandings or arrangements by which FSB is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

          (4) Except as disclosed in the Disclosure Schedule, each certificate representing shares of FSB Common Stock issued by FSB in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by FSB only upon receipt of an Affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying FSB against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

     (b) Authorization and No Default. FSB's Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by FSB of its obligations hereunder. First Bank's Board of Directors has, by all appropriate action, approved this Agreement, Exhibit B, and the Subsidiary Merger and authorized the execution hereof and of Exhibit B on its behalf by its duly authorized officers and the performance by First Bank of its obligations hereunder and under Exhibit B. Nothing in the articles of incorporation or bylaws of FSB or First Bank, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which FSB or First Bank are bound or subject which is material to FSB and First Bank taken as a whole or to the Company Merger or the Subsidiary Merger would prohibit or inhibit FSB or First Bank from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FSB and First Bank and constitutes a legal, valid and binding obligation of FSB and First Bank, enforceable against FSB and First Bank in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by FSB or First Bank (except for approval by FSB's shareholders and the sole shareholder of First Bank and Lincoln Bank) to authorize the execution, delivery and performance of this Agreement and Exhibit
B. Except for the requisite approval of the OTS, and notices to the Indiana Department of Financial Institutions (the "DFI") and the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by FSB or the Subsidiary Merger by First Bank. FSB and First Bank are neither in default under, nor in violation of, any provision of their articles of incorporation, or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on FSB and First Bank, taken as a whole. For purposes of this Agreement, "Material Adverse Effect" means with respect to Lincoln or FSB, any effect that
(1) is both material and adverse to the financial position, results of operation or business of Lincoln and its Subsidiaries, taken as a whole, or FSB and First Bank, taken as a whole, respectively, other than (A) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines (generally accepted accounting principles or otherwise) applicable to depository institutions generally, or in general levels of interest rates, (B) payments associated with the Company Merger or the Subsidiary Merger, (C) charges required under Section 6.12 hereof, or (D) actions or omissions of either Lincoln, FSB, First Bank or any of Lincoln's Subsidiaries, taken with the prior informed written consent of the other party in contemplation of the transactions contemplated by this Agreement; or (2) would materially impair the ability of either Lincoln or FSB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Company Merger or the Subsidiary Merger and the other transactions contemplated by this Agreement.

     (c) Subsidiaries. First Bank is wholly-owned by FSB and is a commercial bank duly organized, validly existing and in good standing under Indiana law and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of First Bank is set forth in the Disclosure Schedule, all of which shares are owned by FSB free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. FSB has no other direct or indirect subsidiaries. There are no options, warrants or rights outstanding to acquire any capital stock of First Bank and no person or entity has any other right to purchase or acquire any unissued shares of stock of First Bank, nor does First Bank have any obligation of any nature with respect to its unissued shares of stock. Except for the ownership of readily marketable securities, Federal Home Loan Bank or Federal Reserve Bank stock and as may be disclosed in the Disclosure Schedule, neither FSB nor First Bank is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

     (d) Financial Information. The consolidated balance sheets of FSB and First Bank as of December 31, 2002 and December 30, 2001, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 2002, together with the notes thereto, included in FSB's Form 10-KSB for the fiscal year ended December 31, 2002, as currently on file with the SEC, and the periodic financial statements for the fiscal quarter September 30, 2003, together with the notes thereto included in FSB's Form 10-QSB for that quarter as currently on file with the SEC (together, the "FSB Financial Statements"), copies of which have been provided to Lincoln, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year end adjustments in the quarterly FSB Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of FSB and First Bank as of the dates and for the periods indicated.

     (e) Absence of Changes. Except as set forth in the Disclosure Schedule, since September 30, 2003, there has not been any material adverse change in the financial condition, the results of operations or the business of FSB and First Bank taken as a whole, nor have there been any events or transactions having a Material Adverse Effect on FSB and First Bank, taken as a whole.

     (f) Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, neither FSB nor First Bank is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to FSB or First Bank.

     (g) Tax Matters. FSB and First Bank have each filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in the Disclosure Schedule, neither FSB nor First Bank is (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes;
(b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the "IRS") or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality ("Governmental Authority") for assessment or collection of taxes. None of the tax returns of FSB or First Bank has been audited by the IRS or any state tax agency for any period since December 31, 1999. Neither FSB nor First Bank is, to the knowledge of FSB, the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of FSB for the quarter ended September 30, 2003, is, in the opinion of management, adequate to cover all of the tax liabilities of FSB and First Bank (including, without limitation, income taxes and franchise fees) as of such date in accordance with generally accepted accounting principles ("GAAP").

     (h) Litigation. Except as may be disclosed in the Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by First Bank with respect to loans in default with respect to which no claims have been asserted against First Bank, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the knowledge of FSB, threatened, against FSB or First Bank, or of which the property of FSB or First Bank is or would be subject involving a monetary amount, singly or in the aggregate, in excess of $25,000, or a request for specific performance, injunctive relief, or other equitable relief. No litigation, claim or other proceeding disclosed in the Disclosure
Schedule is material to FSB and First Bank taken as a whole.

     (i) Employment Agreements. Except as disclosed in the Disclosure Schedule, neither FSB nor First Bank is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by FSB or First Bank on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A description of each such agreement which is in writing is included in the Disclosure Schedule.

     (j) Reports. Except as may be disclosed in the Disclosure Schedule, FSB and First Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the DFI, (ii) the FDIC, (iii) the Federal Reserve, and (iv) any other Governmental Authority with jurisdiction over FSB or First Bank, including the SEC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (k) Loans and Investments.

          (1) Except as set forth in the Disclosure Schedule, as of September 30, 2003, First Bank had no loan in excess of $10,000 that has been classified by regulatory examiners or management of First Bank as "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. As of the date hereof, the most recent loan watch list of First Bank and a list of all loans in excess of $10,000 that First Bank has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

          (2) All loans reflected in the FSB Financial Statements as of September 30, 2003, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2003, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) to the best of First Bank's knowledge, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that First Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming First Bank as the secured party or mortgagee.

          (3) Except as set forth in the Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the FSB Financial Statements are, in the opinion of management of FSB, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. To the best knowledge of FSB, the aggregate loan balances outstanding as of September 30, 2003, in excess of the reserve for loan losses as of such date, were, as of September 30, 2003, collectible in accordance with their respective terms.

          (4) None of the investments reflected in the FSB Financial Statements as of and for the quarter ended September 30, 2003, and none of the investments made by FSB or First Bank since September 30, 2003, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of FSB or First Bank to dispose freely of such investment at any time.

          (5) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which FSB has any participation interest or which have been made with or through another financial institution on a recourse basis against First Bank.

     (l) Employee Matters and ERISA.

          (1) Except as may be disclosed in the Disclosure Schedule, neither FSB nor First Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of FSB or First Bank and to the knowledge of FSB there is no present effort nor existing proposal to attempt to unionize any group of employees of FSB or First Bank.

          (2) Except as may be disclosed in the Disclosure Schedule, (i) FSB and First Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither FSB nor First Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against FSB or First Bank pending or, to the knowledge of FSB, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of FSB, threatened against or directly affecting FSB or First Bank; and (iv) neither FSB nor First Bank has experienced any work stoppage or other such labor difficulty during the past five (5) years.

          (3) Except as may be disclosed in the Disclosure Schedule, neither FSB nor First Bank maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including (without limitation) any multiemployer plan (as defined in
     Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of FSB or First Bank (the "FSB Employee Plans"). To the knowledge of FSB, no present or former employee of FSB or First Bank has been charged with breaching nor has breached a fiduciary duty under any of the FSB Employee Plans. Except as may be disclosed in the Disclosure Schedule, neither FSB nor First Bank participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. Except as may be disclosed in the Disclosure Schedule, neither FSB nor First Bank maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of FSB or First Bank. FSB has provided to Lincoln a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule or a summary plan description therefor. FSB has also provided to Lincoln, with respect to each such plan or program to the extent available to FSB, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) determination letters from the IRS, (viii) the most recent annual report filed with the IRS, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements.

          (4) All liabilities of the FSB Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no FSB Employee Plan, at the end of any plan year, or at September 30, 2003, had or has had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code). No actuarial assumptions have been changed since the last written report of actuaries on such FSB Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the FSB Financial Statements, FSB and First Bank have no contingent or actual liabilities under Title IV of ERISA as of December 31, 2003. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any of the FSB Employee Plans, whether or not waived, nor does FSB or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by FSB or by any person which may be aggregated with FSB for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the FSB Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of FSB threatened or imminent with respect to any FSB Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which FSB or First Bank would be liable after September 30, 2003, except as is reflected on the FSB Financial Statements. As of December 31, 2003, FSB and First Bank had no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any FSB Employee Plan. All FSB Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA.

     (m) Title to Properties; Insurance. Except as may be disclosed in the Disclosure Schedule, (i) FSB and First Bank have good and marketable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the FSB Financial Statements and easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on FSB and First Bank, taken as a whole, and further excepting in the case of other real estate owned ("OREO"), as such real estate is internally classified on the books of FSB or First Bank, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by FSB and First Bank in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) to our knowledge, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of FSB, threatened with respect to such properties; and (iv) FSB and First Bank have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by FSB or First Bank in their respective businesses, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by FSB and First Bank are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size. The Disclosure Schedule sets forth, for each policy of insurance maintained by FSB and First Bank, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

     (n) Environmental Matters.

          (1) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which FSB, First Bank, Lincoln and Lincoln's Subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

          (2) Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of FSB, neither the conduct nor operation of FSB or First Bank nor any condition of any property presently or previously owned, leased or operated by either of them violates or violated Environmental Laws in any respect material to the business of FSB and First Bank and no condition has existed or event has occurred with respect to either of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of FSB and First Bank of Environmental Laws or obligate (or potentially obligate) FSB or First Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to FSB and First Bank. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of FSB, neither FSB nor First Bank has received any notice from any person or entity that FSB or First Bank or the operation or condition of any property ever owned, leased or operated by either of them are or were in violation of any Environmental Laws or that either of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (o) Compliance with Law. FSB and First Bank have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

     (p) Brokerage. Except as may be disclosed in the Disclosure Schedule and with the exception of fees payable to David A. Noyes & Company ("David Noyes"), there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by FSB or First Bank.

     (q) No Undisclosed Liabilities. To the knowledge or FSB and First Bank, FSB and First Bank do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against FSB or First Bank giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of FSB or the notes thereto, except (i) for liabilities set forth or reserved against in the FSB Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause
(i) above or other liabilities occurring in the ordinary course of business of FSB and First Bank since the date of the most recent balance sheet included in the FSB Financial Statements, which such fluctuations in the aggregate are not material to FSB and First Bank taken as a whole, (iii) liabilities relating to the possible sale of FSB or other transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.

     (r) Properties, Contracts and Other Agreements. The Disclosure Schedule lists or describes the following:

          (1) Each parcel of real property owned by FSB or First Bank and the principal buildings and structures located thereon;

          (2) Each lease of real property to which FSB or First Bank is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

          (3) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by FSB;

          (4) Each guaranty by FSB or First Bank of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by First Bank in the ordinary course of its business) or any warranty or indemnification agreement;

          (5) Each agreement between FSB or First Bank and any present or former officer, director or greater than 5% shareholder of FSB or First Bank (except for deposit or loan agreements entered into in the ordinary course of First Bank's business);

          (6) Each lease or license where FSB has an annual payment in excess of $10,000 with respect to personal property involving FSB or First Bank, whether as lessee or lessor or licensee or licensor;

          (7) The name and annual salary as of January 1, 2004, of each director or employee of FSB or First Bank and any employment agreement or arrangement with respect to each such person; and

          (8) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of FSB or First Bank not referred to elsewhere in this Section which (i) involves payment by FSB or First Bank (other than as disbursement of loan proceeds to customers) of more than $50,000 annually or in the aggregate unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of FSB or First Bank; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule have been provided to Lincoln. Neither FSB nor First Bank nor, to FSB's knowledge, any other party thereof, is in default under any such contracts and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default.

     (s) Interim Events. Except as provided in the Disclosure Schedule, since September 30, 2003, neither FSB nor First Bank has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of Lincoln pursuant to Section 4.01 hereof.

     (t) Statements True and Correct. None of the information supplied or to be supplied by FSB or First Bank for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FSB and at the time of the FSB shareholders' meeting referred to in 6.02 hereof, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that FSB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

     (u) Books and Records. The books and records of FSB and First Bank have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of FSB and First Bank.

     (v) Deposit Insurance. The deposits of First Bank are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Corporation Act, as amended, and First Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

5.03 Representations and Warranties of Lincoln. Except as set forth in the Disclosure Schedule corresponding to the relevant paragraph below, Lincoln and Lincoln Bank hereby represent and warrant, jointly and severally, to FSB as follows:

     (a) Organization and Capital Stock.

          (1) Lincoln is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted. Lincoln is a savings and loan holding company registered with the OTS under HOLA. Lincoln Bank is wholly-owned by Lincoln and is a federal savings bank validly existing under federal law.

          (2) The authorized capital stock of Lincoln consists of (i) 20,000,000 shares of Lincoln Common Stock, of which, as of the date hereof, 4,414,391 shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, without par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of Lincoln Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Lincoln Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Lincoln.

          (3) Except as disclosed in the Disclosure Schedule, there are no shares of Lincoln Common Stock or other capital stock or other equity securities of Lincoln outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Lincoln Common Stock or other capital stock of Lincoln or contracts, commitments, understandings or arrangements by which Lincoln is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     (b) Authorization and No Default.  Lincoln's Board of Directors has, by
all appropriate action, approved this Agreement and the Company Merger and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by Lincoln of its obligations hereunder. Lincoln Bank's Board of Directors has, by all appropriate action, approved this Agreement, Exhibit B, and the Subsidiary Merger and authorized the execution hereof and of Exhibit B on its behalf by its duly authorized officers and the performance by Lincoln Bank of its obligations hereunder and under Exhibit B. Nothing in the articles of incorporation, charter or bylaws of Lincoln or Lincoln Bank, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Lincoln or Lincoln Bank or any of Lincoln's other Subsidiaries are bound or subject which is material to Lincoln and its Subsidiaries taken as a whole or to the Company Merger or the Subsidiary Merger would prohibit or inhibit Lincoln or Lincoln Bank from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Lincoln and Lincoln Bank and constitutes a legal, valid and binding obligation of Lincoln and Lincoln Bank, enforceable against Lincoln and Lincoln Bank in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by Lincoln or Lincoln Bank except for approvals by the sole shareholder of Lincoln Bank to authorize the execution, delivery and performance of this Agreement and Exhibit B. Except for the requisite approval of the OTS and notices to the DFI and the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by Lincoln or the Subsidiary Merger by Lincoln Bank. Lincoln and its Subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or charter or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on Lincoln and its Subsidiaries, taken as a whole.

     (c) Subsidiaries.

          (1) Lincoln Bank is wholly-owned by Lincoln and is a federal savings bank duly organized, validly existing and in good standing under federal law and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. All of the outstanding shares of capital stock of Lincoln Bank are owned by Lincoln free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. There are no options, warrants or rights outstanding to acquire any capital stock of Lincoln Bank and no person or entity has any other right to purchase or acquire any unissued shares of stock of Lincoln Bank, nor does Lincoln Bank have any obligation of any nature with respect to its unissued shares of stock. Except for the ownership of readily marketable securities, Federal Home Loan Bank or Federal Reserve Bank stock and as may be disclosed in the Disclosure Schedule, neither Lincoln nor Lincoln Bank is a party to any partnership or joint venture or owns any equity interest in any other business or enterprise.

          (2) Except as set forth in the Disclosure Schedule, Lincoln has no Subsidiaries, other than Lincoln Bank, and each of the Subsidiaries identified on the Disclosure Schedule is a corporation duly organized, validly existing and in good standing under the laws of the State in which it was organized and has the corporate power to own its respective properties, to incur its respective liabilities and to carry on its respective business as now being conducted. The Disclosure Schedule sets forth the number of shares of such Subsidiaries owned by Lincoln or Lincoln Bank. All of such shares are so owned free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, with no options, warrants or rights outstanding to acquire any of their capital stock, and no person or entity has any other right to purchase or acquire any unissued stock of any of the Subsidiaries.

     (d) Financial Information. The consolidated balance sheets of Lincoln and its Subsidiaries as of December 31, 2002 and December 31, 2001, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 2002, together with the notes thereto, included in Lincoln's Form 10-K for the fiscal year ended December 31, 2002, as currently on file with the SEC, and the periodic financial statements for the fiscal quarter ended September 30, 2003, together with the notes thereto, included in Lincoln's Form 10-Q for that quarter as currently on file with the SEC (together, the "Lincoln Financial Statements"), copies of which have been provided to FSB, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year end adjustments in the quarterly Lincoln Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Lincoln and its Subsidiaries as of the dates and for the periods indicated.

     (e) Absence of Changes. Except as set forth in the Disclosure Schedule, since September 30, 2003, there has not been any material adverse change in the financial condition, the results of operations or the business of Lincoln and its Subsidiaries taken as a whole, nor have there been any events or transactions having a Material Adverse Effect on Lincoln and its Subsidiaries, taken as a whole.

     (f) Regulatory Enforcement Matters. Except as may be disclosed in the Disclosure Schedule, neither Lincoln nor any of its Subsidiaries is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Lincoln or any of its Subsidiaries.

     (g) Tax Matters. Lincoln and its Subsidiaries have each filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Neither Lincoln nor its Subsidiaries is
(a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the Internal Revenue Service (the "IRS") or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality ("Governmental Authority") for assessment or collection of taxes. None of the tax returns of Lincoln or its Subsidiaries has been audited by the IRS or any state tax agency since 1999. Neither Lincoln nor its Subsidiaries is, to the knowledge of Lincoln, the subject of any threatened action or proceedings by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of Lincoln for the quarter ended September 30, 2003, is, in the opinion of management, adequate to cover all of the tax liabilities of Lincoln and its Subsidiaries (including, without limitation, income taxes and franchise fees) as of such date in accordance with generally accepted accounting principles ("GAAP").

     (h) Litigation. Except for foreclosure and other collection proceedings commenced in the ordinary course of business by Lincoln Bank with respect to loans in default with respect to which no claims have been asserted against Lincoln Bank, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or to the knowledge of Lincoln, threatened, against Lincoln or its Subsidiaries, or of which the property of Lincoln or its Subsidiaries is or would be subject involving a monetary amount, singly or in the aggregate, in excess of $25,000, or a request for specific performance, injunctive relief, or other equitable relief.

     (i) Reports. Except as may be disclosed in the Disclosure Schedule, Lincoln and its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereof, if any, that they were required to file with (i) the OTS, (ii) the FDIC, and (iii) any other
Governmental Authority with jurisdiction over Lincoln or its Subsidiaries, including the SEC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

     (j) Loans and Investments.

          (1) Except as set forth in the Disclosure Schedule, as of September 30, 2003, Lincoln Bank has no loan in excess of $10,000 that has been classified by regulatory examiners or management of Lincoln Bank as "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. As of the date hereof, the most recent loan watch list of Lincoln Bank and a list of all loans in excess of $10,000 that Lincoln Bank has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

          (2) All loans reflected in the Lincoln Financial Statements as of September 30, 2003, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2003, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) to the best of Lincoln Bank's knowledge, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Lincoln Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Lincoln Bank as the secured party or mortgagee.

          (3) Except as set forth in the Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Lincoln Financial Statements are, in the opinion of management of Lincoln, adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. To the best knowledge of Lincoln, the aggregate loan balances outstanding as of September 30, 2003, in excess of the reserve for loan losses as of such date, were, as of September 30, 2003, collectible in accordance with their respective terms.

          (4) Except as set forth in the Disclosure Schedule, none of the investments reflected in the Lincoln Financial Statements as of and for the quarter ended September 30, 2003, and none of the investments made by Lincoln or Lincoln Bank since September 30, 2003, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Lincoln or Lincoln Bank to dispose freely of such investment at any time.

     (k) Employee Benefit Plans.

          (1) Lincoln's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation-based compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements maintained or contributed to by Lincoln or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, "Lincoln Compensation Plans").

          (2) With respect to each Lincoln Compensation Plan, if applicable, Lincoln has provided or made available to FSB, true and complete copies of existing: (A) Lincoln Compensation Plan documents and amendments thereto;
     (B) trust instruments and insurance contracts; (C) the most recent Form 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; and (H) any Form 5310 or Form 5330 filed with the IRS. Each Form 5500, actuarial report and financial statement referred to in the preceding sentence accurately reflects the contributions, liabilities and funding levels of the applicable Lincoln Compensation Plan.

     (l) Employee Matters and ERISA.

          (1) Neither Lincoln nor its Subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Lincoln or its Subsidiaries and to the knowledge of Lincoln there is no present effort nor existing proposal to attempt to unionize any group of employees of Lincoln or its Subsidiaries.

          (2) Except as may be disclosed in the Disclosure Schedule, (i) Lincoln and its Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Lincoln nor its Subsidiaries is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Lincoln or its Subsidiaries pending or, to the knowledge of Lincoln, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or to the knowledge of Lincoln, threatened against or directly affecting Lincoln or its Subsidiaries; and (iv) neither Lincoln nor its Subsidiaries has experienced any work stoppage or other such labor difficulty during the past five (5) years.

          (3) Except as may be disclosed in the Disclosure Schedule, neither Lincoln nor its Subsidiaries maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Lincoln or its Subsidiaries (the "Lincoln Employee Plans"). To the knowledge of Lincoln, no present or former employee of Lincoln or its Subsidiaries has been charged with breaching nor has breached a fiduciary duty under any of the Lincoln Employee Plans. Except as may be disclosed in the Disclosure Schedule, neither Lincoln nor its Subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. Except as may be disclosed in the Disclosure Schedule, neither Lincoln nor its Subsidiaries maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees or directors of Lincoln or its Subsidiaries. Lincoln has provided to FSB a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule or a summary plan description therefor. Lincoln has also provided to FSB, with respect to each such plan or program to the extent available to Lincoln, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) determination letters from the IRS, (viii) the most recent annual report filed with the IRS, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements.

          (4) All liabilities of the Lincoln Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Lincoln Employee Plan, at the end of any plan year, or at September 30, 2003, had or has had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code). No actuarial assumptions have been changed since the last written report of actuaries on such Lincoln Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the Lincoln Financial Statements, Lincoln and its Subsidiaries have no contingent or actual liabilities under Title IV of ERISA as of December 31, 2003. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Lincoln
     Employee Plans, whether or not waived, nor does Lincoln or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by Lincoln or by any person which may be aggregated with Lincoln for purposes of
     Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Lincoln Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of Lincoln threatened or imminent with respect to any Lincoln Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Lincoln or its Subsidiaries would be liable after September 30, 2003, except as is reflected on the Lincoln Financial Statements. As of December 31, 2003, Lincoln and its Subsidiaries had no liability for excise taxes under Sections 4971,4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Lincoln Employee Plan. All Lincoln Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA.

     (m) Title to Properties; Insurance. Except as may be disclosed in the Disclosure Schedule, (i) Lincoln and its Subsidiaries have good and marketable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Lincoln Financial Statements and easements, rights-of-way, and other restrictions which do not have a Material Adverse Effect on Lincoln or its Subsidiaries, taken as a whole, and further excepting in the case of OREO, as such real estate is internally classified on the books of Lincoln or its Subsidiaries, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by Lincoln and its Subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) to our knowledge, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Lincoln, threatened with respect to such properties; and (iv) Lincoln and its Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Lincoln or its Subsidiaries in their respective businesses, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by Lincoln and its Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with thrift holding companies of similar size.

     (n) Environmental Matters. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of Lincoln, neither the conduct nor operation of Lincoln or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of Lincoln and its Subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Lincoln and its Subsidiaries of Environmental Laws or obligate (or potentially obligate) Lincoln or its Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Lincoln and its Subsidiaries. Except as may be disclosed in the Disclosure Schedule and based on the best knowledge, after reasonable investigation, of Lincoln, neither Lincoln nor any of its Subsidiaries has received any notice from any person or entity that Lincoln or its Subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially
responsible)   for  the  cleanup  or  other   remediation  of  any   pollutants,
contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (o) Compliance with Law. Lincoln and its Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

     (p) Brokerage. Except as may be disclosed in the Disclosure Schedule and with the exception of fees payable to Keefe, Bruyette & Woods, Inc., there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Lincoln or its Subsidiaries.

     (q) No Undisclosed Liabilities. To the knowledge of Lincoln and Lincoln Bank, Lincoln and its Subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Lincoln or its Subsidiaries giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Lincoln or the notes thereto, except
(i) for liabilities set forth in or reserved against the Lincoln Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of Lincoln and its Subsidiaries since the date of the most recent balance sheet included in the Lincoln Financial Statements, which such fluctuations in the aggregate are not material to Lincoln and its Subsidiaries taken as a whole, (iii) liabilities relating to the possible acquisition of FSB or other transactions contemplated by this Agreement, and (iv) as may be disclosed in the Disclosure Schedule.

     (r) Interim Events. Other than as disclosed on the Disclosure Schedule, since September 30, 2003, Lincoln has not paid or declared any dividend, other than Lincoln's scheduled quarterly dividend, or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of FSB pursuant to Section 4.02 hereof.

     (s) Statements True and Correct. None of the information supplied or to be supplied by Lincoln or its Subsidiaries for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FSB and at the time of the FSB shareholders' meeting (referred to in Section 6.02 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Lincoln is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

     (t) Books and Records. The books and records of Lincoln and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Lincoln and its Subsidiaries.

     (u) Deposit Insurance. The deposits of Lincoln Bank are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Corporation Act, as amended, and Lincoln Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.


                                   Article VI
                                    Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of FSB, Lincoln, First Bank and Lincoln Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Company Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval.

     (a) Each of Lincoln and FSB agrees to take, in accordance with applicable law, applicable rules of NASDAQ, and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and the consummation of the actions and transactions contemplated hereby, and to solicit shareholder approval and adoption, as promptly as practicable after the Registration Statement (as hereinafter defined) is declared effective. The Lincoln Board of Directors and the FSB Board of Directors each is recommending and, unless either Board of Directors, after having consulted with and considered the written advice of outside counsel and its financial advisor, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with Indiana law, the Lincoln Board of Directors and the FSB Board of Directors will continue to recommend to the shareholders of Lincoln and FSB, respectively, that they approve this Agreement and the Company Merger, and will take any other action required to permit consummation of the transactions contemplated hereby.

     (b) Each of FSB and Lincoln agree to take all action necessary in their respective capacities as sole shareholder of First Bank and Lincoln Bank to approve and adopt the Merger Agreement for Subsidiary Merger set forth in Exhibit B hereto and the transactions contemplated thereby.

6.03 Registration Statement.

     (a) Lincoln agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by Lincoln with the SEC in connection with the issuance of Lincoln Common Stock in the Company Merger (including the proxy statements and prospectus and other proxy solicitation materials of Lincoln and FSB constituting a part thereof (the "Proxy Statements") and all related documents). The Proxy Statements shall fully disclose that FSB's shareholders have dissenters' rights under IND. CODE ss. 23-1-44 et. seq. FSB shall advise Lincoln promptly of any exercise of such rights by an FSB shareholder. Both FSB and the Surviving Corporation agree to comply with the requirements contained in IND. CODE ss. 23-1-44 et. seq. applicable to them. FSB agrees to cooperate, and to cause First Bank to cooperate, with Lincoln, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statements; and, provided that FSB and First Bank have cooperated as required above, Lincoln agrees to file the Registration Statement with the SEC as promptly as reasonably practicable after the date hereof. Each of FSB and Lincoln agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act") as promptly as reasonably practicable after filing thereof. Lincoln also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. FSB agrees to furnish to Lincoln all information concerning FSB, First Bank, and their officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

     (b) FSB agrees, as to itself and First Bank, and Lincoln agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statements and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the shareholders meetings for the respective corporations, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statements or any amendment or supplement thereto. Each of FSB and Lincoln further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statements to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statements.

     (c) Lincoln agrees to advise FSB, promptly after Lincoln receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Lincoln Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of FSB and Lincoln agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

6.05 Access; Information.

     (a) Each of FSB and Lincoln agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) Each of FSB and Lincoln agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 in accordance with that certain Confidentiality Agreement dated as of September 17, 2003, by and between Lincoln and FSB. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

     (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

6.06 Acquisition Proposals. Lincoln and FSB each agree that it shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Lincoln or FSB, respectively, or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Lincoln or FSB, respectively, or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided however, that if Lincoln or FSB is not otherwise in violation of this Section 6.06, the Lincoln or FSB Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the Lincoln or FSB Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Indiana law. Lincoln or FSB shall promptly (within 24 hours) advise the other following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise the other of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statements FSB shall deliver to Lincoln a schedule of each person that, to FSB's knowledge, is or is reasonably likely to be, as of the date of FSB shareholders' meeting, deemed to be an "affiliate" of it (each, an "FSB Affiliate") as that term is used in Rule 145 under the Securities Act. FSB agrees to use its reasonable best efforts to cause each person who may be deemed to be an FSB Affiliate to execute and deliver to FSB and Lincoln on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit C.

6.08 NASDAQ Listing. Lincoln agrees to use its reasonable best efforts to list, prior to the Effective Date, on the National Market System of NASDAQ, subject to official notice of issuance, the shares of Lincoln Common Stock to be issued to the holders of FSB Common Stock in the Company Merger.

6.09 Regulatory Applications.

     (a) Lincoln and FSB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Each of Lincoln, FSB, First Bank and Lincoln Bank agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party.

     (b) Each of Lincoln and FSB agrees, upon request, to furnish the other party with all information concerning itself, First Bank, Lincoln's Subsidiaries, and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such party or Lincoln Bank or First Bank to any third party or Governmental Authority.

6.10 Title Insurance and Surveys. FSB shall deliver to Lincoln prior to the Effective Date copies of its most recent owner's closing title insurance binder or abstract and surveys on each parcel of real estate described in the Disclosure Schedule, or such other evidence of title reasonably acceptable to Lincoln. FSB will also provide to Lincoln upon request any updates or new policies, abstracts or surveys on any such real estate as Lincoln shall reasonably request. Lincoln shall make any such requests for new policies, abstracts or surveys within 20 days after the date hereof, and agrees to pay the costs of any such policies, abstracts or surveys so requested.

6.11 Environmental Reports. FSB shall provide Lincoln copies of any environmental reports it has obtained or received with respect to real property owned, leased or operated by FSB or First Bank within 5 days after the date hereof. Lincoln, within 20 days after the date hereof, shall order a phase one environmental report of real property owned by FSB or First Bank as to which Lincoln has not been provided reports pursuant to the foregoing sentence for which Lincoln desires a phase one environmental investigation. No such reports shall be requested with respect to single family non-agricultural residential property of one acre or less unless Lincoln has reason to believe that such property might contain any waste materials or otherwise might be contaminated. If required by any phase one investigation or similar environmental report provided to or obtained by Lincoln pursuant to this Section 6.11 in Lincoln's reasonable opinion, and within 10 days after learning of such requirement, Lincoln shall order a report of a phase two investigation on properties requiring such additional study. Lincoln shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify FSB of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000 as reasonably estimated by an environmental expert retained for such purpose by Lincoln and reasonably acceptable to FSB, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then Lincoln shall have the right pursuant to Section 9.01(e) hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement, which shall be Lincoln's sole remedy in such event. Lincoln agrees to pay the costs of any phase one investigation or environmental report requested pursuant to this section and the cost of any phase two investigation prepared or conducted at Lincoln's request pursuant to this section which does not recommend or suggest as being appropriate the taking of any remedial or corrective actions. FSB agrees to pay the costs of any phase two investigation prepared or conducted at Lincoln's request pursuant to this section which recommends or suggests as being appropriate the taking of any remedial or corrective action.

6.12 Conforming Accounting and Reserve Policies; Restructuring Expenses.

     (a) Notwithstanding that FSB believes that it and First Bank have established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, FSB recognizes that Lincoln may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, Lincoln and FSB shall consult and cooperate with each other with respect to conforming, based upon such consultation, as specified in each case in writing to FSB by Lincoln, and subject to the conditions in Section 6.12(d) below and as hereinafter provided, the loan, accrual and reserve policies of FSB and First Bank to those policies of Lincoln.

     (b) In addition, from and after the date of this Agreement to the Effective Time, FSB and Lincoln shall consult and cooperate with each other with respect to determining, as specified in a written notice from Lincoln to FSB, based upon such consultation, subject to the conditions in Section 6.12(d) below and as hereinafter provided, appropriate and reasonable accruals, reserves and charges to establish and take in respect of severance costs and other appropriate and reasonable charges and accounting adjustments taking into account the parties' business plans following the Company Merger.

     (c) FSB and Lincoln shall consult and cooperate with each other with respect to determining, as specified in a written notice from Lincoln to FSB, based upon such consultation, subject to the conditions in Section 6.12(d) below and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Company Merger and the Subsidiary Merger to be incurred in connection with the Company Merger and the Subsidiary Merger.

     (d) Subject to applicable laws, FSB shall (i) establish and take such reserves and accruals at such time as Lincoln shall reasonably request to conform FSB's loan, accrual and reserve policies to Lincoln's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Company Merger and the Subsidiary Merger and restructuring charges related to or to be incurred in connection with the Company Merger and the Subsidiary Merger, in each case at such times as are reasonably requested by Lincoln, but in no event prior to two business days before the Effective Date; provided, however, that on the date such reserves, accruals and charges are to be taken, Lincoln shall certify to FSB that all conditions to Lincoln's obligation to consummate the Company Merger set forth in Sections 7.01 and 7.03 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Lincoln's obligation to consummate the Company Merger) have been satisfied or waived; and provided, further, that FSB shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

     (e) No reserves,  accruals or charges taken in accordance with this Section
6.12 may be a basis to assert a violation of a breach of a representation, warranty or covenant of FSB or First Bank herein or a basis to assert that FSB has suffered a Material Adverse Effect.

6.13 D & O Insurance.

     (a) For a period of three years from the Effective Time, Lincoln shall use its reasonable best efforts to obtain an endorsement to its director's and officer's liability insurance policy to cover the present and former officers and directors of FSB or First Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by FSB; provided however, that if Lincoln is unable to obtain such endorsement, then FSB may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall Lincoln be required to expend in the aggregate during such three-year period more than three times the current annual amount spent by FSB (the "Insurance Amount") to maintain or procure its current directors' and officers' insurance coverage; provided further, that if Lincoln is unable to maintain or obtain the insurance called for by this Section 6.13(a), Lincoln shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of FSB or First Bank may be required to make application and provide customary representations and warranties to Lincoln's insurance carrier for the purpose of obtaining such insurance.

     (b) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of FSB and First Bank against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the IBCL and by Lincoln's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

     (c) If Lincoln shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Lincoln shall assume the obligations set forth in this Section 6.13.

6.14 Notification of Certain Matters. Each of FSB and Lincoln shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15 Defined Contribution Plans. First Bank maintains a 401(k) Plan ("First Bank 401(k) Plan") and Lincoln Bank maintains an Employees' Salary Savings Plan ("Lincoln Bank 401(k) Plan"). FSB shall make contributions to the FSB 401(k) Plan between the date hereof and the Effective Date consistent with the terms of the FSB 401(k) Plan and past practices. At the Effective Time, subject to applicable law and the requirements of the Lincoln Bank 401(k) Plan, Lincoln Bank shall assume the FSB 401(k) Plan, merge such plan into its own Lincoln Bank 401(k) Plan, and amend as necessary the participation agreement of such merged plan so that, (i) from and after the Effective Time, employees of First Bank who become employees of Lincoln Bank will accrue benefits pursuant to the Lincoln Bank 401(k) Plan as adopted by Lincoln Bank resulting from the merger of the First Bank 401(k) Plan with the Lincoln Bank 401(k) Plan, and (ii) from and after the merger of those plans, former First Bank employees participating in the merged plan shall receive credit for eligibility and vesting purposes, for the service of such employees with First Bank prior to the Effective Time as if such service were with Lincoln and First Bank; provided, however, that the benefit of any such former FSB employee in respect of service prior to the Effective Time shall be determined under the contribution formulae under the First Bank 401(k) Plan as in effect from time to time prior to the Effective Time and the benefit of any such former FSB employee in respect of service from and after the Effective Time shall be determined under the contribution formulae under the Lincoln Bank 401(k) Plan as in effect from time to time from and after the Effective Time.

6.16 Option Plans.(a). Within 45 days of the date as of which this Agreement is dated, FSB will use its best efforts to obtain written consents from each holder of an FSB Stock Option who is an employee of First Bank consenting to the disposition of such options in accordance with the provisions of Section 3.01(d) above. By signing the signature page hereof, the directors of FSB or First Bank who are not also officers or employees of FSB or First Bank hereby consent to the cashing out of their FSB Stock Options as provided in Section 3.01(d) above and agree not to exercise their options on or before the Effective Time unless
(A) this Agreement is terminated and the Company Merger is abandoned pursuant to
Article IX or (B) such exercise is made not more than one week before the date on which the option otherwise would cease to be exercisable.

6.17 Debentures and Contracts.(a) On or before the Closing, FSB shall take steps to cause the Debentures to be redeemed or applied to the purchase of shares pursuant to the Contracts, and any remaining Contracts to be cancelled. These actions shall be taken consistent with the terms of the Trust Indenture and the Master Contract and with the payment of no more than any redemption price (principal, accrued interest and premium) payable under the Trust Indenture and any cancellation payment due under the Master Contract.

6.18 Deferred Fee Agreements. Pursuant to the terms of the Deferred Fee Agreements between the Bank and Ralph M. Foley, H. Dean Hawkins, William Meredith and Norman D. Stockton (the "Directors"), no later than 60 days following the Effective Date, the Directors shall be paid in one lump sum their previously accrued account balances under those Deferred Fee Agreements, and the Deferred Fee Plan shall be terminated.

6.19 Employee Matters.

     (a) Lincoln agrees that those employees of FSB or First Bank who become employees of Lincoln or its Subsidiaries, on the Effective Date ("Former FSB Employees"), while they remain employees of Lincoln or its Subsidiaries after the Effective Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Lincoln to similarly situated employees of Lincoln and its Subsidiaries, except as otherwise provided herein. Except as hereinafter provided, at the Effective Time, Lincoln will amend or cause to be amended each employee benefit and welfare plan of Lincoln and its Subsidiaries in which Former FSB Employees are eligible to participate, to the extent necessary, so that as of the Effective Time (i) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with FSB and First Bank as if such service were with Lincoln and its Subsidiaries, (ii) Former FSB Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Lincoln or its Subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Date, (iii) Former FSB Employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time, (iv) for purposes of determining the entitlement of Former FSB Employees to sick leave and vacation pay following the Effective Time, the service of such employees with FSB and First Bank shall be treated as if such service were with Lincoln and its Subsidiaries; and (v) former FSB Employees are first eligible to participate and will commence participation in the Lincoln Bank 401(k) Plan on the Effective Date. Notwithstanding the foregoing, no Former FSB Employees shall be eligible to participate in Lincoln Bank's Financial Institutions Retirement Fund as Lincoln Bank agrees that it will freeze or terminate that plan as soon as practicable after the date hereof, and the entry date of Former FSB Employees into the Lincoln Bancorp Employee Stock Ownership Plan and Trust shall be January 1, 2005.

     (b) FSB and First Bank will comply with applicable law and the terms of the relevant Employee Plan with respect to the voting of any FSB Common Stock held by any such plan.

     (c) Lincoln Bank agrees to employ Jerry R. Engle pursuant to the terms of the Employment Agreement attached hereto as Exhibit D, and agrees to use its best efforts to negotiate and enter into with Mr. Engle an agreement on the terms set forth in Exhibit D or on such alternate terms as Mr. Engle and Lincoln reasonably may agree. Lincoln Bank agrees to employ John B. Ditmars pursuant to the terms of the Employment Agreement attached hereto as Exhibit E, and agrees to use its best efforts to negotiate and enter into with Mr. Ditmars an agreement on the terms set forth in Exhibit E or on such alternate terms as Mr. Ditmars and Lincoln reasonably may agree. Prior to the Effective Time, Mr. Engle and Mr. Ditmars will continue to be paid the compensation provided for in their employment agreements with First Bank and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. At the Effective Time, Mr. Engle's and Mr.
Ditmars' employment agreements with First Bank shall terminate without the payment of any consideration other than entering into the new employment agreements with the Surviving Bank contemplated by this Section 6.19(c). First Bank will use its best efforts to obtain from Mr. Engle and Mr. Ditmars, within 30 days of the date of this Agreement, a binding written commitment, in the event the Company Merger is consummated, to accept the terms of this Section 6.19(c). Lincoln has concluded that Mr. Engle possesses the qualifications its Board of Directors will seek in a successor to current Lincoln President, Mr. T. Tim Unger, and anticipates that Mr. Engle will succeed Mr. Unger as President and Chief Executive Officer not later than December 31, 2005.

6.20 Severance. With the exception of Jerry R. Engle and John B. Ditmars, those employees of FSB or First Bank as of the Effective Time (i) who Lincoln or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within six months after the Effective Date, and (ii) who sign and deliver a termination and release agreement in the form attached hereto as Exhibit F, shall be entitled to severance pay equal to one week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous service with FSB or First Bank or their successors not in excess of 26 years completed prior to the Effective Time or, in the case of employees who continue as employees of Lincoln or its Subsidiaries after the Effective Time, prior to their termination as such. Furthermore, any terminated employees shall be entitled to continuation coverage under Lincoln Bank's (or First Bank's, if they are never employed by Lincoln Bank) group health plans as required by COBRA. Nothing in this Section 6.20 shall be deemed to limit or modify Lincoln's or Lincoln Bank's at will employment policy.

6.21 Charter Conversion. Lincoln will use its best efforts to cause Lincoln Bank to convert from a federal savings bank to an Indiana commercial state bank no later than one year after the Effective Time, including using its best efforts to obtain any and all necessary regulatory approvals for such conversion.

6.22 Short-Swing Trading Exemption. Prior to the Effective Date, the board of directors of Lincoln shall adopt such resolutions as necessary to cause any shares of Lincoln Common Stock to be received by Jerry R. Engle, John B. Ditmars, Frank A. Rogers or R.J. McConnell as part of the Consideration, all Replacement Options to be granted to such persons and all other stock options to be granted to Mr. Engle or Mr. Ditmars pursuant to their employment agreements to qualify for the exemptions provided in Rule 16b-3(d) under the Securities Exchange Act of 1934, as amended.


                                  Article VII
                    Conditions to Consummation of the Merger

7.01 Conditions to Each Party's Obligation to Effect the Company Merger. The respective obligation of each of Lincoln and FSB to consummate the Company Merger is subject to the fulfillment or written waiver by Lincoln and FSB prior to the Effective Time of each of the following conditions:

     (a) Shareholder Approval. This Agreement and the actions and transactions contemplated hereby shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of Lincoln Common Stock and FSB Common Stock entitled to vote thereon in accordance with applicable law, the Lincoln Articles of Incorporation, the Lincoln Code of By-Laws, the FSB Articles of Incorporation and the FSB Bylaws, and the actions and transactions contemplated in the Merger Agreement for Subsidiary Merger shall have been duly adopted by FSB and Lincoln, acting in their respective capacities as sole shareholders of First Bank and Lincoln Bank.

     (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Company Merger and the Subsidiary Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either Lincoln, FSB, First Bank, or Lincoln's Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that Lincoln would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

     (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Company Merger and the Subsidiary Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material
Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole.

     (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (f) Blue Sky Approvals. All permits and other authorizations under the state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Lincoln Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

     (g) Listing. The shares of Lincoln Common Stock to be issued in the Company Merger shall have been approved for listing on the National Market System of NASDAQ, subject to official notice of issuance.

7.02 Conditions to Obligation of FSB. The obligation of FSB to consummate the Company Merger is also subject to the fulfillment or written waiver by FSB prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Lincoln set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except for any failures, noncompliances, facts, events or circumstances, which when aggregated with all other failures, non-compliances, facts, events or circumstances would not have a Material Adverse Effect, as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and FSB shall have received a certificate, dated the Effective Date, signed on behalf of Lincoln by the Chief Executive Officer and the Chief Financial Officer of Lincoln to such effect.

     (b) Performance of Obligations of Lincoln. Lincoln shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FSB shall have received a certificate, dated the Effective Date, signed on behalf of Lincoln by the Chief Executive Officer and the Chief Financial Officer of Lincoln to such effect.

     (c) Opinion of Counsel. FSB shall have received an opinion, dated the Effective Date, of Barnes & Thornburg, counsel to Lincoln, in substantially the same form as that attached hereto as Exhibit G.

     (d) Tax Opinion of Lincoln's Counsel. FSB shall have received an opinion of Barnes & Thornburg, counsel to Lincoln, to the effect that (1) the Company Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of FSB to the extent they receive shares of Lincoln Common Stock as Consideration in exchange for shares of FSB Common Stock.

     (e) David A. Noyes and Co. Fairness Opinion. FSB shall have received the opinion of David A. Noyes and Co., dated the date of this Agreement (which shall be appended as an exhibit to the Proxy Statements), that the Consideration to be received in the Company Merger by the shareholders of FSB is fair to the shareholders of FSB from a financial point of view.

     (f) Employment Matters. Either (1) Lincoln Bank and Jerry R. Engle shall have entered into a mutually acceptable Employment Agreement as provided in
Section 6.19(c) above or (2) Lincoln Bank shall have offered to enter into the Employment Agreement attached hereto as Exhibit D and Mr. Engle shall not have accepted such offer. Either John B. Ditmars shall have entered into a mutually acceptable Employment Agreement as provided in Section 6.19(c) above or (2) Lincoln Bank shall have offered to enter into the Employment Agreement attached hereto as Exhibit E and Mr. Ditmars shall not have accepted such offer. Furthermore, Lincoln and its Subsidiaries shall have amended or adopted employee benefit plans to the extent necessary to comply with Section 6.19(a).

7.03 Conditions to Obligation of Lincoln. The obligation of Lincoln to consummate the Company Merger is also subject to the fulfillment or written waiver by Lincoln prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of FSB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except for any failures, non-compliances, facts, events or circumstances, which when aggregated with all other failures, non-compliances, facts, events or circumstances would not have a Material Adverse Effect, as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and FSB shall have received a certificate, dated the Effective Date, signed on behalf of FSB by the Chief Executive Officer and the Chief Financial Officer of FSB to such effect.

     (b) Performance of Obligations of FSB. FSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Lincoln shall have received a certificate, dated the Effective Date, signed on behalf of FSB by the Chief Executive Officer and the Chief Financial Officer of FSB to such effect.

     (c) Opinion of Counsel. Lincoln shall have received an opinion, dated the Effective Date, of Bose McKinney &Evansns LLP, Counsel to FSB, in substantially the same form as that attached hereto as Exhibit H.

     (d) Keefe, Bruyette & Woods, Inc. Fairness Opinion. Lincoln shall have received the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement (which shall be appended as an exhibit to the Proxy Statements), that the Consideration to be received in the Company Merger by the shareholders of FSB is fair to the shareholders of Lincoln from a financial point of view.

     (e) Tax Opinion of Lincoln's Counsel. Lincoln shall have received an opinion of Barnes & Thornburg, counsel to Lincoln, dated the Effective Date, to the effect that the Company Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

     (f) Environmental Report. Lincoln shall have received the environmental reports required by Section 6.11 hereof, and shall not have elected, pursuant thereto and pursuant to Section 9.01(e) hereof, to terminate and cancel this Agreement.

     (g) Closing Book Value. The Closing Book Value of FSB shall not be less than the consolidated stockholders' equity of FSB as of September 30, 2003. As used in the preceding sentence, the term "Closing Book Value" shall mean the amount of the consolidated stockholders' equity of FSB, as of the end of the month immediately preceding the Closing Date, determined in accordance with generally accepted accounting principles, plus (i) the amount of any decrease in the consolidated stockholders' equity of FSB resulting from or attributable to expenses of the Company Merger or the Subsidiary Merger, plus (ii) any reduction of consolidated stockholders' equity theretofore recorded solely as a result of accruals, reserves or charges taken by FSB at the request of Lincoln pursuant to
Section 6.12 hereof, plus (iii) any reduction of consolidated stockholders' equity as a result of the actions taken pursuant to Section 301(e).

     (h) Approval of Supplemental Indenture. To the extent required to comply with Section 3.01(e), the requisite number of holders of the Debentures shall have adopted a supplemental indenture to the Trust Indenture governing the Debentures to allow FSB to redeem the Debentures without restriction, except for any applicable notice requirements to the holders of the Debentures and except for the payment of the redemption premium.

     (i) Conversion of Contracts and/or Redemption of Debentures. (1) All of the outstanding Contracts shall have been exercised by the holders thereof and/or cancelled by FSB with the payment of all applicable cancellation payments, and
(2) all of the outstanding Debentures shall have been surrendered to FSB by the holders thereof as consideration for the exercise of a corresponding amount of Contracts and/or shall have been redeemed by FSB with the payment of all applicable redemption premiums.



                                  Article VIII
                                     Closing

8.01 Deliveries by FSB at Closing. At the Closing, FSB shall deliver to Lincoln:

     (a) certified copies of the Articles of Incorporation and Bylaws of FSB and First Bank;

     (b) the officers' certificates required by Sections 7.03(a) and 7.03(b) hereof;

     (c) a certified copy of the resolutions of FSB's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Company Merger;

     (d) a certified copy of the resolutions of First Bank's Board of Directors and sole shareholder, as required for valid approval of the execution of this Agreement and Exhibit B and the consummation of the Subsidiary Merger;

     (e) a Certificate of the Secretary of State of the State of Indiana, dated a recent date, stating that FSB is validly existing;

     (f) Certificates of the DFI, the Indiana Secretary of State and the FDIC, dated recent dates, relating to the valid existence and the FDIC insurance of deposits of First Bank;

     (g) Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Secretary of State of the State of Indiana in order to cause the Company Merger to become effective pursuant to the IBCL;

     (h) Articles of Consolidation and Articles of Merger executed by First Bank reflecting the terms and provisions of this Agreement and Exhibit B in proper form for filing with the OTS and the DFI in order to cause the Subsidiary Merger to become effective under federal law;

     (i) a legal opinion from counsel for FSB in form reasonably acceptable to Lincoln counsel, opining with respect to the matters required by Section 7.03(c) hereto; and

     (j) such other documents as Lincoln or its counsel may reasonably request.

8.02 Deliveries by Lincoln at the Closing. At the Closing, Lincoln shall deliver to FSB:

     (a) certified copies of the Articles of Incorporation and Bylaws of Lincoln and Lincoln Bank;

     (b) the officers' certificates required by Section 7.02(a) and (b) hereof;

     (c) a certified copy of the resolutions of Lincoln's Board of Directors and shareholders authorizing the execution of this Agreement and the consummation of the Company Merger;

     (d) a certified copy of the resolutions of Lincoln Bank's Board of Directors and its sole shareholder authorizing the execution of this Agreement and the consummation of the Subsidiary Merger;

     (e) Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Secretary of State of the State of Indiana in order to cause the Company Merger to become effective pursuant to the IBCL;

     (f) Articles of Combination and Articles of Merger executed by Lincoln Bank reflecting the terms and provisions of this Agreement and Exhibit B in proper form for filing with the OTS and the DFI, respectively, in order to cause the Subsidiary Merger to become effective under federal law;

     (g) a legal opinion from counsel for Lincoln, in form reasonably acceptable to FSB's counsel, opining with respect to the matters required by Section 7.02(c) hereto; and

     (h) the tax opinion required by Section 7.02(d) hereto; and

     (i) such other documents as FSB or its counsel may reasonably request.


                                   Article IX
                                   Termination

9.01 Termination. This Agreement may be terminated and the Company Merger may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Lincoln and FSB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) Breach. At any time prior to the Effective Time, by Lincoln or FSB, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

     (c) Delay. At any time prior to the Effective Time, by Lincoln or FSB, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Company Merger is not consummated by December 31, 2004, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

     (d) No Approval. By FSB or Lincoln, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Company Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) the shareholder approval contemplated by Section 6.02 herein is not obtained.

     (e) Environmental Reports. Lincoln may terminate this Agreement to the extent provided by Section 6.11 hereof by giving written notice thereof to FSB.

     (f) Failure to Recommend, Etc. By either party if (1) prior to the effectiveness of the Registration Statement, the Board of Directors of the other party shall not have recommended adoption and approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of the other party's shareholders contemplated by Section 7.01(a), the other party's Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the other party (whether in accordance with Section 6.02 or otherwise).

     (g) Acceptance of Superior Proposal. By FSB, if, without breaching Section 6.06, FSB shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the FSB Board, after consulting with and considering the advice of FSB's outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to FSB unless it delivers to Lincoln (1) written notice of FSB's intention to terminate at least five days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 9.03. For purposes of this Section 9.01(g), "Superior Proposal" means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of FSB receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (1) if accepted, is significantly more likely than not to be consummated, and (2) if consummated, is reasonably likely to result in a materially more favorable transaction than the Company Merger for FSB and its shareholders and other relevant constituencies.

     9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Company Merger pursuant to this
Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 9.03 and 10.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

     9.03 Liquidated Damages. If (1) Lincoln terminates this Agreement pursuant to Section 9.01(f) (at a time when FSB could not also terminate pursuant to Section 9.01(f)) or (2) FSB terminates this Agreement pursuant to Section 9.01(g), then, within five business days of such termination, FSB shall pay Lincoln by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, $1,000,000 (the "Fee"). If FSB terminates this Agreement pursuant to Section 9.01(f) (at a time when Lincoln would not also do so pursuant to Section 9.01(f)), then, within five (5) business days of such termination, Lincoln shall pay the Fee to FSB by wire transfer in immediately available funds. If this Agreement is terminated solely by reason of the failure of FSB to receive shareholder approval of the Company Merger, and if, and only if, an Acquisition Proposal for FSB was publicly announced (or otherwise disseminated to the shareholders of the party), prior to the date that the party's shareholders voted against the adoption of this Agreement) and if, within twelve months after the date of such termination, a change in control of FSB is consummated, then FSB shall pay the Fee to Lincoln by wire transfer in immediately available funds. (For purposes of this Section 9.03, a "change in control" of FSB shall be deemed to have taken place if: (w) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than FSB, First Bank, or any employee benefit plan of FSB or First Bank, is or becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the then-issued and outstanding common stock of FSB or First Bank or the combined voting power of the then-outstanding securities of FSB or First Bank, whether through a tender offer or otherwise;
(x) there occurs any consolidation or merger in which FSB or First Bank is not the continuing or surviving corporation (except for a merger in which the holders of FSB or First Bank's common stock and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which FSB or First Bank is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property or if its shareholders own less than 50% of the outstanding common stock immediately after the transaction; or (z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FSB or First Bank. Notwithstanding the foregoing, no Fee shall be required to be paid if Lincoln or FSB terminates this Agreement solely because of the failure of FSB to obtain the shareholder approval of this Agreement and the actions and transactions contemplated hereby.


                                   Article X
                                  Miscellaneous

10.01 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 6.05(b), 9.02, and 9.03 and in this Article X, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in Sections 1.01(e), 2.01(e), 6.13, 6.18, 6.19, 6.20 and 6.21, which by its terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision, or (b) amended or modified by an agreement in writing executed by both parties, except that, after approval of the Company Merger by the shareholders of FSB or of Lincoln, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State.

10.05 Expenses. Subject to Sections 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses relating to the FSB and the Lincoln shareholder meeting shall be shared equally between FSB and Lincoln.

10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

       If to Lincoln, to:

       T. Tim Unger, President
       Lincoln Bancorp
       1121 East Main Street
       PO Box 510
       Plainfield, IN 46168-0510
       Facsimile: (317) 838-6775

       With a copy to:

       Claudia V. Swhier, Esq.
       Barnes & Thornburg
       11 South Meridian Street
       Indianapolis, Indiana 46204
       Facsimile: (317) 231-7433

       If to FSB, to:

       Jerry R. Engle, President
       First Shares Bancorp, Inc.
       996 S. State Road 135
       Greenwood, Indiana  46143
       Facsimile: (317) 882-5903

       With a copy to:

       David A. Butcher, Esq.
       Bose McKinney & Evans LLP
       2700 First Indiana Plaza
       135 North Pennsylvania Street
       Indianapolis, IN 46204
       Facsimile: (317) 223-0123

10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Sections 1.01(e), 2.01(e), 6.13, 6.18, 6.19, 6.20 and 6.21 hereof (which is intended to be for the benefit of those present and former officers and directors of FSB and First Bank affected thereby and may be enforced by such persons), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST SHARES BANCORP, INC.               LINCOLN BANCORP
("FSB")                                  ("Lincoln")



By:/s/ Jerry R. Engle                    By:/s/ T. Tim Unger
   ----------------------------------       ------------------------------------
Printed:  Jerry R. Engle                 Printed: T. Tim Unger
Title:  President                        Title: President


FIRST BANK                               LINCOLN BANK



By:/s/ Jerry R. Engle                    By:/s/ T. Tim Unger
   ----------------------------------    ---------------------------------------
Printed:  Jerry R. Engle                 Printed: T. Tim Unger
Title:  President                        Title: President

     Each of the undersigned directors of FSB hereby (a) agrees in his capacity as a director to recommend to FSB's shareholders the approval of this Agreement and the Merger, except as otherwise provided in Sections 6.02 and 6.06 of this Agreement, and (b) agrees in his individual capacity to vote his shares of FSB Common Stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of FSB Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of FSB Common Stock with the purpose of avoiding his agreements set forth in the preceding sentence. Each of the undersigned directors who are not also officers or employees of FSB or First Bank agrees to the terms of Section 6.16 of this Agreement.

     Dated this 10th day of March, 2004.


                                 /s/ Jerry R. Engle
                                 -----------------------------------------------
                                 Jerry R. Engle

                                 /s/ Ralph M. Foley
                                 -----------------------------------------------
                                 Ralph M. Foley

                                 /s/ H. Dean Hawkins
                                 -----------------------------------------------
                                 H. Dean Hawkins

                                 /s/ Gary W. Lewis
                                 -----------------------------------------------
                                 Gary W. Lewis

                                 /s/ R.J. McConnell
                                 -----------------------------------------------
                                 R.J. McConnell

                                 /s/ William J. Meredith
                                 -----------------------------------------------
                                 William J. Meredith

                                 /s/ Frank A. Rogers
                                 -----------------------------------------------
                                 Frank A. Rogers

                                 /s/ Norman D. Stockton
                                 -----------------------------------------------
                                 Norman D. Stockton

                                                                         Annex B

                                                                  March 10, 2004

Board of Directors
Lincoln Bancorp
1121 E. Main Street.
Plainfield, IN 46168-1760

Dear Board of Directors:

     You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Lincoln Bancorp ("Lincoln") of the consideration to be paid by Lincoln in the merger (the "Merger") between the Lincoln and First Shares Bancorp, Inc.("First Shares"). We have not been requested to opine as to, and our opinion does not in any manner address, Lincoln's underlying business decision to proceed with or effect the Merger.

     Pursuant to the Agreement and Plan of Reorganization dated March10, 2004 between Lincoln and First Shares (the "Agreement"), at the effective time of the Merger, Lincoln will pay $14.80 or issue .75 share of Lincoln Common Stock for each share of First Shares Common Stock ("Merger Consideration"), subject to an overall limit that 50% of the Merger Consideration be in cash and 50% in stock. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

     In connection with this opinion, we reviewed publicly available financial data relating to Lincoln including: Annual Report and Form 10-K's for the years ended December 31, 2003, 2002 and 2001, 10-Q's for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and other information we deemed relevant. We discussed with senior management of Lincoln the current position and prospective outlook for Lincoln. We considered historical quotations and the prices of recorded transactions in Lincoln's common stock. We reviewed financial and stock market data of other savings institutions, particularly in the Midwest region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions where the acquirer was a savings institution.

     For First Shares, we reviewed financial data relating to First Shares Bancorp and First Shares Bank including: the December 31, 2003, 2002 and 2001 audited financial statements, 10-Q's for the quarters March 31, 2003 through September 30,2003, and quarterly FDIC call reports from March 31, 2003 through December 31, 2003, statements and other information we deemed relevant. For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by First Shares, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including projections and asset valuations we received from First Shares, we assumed that they had been reasonably prepared reflecting the best currently available estimates and judgment of First Shares management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of First Shares. We have further relied on the assurances of management of First Shares that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax, or accounting nature; or the ability of the Merger, as set forth in the Agreement, to be consummated.

     In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Lincoln or the ability to consummate the Merger. Our opinion is based on the market, economic, and other relevant considerations as they exist and can be evaluated on the date hereof.

     Consistent with the engagement letter with you, we have acted as financial advisor to Lincoln in connection with the Merger and will receive a fee for such services. In addition, Lincoln has agreed to indemnify us for certain liabilities arising out of our engagement by Lincoln in connection with the Merger.

     Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Merger Consideration to be paid by Lincoln in the Merger is fair, from a financial point of view, to the stockholders of Lincoln.

     This opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement/prospectus of Lincoln used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Lincoln in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

                                        Sincerely,


                                        /s/ Keefe, Bruyette & Woods, Inc.

                                        Keefe, Bruyette & Woods, Inc.

                                                                         Annex C

CONFIDENTIAL

May ___, 2004


Board of Directors
First Shares Bancorp, Inc.
996 South State Rd 135
Greenwood, IN 46143

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to the holders of outstanding shares of common stock of First Shares Bancorp, Inc. ("FSB") ("FSB Common Stock"), of the Consideration (as defined below) contemplated by the Agreement and Plan of Reorganization ("Agreement"), dated as of March 10, 2004, by and between Lincoln Bancorp ("Lincoln"), Lincoln Bank, FSB and First Bank. The Agreement provides for the merger of FSB with and into Lincoln (the "Merger"), pursuant to which, among other things, each share of FSB common stock issued and outstanding at the Effective Time, shall become and be converted into, at the election of the holder as provided in and subject to limitations set forth in the Agreement, the right to receive consideration ("Consideration") subject to certain election and proration procedures consisting of either:

     (i)  0.75   shares  of  Lincoln   Common   Stock  (the  "Per  Share   Stock
          Consideration"), or

     (ii) $14.80 in cash (the "Per Share Cash Consideration"):

David A. Noyes & Company, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in connection with mergers and acquisitions and other purposes. As specialists in the securities of commercial banking and thrift organizations, Noyes has extensive experience in, and knowledge of, the commercial banking and thrift industries and their participants.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Lincoln and of FSB for the three years ended December 31, 2003; certain interim financial reports to stockholders of FSB and Lincoln; and certain other communications from FSB and Lincoln to their respective shareholders.

We also have held discussions with members of the senior management of FSB and Lincoln regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the price and trading activity for Lincoln Common Stock, and compared certain financial and stock market information for Lincoln with similar information for certain other companies the securities of which are publicly traded. We also reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we deemed appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of FSB and Lincoln are in the aggregate adequate to cover all such losses. Similarly, we have assumed, without independent analysis, that the obligations of FSB and Lincoln pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of FSB or Lincoln or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion as to the fairness of the Per Share Stock Consideration addresses the ownership position in Lincoln to be received by the holders of FSB Common Stock pursuant to the Exchange Ratio on the terms set forth in the Agreement and does not address the future trading or acquisition value for the stock of Lincoln. In addition, our opinion does not address the relative merits of the Merger and alternative business strategies. In that regard, we were not requested to, and did not, solicit third party indications of interest in acquiring all or part of FSB. We also have assumed, with your consent, that the Merger will be accounted for as a "purchase" under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on FSB or Lincoln pursuant to the Merger.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of FSB in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of FSB Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration pursuant to the Agreement is fair from a financial point of view to the holders of FSB Common Stock.



Very truly yours,


DAVID A. NOYES & COMPANY



By:
    ---------------------------
    John C. Reed
    Executive Vice President

                                                                         Annex D

                        INDIANA BUSINESS CORPORATION LAW
                   TITLE 23. BUSINESS AND OTHER ASSOCIATIONS
                    ARTICLE 1. BUSINESS CORPORATIONS - TYPES
                         CHAPTER 44. DISSENTERS' RIGHTS

Section 23-1-44-1.  "Corporation" defined.

     As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

Section 23-1-44-2.  "Dissenter" defined.

     As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

Section 23-1-44-3.  "Fair value" defined.

     As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

Section 23-1-44-4.  "Interest" defined.

     As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Section 23-1-44-5.  "Record shareholder" defined.

     As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

Section 23-1-44-6.  "Beneficial shareholder" defined.

     As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

Section 23-1-44-7.  "Shareholder" defined.

     As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

Section 23-1-44-8.  Shareholder dissent.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:


               (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

               (B)  The shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4)  The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or


          (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets-National Market Issues or a similar market.

     (c)  A shareholder:

          (1)  Who  is  entitled   to  dissent   and  obtain   payment  for  the
               shareholder's shares under this chapter; or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection
               (b), would have created) the shareholder's entitlement.

Section 23-1-44-9. Beneficial shareholder dissent.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

Section 23-1-44-10. Notice of dissenters' rights preceding shareholder vote.

     (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

Section 23-1-44-11.  Notice of intent to dissent.

     (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

Section 23-1-44-12. Notice of dissenters' rights following action creating rights.

     (a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5)  Be accompanied by a copy of this chapter.


Section 23-1-44-13. Demand for payment by dissenter.

     (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

Section 23-1-44-14. Transfer of shares restricted after demand for payment.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

Section 23-1-44-15.  Payment to dissenter.


     (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b)  The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and

          (3)  A statement  of the  dissenter's  right to demand  payment  under section 18 of this chapter.

Section 23-1-44-16.  Return of shares and release of restrictions.

     (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

Section 23-1-44-17. Offer of fair value for shares obtained after first announcement.

     (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

Section 23-1-44-18. Dissenter demand for fair value under certain conditions.

     (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

Section 23-1-44-19. Effect of failure to pay demand--Commencement of judicial appraisal proceeding.

     (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

Section 23-1-44-20.  Judicial determination and assessment of costs.

     (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                                                         Annex E

                                Lincoln Bancorp
                       2003 Annual Report to Shareholders



                               TABLE OF CONTENTS


Letter to Shareholders ..............................................          1
Selected Consolidated Financial Data ................................          3
Management's Discussion and Analysis ................................          4
Independent Accountants' Report .....................................         22
Consolidated Balance Sheets .........................................         23
Consolidated Statements of Income ...................................         24
Consolidated Statements of Comprehensive Income .....................         25
Consolidated Statements of Shareholders' Equity .....................         26
Consolidated Statements of Cash Flows ...............................         27
Notes to Consolidated Financial Statements ..........................         28
Directors and Executive Officers ....................................         46
Shareholder Information .............................................         47
Officers of Lincoln Bank ............................................         47
Branch Locations of Lincoln Bank ....................................         49



                                COMPANY OVERVIEW

     Lincoln Bancorp (the "Holding Company") is an Indiana corporation organized in September 1998 to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Lincoln Federal Savings Bank, which was renamed Lincoln Bank on September 1, 2003 ("Lincoln Bank" or the "Bank" and together with the Holding Company, the "Company"), in connection with the Bank's conversion from mutual to stock form. The Holding Company became the Bank's holding company on December 30, 1998. The principal asset of the Holding Company currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of the Bank. Lincoln Bank was originally organized in 1884 as Ladoga Federal Savings and Loan Association ("Ladoga Federal"), located in Ladoga, Indiana. In 1979, Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, the Bank changed its name to Lincoln Federal Savings and Loan Association and, in 1984, changed its name to Lincoln Federal Savings Bank. On September 26, 2000, the Company acquired Citizens Bancorp ("Citizens"), the holding company of Citizens Savings Bank of Frankfort ("Citizens Savings"), a federally chartered savings bank. Citizens was merged into the Company and Citizens Savings was merged into the Bank. Citizens Loan and Service Corporation ("CLSC"), an Indiana corporation and wholly-owned subsidiary of Citizens Savings, continues as a subsidiary of the Bank. On March 10, 2004, Lincoln Bancorp signed a definitive agreement to acquire First Shares Bancorp, Inc., Greenwood, Indiana. First Shares Bancorp is a $176 million asset one-bank holding company and the owner of First Bank, an Indiana state-chartered commercial bank with two branches in Greenwood and with additional branches in Bargersville, Franklin, Morgantown, Nashville and Trafalgar. See Consolidated Financial Statements -- Note 21. At December 31, 2003, Lincoln Bank conducted its business from nine full service offices located in Hendricks, Montgomery, Clinton, Johnson and Morgan Counties, Indiana, with its main office located in Plainfield. The Bank's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate and commercial property. Lincoln Bank's deposit accounts are insured up to applicable limits required by the SAIF of the FDIC.

     Lincoln Bank offers a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) commercial real estate loans;
(iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts;
(xii) certificates of deposit; and (xiii) financial planning.

LETTER TO SHAREHOLDERS

To Our Shareholders, Customers and Friends:

     Initially, we want to explain why our report was not mailed to you in March. Our annual meeting of shareholders was delayed so that we could present to the shareholders this proposed merger with First Shares Bancorp, Inc., of Greenwood, Indiana, at our annual meeting. This avoids the expense of two mailings and two shareholder meetings. We are excited by our announcement on March 11, 2004 that a definitive agreement had been signed for Lincoln to acquire First Shares and First Bank, its subsidiary. First Shares has assets of $176 million and seven branches in Johnson, Morgan, and Brown counties. The combination with our bank will create a great suburban franchise with excellent future growth opportunities. The merger is subject to regulatory and shareholder approval.

     As you can see from the graphs, 2003 was a good year in many areas. We achieved several of our goals, but the interest rate environment reduced our margins and net interest income did not reach our expectations. We believe that conditions are likely to continue for awhile, and we are adjusting accordingly.

     Additionally, we purchased a vacated 27,000 square foot building located on the developing State Road 267/I-70 corridor on the South side of Plainfield that will be renovated into a branch and administrative offices. We anticipate occupying the new facility in the fourth quarter of 2004.

     Our Lincoln Bank Charitable Foundation provided 2003 grants in the amount of $187,047 strongly emphasizing that our commitment to our communities is more than just our thousands of volunteer hours.

     Dividends have been an important part of our strategy, as the graph indicates. The new tax laws make this investment tool even more valuable to the bank and shareholders. Dividends were increased 8.3% in December to $.52 per share, annually.

     In 2003, we added financial planning and investment services to the array of customer services we provide. We recognize the demand for comprehensive and unbiased personal financial planning to assist our customers in meeting their savings and retirement goals. We anticipate a growing demand for this type of assistance.

     We continue to emphasize training our staff to better serve and identify our customers' needs. This initiative includes advancing our computer skills, enhancing the service we provide our customers and improving management expertise. Alternative banking channels such as internet and telephone banking are becoming increasingly important as more people become proficient with these options. A new staff position was recently created to promote and educate our customers on how to better utilize online banking technology.

     Although 2004 will be challenging, we are excited about the impending addition of First Bank and look forward to working with their fine staff to make our bank an even better place to work and conduct business.

     On behalf of the entire staff, we want to thank you for your continued support and encouragement to be the best community bank we can be. Our growth and success can be attributed to a good partnership with our employees, customers, shareholders and the communities we serve. We invite you to make Lincoln your bank.


/s/ Tim Unger
Tim Unger, President and CEO


LETTER TO SHAREHOLDERS (cont'd)

(Charts containing the following information are omitted.)


Chart                                         1999        2000        2001         2002        2003
---------------------------------------     --------    --------    --------     --------    --------

Total Loans (in thousands)                  $234,761    $328,558    $357,665     $359,200    $441,559

Total Deposits (in thousands)               $204,982    $251,859    $252,106     $270,367    $321,839

Total Assets (in thousands)                 $410,828    $500,071    $492,670     $521,857    $591,685

Net Interest Income (in thousands)           $13,795     $13,713     $15,955      $15,976     $15,654

Book Value at Year End                        $14.54      $15.60      $16.73       $17.56      $17.96

Dividends                                      $0.28       $0.33       $0.37        $0.42       $0.49

EPS (fully diluted)                            $0.71       $0.69       $0.84        $1.00       $0.88

Donations                                    $96,600    $122,500    $168,655     $153,070    $187,047



SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Shareholder Annual Report.

                                                                                     At December 31,
                                                        -------------------------------------------------------------------------
                                                           2003           2002             2001           2000             1999
                                                        -------------------------------------------------------------------------
                                                                                      (In thousands)
Summary of Financial Condition Data:
Total assets ........................................   $ 591,685       $ 521,857       $ 492,670       $ 500,071       $ 410,828
Cash and interest bearing deposits in other banks (1)      16,794          27,298          12,303          11,976          10,819
Investment securities available for sale ............      94,137          99,600          97,859         133,658         145,875
Investment securities held to maturity ..............       1,745           1,780           1,800             500             500
Mortgage loans held for sale ........................         355           3,073           2,330              --              --
Loans ...............................................     441,204         356,128         355,334         328,558         234,761
Allowance for loan losses ...........................      (3,532)         (2,932)         (2,648)         (2,367)         (1,761)
Net loans ...........................................     437,672         353,196         352,686         326,191         233,000
Premises and equipment ..............................       7,647           6,639           5,486           5,397           3,673
Federal Home Loan Bank stock ........................       9,270           8,160           7,734           7,734           5,447
Cash surrender value life insurance .................      12,506          11,905           1,764           1,677             408
Deposits ............................................     321,839         270,367         252,106         251,859         204,982
Borrowings ..........................................     184,693         163,258         148,858         154,248         110,252
Shareholders' equity ................................      79,227          82,120          86,243          88,589          91,743

                                                                                    Year Ended December 31,
                                                                -----------------------------------------------------------------
                                                                  2003          2002           2001         2000          1999
                                                                -----------------------------------------------------------------
                                                                                          (In thousands)
Summary of Operating Data:
Total interest income .....................................     $ 30,128      $ 31,315      $ 35,610      $ 32,258      $ 27,742
Total interest expense ....................................       14,474        15,338        19,655        18,545        13,947
                                                                --------      --------      --------      --------      --------
   Net interest income ....................................       15,654        15,977        15,955        13,713        13,795
Provision for loan losses .................................          753           302           488           283           384
                                                                --------      --------      --------      --------      --------
   Net interest income after provision for loan losses ....       14,901        15,675        15,467        13,430        13,411
                                                                --------      --------      --------      --------      --------
Other income (losses):

   Service charges on deposit accounts ....................          877           751           680           369           216
   Net realized and unrealized gains on loans .............          794         1,949           688           121            11
   Net realized gains (losses) on sales of securities
     available for sale ...................................          (35)          (21)            8           101            (4)
   Equity in losses of limited partnerships ...............         (138)         (147)         (159)         (370)         (323)
   Point of sale income ...................................          306           232           157            95            56
   Loan servicing fees ....................................          381           351           307           315            84
   Increase in cash surrender value of life insurance......          601           141            87            85            23
   Other ..................................................          645           478           502           272           551
                                                                --------      --------      --------      --------      --------
     Total other income ...................................        3,431         3,734         2,270           988           614
                                                                --------      --------      --------      --------      --------
Other expenses:

   Salaries and employee benefits .........................        7,194         6,695         6,376         5,201         3,859
   Net occupancy expenses .................................          834           674           624           458           357
   Equipment expenses .....................................          902           774           608           596           541
   Data processing fees ...................................        1,347         1,131         1,040           901           736
   Professional fees ......................................          407           488           461           322           209
   Director and committee fees ............................          257           247           245           240           224
   Advertising and business development ...................          429           433           470           376           259
   Amortization of mortgage servicing rights ..............           61           428           182           152           117
   Other ..................................................        2,137         1,947         1,733         1,221         1,029
                                                                --------      --------      --------      --------      --------
     Total other expenses .................................       13,568        12,817        11,739         9,467         7,331
                                                                --------      --------      --------      --------      --------
   Income before income taxes .............................        4,764         6,592         5,998         4,951         6,694
   Income taxes ...........................................        1,175         2,101         1,910         1,386         2,346
                                                                --------      --------      --------      --------      --------
Net income ................................................     $  3,589      $  4,491      $  4,088      $  3,565      $  4,348
                                                                ========      ========      ========      ========      ========

                                                                                                                         (Continued)

                                                                     Year Ended December 31,
                                                        ------------------------------------------------
                                                           2003      2002      2001      2000     1999
                                                        ------------------------------------------------
                                                                         (In thousands)
Supplemental Data:
Basic earnings per share ...........................     $   .91   $  1.04   $   .85   $   .69   $   .71
Diluted earnings per share .........................         .88      1.00       .84       .69       .71
Dividends per share ................................         .49       .42       .37       .33       .28
Dividend payout ratio ..............................       55.68%    42.00%    44.05%    47.83%    39.44%
Return on assets (2) ...............................         .64       .89       .81       .81      1.09
Return on equity (3) ...............................        4.53      5.31      4.58      4.03      4.29
Equity to assets (4) ...............................       13.39     15.74     17.51     17.72      2.33
Average equity to average assets ...................       14.18     16.85     17.61     20.09     25.45
Interest rate spread during period (5) .............        2.51      2.65      2.42      2.04      2.32
Net yield on interest earning assets (6) ...........        2.95      3.31      3.26      3.17      3.57
Efficiency ratio (7) ...............................       71.09     65.03     64.41     64.40     50.88
Other expenses to average assets (8) ...............        2.43      2.55      2.32      2.15      1.84
Average interest earning assets to average
   interest bearing liabilities ....................      116.25    120.68    120.95    126.30    134.83
Nonperforming assets to total assets (4) ...........         .46       .44       .34       .47       .28
Allowance for loan losses to total
   loans outstanding (4) (9) .......................         .80       .82       .74       .72       .75
Allowance for loan losses to nonperforming loans (4)      185.41    143.48    204.16    104.60    159.37
Net charge-offs to average total loans outstanding .         .04       .01       .06        --       .06
Number of full service offices (4) .................           9         9         8         8         6
---------------------------
(1)  Includes certificates of deposit in other financial institutions.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Interest rate spread is calculated by subtracting combined average interest cost from combined average  interest rate earned for the period  indicated.
(6)  Net interest income divided by average interest earning assets.
(7)  Other  expenses  (excluding  income tax expense)  divided by the sum of net interest income and noninterest income.
(8)  Other expenses divided by average total assets.
(9)  Total loans include loans held for sale.


================================================================================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

     The following discussion and analysis of the Company's financial condition and results of operations and should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto presented on pages 28 through 45.

     In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

     1.   Management's determination of the amount of loan loss allowance;

     2.   The effect of changes in interest rates; and

     3.   Changes in deposit insurance premiums.

Critical Accounting Policies

     Note 1 to the consolidated financial statements presented on pages 28 through 31 contains a summary of the Company's significant accounting policies for the year ended December 31, 2003. Certain of these policies are important to the portrayal of the Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan losses, the valuation of mortgage servicing rights, and the valuation of intangible assets.

     Allowance for loan losses. The allowance for loan losses represents management's estimate of probable losses inherent in the Company's loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

     The Company's strategy for credit risk management includes conservative, centralized credit policies, and uniform underwriting criteria for all loans as well as an overall credit limit for each customer significantly below legal lending limits. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit quality reviews and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality. A standard credit scoring system is used to assess credit risks during the loan approval process of all consumer loans while commercial loans are individually reviewed by a credit analyst with formal presentations to the Bank's Loan Committee.

     The Company's allowance consists of two components: probable losses estimated from individual reviews of specific loans and probable losses estimated from historical loss rates. Also, probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance are considered.

     Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Any allowances for impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the underlying collateral. The Company evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Estimated loss rates are applied to other commercial loans not subject to specific reserve allocations.

     Homogenous loans, such as consumer installment and residential mortgage loans, are not individually risk graded. Rather, these loans are risk graded based on their level of delinquency and nonaccrual status. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on estimates of future charge-offs by loan category.

     An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and estimated loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions.

     The Company's primary market area for lending is central Indiana. When evaluating the adequacy of allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Company's customers.

     The Company has not substantively changed any aspect to its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.

     Mortgage servicing rights. The Company recognizes the rights to service sold mortgage loans as separate assets in the consolidated balance sheet. The total cost of loans when sold is allocated between loans and mortgage servicing rights based on the relative fair values of each. Mortgage servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. Mortgage servicing rights are evaluated for impairment based on the fair value of those rights. Factors included in the calculation of fair value of the mortgage servicing rights include, estimating the present value of future net cash flows, market loan prepayment speeds for similar loans, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the estimated period of net servicing revenue. It is likely that these economic factors will change over the life of the mortgage servicing rights, resulting in different valuations of the mortgage servicing rights. The differing valuations will affect the carrying value of the mortgage servicing rights on the consolidated balance sheet as well as the amounts recorded in the consolidated income statement.

     Intangible assets. Management periodically assesses the impairment of its goodwill and the recoverability of its core deposit intangible. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If actual external conditions and future operating results differ from management's judgments, impairment and/or increased amortization charges may be necessary to reduce the carrying value of these assets to the appropriate value.


Average Balances and Interest Rates and Yields

     The following tables present, for the years ended December 31, 2003, 2002 and 2001, the average daily balances of each category of the Company's interest earning assets and interest bearing liabilities, and the interest and dividends earned or paid on such amounts.


                                                             Year Ended December 31,
                                    -------------------------------------------------------------------------------
                                                   2003                                  2002
                                    -------------------------------------------------------------------------------
                                                 Interest                              Interest
                                    Average        and         Average       Average      and        Average
                                    Balance    Dividends(6)   Yield/Cost     Balance  Dividends(6)  Yield/Cost
                                    -------------------------------------------------------------------------------
                                                              (Dollars in thousands)

Assets:
Interest earning assets:
   Interest bearing deposits ..     $ 16,525     $    145         .88%      $ 20,402     $    312       1.53%
   Mortgage-backed securities
      available for sale (1) ..       33,397        1,878        5.62         62,568        3,710       5.93
   Other investment securities
      available for sale (1) ..       62,179        1,808        2.91         42,816        1,843       4.30
   Other investment securities
      held to maturity ........        1,771           96        5.42          1,788           97       5.43
   Loans receivable (2) (5) (6)      407,384       25,742        6.32        347,874       24,863       7.15
   Stock in FHLB of
      Indianapolis ............        9,016          459        5.09          7,765          490       6.31
                                    --------     --------                   --------      -------
         Total interest earning
           assets .............      530,272       30,128        5.68        483,213       31,315       6.48
                                                 --------                                --------
Noninterest earning assets,
   net of allowance for loan
   losses and unrealized gain/
   loss on securities available
   for sale                           29,052                                  19,116
                                    --------                                --------
          Total assets              $559,324                                $502,329
                                    ========                                ========

Liabilities and Shareholders' Equity:

Interest bearing liabilities:
   Interest bearing demand
      deposits ..................    $23,625      $   150         .63%      $ 16,630           64        .38
   Savings deposits .............     34,399          331         .96         33,914          467       1.38
   Money market savings
      deposits ..................     75,754        1,047        1.38         52,473          977       1.86
   Certificates of deposit ......    152,012        4,878        3.21        147,020        6,084       4.14
   FHLB advances and
      securities sold under
      repurchase agreements .....    170,343        8,068        4.74        150,366        7,746       5.15
                                    --------      -------                  ---------      -------
   Total interest bearing
      liabilities ...............    456,133       14,474        3.17        400,403       15,338       3.83
                                                  -------                                 -------
Other liabilities ...............     23,881                                  17,290
                                    --------                                --------
          Total liabilities .....    480,014                                 417,693
Shareholders' equity ............     79,310                                  84,636
                                    --------                                --------
          Total liabilities and
             shareholders' equity   $559,324                                $502,329
                                    ========                                ========
Net interest earning assets .....                                           $ 82,810
Net interest income .............                 $15,654                                $ 15,977
                                                  =======                                ========
Interest rate spread (3) ........                                2.51%                                  2.65%
                                                                 ====                                   ====
Net yield on weighted average
   interest earning assets (4) ..                                2.95%                                  3.31%
                                                                 ====                                   ====
Average interest earning  assets
   to average interest bearing
   liabilities ..................     116.25%                                 120.68%
                                      ======                                  ======



[TABLE CONTINUED ON FOLLOWING PAGE]

[TABLE CONTINUED FROM PREVIOUS PAGE]

                                             Year Ended December 31,
                                    -----------------------------------------
                                                        2001
                                    -----------------------------------------
                                                      Interest
                                          Average        and        Average
                                          Balance    Dividends(6)  Yield/Cost
                                    -----------------------------------------
                                                (Dollars in thousands)


Assets:
Interest earning assets:
   Interest bearing deposits ..           $ 16,856     $    547        3.25%
   Mortgage-backed securities
      available for sale (1) ..             62,249        4,040        6.49
   Other investment securities
      available for sale (1) ..             61,305        3,738        6.10
   Other investment securities
      held to maturity ........                701           39        5.56
   Loans receivable (2) (5) (6)            340,235       26,671        7.84
   Stock in FHLB of
      Indianapolis ............              7,734          575        7.43
                                          --------     --------
         Total interest earning
           assets .............            489,080       35,610        7.28
                                                       --------
Noninterest earning assets,
   net of allowance for loan
   losses and unrealized gain/
   loss on securities available
   for sale                                 17,433
                                          --------
          Total assets                    $506,513
                                          ========

Liabilities and Shareholders' Equity

Interest bearing liabilities:
   Interest bearing demand
      deposits ..................         $ 15,512          157        1.01
   Savings deposits .............           31,297          821        2.62
   Money market savings
      deposits ..................           47,004        1,774        3.77
   Certificates of deposit ......          166,990        9,195        5.51
   FHLB advances and
      securities sold under
      repurchase agreements .....          143,577        7,708        5.37
                                          --------      -------
   Total interest bearing
      liabilities ...............          404,380       19,655        4.86
                                                        -------
Other liabilities ...............           12,931
                                          --------
          Total liabilities .....          417,311
Shareholders' equity ............           89,202
                                          --------
          Total liabilities and
             shareholders' equity         $506,513
                                          ========
Net interest earning assets .....         $ 84,700
Net interest income .............                       $15,955
                                                        =======
Interest rate spread (3) ........                                      2.42%
                                                                       ====
Net yield on weighted average
   interest earning assets (4) ..                                      3.26%
                                                                       ====
Average interest earning  assets
   to average interest bearing
   liabilities ..................            120.95%
                                             ======


Footnotes on following page

(1) Mortgage-backed securities available for sale and other investment securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.
(2)  Total loans, including loans held for sale, less loans in process.
(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.
(4) The net yield on weighted average interest earning assets is calculated by dividing net interest income by weighted average interest earning assets for the period indicated.
(5)  The balances include nonaccrual loans.
(6) Interest income on loans receivable includes loan fee income of $794,000, $801,000 and $760,000 for the years ended December 31, 2003, 2002 and 2001.



Interest Rate Spread

     The Company's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest earning assets and the rates paid on interest bearing liabilities and by the relative amounts of interest earning assets and interest bearing liabilities.

     The following table sets forth the weighted average effective interest rate that the Company earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, its interest rate spread and the net yield on weighted average interest earning assets for the periods shown. Average balances are based on average daily balances.


                                                                  Year Ended December 31,
                                                             -------------------------------
                                                                 2003      2002      2001
                                                             -------------------------------
Weighted average interest rate earned on:
   Interest earning deposits ............................         .88%     1.53%     3.25%
   Mortgage-backed securities available for sale ........        5.62      5.93      6.49
   Other investment securities available for sale .......        2.91      4.30      6.10
   Other investment securities held to maturity .........        5.42      5.43      5.56
   Loans ................................................        6.32      7.15      7.84
   FHLB stock ...........................................        5.09      6.31      7.43
   Total interest earning assets ........................        5.68      6.48      7.28
Weighted average interest rate cost of:
   Interest bearing demand deposits .....................         .63       .38      1.01
   Savings deposits .....................................         .96      1.38      2.62
   Money market savings deposits ........................        1.38      1.86      3.77
   Certificates of deposit ..............................        3.21      4.14      5.51
   FHLB advances and securities sold under repurchase
      agreements ........................................        4.74      5.15      5.37
   Total interest bearing liabilities ...................        3.17      3.83      4.86
Interest rate spread (1) ................................        2.51      2.65      2.42
Net yield on weighted average interest earning assets (2)        2.95      3.31      3.26

--------------------------
(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest earning assets and interest bearing liabilities.
(2) The net yield on weighted average interest earning assets is calculated by dividing net interest income by weighted average interest earning assets for the period indicated.

     The following table describes the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                     Increase (Decrease) in Net Interest Income
                                                     ------------------------------------------
                                                                                     Total
                                                           Due to       Due to        Net
                                                            Rate        Volume      Change
                                                     ------------------------------------------
                                                                   (In thousands)
Year ended December 31, 2003 compared
to year ended December 31, 2002
   Interest earning assets:
      Interest earning deposits ....................     $  (116)     $   (51)     $  (167)
      Mortgage-backed securities available for sale         (183)      (1,649)      (1,832)
      Other investment securities available for sale        (711)         676          (35)
      Other investment securities held to maturity .          --           (1)          (1)
      Loans receivable .............................      (3,080)       3,959          879
      FHLB stock ...................................        (103)          72          (31)
                                                         -------      -------      -------
          Total ....................................      (4,193)       3,006       (1,187)
                                                         -------      -------      -------
   Interest bearing liabilities:
      Interest bearing demand deposits .............          52           34           86
      Savings deposits .............................        (143)           7         (136)
      Money market savings deposits ................        (293)         363           70
      Certificates of deposit ......................      (1,406)         200       (1,206)
      FHLB advances and securities sold under
         repurchase agreements .....................        (655)         977          322
                                                         -------      -------      -------
            Total ..................................      (2,445)       1,581         (864)
                                                         -------      -------      -------
   Net change in net interest income ...............     $(1,748)     $ 1,425      $  (323)
                                                         =======      =======      =======

Year ended December 31, 2002 compared
to year ended December 31, 2001
   Interest earning assets:
      Interest earning deposits ....................     $  (333)     $    98      $  (235)
      Mortgage-backed securities available for sale         (351)          21         (330)
      Other investment securities available for sale        (936)        (959)      (1,895)
      Other investment securities held to maturity .          (1)          59           58
      Loans receivable .............................      (2,396)         588       (1,808)
      FHLB stock ...................................         (87)           2          (85)
                                                         -------      -------      -------
          Total ....................................      (4,104)        (191)      (4,295)
                                                         -------      -------      -------
   Interest bearing liabilities:
      Interest bearing demand deposits .............        (104)          11          (93)
      Savings deposits .............................        (418)          64         (354)
      Money market savings deposits ................        (984)         187         (797)
      Certificates of deposit ......................      (2,100)      (1,011)      (3,111)
      FHLB advances and securities sold under
         repurchase agreements .....................        (319)         357           38
                                                         -------      -------      -------
            Total ..................................      (3,925)        (392)      (4,317)
                                                         -------      -------      -------
    Net change in net interest income ...............    $  (179)     $   201      $    22
                                                         =======      =======      =======


Financial Condition at December 31, 2003 Compared to Financial Condition at December 31, 2002

     Total assets were $591.7 million at December 31, 2003, an increase of $69.8 million, or 13.4%, compared to December 31, 2002. This increase was the result of adding $81.8 million to net loans, including loans held for sale, from the end of 2002 to year end 2003. Cash and cash equivalents were $16.8 million at December 31, 2003 compared to $27.3 million at year end 2002. Interest bearing deposits totaled $14.8 million at December 31, 2003 while the Company had $24.9 million interest bearing deposits at December 31, 2002. These deposits were reduced during 2003 to fund additional loan growth.

     Investment Securities. Total investment securities decreased by $5.5 million to $95.9 million at December 31, 2003 compared to the same date in 2002.

     Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2003 were $438.0 million, an increase of $81.8 million from December 31, 2002. Loan growth was experienced in residential and commercial lending. One-to-four family real estate mortgage loans and commercial, industrial and agricultural loans increased $50.4 million and $30.5 million, respectively, during 2003. During the fourth quarter of 2002, the Bank amended its policy and stopped selling fixed rate loans with maturity of 15 years or less. Excess cash was accumulating as a result of faster prepayments on existing residential mortgages. The reinvestment rate of investments was considerably lower than available rates on new commercial and residential loans and net interest income was beginning to decline. So, during the first quarter of 2003, the Bank temporarily changed its policy of selling nearly all of its eligible fixed rate residential real estate loan volume with maturities greater than 15 years in the secondary market and began keeping those loans. This policy was adopted as a result of the reduced spreads and lower yields available on alternative investments. Our long-term intentions are to increase the percentage mix of commercial and consumer loans kept in our loan portfolio while we decrease the percentage of one- to four-family real estate mortgage loans.

     The allowance for loan losses as a percentage of total loans decreased from ..82% to .80%. The decrease in the allowance as a percentage of total loans resulted from a slightly higher mix of residential real estate loans in the loan portfolio versus commercial and consumer loans. Residential real estate loans have lower risk characteristics than commercial and consumer loans and require less allowance. In addition, nonperforming loans as a percentage of total loans declined from .58% at the end of 2002 to .44% at year end 2003. The allowance for loan losses as a percentage of nonperforming loans was 185.4% and 143.5% at December 31, 2003 and 2002, respectively. Nonperforming loans were $1.9 million and $2.0 million at each date, respectively.

     Deposits. Deposits totaled $321.8 million at December 31, 2003, an increase of $51.4 million from December 31, 2002. Deposits grew in every major category. The largest increases were in interest bearing demand deposits, up $15.6 million and money market deposits, up $26.4 million. The increase in balance of the interest bearing demand deposits was the result of introducing a new higher rate checking account. The money market deposit increase was due to a new product, specifically, for high balance public fund deposits. We continue to emphasize attracting core checking account business from our customers.

     Borrowed Funds. FHLB advances were $184.7 million at December 31, 2003, an increase of $21.7 million from December 31, 2002.

     Shareholders' Equity. Shareholders' equity decreased by $2.9 million from $82.1 million at December 31, 2002 to $79.2 million at December 31, 2003. The decrease was the result of the $6.1 million repurchase of 328,448 shares of common stock and cash dividends of $2.0 million partially offset by the amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and RRP of $2.1 million, unrealized losses on securities of $.6 million and net income of $3.6 million.


Financial Condition at December 31, 2002 Compared to Financial Condition at December 31, 2001

     Total assets were $521.9 million at December 31, 2002, an increase of $29.2 million, or 5.9%, compared to December 31, 2001. Cash and cash equivalents were $27.3 million at December 31, 2002 compared to $12.3 million at year end 2001. Interest bearing deposits totaled $24.9 million at December 31, 2002 while the Company had $9.9 million interest bearing deposits at December 31, 2001. Excess cash generated from the investment portfolio provided more liquidity than we had opportunities to invest the funds at levels acceptable to our investment strategy.

     Investment Securities. Total investment securities increased by $1.7 million to $101.4 million at December 31, 2002 compared to the same date in 2001.

     Loans and Allowances for Loan Losses. Net loans, including loans held for sale, at December 31, 2002 were $356.3 million, an increase of $1.3 million from December 31, 2001. Loan growth was experienced in construction and commercial lending. Real estate construction loans and commercial, industrial and agricultural loans increased $23.6 million and $42.0 million, respectively during 2002. For most of the year, the Bank continued its policy of selling nearly all of its eligible fixed rate residential real estate loan volume in the secondary market while retaining the local servicing of those loans. This policy was adopted as a result of the reduced spreads and lower yields available on residential mortgages; however, we still prefer to maintain local contact with our customer by retaining the servicing rights of these loans. During the fourth quarter of 2002, the Bank amended its policy and stopped selling fixed rate loans with maturity of 15 years or less. We will continue to increase the percentage mix of commercial and consumer loans kept in our loan portfolio while we decrease the percentage of one- to four-family real estate mortgage loans. The allowance for loan losses as a percentage of total loans increased from .74% to .82%. The increase in the allowance as a percentage of total loans resulted from a higher mix of commercial loans in the loan portfolio versus residential real estate loans that have lower risk characteristics. The allowance for loan losses as a percentage of nonperforming loans was 143.5% and 204.1% at December 31, 2003 and 2002, respectively. Nonperforming loans were $2.0 million and $1.3 million at each date, respectively.

     Deposits. Deposits totaled $270.4 million at December 31, 2002, an increase of $18.3 million from December 31, 2001. Deposits grew in every major category. The largest increases were in noninterest bearing demand deposits, up $4.1 million, and certificates of deposit, up $9.3 million. We continued to emphasize attracting core checking account business from our customers.

     Borrowed Funds. Securities sold under repurchase agreements and FHLB advances were $163.0 million at December 31, 2002, an increase of $14.9 million from December 31, 2001.

     Shareholders' Equity. Shareholders' equity decreased by $4.1 million from $86.2 million at December 31, 2001 to $82.1 million at December 31, 2002. The decrease was the result of the $9.1 million repurchase of 503,650 shares of common stock and cash dividends of $1.9 million partially offset by the amortization of unearned compensation expense, ESOP shares earned, stock options exercised and the tax benefit on stock options and RRP of $1.8 million, unrealized gains on securities of $.6 million and net income of $4.5 million.


Comparison of Operating Results For Years Ended December 31, 2003 and 2002

     General. Net income for the year ended December 31, 2003 decreased $.9 million to $3.6 million compared to $4.5 million for the year ended December 31, 2002. The primary reason for the decrease in net income was the result of decreased net realized and unrealized gains on loans, down $1.2 million. Return on average assets for the years ended December 31, 2003 and 2002 was .64% and ..89%, respectively. Return on average equity was 4.53% for the year ended December 31, 2003 and 5.31% for the year ended December 31, 2002.

     Interest Income. Total interest income was $30.1 million for 2003 compared to $31.3 million for 2002. The decrease in interest income was due to a decrease in yield on interest earning assets. Average interest earning assets increased $47.1 million, or 9.7%. This was the result of a $59.5 million increase in average loans receivable partially offset by a $9.8 million decrease in available for sale securities and $3.9 million decrease in interest bearing deposits. The average yield on interest earning assets was 5.68% and 6.48% for the years ended December 31, 2003 and 2002, respectively.

     Interest Expense. Interest expense was $14.5 million for the year ended December 31, 2003 compared to $15.3 million for the same period in 2002, a decrease of approximately $.8 million, or 5.6%. Average interest bearing liabilities increased $55.7 million, or 13.9% to $456.1 million at the end of 2003 from $400.4 million at the end of 2002. The average cost of interest bearing liabilities was 3.17% and 3.83% for the years ended December 31, 2003 and 2002, respectively.

     Net Interest Income. Net interest income decreased $323,000, or 2.0%, during the year ended December 31, 2003 as compared to 2002. Net interest income increased $1,425,000 due to an increase in volume of net interest earning assets and liabilities and decreased $1,748,000 as a result of the change in average rate of the net interest earning assets and interest bearing liabilities. The interest rate spread was 2.51% and 2.65% for 2003 and 2002, respectively. The net yield on interest earning assets was 2.95% and 3.31% for the 2003 and 2002 periods, respectively.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2003 was $753,000 compared to $302,000 for 2002. The primary reason for the increase in the provision was the increase in loans held in our portfolio, which increased by $85.1 million. During the year ended December 31, 2003, net charge-offs were $153,000 compared to net charge-offs of $18,000 for 2002. The 2003 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and industry trends. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

     Service Charges on Deposit Accounts. Service charges on deposit accounts increased $126,000 or 16.8% from $751,000 for the year ended December 31, 2002 to $877,000 for 2003. This was the result of our continued efforts to increase checking accounts during 2003.

     Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $794,000 were recorded during the year ended December 31, 2003 as compared to $1,949,00 during 2002. This decrease was the result of selling fewer loans during 2003 compared to 2002. In 2002, loan sales totaled approximately $86.6 million while in 2003 loan sales approximated $30.7 million. This decline was the result of the change in the policy of selling nearly all fixed rate residential real estate loan volume. The change in policy occurred in the fourth quarter of 2002 and first quarter of 2003 and is discussed in more detail in "Loans and Allowances for Loan Losses." The decision to sell or retain loans is evaluated regularly depending on the Bank's interest rate sensitivity and excess investable funds. Future gains are not expected to be at 2002 or 2003 levels due to less refinancing residential loan volume and lower prices for loans sold in the market.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the years ended December 31, 2003 and 2002 amounted to $2.0 million and $7.0 million, respectively. Net losses of $35,000 and net losses of $21,000 were realized on those sales during the years ended December 31, 2003 and 2002, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships decreased $9,000, or 6.1%, from $147,000 for the year ended December 31, 2002 to $138,000 for 2003 due to the operating results of the limited partnership investments.

     Point of Sale Income. Point of sale income generated by our debit cardholders shopping at merchant locations increased $74,000 or 31.9% to $306,000 for the year ended December 31, 2003 compared to $232,000 for 2002. Our efforts toward increasing the number of checking accounts contributed to the rise in point of sale fee income.

     Loan Servicing Fees. Loan servicing fees earned for the year ended December 31, 2003 were $381,000 compared to $351,000 for 2002. This was a $30,000 or 8.5%
increase in fees and is directly related to the increase in the average balance of serviced loans.

     Increase in Cash Surrender Value of Life Insurance. The cash surrender value of life insurance increased $460,000, or 326.2%, from $141,000 for the year ended December 31, 2002 to $601,000 for 2003. This increase was due to the addition of $10 million of bank-owned life insurance in December 2002.

     Other Income. Other income increased $167,000, or 34.9%, from $478,000 for the year ended December 31, 2002 to $645,000 for 2003. No single item represented the majority of the increase in other income.

     Salaries and Employee Benefits. Salaries and employee benefits were $7,194,000 for the year ended December 31, 2003 compared to $6,695,000 for 2002, an increase of $499,000, or approximately 7.5%. Salaries increased $727,000 to $5,292,000 in 2003 from $4,565,000 in 2002. This was the result of incremental salary increases, increased commissions to residential loan originators due to refinancing volume, and the addition of staff needed to handle new business and to operate the new Greenwood branch for a full year. Employee benefits increased $244,000 from $2,629,000 in 2002 to $2,873,000 in 2003. This was the result of increased pension costs and higher health insurance costs. The increase in salaries expense was offset to some extent by the increase in capitalized costs to originate loans from $500,000 for the year ended December 31, 2002, to $972,000 for the year ended December 31, 2003. This increase was the result of increased loan production, and an increase in the origination costs for home equity loans. There were 134 full-time equivalent employees at December 31, 2003, compared to 122 at the end of 2002.

     Net Occupancy and Equipment Expenses. Combined occupancy and equipment expenses increased $288,000, or 19.9%, from $1,448,000 in 2002 to $1,736,000 in
2003 due primarily to the addition of the new Greenwood branch and remodeling of our Brownsburg branch in late 2002 and improvements made to our information technology infrastructure during 2002 and 2003.

     Data Processing Fees. Data processing fees increased $216,000, or 19.1%, from $1,131,000 in 2002 to $1,347,000 in 2003. This was primarily due to the new Greenwood branch and increased customer account activity.

     Professional Fees. Professional fees decreased $81,000, or 16.6%, from $488,000 in 2002 to $407,000 in 2003. Reduced consulting expenses was the primary reason for the decrease.

     Director and Committee Fees. Director and committee fees increased $10,000, or 4.0%, from $247,000 in 2002 to $257,000 in 2003.

     Advertising and Business Development. Advertising and business development expenses decreased $4,000, or .9%, from $433,000 in 2002 to $429,000 in 2003.

     Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights decreased $367,000 or 85.7% from $428,000 for the year ended December 31, 2002, to $61,000 for the year ended December 31, 2003. Release of $207,000 from the impairment valuation in 2003 and increasing the impairment valuation $265,000 during 2002 accounted for $472,000 of change in mortgage servicing rights amortization. The primary reason for this decrease was the result of the higher interest rates and slower prepayment speeds on serviced mortgages.

     Other Expenses. Other expenses increased $190,000, or 9.8%, from $1,947,000 for the year ended December 31, 2002, to $2,137,000 for the year ended December 31, 2003. Major increases included $149,000 due to the Bank name change and a $65,000 increase in deposit account losses almost entirely from two incidents. Expenses relating to office supplies, telephone, dues, unreimbursed loan costs, postage and regulatory assessments are also included in other expenses. The remaining decrease in other expenses of $24,000, from the 2002 period to the 2003 period resulted from a variety of expense categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense decreased $926,000 from the year ended December 31, 2002 to 2003. Income taxes were 25% and 32% of pre-tax income for the years ended December 31, 2003 and 2002, respectively. For both 2003 and 2002, the primary differences between the effective tax rate and the statutory tax rate relate to the benefit received from low income housing credits and nontaxable increase in cash value of life insurance.


Comparison of Operating Results For Years Ended December 31, 2002 and 2001

     General. Net income for the year ended December 31, 2002 increased $.4 million to $4.5 million compared to $4.1 million for the year ended December 31, 2001. The primary reason for the increase in net income was the result of increased net realized and unrealized gains on loans, up $1.3 million, partially offset by a $1.1 million increase in total other expenses. Return on average assets for the years ended December 31, 2002 and 2001 was .89% and .81%, respectively. Return on average equity was 5.31% for the year ended December 31, 2002 and 4.58% for the year ended December 31, 2001.

     Interest Income. Total interest income was $31.3 million for 2002 compared to $35.6 million for 2001. The decrease in interest income was due primarily to a decrease in yield on interest earning assets. Average interest earning assets decreased $5.9 million, or 1.2%. This was the result of an $18.5 million decrease in average other investment securities available for sale partially offset by a $7.6 million increase in loans receivable and $3.5 million increase in interest bearing deposits. The average yield on interest earning assets was 6.48% and 7.28% for the years ended December 31, 2002 and 2001, respectively.

     Interest Expense. Interest expense was $15.3 million for the year ended December 31, 2002 compared to $19.7 million for the same period in 2001, a decrease of $4.4 million, or 22.3%. Average interest bearing liabilities decreased $4.0 million, or 1.0% to $400.4 million at the end of 2002 from $404.4 million at the end of 2001. The average cost of interest bearing liabilities was 3.83% and 4.86% for the years ended December 31, 2002 and 2001, respectively.

     Net Interest Income. Net interest income increased $22,000, or .1%, during the year ended December 31, 2002 as compared to 2001. Net interest income increased $201,000 due to an increase in volume of net interest earning assets and liabilities and decreased $179,000 as a result of the change in average rate of the net interest earning assets and interest bearing liabilities. The interest rate spread was 2.65% and 2.42% for 2002 and 2001, respectively. The net yield on interest earning assets was 3.31% and 3.26% for the 2002 and 2001 periods, respectively.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2002 was $302,000 compared to $488,000 for 2001. During the year ended December 31, 2002, net charge-offs were $18,000 compared to net charge-offs of $207,000 for 2001. The 2002 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

     Service Charges on Deposit Accounts. Service charges on deposit accounts increased $71,000 or 10.4% from $680,000 for the year ended December 31, 2001 to $751,000 for 2002. This was the result of our efforts to increase checking accounts during 2002. Net Realized and Unrealized Gains on Loans. Net realized and unrealized gains on loans of $1,949,000 were recorded during the year ended December 31, 2002 as compared to $688,000 during 2001. In 2002, loan sales totaled approximately $86.6 million while in 2001 loan sales approximated $41.2 million.

     Net Realized Gains (Losses) on Securities Available for Sale. Proceeds from the sales of securities available for sale during the years ended December 31, 2002 and 2001 amounted to $7.0 million and $6.0 million, respectively. Net losses of $21,000 and net gains of $8,000 were realized on those sales during the years ended December 31, 2002 and 2001, respectively.

     Equity in Losses of Limited Partnerships. Equity in losses of limited partnerships decreased $12,000, or 7.5%, from $159,000 for the year ended December 31, 2001 to $147,000 for 2002 due to the operating results of the limited partnership investments.

     Point of Sale Income. Point of sale income increased $75,000 or 47.8% from $157,000 for 2001 to $232,000 for 2002. This was the result of increasing the number of our consumer checking account customers that utilized debit cards to make purchases at merchants.

     Loan Servicing Fees. Loan servicing fees earned for the year ended December 31, 2002 were $351,000 compared to $307,000 for the year ended December 31, 2001. This was a $44,000 or 14.3% increase from 2001 and was directly related to servicing more loans for the year.

     Increase in Cash Value of Life Insurance. The cash surrender value of life insurance increased $54,000 or 62.1% from $87,000 for the year ended December 31, 2001 to $141,000 for 2001. This was the result of the addition of $10 million of bank-owned life insurance in December 2002.

     Other Income. Other income decreased $24,000, or 4.8%, from $502,000 for the year ended December 31, 2001 to $478,000 for 2002. Salaries and Employee Benefits.

     Salaries and employee benefits were $6,695,000 million for the year ended December 31, 2002 compared to $6,376,000 for 2001, an increase of $319,000, or approximately 5.0%. Salaries increased $430,000 to $4,565,000 in 2002 from $4,135,000 in 2001. This was the result of incremental salary increases and the addition of staff needed to handle additional business and to operate the new Greenwood branch. Employee benefits increased $326,000 from $2,303,000 in 2001 to $2,629,000 in 2002. This was primarily the result of increased pension costs, increased employee stock ownership plan costs and higher health insurance costs. Capitalized costs to originate loans increased from $62,000 for the year ended December 31, 2001, to $500,000 for the year ended December 31, 2002. This increase was the result of increased loan production and an increase in the estimated costs capitalized for each loan we originate. The increase in costs per loan was primarily due to the increased use of commissioned loan originators. Capitalized costs reduced the overall expenses related to salaries and employee benefits. There were 122 full-time equivalent employees at December 31, 2002, compared to 113 at the end of 2001.

     Net Occupancy and Equipment Expenses. Combined occupancy and equipment expenses increased $216,000, or 17.5%, from $1,232,000 in 2001 to $1,448,000 in
2002 due primarily to the addition of the new Greenwood branch, remodeling of our Brownsburg branch and improvements made to our information technology infrastructure.

     Data Processing Fees. Data processing fees increased $91,000, or 8.7%, from $1,040,000 in 2001 to $1,131,000 in 2002. This was primarily due to the new Greenwood branch and increased customer account activity.

     Professional Fees. Professional fees increased $27,000, or 5.9%, from $461,000 in 2001 to $488,000 in 2002. Consulting expenses and costs to establish our investment subsidiary were the primary reasons for the increase.

     Director and Committee Fees. Director and committee fees increased $2,000, or .8%, from $245,000 in 2001 to $247,000 in 2002.

     Advertising and Business Development. Advertising and business development expenses decreased $37,000, or 7.9%, from $470,000 in 2001 to $433,000 in 2002.

     Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights increased $246,000 or 135.2% from $182,000 for the year ended December 31, 2001, to $428,000 for the year ended December 31, 2002. Temporary impairment of mortgage servicing rights was the primary reason for this increase and was the result of the low interest rates and faster prepayment speeds on serviced mortgages.

     Other  Expenses.   Other  expenses  increased  $214,000,   or  12.3%,  from
$1,733,000 for the year ended December 31, 2001, to $1,947,000 for the year ended December 31, 2002. Major increases included an increase of $54,000 in office supplies, a $51,000 increase in OREO expenses, and a $49,000 increase in telephone costs. Expenses relating to dues, unreimbursed loan costs, postage and regulatory assessments are also included in other expenses. The remaining increase in other expenses of $60,000, from the 2001 period to the 2002 period resulted from increases in a variety of expense categories and was not attributable to any one item.

     Income Tax Expense. Income tax expense increased $191,000 from the year ended December 31, 2001 to 2002. Income taxes were 32% of pre-tax income for both years ended December 31, 2002 and 2001. For both 2002 and 2001, the primary differences between the effective tax rate and the statutory tax rate relate to the benefit received from low income housing credits.


Liquidity and Capital Resources

     The Company's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans and mortgage-backed securities and the sales of loans and mortgage-backed securities available for sale. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The Company's primary investment activity is the origination of loans. During the years ended December 31, 2003, 2002 and 2001, cash used to originate loans exceeded repayments and other changes by $82.8 million, $19.4 million and $29.1 million, respectively. Loan growth has been funded by a combination of cash flow generated from monthly repayments of mortgage-backed securities, proceeds from sales and maturities of securities available for sale, deposit growth and borrowings.

     During the years ended December 31, 2003, 2002 and 2001, the Company purchased $45.2 million, $36.3 million and $17.7 million of securities available for sale and held to maturity, respectively. During 2003, 2002 and 2001, these purchases were funded by proceeds from maturities of securities available for sale. During the years ended December 31, 2003, 2002 and 2001, the Company received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $47.6 million, $46.3 million and $49.7 million, respectively. During the years ended December 31, 2003, 2002 and 2001, the Company received proceeds for the sale of mortgage-backed and other securities available for sale of $2.0 million, $7.0 million and $6.0 million, which funds were used to fund its loan growth.

     The Company had outstanding loan commitments and unused lines of credit of $72.9 million and standby letters of credit outstanding of $603,000 at December 31, 2003. Management anticipates that the Company will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2003 totaled $96.8 million. Management believes that a significant portion of such deposits will remain with the Company based upon historical deposit flow data and the Company's competitive pricing in its market area.

     Liquidity management is both a daily and long-term function of the Company's management strategy. In the event that the Company should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. The Company had outstanding FHLB advances in the amount of $184.7 million at December 31, 2003. As an additional funding source, the Company has also sold securities under repurchase agreements. The Company had no outstanding securities sold under repurchase agreements at December 31, 2003.

     Other significant investing and financing activities for the Company included repurchases of common stock during 2003, 2002 and 2001. During 2003, 2002 and 2001, the Company repurchased common stock for $6.1 million, $9.1 million and $8.1 million, respectively. These transactions were funded by cash generated by the stock conversion at the end of 1998 plus dividends from the Bank.

     The Financial Regulatory Relief and Economic Efficiency Act of 2000, which was signed into law on December 27, 2000, repealed the former statutory requirement that all savings associations maintain an average daily balance of liquid assets in a minimum amount of not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. The OTS adopted an interim final rule in March 2001 that implemented this revised statutory requirement, although savings associations remain subject to the OTS regulation that requires them to maintain sufficient liquidity to ensure their safe and sound operation.

     Pursuant to OTS capital regulations in effect at December 31, 2003, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 2003, Lincoln Bank's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Bank's capital ratios as of December 31, 2003:

                                         At December 31, 2003
                         ------------------------------------------------------
                          OTS Requirement       Lincoln Bank's Capital Level
                         ------------------------------------------------------
                          % of                   % of                  Amount
Capital Standard         Assets    Amount     Assets (1)   Amount     of Excess
----------------         ------------------------------------------------------
                                        (Dollars in thousands)

Tangible capital ....      1.5%   $ 8,860        10.7%     $62,968     $54,108
Core capital (2) ....      4.0     23,625        10.7       62,968      39,343
Risk-based capital ..      8.0     35,003        15.1       65,936      30,933
---------------------
(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) The OTS has adopted a core capital requirement for savings associations comparable to that required by the OCC for national banks. The regulation requires core capital of at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Lincoln Bank is in compliance with this requirement.


Off-Balance Sheet Arrangements

     As of the date of this Annual Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement, or other contractual arrangement to which any entity unconsolidated with the Company is a party and under which the company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.


Contractual Obligations

     The  Company's  contractual   obligations  as  of  December  31,  2003  are
summarized in the following table.



                                                            Payments due by period
                                 -----------------------------------------------------------------------------
                                                                                                       More
                                                  Less than          1 to 3          3 to 5           than 5
Contractual Obligations            Total           1 year            years           years             years
-----------------------          -----------------------------------------------------------------------------
                                                             (Dollars in thousands)
Long Term Debt (1) .....         $184,693         $ 22,000         $  6,855         $ 20,838         $135,000
Capital Leases (2) .....               --               --               --               --               --
Operating Leases (3) ...              390               61              138              162               29
Purchase Obligations (4)            1,609              568            1,041               --               --
                                 --------         --------         --------         --------         --------
Total (5) ..............         $186,692          $22,629         $  8,034         $ 21,000         $135,029
                                 ========         ========         ========         ========         ========
---------------------------
(1)  Long term debt is  exclusively  FHLB advances.  See "Notes to  Consolidated
     Financial  Statements - Borrowings,"  contained in Note 11, for information related to collateral and amounts with various options.
(2)  Lincoln Bancorp had no capital leases.
(3)  A ten year  operating  lease was signed in 1999 by Lincoln  Bank,  a wholly owned  subsidiary  of  Lincoln  Bancorp,  for a  branch  bank  location  in
     Mooresville,  Indiana.  The lease contains rent adjustment  provisions over the life of the  lease and  allocation  of  expense  increases  for  shared expenses with other lease tenants.
(4)  The purchase  obligations are to pay for data processing  services.  A five year contract, with a minimum base payment for accounts and monthly charges for Bank application and ancillary processing systems, was executed in 2001 with an effective beginning date of October, 2001.
(5)  For   information   regarding   the   contractual   maturities  of  deposit
     liabilities,  which are not  included  in the above  table,  see  "Notes to
     Consolidated  Financial Statements - Deposits," contained in Note 9


Impact of Accounting Changes

     In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The FASB's Staff Position 150-3 deferred indefinitely the guidance in SFAS No. 150 on certain mandatorily redeemable noncontrolling interests.

     In January of 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, and in December 2003 the FASB deferred certain effective dates of
Interpretation No. 46. For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004. For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003. The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling interest through ownership of a majority voting interest in the entity. The Company has determined that it has no such interests.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-based Compensation - Transition and Disclosure, which provides guidance for transition from the intrinsic value method of accounting for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects. The Company applies APB Opinion No. 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation costs have been recognized, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had compensation cost for the Company's stock option plan been recorded based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, net income and net income per share would have been adjusted to the proforma amounts indicated in
Note 1.

     In November 2002, FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued. FIN 45 requires the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The most significant FIN45 instruments of the Company are standby letters of credit. The Company has determined that its standby letters of credit obligations under FIN 45 are not material for disclosure.


Impact of Inflation and Changing Prices

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The Company's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that the Company has made. The Company is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.

Quarterly Results of Operations

     The following table sets forth certain quarterly results for the years ended December 31, 2003 and 2002.


                                             Net        Provision                     Basic       Diluted
 Quarter      Interest       Interest     Interest       For Loan        Net        Earnings      Earnings       Dividends
  Ended        Income        Expense       Income         Losses       Income       Per Share     Per Share      Per Share
---------------------------------------------------------------------------------------------------------------------------
                                    (In thousands except for per share data)
2003:
March          $ 7,425       $ 3,585      $ 3,840       $   165        $   903        $.23          $.22            $.12
June             7,577         3,682        3,895           269          1,037         .27           .26             .12
September        7,542         3,635        3,907           189            838         .21           .20             .12
December         7,584         3,572        4,012           130            811         .21           .20             .13
               -------       -------      -------       -------        -------
               $30,128       $14,474      $15,654       $   753        $ 3,589
               =======       =======      =======       =======        =======
2002:
March          $ 7,792       $ 3,940      $ 3,852       $    15        $ 1,110       $.25           $.24            $.10
June             7,895         3,892        4,003            65            942        .22            .21             .10
September        8,036         3,827        4,209            83          1,443        .33            .32             .10
December         7,592         3,679        3,913           139            996        .24            .23             .12
               -------       -------      -------       -------        -------
               $31,315       $15,338      $15,977       $   302        $ 4,491
               =======       =======      =======       =======        =======


     Quarterly net interest income increased only $99,000 from the fourth quarter of 2002 compared to the fourth quarter of 2003. This was despite the increase of $67.6 million in average interest earning assets between the two quarters. Shrinking margins and declining spreads, down 32 basis points and 12 basis points, respectively, required the Company to increase earning assets to offset the effect of declining interest rates during 2003. Additionally, by growing the loan portfolio it became necessary to increase the allowance for loan losses to provide for credit risk.


Quantitative and Qualitative Disclosures about Market Risks

     An important component of Lincoln Bank's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Bank's assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates, but decrease during periods of falling interest rates. Conversely, if Lincoln Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Bank's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Bank's earnings to material and prolonged changes in interest rates.

     The Bank's board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of its President and CEO T. Tim Unger, Senior Vice President and Chief Financial Officer John M. Baer, Senior Vice President and Retail Operations Manager Rebecca J. Morgan, Senior Vice President and Chief Lending Officer Paul S. Siebenmorgen, Controller Mickey J. Walden, Vice President and Loan Servicing Manager Maxwell O. Magee, and Assistant Vice President and Marketing Director Angela S. Coleman-Rao. The ALCO Committee meets weekly to manage and review Lincoln Bank's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

     Because of the lack of customer demand for adjustable-rate loans in its market area, Lincoln Bank primarily originates fixed-rate real estate loans, which accounted for approximately 61% of its loan portfolio at December 31, 2003. Lincoln Bank continues to offer and attempts to increase its volume of adjustable-rate loans when market interest rates make these type loans more attractive to customers.

     Loan growth in 2003 was limited primarily to residential real estate and commercial loans, up $50.4 million and $30.5 million, respectively. This growth was funded primarily with cash flow from deposit growth and borrowings, up $51.4 million and $21.4 million, respectively. Additionally, interest bearing deposits were reduced $10.1 million to help fund the loan growth.

     The Bank manages the relationship between interest rates and the effect on Lincoln Bank's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Lincoln Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within limits established by Lincoln Bank's Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

     Presented below, as of December 31, 2003, is an analysis performed by the OTS of Lincoln Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 100 basis points. It is estimated that at December 31, 2003, NPV would decrease 12% and 22% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 2% and 8% for the same increases at December 31, 2002. At the end of 2003 and 2002, information was not available for 200 and 300 basis point decreases. At December 31, 2003, 2.0% of the present value of Lincoln Bank's assets was approximately $12.3 million. The interest rate risk of a 200 basis point increase in market rates was $8.4 million at December 31, 2003. As noted, information regarding a 200 basis point decrease in market rates is not available. Lincoln Bank's exposure to interest rate risk results primarily from the concentration of fixed-rate mortgage loans in its portfolio.

                                December 31, 2003
 ---------------------------------------------------------------------------
  Change        Net Portfolio Value                 NPV as % of PV of Assets
 In Rates     $ Amount      $ Change     % Change       NPV Ratio   Change
 --------     --------     ----------    --------       ---------   ------
                            (Dollars in thousands)

  +300 bp*     $56,836      $(15,957)      (22)%         9.77%    (208) bp
  +200 bp       64,353        (8,441)      (12)         10.84     (102) bp
  +100 bp       69,694        (3,099)       (4)         11.53      (32) bp
     0 bp       72,794            --        --          11.85       --
  -100 bp       71,494        (1,300)       (2)         11.52      (34) bp


                               December 31, 2002
 ---------------------------------------------------------------------------
  Change        Net Portfolio Value                 NPV as % of PV of Assets
 In Rates     $ Amount      $ Change     % Change       NPV Ratio   Change
 --------     --------     ----------    --------       ---------   ------
                            (Dollars in thousands)

 +300 bp*      $68,068      $(6,156)        (8)%        13.23%     (51) bp
 +200 bp        72,441       (1,783)        (2)         13.81        7  bp
 +100 bp        75,504        1,280          2          14.14       40  bp
    0 bp        74,224                                  13.74
 -100 bp        69,200       (5,024)        (7)         12.71     (103) bp
------------------------
*  Basis points.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

                         Independent Accountants' Report




Board of Directors
Lincoln Bancorp
Plainfield, Indiana

     We have audited the accompanying balance sheets of Lincoln Bancorp as of December 31, 2003 and 2002, and the related statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Bancorp as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

     As more fully discussed in Note 7, the Company changed its method of accounting for goodwill in 2002.


/s/ BKD, LLP

Indianapolis, Indiana
February 6, 2004, except for Note 21
      as to which the date is March 10, 2004

                                 Lincoln Bancorp
                               Plainfield, Indiana
                           Consolidated Balance Sheets
                           December 31, 2003 and 2002

Assets                                                                              2003                   2002
                                                                               ------------------------------------
  Cash and due from banks ............................................         $   1,964,033          $   2,366,192
  Interest-bearing demand deposits in other banks ....................            14,829,890             24,931,901
                                                                               -------------          -------------
    Cash and cash equivalents  ......................................             16,793,923             27,298,093
  Investment securities
    Available for sale ...............................................            94,136,926             99,600,288
    Held to maturity (market value $1,745,000 and $1,780,000) ........             1,745,000              1,780,000
                                                                               -------------          -------------
      Total investment securities ....................................            95,881,926            101,380,288
  Loans held for sale ................................................               354,900              3,072,689
  Loans, net of allowance for loan losses of $3,532,000 and $2,932,000           437,671,971            353,195,588
  Premises and equipment .............................................             7,647,150              6,639,023
  Investments in limited partnerships ................................             1,249,777              1,387,777
  Federal Home Loan Bank stock .......................................             9,270,200              8,160,400
  Interest receivable ................................................             2,441,270              2,165,630
  Goodwill  ..........................................................             1,563,594              1,563,594

  Cash value of life insurance .......................................            12,506,227             11,905,449
  Other assets .......................................................             6,304,312              5,088,394
                                                                               -------------          -------------
      Total assets ...................................................         $ 591,685,250          $ 521,856,925
                                                                               =============          =============
Liabilities
  Deposits
    Noninterest-bearing ..............................................         $  17,175,958          $  13,289,178
    Interest-bearing .................................................           304,663,176            257,077,485
                                                                               -------------          -------------
      Total deposits .................................................           321,839,134            270,366,663
  Borrowings .........................................................           184,692,618            163,258,142
  Interest payable ...................................................               913,705                942,250
  Other liabilities ..................................................             5,013,042              5,170,287
                                                                               -------------          -------------
      Total liabilities ..............................................           512,458,499            439,737,342
                                                                               -------------          -------------
Commitments and Contingencies

Shareholders' Equity
  Common stock, without par value
    Authorized - 20,000,000 shares
    Issued and outstanding - 4,411,891 and 5,154,920 shares ..........            43,383,386             45,790,320
  Retained earnings .......... .......................................            40,526,766             41,455,452
  Accumulated other comprehensive income (loss) ......................                (8,118)               552,409
  Unearned recognition and retention plan (RRP) shares.......... .....              (918,983)            (1,576,038)
  Unearned employee stock ownership plan (ESOP) shares ...............            (3,756,300)            (4,102,560)
                                                                               -------------          -------------
      Total shareholders' equity .....................................            79,226,751             82,119,583
                                                                               -------------          -------------
      Total liabilities and shareholders' equity .....................         $ 591,685,250          $ 521,856,925
                                                                               =============          =============

See Notes to Consolidated Financial Statements

                                           Lincoln Bancorp
                                           Plainfield, Indiana
                                   Consolidated Statements of Income
                              Years Ended December 31, 2003, 2002 and 2001

                                                               2003               2002               2001
                                                          ----------------------------------------------------
Interest and Dividend Income
   Loans receivable, including fees ...............       $ 25,741,861        $ 24,863,033        $ 26,671,243
   Investment securities

      Mortgage-backed securities ..................          1,878,255           3,709,861           4,039,631
      Other investment securities .................          1,904,220           1,940,146           3,776,635
   Deposits with financial institutions ...........            144,842             311,931             547,227
   Dividend income ................................            458,616             489,903             574,942
                                                          ------------        ------------        ------------
         Total interest and dividend income .......         30,127,794          31,314,874          35,609,678
                                                          ------------        ------------        ------------

Interest Expense

   Deposits  ......................................          6,406,223           7,592,303          11,947,089
   Repurchase agreements ..........................                 --             678,958             868,451
   Federal Home Loan Bank advances ................          8,067,428           7,067,155           6,839,128
                                                          ------------        ------------        ------------
          Total interest expense ..................         14,473,651          15,338,416          19,654,668
                                                          ------------        ------------        ------------

Net Interest Income ...............................         15,654,143          15,976,458          15,955,010
   Provision for loan losses ......................            752,739             301,904             487,608
                                                          ------------        ------------        ------------

Net Interest Income After Provision for Loan Losses         14,901,404          15,674,554          15,467,402
                                                          ------------        ------------        ------------

Other Income

   Service charges on deposit accounts ............            877,190             750,756             679,282
   Net gains on sales of loans ....................            794,412           1,949,032             688,293
   Net realized gains (losses) on sales of
      available-for-sale securities ...............            (34,614)            (21,240)              8,220
   Equity in losses of limited partnerships .......           (138,000)           (147,000)           (158,700)
   Point of sale income ...........................            305,698             232,367             157,460
   Loan servicing fees ............................            381,251             351,090             307,434
   Increase in cash value of life insurance .......            600,778             140,992              87,250
   Other income ...................................            644,442             478,483             500,685
                                                          ------------        ------------        ------------
      Total other income ..........................          3,431,157           3,734,480           2,269,924
                                                          ------------        ------------        ------------

Other Expenses
   Salaries and employee benefits .................          7,193,588           6,694,469           6,375,613
   Net occupancy expenses .........................            834,382             673,886             623,950
   Equipment expenses .............................            902,269             773,663             608,224
   Data processing fees ...........................          1,347,073           1,131,141           1,040,389
   Professional fees ..............................            406,642             488,467             461,120
   Director and committee fees ....................            256,636             247,421             244,532
   Advertising and business development ...........            429,000             433,353             470,407
   Mortgage servicing rights expense ..............             61,295             427,804             182,263
   Other expenses .................................          2,137,241           1,947,173           1,732,384
                                                          ------------        ------------        ------------
      Total other expenses ........................         13,568,126          12,817,377          11,738,882
                                                          ------------        ------------        ------------

Income Before Income Tax ..........................          4,764,435           6,591,657           5,998,444
   Income tax expense .............................          1,175,243           2,101,143           1,910,400
                                                          ------------        ------------        ------------

Net Income ........................................       $  3,589,192        $  4,490,514        $  4,088,044
                                                          ============        ============        ============

Basic Earnings per Share ..........................       $        .91        $       1.04        $        .85
                                                          ============        ============        ============

Diluted Earnings per Share $ ......................       $        .88        $       1.00        $        .84
                                                          ============        ============        ============


See Notes to Consolidated Financial Statements


                                               Lincoln Bancorp
                                             Plainfield, Indiana
                               Consolidated Statements of Comprehensive Income
                                Years Ended December 31, 2003, 2002 and 2001


                                                                   2003               2002              2001
                                                               -------------------------------------------------
Net income .............................................       $ 3,589,192        $ 4,490,514        $ 4,088,044
                                                               -----------        -----------        -----------
Other comprehensive income, net of tax
   Unrealized gains (losses) on securities
      available for sale
      Unrealized holding gains (losses) arising
         during the period, net of tax expense (benefit)
         of $(307,672), $313,002 and $1,263,774 ........          (583,372)           605,636          1,926,769
      Less:  Reclassification adjustment for gains
         (losses) included in net income, net of tax
         expense (benefit) of $(11,769), $(17,677)
         and $3,256 ....................................           (22,845)            (3,563)             4,964
                                                               -----------        -----------        -----------
                                                                  (560,527)           609,199          1,921,805
                                                               -----------        -----------        -----------
Comprehensive income ...................................       $ 3,028,665        $ 5,099,713        $ 6,009,849
                                                               ===========        ===========        ===========



See Notes to Consolidated Financial Statements


                                                  Lincoln Bancorp
                                                Plainfield, Indiana
                                  Consolidated Statements of Shareholders' Equity
                                   Years Ended December 31, 2003, 2002 and 2001

                                                                                               Accumulated
                                                                                                  Other
                                                      Common Stock                            Comprehensive      Unearned
                                              Shares                           Retained          Income            RRP
                                            Outstanding        Amount          Earnings          (Loss)       Compensation
------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 2001 .........          5,677,493     $ 55,496,031     $ 42,922,034     $ (1,978,595)    $ (3,019,796)

   Net income .....................                                            4,088,044
   Unrealized gains on securities,
      net of reclassification
      adjustment ..................                                                             1,921,805
   Purchase of common stock .......           (554,078)      (5,534,693)      (2,573,783)
   Stock options exercised ........             31,505          285,677
   Tax benefit on stock options
      and RRP .....................                              95,160
   ESOP shares earned .............                                              125,782
   Amortization of unearned
      compensation expense ........                                              (33,074)                          726,019
   Cash dividends ($.37 per share)                                            (1,816,506)
                                            ----------     ------------     ------------     ------------     ------------


Balances, December 31, 2001 .......          5,154,920       50,342,175       42,712,497          (56,790)      (2,293,777)
   Net income .....................                                            4,490,514
   Unrealized gains on securities,
       net of reclassification
       adjustment .................                                                               609,199
   Purchase of common stock .......           (503,650)      (5,036,500)      (4,063,566)
   Stock options exercised ........             25,131          307,832
   Tax benefit on stock options
      and RRP .....................                             176,813
   ESOP shares earned .............                                              299,471
   Amortization of unearned
      compensation expense ........                                              (35,989)                          717,739
   Cash dividends ($.42 per share)                                            (1,947,475)
                                            ----------     ------------     ------------     ------------     ------------


Balances, December 31, 2002 .......          4,676,401       45,790,320       41,455,452          552,409       (1,576,038)
   Net income .....................                                            3,589,192
   Unrealized losses on securities,
      net of reclassification
      adjustment ..................                                                              (560,527)
   Purchase of common stock .......           (328,448)      (3,284,480)      (2,799,369)
   Stock options exercised ........             63,938          620,639
   Tax benefit on stock options
      and RRP .....................                             256,907
   ESOP shares earned .............                                              285,271
   Amortization of unearned
      compensation expense ........                                              (31,015)                          657,055
   Cash dividends ($.49 per share)                                            (1,972,765)
                                            ----------     ------------     ------------     ------------     ------------


Balances, December 31, 2003 .......          4,411,891     $ 43,383,386     $ 40,526,766     $     (8,118)    $   (918,983)
                                            ==========     ============     ============     ============     ============

(Table continues on following page)


(Table continued from following page)



                                                Unearned
                                                  ESOP
                                                 Shares          Total
----------------------------------------------------------------------------
Balances, January 1, 2001 .........          $ (4,831,020)    $ 88,588,654

   Net income .....................                              4,088,044
   Unrealized gains on securities,
      net of reclassification
      adjustment ..................                              1,921,805
   Purchase of common stock .......                             (8,108,476)
   Stock options exercised ........                                285,677
   Tax benefit on stock options
      and RRP .....................                                 95,160
   ESOP shares earned .............               370,220          496,002
   Amortization of unearned
      compensation expense ........                                692,945
   Cash dividends ($.37 per share)                              (1,816,506)
                                             ------------     ------------


Balances, December 31, 2001 .......            (4,460,800)      86,243,305
   Net income .....................                              4,490,514
   Unrealized gains on securities,
       net of reclassification
       adjustment .................                                609,199
   Purchase of common stock .......                             (9,100,066)
   Stock options exercised ........                                307,832
   Tax benefit on stock options
      and RRP .....................                                176,813
   ESOP shares earned .............               358,240          657,711
   Amortization of unearned
      compensation expense ........                                681,750
   Cash dividends ($.42 per share)                              (1,947,475)
                                             ------------     ------------


Balances, December 31, 2002 .......            (4,102,560)      82,119,583
   Net income .....................                              3,589,192
   Unrealized losses on securities,
      net of reclassification
      adjustment ..................                               (560,527)
   Purchase of common stock .......                             (6,083,849)
   Stock options exercised ........                                620,639
   Tax benefit on stock options
      and RRP .....................                                256,907
   ESOP shares earned .............               346,260          631,531
   Amortization of unearned
      compensation expense ........                                626,040
   Cash dividends ($.49 per share)                              (1,972,765)
                                             ------------     ------------


Balances, December 31, 2003 .......           $(3,756,300)    $ 79,226,751
                                             ============     ============







See Notes to Consolidated Financial Statements

                                                 Lincoln Bancorp
                                               Plainfield, Indiana
                                      Consolidated Statements of Cash Flows
                                  Years Ended December 31, 2003, 2002 and 2001

                                                                             2003                    2002               2001
                                                                        ----------------------------------------------------------
Operating Activities
    Net income ..................................................       $  3,589,192            $  4,490,514        $  4,088,044
    Items not requiring (providing) cash
       Provision for loan losses  ...............................            752,739                 301,904             487,608
       Investment securities amortization (accretion), net ......            249,755                 369,183            (301,227)
       Loans originated for sale in the secondary market ........        (27,291,616)            (85,890,487)        (30,164,465)
       Proceeds from sale of loans in the secondary market ......         30,685,806              86,628,360          28,275,141
       Gain on sale of loans ....................................           (794,412)             (1,949,032)           (688,293)
       Amortization of net loan origination fees ................           (442,604)               (673,505)           (653,310)
       Mortgage servicing rights amortization ...................             61,295                 427,804             182,263
       Depreciation and amortization ............................            728,347                 647,236             576,716
       Amortization of unearned compensation expense ............            626,040                 681,750             692,945
       ESOP shares earned .......................................            631,531                 657,711             496,002
    Change in
       Interest receivable ......................................           (275,640)                293,600             651,350
       Interest payable .........................................            (28,545)               (216,916)           (360,111)
    Other adjustments ...........................................         (1,771,111)                767,453             809,101
                                                                        ------------            ------------        ------------
           Net cash provided by operating activities ............          6,720,777               6,535,575           4,091,764
                                                                        ------------            ------------        ------------

Investing Activities
   Net change in interest-bearing deposits ......................                 --               1,900,030            (910,055)
   Purchases of securities available for sale ...................        (45,234,451)            (36,336,132)        (15,933,358)
   Proceeds from sales of securities available for sale .........          1,950,490               7,018,750           6,038,957
   Proceeds from maturities of securities available for sale ....         47,606,596              46,347,586          49,203,665
   Purchases of securities held to maturity .....................                 --                      --          (1,800,000)
   Proceeds from maturities of securities held to maturity ......             35,000                  20,000             500,000
   Net changes in loans .........................................        (85,753,510)            (18,608,977)        (26,724,347)
   Purchase of premises and equipment ...........................         (1,750,581)             (1,801,938)           (665,364)
   Premiums on life insurance ...................................                 --             (10,000,000)                 --
   Other investing activities ...................................            393,610                  26,765             341,696
                                                                        ------------            ------------        ------------
          Net cash provided by (used in) investing activities ...        (82,752,846)            (11,433,916)         10,051,194
                                                                        ------------            ------------        ------------

Financing Activities
    Net change in
       Noninterest-bearing, interest-bearing demand, money
          market and savings deposits ...........................         45,934,588               8,959,165          14,081,460
       Certificates of deposit ..................................          5,537,883               9,280,985         (13,860,901)
    Proceeds from repurchase agreements .........................                 --                      --           5,000,000
    Repayment of repurchase agreements ..........................                 --             (15,000,000)         (4,600,000)
    Proceeds from FHLB advances .................................         61,000,000              50,000,000          31,855,000
    Repayment of FHLB advances ..................................        (39,351,209)            (20,145,157)        (37,191,097)
    Cash dividends ..............................................         (1,959,988)             (1,902,720)         (1,816,819)
    Purchase of common stock ....................................         (6,083,849)             (9,100,066)         (8,108,476)
    Other financing activities ..................................            450,474                (298,796)            (84,945)
                                                                        ------------            ------------        ------------
          Net cash provided by (used in) financing activities ...         65,527,899              21,793,411         (14,725,778)
                                                                        ------------            ------------        ------------

Net Change in Cash and Cash Equivalents .........................        (10,504,170)             16,895,070            (582,820)

Cash and Cash Equivalents, Beginning of Year ....................         27,298,093              10,403,023          10,985,843
                                                                        ------------            ------------        ------------
Cash and Cash Equivalents, End of Year ..........................       $ 16,793,923            $ 27,298,093        $ 10,403,023
                                                                        ============            ============        ============
Additional Cash Flows and Supplementary Information
   Interest paid ................................................       $ 14,502,196            $ 15,555,332        $ 20,014,779
   Income tax paid ..............................................          1,245,000               2,338,500           2,265,000
   Loan balances transferred to foreclosed real estate ..........          1,058,610                 352,687             521,932
   Securitization of loans ......................................                 --              18,222,209                  --

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Nature of Operations and Summary of Significant Accounting Policies

     The accounting and reporting policies of Lincoln Bancorp (Company) and its wholly owned subsidiary, Lincoln Bank (Bank), and the Bank's wholly owned subsidiaries, L-F Service Corporation (L-F Service), Citizens Loan and Service Corporation (CLSC) and LF Portfolio Services, Inc. (LF Portfolio), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision.

     The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. L-F Service invests in low income housing partnerships. CLSC develops land for residential housing. LF Portfolio manages the Company's investment securities portfolio.

     Consolidation - The consolidated financial statements include the accounts of the Company and the Bank and its subsidiaries after elimination of all material intercompany transactions and accounts.

     Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

     Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income (loss), net of tax.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     Loan securitizations - The Company securitizes certain mortgage loans and creates mortgage-backed securities for sale in the secondary market. Because the resulting securities are collateralized by the identical loans previously held, no gains or losses are recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

     Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

     Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

     Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 2003, the allowance for loan losses is based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

     Premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 39 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

     Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

     Goodwill is annually tested for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

     Core deposit intangible is being amortized on an accelerated basis over ten years until such time that straight-line amortization exceeds the accelerated method. Such asset is periodically evaluated as to the recoverability of its carrying value.

     Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

     Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

     Stock options - The Company has a stock-based employee compensation plan, which is described more fully in Note 18. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.



                                                                        2003           2002             2001
                                                                    -------------------------------------------
        Net income, as reported .............................       $   3,589        $   4,491        $   4,088
        Less:  Total stock-based employee compensation
           cost determined under the fair value based method,
           net of income taxes ..............................            (252)            (256)            (227)
                                                                    ---------        ---------        ---------
        Pro forma net income ................................       $   3,337        $   4,235        $   3,861
                                                                    =========        =========        =========

        Earnings per share:
           Basic - as reported ..............................       $     .91     $       1.04     $        .85
           Basic - pro forma ................................             .85              .98              .81
           Diluted - as reported ............................             .88             1.00              .84
           Diluted - pro forma ..............................             .82              .95              .79


     Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Unearned ESOP shares and RRP shares which have not vested have been excluded from the computation of average shares outstanding.

     Reclassifications of certain amounts in the 2002 and 2001 consolidated financial statements have been made to conform to the 2003 presentation.


Note 2: Restriction on Cash and Due From Banks

     The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2003 was $1,796,000.


Note 3: Investment Securities

                                                                        2003
                                              -------------------------------------------------------
                                                               Gross           Gross
                                             Amortized      Unrealized     Unrealized          Fair
                                                Cost           Gains          Losses          Value
                                              -------------------------------------------------------
Available for sale
   Federal agencies ...................       $ 45,403       $    146        $    (99)       $ 45,450
   Mortgage-backed securities  ........         21,761            614             (36)         22,339
   Marketable equity securities .......            252            102              --             354
   Corporate obligations ..............         20,595             30            (839)         19,786
   Municipal securities ...............          6,138             70              --           6,208
                                              --------        -------        --------        --------
       Total available for sale .......         94,149            962            (974)         94,137

Held to maturity - municipal securities          1,745             --              --           1,745
                                              --------        -------        --------        --------
       Total investment securities ....       $ 95,894       $    962        $   (974)       $ 95,882
                                              ========       ========        ========        ========


                                                                        2002
                                              -------------------------------------------------------
                                                               Gross           Gross
                                             Amortized      Unrealized     Unrealized          Fair
                                                Cost           Gains          Losses          Value
                                              -------------------------------------------------------

Available for sale
   Federal agencies ...................       $ 24,053       $    499        $    (47)       $ 24,505
   Mortgage-backed securities  ........         44,971          1,734              --          46,705
   Marketable equity securities .......            252             66              --             318
   Corporate obligations ..............         23,906             65          (1,527)         22,444
   Municipal securities ...............          5,574             54              --           5,628
                                              --------        -------        --------        --------
      Total available for sale ........         98,756          2,418          (1,574)         99,600

Held to maturity - municipal securities          1,780             --              --           1,780
                                              --------        -------        --------        --------
      Total investment securities .....       $100,536       $  2,418        $ (1,574)       $101,380
                                              ========       ========        ========        ========

     The amortized cost and fair value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 2003
                                          -------------------------------------------------
                                           Available for Sale           Held to Maturity
                                         Amortized        Fair        Amortized      Fair
                                           Cost          Value          Cost         Value
                                          -------------------------------------------------
       Within one year ............       $14,686       $14,744       $    50       $    50
       One to five years ..........        34,157        34,154           320           320
       Five to ten years ..........            --            --           685           685
       Over ten years .............        23,293        22,546           690           690
                                          -------       -------       -------       -------
                                           72,136        71,444         1,745         1,745
       Mortgage-backed securities .        21,761        22,339            --            --

       Marketable equity securities           252           354            --            --
                                          -------       -------       -------       -------
                Totals ............       $94,149       $94,137       $ 1,745       $ 1,745
                                          =======       =======       =======       =======


     Securities with a carrying value of $26,915,000 and $25,336,000 were pledged at December 31, 2003 and 2002 to secure FHLB advances.

     Proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $1,950,000, $7,019,000 and $6,039,000. Gross gains of $24,000,
     $165,000 and $8,000 and gross losses of $58,000,  $186,000 and $0 for 2003,
     2002 and 2001 were realized on those sales.

     The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003. These unrealized losses primarily resulted from recent increases in market interest rates. The unrealized losses in corporate obligations primarily relate to five variable-rate trust preferred debt securities issued by regional and national financial institutions. Based on evaluation of available evidence, including recent changes in market interest rates, management believes the declines in fair value for these securities are temporary.

                                    Less than 12 Months           12 Months or Longer                   Total
                                ---------------------------------------------------------------------------------------
                                   Fair        Unrealized        Fair         Unrealized        Fair        Unrealized
                                  Value           Loss           Value          Loss            Value          Loss
                                ---------------------------------------------------------------------------------------
Federal agencies .........       $ 12,895       $    (99)       $   --          $  --        $ 12,895        $    (99)
Mortgage-backed securities          6,624            (36)           --             --           6,624             (36)
Corporate obligations ....          1,187            (18)        15,449          (821)         16,636            (839)
                                 --------       --------        -------         ------       --------        --------
      Totals .............       $ 20,706       $   (153)       $15,449         $(821)       $ 36,155        $   (974)
                                 ========       ========        =======         ======       ========        ========


Note 4: Loans and Allowance

                                                      2003            2002
                                                    ------------------------
Real estate mortgage loans
    One-to-four family ......................       $215,399        $164,982
    Multi-family ............................          5,301           5,553
Real estate construction loans ..............         50,580          50,254
Commercial, industrial and agricultural loans        139,679         109,130
Consumer loans ..............................         45,120          43,889
                                                    --------        --------
                                                     456,079         373,808

Less
   Undisbursed portion of loans .............         15,088          17,743
   Net deferred loan fees and premiums ......           (213)            (63)
   Allowance for loan losses ................          3,532           2,932
                                                    --------        --------
      Total loans ...........................       $437,672        $353,196
                                                    ========        ========



                                  2003          2002           2001
                                -------------------------------------
Allowance for loan losses
   Balances, January 1 ..       $ 2,932        $ 2,648        $ 2,367
   Provision for losses .           753            302            488
   Recoveries on loans ..            91             59            119
   Loans charged off ....          (244)           (77)          (326)
                                -------        -------        -------

   Balances, December 31        $ 3,532        $ 2,932        $ 2,648
                                =======        =======        =======

     At December 31, 2003 and 2002, accruing loans delinquent 90 days or more totaled $272,000 and $747,000, respectively. Non-accruing loans at December 31, 2003 and 2002 were $1,633,000 and $1,296,000, respectively. Impaired loans were immaterial during the three years in the period ended December 31, 2003.


Note 5: Premises and Equipment

                                        2003            2002
                                      ------------------------
Land ..........................       $  1,653        $  1,653
Buildings and land improvements          6,555           6,178
Furniture and equipment .......          3,294           3,428
Construction in progress ......          1,017              --
                                      --------        --------
         Total cost ...........         12,519          11,259
Accumulated depreciation ......         (4,872)         (4,620)
                                      --------        --------

         Net ..................       $  7,647        $  6,639
                                      ========        ========

Note 6: Investments In Limited Partnerships

     The Company's investments in limited partnerships of $1,250,000 and $1,388,000 at December 31, 2003 and 2002 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $355,000, $374,000 and $355,000 for the years ended December 31, 2003, 2002 and 2001. Condensed combined financial statements of the partnerships are as follows:

                                                    2003         2002
                                                   -------------------
Assets
   Cash ....................................       $   88       $   60
   Note receivable - limited partner .......           --          248
   Land and property .......................        7,929        8,269
   Other assets ............................          699          707
                                                   ------       ------
      Total assets .........................       $8,716       $9,284
                                                   ======       ======

Liabilities
   Notes payable ...........................       $7,008       $7,336
   Other liabilities .......................          960          728
                                                   ------       ------
      Total liabilities ....................        7,968        8,064

Partners' equity ...........................          748        1,220
                                                   ------       ------

      Total liabilities and partners' equity       $8,716       $9,284
                                                   ======       ======


                                         2003           2002           2001
                                        --------------------------------------
Condensed statement of operations
   Total revenue ................       $ 1,763        $ 1,728        $ 1,735
   Total expenses ...............        (2,235)        (2,078)        (2,242)
                                        -------        -------        -------
      Net loss ..................       $  (472)       $  (350)       $  (507)
                                        =======        =======        =======


Note 7: Goodwill

     During 2002, the Company changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of SFAS No. 142. Had the new method been applied retroactively, the previously reported 2001 net income would have increased by $88,000. No impairment loss was recorded in 2003 or 2002.


Note 8: Core Deposit Intangible

     The carrying basis of the recognized core deposit intangible included in other assets was $982,000 at December 31, 2003 and 2002 and the accumulated amortization of such intangible was $348,000 and $254,000 at those dates.

     Amortization expense for 2003, 2002 and 2001 was $94,000, $104,000 and $119,000. Annual estimated amortization expense for each of the next five years is $94,000.

Note 9: Deposits

                                                            2003         2002
                                                          ---------------------
Noninterest-bearing demand deposits ....................  $ 17,176     $ 13,289
Interest-bearing demand ................................    33,343       17,749
Money market savings deposits ..........................    80,179       53,775
Savings deposits .......................................    33,405       33,356
Certificates and other time deposits of $100,000 or more    50,575       39,504
Other certificates and time deposits ...................   107,161      112,694
                                                          --------     --------
   Total deposits ......................................  $321,839     $270,367
                                                          ========     ========


     At December 31, 2003, the scheduled maturities of time deposits are as follows:

        2004       $ 96,791
        2005         34,281
        2006         18,420
        2007          4,951
        2008          3,293
                   --------
                   $157,736
                   ========

Note 10: Securities Sold Under Repurchase Agreements

     There were no securities sold under agreements to repurchase at December 31, 2003 or 2002. Agreements outstanding during 2002 consisted of obligations of the Company to other parties. The obligations were secured by federal agency securities, and such collateral was held by a financial services company. The maximum amount of outstanding agreements at any month-end during 2002 totaled $15,000,000, and the daily average of such agreements totaled $11,425,000.


Note 11: Borrowings

                                        2003           2002
                                      -----------------------
Federal Home Loan Bank advances       $184,693       $163,010
Notes payable .................             --            248
                                      --------       --------
         Total borrowings .....       $184,693       $163,258
                                      ========       ========

                                                                         Amount
                                                                        --------
Aggregate annual maturities of borrowing at December 31, 2003, are
      2004                                                              $ 22,000
      2005                                                                 5,000
      2006                                                                 1,855
      2008                                                                20,838
      Thereafter                                                         135,000
                                                                        --------
                                                                        $184,693
                                                                        ========

     FHLB advances are secured by mortgage loans and investment securities totaling $321,553,000 at December 31, 2003. Advances, at interest rates from 1.1 to 6.1 percent, are subject to restrictions or penalties in the event of prepayment.

     At December 31, 2003, FHLB advances totaling $140,000,000 are subject to various options for the FHLB to convert the rates. If the FHLB exercises its option, the advance will be prepayable at the Bank's option, at par and without a penalty fee.


Note 12: Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of these loans consist of the following:

                                           2003        2002        2001
                                         --------------------------------
Mortgage loan portfolio serviced for
   FHLMC ............................    $102,206    $130,336     $78,504
   Other investors ..................       7,650       5,404       7,271
                                            -----       -----       -----
                                         $109,856    $135,740     $85,775
                                         ========    ========     =======

     The aggregate fair value of capitalized mortgage servicing rights at December 31, 2003 and 2002 is based on comparable market values and a valuation model that calculates the present value of future cash flows. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights

                                           2003        2002         2001
                                          -------------------------------
Mortgage Servicing Rights
   Balances, January 1 ............       $ 770        $ 464        $ 399
   Servicing rights capitalized ...         118          469          247
   Amortization of servicing rights        (268)        (163)        (182)
                                          -----        -----        -----
                                            620          770          464
   Valuation allowance ............         (58)        (265)          --
                                          -----        -----        -----

   Balances, December 31 ..........       $ 562        $ 505        $ 464
                                          =====        =====        =====


     During 2002, the Company established a valuation allowance of $265,000 and in 2003, it reduced the valuation allowance by $207,000.

Note 13: Income Tax

                                                        2003            2002           2001
                                                      ---------------------------------------
Income tax expense
   Currently payable
      Federal .................................       $ 1,078         $ 1,911         $ 1,428
      State ...................................           108             359             392
   Deferred
      Federal .................................            21            (135)            126
      State ...................................           (32)            (34)            (36)
                                                      -------         -------         -------
   Total income tax expense ...................       $ 1,175         $ 2,101         $ 1,910
                                                      =======         =======         =======

Reconciliation of federal statutory to
  actual tax expense
      Federal statutory income tax at 34% .....       $ 1,622         $ 2,241         $ 2,039
      Effect of state income taxes ............            50             215             235
      Tax credits .............................          (355)           (374)           (355)
      Tax exempt interest .....................           (68)            (37)            (17)
      Cash value of life insurance ............          (204)            (48)            (30)
      ESOP expense in excess of cost ..........           106             102              43
      Other ...................................            24               2              (5)
                                                      -------         -------         -------
         Actual tax expense ...................       $ 1,175         $ 2,101         $ 1,910
                                                      =======         =======         =======

   Effective tax rate .........................          24.7%           31.9%           31.8%



     The components of the deferred tax asset are as follows at:

                                        2003           2002
                                       ----------------------
Assets
   Allowance for loan losses ...       $ 1,462        $ 1,186
   Deferred director fees ......           700            654
   Loss on limited partnerships             61             89
   Employee benefits  ..........           257            351
   Securities available for sale             4             --
   Other .......................            24             59
                                       -------        -------
      Total assets .............         2,508          2,339
                                       -------        -------

Liabilities
   State income tax ............          (105)           (94)
   FHLB stock dividends ........           (77)           (76)
   Mortgage servicing rights ...          (233)          (204)
   Core deposit intangible .....          (262)          (295)
   Securities available for sale            --           (292)
   Other .......................          (174)           (28)
                                       -------        -------
      Total liabilities ........          (851)          (989)
                                       -------        -------
                                       $ 1,657        $ 1,350
                                       =======        =======

     No valuation allowance was necessary at December 31, 2003 and 2002.

     Retained earnings include approximately $7,277,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2003, the unrecorded deferred income tax liability on the above amount was approximately $2,474,000.


Note 14: Commitments and Contingent Liabilities

     In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.

     Financial instruments whose contract amount represents credit risk were as follows:

                                            2003          2002
                                           ---------------------
        Loan commitments ...........       $72,948       $70,617
        Standby letters of credit...           603           361


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

     The Company and the Bank are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


Note 15: Dividend and Capital Restrictions

     Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years.

     At December 31, 2003, the shareholder's equity of the Bank was $65,622,000. Although well capitalized, under current regulations in effect, the Bank is required to apply to the Office of Thrift Supervision to pay dividends to the Company.

Note 16: Regulatory Capital

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 2003 and 2002, the Bank was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2003 that management believes have changed the Bank's classification.

     The Bank's actual and required capital amounts and ratios are as follows:

                                                                                       2003
                                                                              Required for Adequate      To Be Well
                                                                Actual              Capital(1)         Capitalized(1)
                                                           Amount     Ratio      Amount     Ratio     Amount      Ratio
                                                          -------------------------------------------------------------
Total risk-based capital(1) (to risk-weighted assets)       $65,936     15.1%     $35,003      8.0%     $43,754     10.0%
Tier I capital(1) (to risk-weighted assets) .........        62,968     14.4       17,502      4.0       26,252      6.0
Core capital(1) (to adjusted total assets) ..........        62,968     10.7       23,625      4.0       29,531      5.0
Core capital(1) (to adjusted tangible assets) .......        62,968     10.7       11,813      2.0           --      N/A
Tangible capital(1) (to adjusted total assets) ......        62,968     10.7        8,860      1.5           --      N/A

(1)  As defined by regulatory agencies


                                                                                       2002
                                                                              Required for Adequate      To Be Well
                                                                Actual              Capital(1)         Capitalized(1)
                                                           Amount     Ratio      Amount     Ratio     Amount      Ratio
                                                          -------------------------------------------------------------
Total risk-based capital(1) (to risk-weighted assets)       $75,367     19.0%     $31,779      8.0%     $39,724     10.0%
Tier I capital(1) (to risk-weighted assets) .........        73,134     18.4       15,889      4.0       23,834      6.0
Core capital(1) (to adjusted total assets) ..........        73,134     14.1       20,781      4.0       25,976      5.0
Core capital(1) (to adjusted tangible assets) .......        73,134     14.1       10,390      2.0           --      N/A
Tangible capital(1) (to adjusted total assets) ......        73,134     14.1        7,793      1.5           --      N/A

(1)  As defined by regulatory agencies


Note 17: Employee Benefits

     The Company provides pension benefits for substantially all of its employees through its participation in a multi-employer pension fund. Separate actuarial valuations are not made with respect to each participating employer. Pension expense for 2003, 2002 and 2001 was $261,000, $164,000 and $120,000.

     The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $93,000, $89,000 and $82,000 for 2003, 2002 and 2001.

     The Company has a supplemental retirement plan for directors which provides for continuation of director fees upon events specified under the plan. Expense under the plan was $96,000, $77,000 and $71,000 for 2003, 2002 and 2001.

     The Company has an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share with funds provided by a loan from the Company. Accordingly, the common stock acquired by the ESOP is shown as a reduction of shareholders' equity. Unearned ESOP shares totaled 375,630 and 410,256 at December 31, 2003 and 2002 and had a fair value of $7,494,000 and $6,818,000 at those dates. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for 2003, 2002 and 2001 was $632,000, $658,000 and $496,000.
     At December 31, 2003 and 2002, the ESOP had 185,110 and 150,484 allocated shares, 375,630 and 410,256 suspense shares and no committed-to-be released shares.

     The Company has a Recognition and Retention Plan (RRP). The RRP has purchased or acquired 308,863 shares of Company common stock, and grants for 273,617 of these shares have been awarded to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. RRP expense for 2003, 2002 and 2001 was $626,000, $682,000 and
     $693,000.


Note 18: Stock Option Plan

     Under the Company's stock option plan, which is accounted for under the recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which generally vest at a rate of 20 percent a year. The Company has authorized the grant of options for up to 700,925 shares of the Company's common stock. The exercise price of each option, which has a 10-year life, is equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense is recognized.

     Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                 2002     2001
                                                               -----------------
Risk-free interest rates ..................................      3.3%      5.3%
Dividend yields ...........................................      2.4%      2.6%
Volatility factors of expected market price of common stock      9.2       9.5
Weighted-average expected life of the options .............    8 years   8 years

The pro forma effect on net income is disclosed in Note 1.

     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 2003, 2002 and 2001.

                                                  2003                       2002                      2001
                                           -------------------------------------------------------------------------------
                                                        Weighted-                  Weighted-                 Weighted-
                                                         Average                    Average                   Average
                                            Shares   Exercise Price   Shares    Exercise Price   Shares   Exercise Price
                                           -------------------------------------------------------------------------------
Outstanding, beginning of year              609,633      $12.25       630,964      $12.20       675,769        $12.04
   Granted ....................                  --          --         9,000       16.20        28,000         13.06
Exercised .....................             (63,938)       9.71       (25,131)      12.25       (31,505)         9.07
   Forfeited ..................                  --          --        (5,200)      12.93       (41,300)        12.55
                                            -------                   -------                   -------
Outstanding, end of year ......             545,695       12.55       609,633       12.25       630,964         12.20
                                            =======                   =======                   =======

Options exercisable at year end             398,276                   335,262                   230,754
Weighted-average fair value of
   options granted during the
   year .......................                                                    $ 2.39                      $ 2.35



     As of December 31, 2003, other information in exercise price ranges for options outstanding and exercisable is as follows:



                                         Outstanding                     Exercisable
                                                  Weighted-
                                    Number         Average          Number         Weighted-
                                      of          Remaining           of            Average
        Exercise Price Ranges       Shares     Contractual Life     Shares      Exercise Price
        ------------------------------------------------------------------------------------------------
        11.45 - 13.06              536,695         5.6 years        396,476            $12.47
        16.20                        9,000         8.0 years          1,800             16.20
                                   -------                          -------
                                   545,695         5.6 years        398,276             12.49
                                   =======                          =======

Note 19: Fair Values of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

     Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

     Securities - Fair values are based on quoted market prices.

     Loans - The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     FHLB Stock - Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     Interest Receivable/Payable - The fair value of interest receivable/payable approximates carrying values.

     Cash Value of Life Insurance - The fair value of cash value of life insurance approximates carrying value.

     Deposits - Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

     Note Payable - Limited Partnership - The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

     Advance Payments by Borrowers for Taxes and Insurance - The fair value approximates carrying value.

     Off-Balance Sheet Commitments - Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

     The estimated fair values of the Company's financial instruments are as follows:


                                                                 2003                          2002
                                                        Carrying        Fair          Carrying        Fair
                                                         Amount         Value          Amount         Value
-------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents  ..................        $16,794        $16,794       $ 27,298       $ 27,298
   Securities available for sale ...............         94,137         94,137         99,600         99,600
   Securities held to maturity .................          1,745          1,745          1,780          1,780
   Loans, including loans held for sale, net ...        438,027        448,269        356,268        368,144
   Stock in FHLB ...............................          9,270          9,270          8,160          8,160
   Interest receivable .........................          2,441          2,441          2,166          2,166
   Cash value of life insurance ................         12,506         12,506         11,905         11,905

Liabilities
   Deposits ....................................        321,839        324,467        270,367        274,876
   Borrowings
      FHLB advances ............................        184,693        195,958        163,010        178,246
      Note payable - limited partnership .......             --             --            248            248
   Interest payable ............................            914            914            942            942
   Advances by borrowers for taxes and insurance            689            689            611            611


Note 20: Earnings Per Share

     Earnings per share (EPS) were computed as follows:

                                                                               2003
                                                                              Weighted-
                                                                               Average      Per-Share
                                                              Income           Shares         Amount
                                                            -----------------------------------------
Basic Earnings Per Share - income available to
   common shareholders ..............................       $    3,589        3,943,903       $ .91
Effect of Dilutive Securities - stock options .......               --          146,540
                                                            ----------       ----------       -----
Diluted Earnings Per Share - income available to
   common shareholders and assumed conversions  .....       $    3,589        4,090,443       $ .88
                                                            ==========       ==========       =====

                                                                                2002
                                                                              Weighted-
                                                                               Average      Per-Share
                                                              Income           Shares         Amount
                                                            -----------------------------------------


Basic Earnings Per Share - income available to
   common shareholders ..............................       $    4,491        4,321,834       $1.04
Effect of Dilutive Securities - stock options .......               --          156,572
                                                            ----------       ----------       -----
Diluted Earnings Per Share - income available to
   common shareholders and assumed conversions              $    4,491        4,478,406       $1.00
                                                            ==========       ==========       =====


                                                                                2001
                                                                              Weighted-
                                                                               Average      Per-Share
                                                              Income           Shares         Amount
                                                            -----------------------------------------
Basic Earnings Per Share - income available to
   common shareholders ..............................       $    4,088        4,789,607       $ .85
Effect of Dilutive Securities - stock options .......               --           76,917
                                                            ----------       ----------       -----
Diluted Earnings Per Share - income available to
   common shareholders and assumed conversions              $    4,088        4,866,524       $ .84
                                                            ==========       ==========       =====

Note 21: Subsequent Events

     On March 10, 2004, the Company signed a definitive agreement to acquire First Shares Bancorp, Inc., Greenwood, Indiana (First Shares). Under the terms of the agreement, the Company will exchange either .75 shares of the Company's common stock or $14.80 in cash for each share of First Shares' common stock. However, 50 percent of the aggregate consideration must be paid in shares of the Company's stock, and there may be pro rata allocations of cash or stock made to the shareholders of First Shares to ensure that this requirement is satisfied. The transaction is subject to approval by the shareholders of the Company and First Shares as well as regulatory authorities. As of December 31, 2003, First Shares had total assets and equity of $175,788,000 and $9,033,000.

Note 22: Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
     position, results of operations and cash flows of the Company:

                            Condensed Balance Sheets

                                                            2003          2002
                                                          ---------------------
Assets
   Cash and cash equivalents on deposit with Bank .       $14,023       $ 4,564
   Investment securities available for sale .......           354           318
   Investment in common stock of Bank  ............        65,622        76,648
   Other assets ...................................           207         1,250
                                                          -------       -------
            Total assets ..........................       $80,206       $82,780
                                                          =======       =======

Liabilities - other ...............................       $   979       $   660

Shareholders' Equity ..............................        79,227        82,120
                                                          -------       -------
         Total liabilities and shareholders' equity       $80,206       $82,780
                                                          =======       =======



                         Condensed Statements of Income

                                                        2003            2002           2001
                                                      ---------------------------------------
Income
   Dividends from subsidiary  .................        $15,000        $  1,040       $ 18,939
   Other income ...............................            156             219            297
                                                      --------        --------       --------
       Total income ...........................         15,156           1,259         19,236

Expenses ......................................            298             375            303
                                                      --------        --------       --------
Income before income tax benefit and equity
   in undistributed income of subsidiary ......         14,858             884         18,933

Income tax expense ............................             79              60              2
                                                      --------        --------       --------
Income before equity in undistributed income
   of subsidiary ..............................         14,779             824         18,931

Equity in undistributed (distribution in excess
   of) income of subsidiary ...................        (11,190)          3,667        (14,843)
                                                      --------        --------       --------
Net Income ....................................       $  3,589        $  4,491       $  4,088
                                                      ========        ========       ========

                                   Condensed Statements of Cash Flows

                                                            2003            2002            2001
                                                        -----------------------------------------
Operating Activities
   Net income ....................................       $  3,589         $ 4,491         $ 4,088
   Items not requiring (providing) cash
      Distributions in excess of (equity in
         undistributed) income of Bank ...........         11,190          (3,667)         14,843

      Other ......................................          2,103           1,025             898
                                                         --------        --------         -------
         Net cash provided by operating activities         16,882           1,849          19,829
                                                         --------        --------         -------

Financing Activities
   Repurchase of common stock  ...................         (6,084)         (9,100)         (8,108)
   Stock options exercised .......................            621             308             286
   Cash dividends ................................         (1,960)         (1,903)         (1,817)
                                                         --------        --------         -------
      Net cash used in financing activities ......         (7,423)        (10,695)         (9,639)
                                                         --------        --------         -------

Net Change in Cash and Cash Equivalents ..........          9,459          (8,846)         10,190

Cash and Cash Equivalents at Beginning of Year ...          4,564          13,410           3,220
                                                         --------        --------         -------
Cash and Cash Equivalents at End of Year .........       $ 14,023        $  4,564         $13,410
                                                         ========        ========         =======




DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

        Lester N. Bergum, Jr.              Fred W. Carter                       Dennis W. Dawes
             Attorney                         Emeritus                  President/Chief Executive Officer
                                                                           Hendricks Community Hospital
      W. Thomas Harmon                     Jerry Holifield
Co-owner, Crawfordsville Town and     Superintendent, Plainfield                 Wayne E. Kessler
     Country Homecenter, Inc.        Community School Corporation                   Emeritus

        David E. Mansfield               John C. Milholland                      T. Tim Unger
          Vice President,                 Retired Principal,                Chairman of the Board,
           Excel Group               Frankfort Senior High School     President and Chief Executive Officer

         Edward E. Whalen                                                         John L. Wyatt
            Emeritus                                                    Senior Financial Representative
                                                                            Northwestern Mutual Life
                                                                               Insurance Company




Executive Officers of Lincoln Bancorp

          T. Tim Unger                                                             John M. Baer
      Chairman of the Board,                                                 Secretary and Treasurer
President and Chief Executive Officer

         Rebecca J. Morgan                                                   Paul S. Siebenmorgen
          Vice President                                                          Vice President




Executive Officers of Lincoln Bank

          T. Tim Unger                                                             John M. Baer
President and Chief Executive Officer                                 Senior Vice President, Chief Financial
                                                                         Officer, Secretary and Treasurer
          Rebecca J. Morgan                 Jerry R. Holifield
     Senior Vice President and             Chairman of the Board               Paul S. Siebenmorgen
     Retail Operations Manager                                               Senior Vice President and
                                                                                Chief Lending Officer


Lester N. Bergum, Jr. (age 55) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

Dennis W. Dawes (age 58) has been President and Chief Executive Officer of Hendricks Community Hospital and President of Hendricks Community Hospital Foundation in Danville, Indiana since 1974.

W. Thomas Harmon (age 64) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

Jerry Holifield (age 62) became Chairman of the Board of the Bank in December 1999 and has been the Superintendent of the Plainfield Community School Corporation since 1991.

David E. Mansfield (age 61) became Vice President of the Excel Group in March 2003. Previously he had been an Administrative Supervisor for Marathon Oil, where he had worked since 1973.

John C. Milholland (age 67) retired in 2001. He previously served as Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

T. Tim Unger (age 63) has been President and Chief Executive Officer of Lincoln Bank since January, 1996.

John L. Wyatt (age 67) is a Senior Financial Representative for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

SHAREHOLDER INFORMATION

     The Holding Company's common stock, without par value ("Common Stock"), is listed on the NASDAQ National Market System under the symbol "LNCB." The Holding Company shares began to trade on December 30, 1998. The high and low bid prices for the period January 1, 2003 to December 31, 2003, were $19.96 and $16.45, respectively. On March 1, 2004, there were 1,078 shareholders of record.

     Any dividends paid by the Holding Company will be subject to determination and declaration by the Board of Directors in its discretion. In determining the level of any future dividends, the Board of Directors will consider, among other factors, the following: tax considerations; industry standards; economic conditions; capital levels; regulatory restrictions on dividend payments by the Bank to the Holding Company; and general business practices.

     The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends will depend in part upon the receipt of dividends from the Bank. Applicable law restricts the amount of dividends the Bank may pay to the Holding Company without obtaining the prior approval of the OTS to an amount that does not exceed the Bank's year-to-date net income plus its retained net income for the preceding two years. The Holding Company is subject, however, to the requirements of Indiana law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of the Holding Company's common stock.

     In addition to the foregoing, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include any federal income taxes attributable to the distribution. The Holding Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create federal tax liabilities.

                     Stock Price    Dividends
Quarter Ended      High      Low    Per Share
                  ------    ------  ---------
2003:
  March           $18.55    $16.45    $.12
  June             18.78     17.05     .12
  September        19.44     18.20     .12
  December         19.96     18.84     .13

2002:
  March           $18.25    $16.12    $.10
  June             19.00     16.90     .10
  September        18.93     16.65     .10
  December         19.30     16.27     .12


Transfer Agent and Registrar

Computershare Investor Services LLC
P.O. Box 2388
Chicago, IL  60690-2388
(888) 294-8217
Fax: (312) 601-4332
www.computershare.com


Corporate Counsel
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, Indiana  46204


Independent Auditor
BKD, LLP
201 N. Illinois Street, Suite 700S
Indianapolis, Indiana  46244


Shareholder and General Inquiries

The Company filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2003 with the Securities and Exchange Commission. Copies of this Annual Report may be obtained without charge upon written request to:

     T. Tim Unger
     President and Chief Executive Officer
     Lincoln Bancorp
     1121 East Main Street
     P.O. Box 510
     Plainfield, Indiana 46168-0510

OFFICERS OF LINCOLN BANCORP

The following officers were elected/re-elected at the January 20, 2004, Board of Directors Meeting:


Chairman of the Board....................................................   Jerry R. Holifield
President/Chief Executive Officer........................................   t. Tim Unger
Senior Vice President/Chief Financial Officer/Secretary/Treasurer .......   John M. Baer
Senior Vice President/Retail Operations Manager .........................   Rebecca J. Morgan
Senior Vice President/Chief Lending Officer .............................   Paul S. Siebenmorgen
Vice President/Secondary Marketing/Loan Servicing Manager ...............   Maxwell O. Magee
Vice President/Commercial Loan Officer ..................................   M. Steve Johnson
Vice President/Commercial Loan Officer ..................................   Paul Steve Wise
Vice President/Commercial Loan Officer ..................................   Jerry P. Orem
Vice President/Frankfort Market Manager .................................   Deborah L. Graves
Vice President/Internal Auditor .........................................   Sidnye Georgette
Vice President/Consumer Lending Manager .................................   Carolyn J. Riensche
Assistant Vice President/Compliance Officer .............................   Rebecca S. Henderson
Assistant Vice President/Marketing Director .............................   Angela S. Coleman-Rao
Assistant Vice President/Greenwood Treybourne Branch Manager II .........   Paul L. Ross
Assistant Vice President/Brownsburg Branch Manager II ...................   Elizabeth A. Boltz
Assistant Vice President/Greenwood Summerfield Branch Manager III .......   Sonja R. White
Assistant Vice President/Deposit Operations Manager  ....................   Donna J. Coulson
Avon Branch Manager II ..................................................   Angela R. Barrera
Mooresville Branch Manager II ...........................................   Sharon Durham
Crawfordsville Branch Manager III .......................................   Jeffrey A. Bannon
Plainfield Branch Manager III ...........................................   Sandra L. Ahnafield
Human Resource Director .................................................   Ronald E. Love
Facilities/Purchasing Manager ...........................................   Max L. Hetrick, Jr.
Technology Manager/Information Systems Security .........................   Ryan C. Eldridge
Network Applications Administrator  .....................................   Robert E. Maar
Controller ..............................................................   Mickey J. Walden
Accounting Manager ......................................................   James C. Terry
Financial Analyst .......................................................   Linda R. Quillen
Processing/Underwriting Manager .........................................   Donna L. Bumgarner
Credit Analyst ..........................................................   Jennifer L. Meyers
Credit Analyst ..........................................................   Jennifer L. Denney
Training Manager  .......................................................   Beverly Denise Wall
Collections Manager .....................................................   Christopher P. Horton
Financial Planner .......................................................   John C. Eisenbarth
Commercial Loan Officer .................................................   Steven E. Anderson
Commercial Loan Officer .................................................   Andrew J. Pinegar
Commercial Loan Officer .................................................   Joseph Surface
Commissioned Loan Officer  ..............................................   Janelle C. Hedrick-Gamble
Commissioned Loan Officer  ..............................................   Rori S. Chaney
Loan Officer II .........................................................   Jay H. Oxley
Loan Officer II .........................................................   C. Evelyn White
Loan Officer II .........................................................   Sandra K. Ostler
Loan Officer II .........................................................   Wendy B. Young
Loan Officer I ..........................................................   Lee K. Randolph


BRANCH LOCATIONS OF LINCOLN BANCORP

[map omitted]

                                                                         Annex F


                           First Shares Bancorp, Inc.
                               2003 Annual Report




Corporate
Profile

FIRST SHARES BANCORP, INC. is a holding company for First Bank, a federally-insured, full-service bank serving three Indiana counties, which lie to the immediate south of Indianapolis. In 1999, Jerry Engle became the bank's chief executive officer and John Ditmars its executive vice president. Both were experienced bank executives with approximately 30 years and 20 years of service, respectively, with other Indiana banks. Almost immediately, they instituted an aggressive plan for expansion. In November, 2000, the company completed an initial public offering, which raised $2.7 million in new capital. It provided the added funds needed to implement the Company's strategic growth plans.

     During the years 1999-2000, which management considers its new Ostart-upO phase, management upgraded its existing physical facilities, opened four new branch offices, invested heavily in computers and internet technologies and materially increased its number of employees. The cost of these efforts was substantial, and the bank holding company sustained an aggregate net loss of $1.5 million during that two-year period.

     These investments in capital and people began to pay off in 2001. Customer counts, assets, deposits and loans all registered double digit increases. As a result, the holding company reported net income of $692,000 that year, a profit swing of more than $1.5 million from the previous year. That positive momentum continued throughout 2002, with the holding company reporting net income of $1.3 million, a 93 percent advance from the previous year. Earnings of $753,000 were reported for 2003, with the shortfall the result of increased operating expenses, higher professional fees, and a default on a $885,000 loan.

     At 2003  year end,  the bank was  operating  from  eight  locations  in its three-county marketing area. The holding company's common stock is presently traded on the Nasdaq Small Cap market under the symbol FBGI. Approximately 36 percent of the outstanding shares, including options, are owned by executive officers and directors.

Forward-Looking Statement

Certain statements in this report constitute Oforward-looking statementsO within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performances or achievements of First Shares Bancorp to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.



Financial
Highlights
in thousands, except per share items,
number of employees and shareholders

Operating Data                      Year ended December 31,               2003            2002          Change

                                    Net interest income               $    6,178       $    5,443     +   13.5%
                                    Provision for loan losses               (875)            (448)    +   95.3
                                                                      ----------------------------
                                                                           5,303            4,995     +    6.2
                                    Noninterest income                     2,367            1,857     +   27.5
                                                                      ----------------------------
                                    Total income                           7,670            6,852     +   11.9
                                                                      ----------------------------
                                    Noninterest expense                    6,677            5,435     +   22.9
                                    Income taxes                            (240)             (83)    +  189.2
                                                                      ----------------------------
                                    Net income                        $      753       $    1,334     -   43.6
                                                                      ----------------------------
                                    Net income per diluted share (1)        0.43             0.83     -   48.2


Year-End Data                       Year ended December 31,               2003            2002          Change

                                    Total assets                      $  175,788       $  155,312     +   13.2%
                                    Total deposits                       142,793          123,063     +   16.0
                                    Net loans                            131,456          110,443     +   19.0
                                    Shareholders' equity                   9,033            8,562     +    5.5
                                    Shareholders' equity per share (1)      5.67             5.42     +    4.6
                                    Number of record shareholders            130              131     -    0.8
                                    Number of employees                       92               85     +    8.2

                                  (1) adjusted for a 3-for-2 stock split in November, 2002.

                      Growth in Customers o Merger Pending

On March 10, 2004, we signed a definitive agreement to merge our company into Lincoln Bancorp of Plainfield, Indiana. The complete details of this proposed transaction are printed on a separate document, which is enclosed with this report. This merger, which is subject to approval by both groups of shareholders and various regulatory authorities, will enable us to offer our customers additional products and services that are the normal by-product of affiliating with a larger banking institution.

Financial Results--2003

We did not earn as much in 2003 as we did in 2002. Net income for the year ended December 31, 2003, was $753,000, or $0.43 per common share on a fully-diluted basis. These earnings were approximately 44 percent less than the $1.3 million, or $0.83 per diluted common share we reported for 2002.

           o HIGHER REVENUES o PROPOSED MERGER o GROWING CUSTOMER BASE
                             Report to Shareholders

This shortfall was primarily the result of an increase in operating expenses, higher professional fees, and a default on an $885,000 loan made to two business partners, one of whom apparently defrauded the other and our bank. Approximately half of that default has already been paid back by the victimized partner, and a claim for the recovery of the unpaid balance has been made to our bonding company.

Expenses, particularly payroll and benefits, were $984,000 higher in 2003 than in 2002. This was due primarily to new hires and to commissions paid on our mortgage refinancings in 2003. We also incurred additional professional fees of $77,000, most of which was attributed to making an application to get our stock listed on NASDAQ's SmallCapSM market.

Offsetting these setbacks were many positive developments in 2003 that illustrated the growing attraction and competitive position of our bank. On a year-to-year basis, assets increased $20.5 million (13%) to $175.8 million; net loans rose $21.0 million (19%) to $131.5 million; and customer deposits gained $19.7 million (16%) to $142.7 million.

The operational side of our business also registered sizable advances. Net interest income was up 13.5 percent at $6.2 million from $5.4 million, and non-interest income rose 27.5 percent or $510,000 to $2.3 million.

These double digit percentage gains in key areas underscore an important fact that bodes well for the future. We are gaining customers. And we're getting this growth in a very flat economy.

Going forward, the most important thing to recognize is that we are continuing to increase our customer base. To me that means we are doing a better job than our competitors because our growth in key items far exceeded the population growth in our markets. This strength should transfer undiluted into Lincoln Bancorp as neither of us have any banking offices that compete with one another. In fact, we expect the merged companies will experience an increase in earnings in the first year of the combined companies.

The merger is scheduled to be completed sometime in the third quarter of 2004. Our key personnel, including myself, will join Lincoln Bancorp in positions of similar responsibility. Since neither of our institutions have overlapping banking offices, I do not expect large disruptions to our employee base that are typical with most bank mergers.

In closing, I wish to express my deep appreciation to our shareholders for the steadfast support and to all our employees for their outstanding efforts on behalf of our bank.

Sincerely,


/s/ Jerry R. Engle
Jerry R. Engle
Greenwood, Indiana, March 30, 2004

Selected Consolidated Financial and Other Data

The selected consolidated financial and other data presented below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 and related notes, which can be found elsewhere in this Shareholder Annual Report.

Financial Summary
(Dollars in thousands, except per share data)
For the years ended December 31,                     2003            2002             2001            2000             1999
------------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest income - tax equivalent (1)              $    9,898      $     9,290     $     9,185      $    7,622       $    3,951
Interest expense                                       3,540            3,791           4,804           4,335            1,817
                                                  ----------------------------------------------------------------------------------
     Net interest income - tax equivalent (1)          6,358            5,499           4,381           3,287            2,134
Tax equivalent adjustment (1)                           (180)             (56)            (21)            (26)             (40)
                                                  ----------------------------------------------------------------------------------
     Net interest income                               6,178            5,443           4,360           3,261            2,094
Provision for loan losses                               (875)            (448)           (331)           (417)            (280)
Noninterest income                                     2,367            1,857           1,102             506              198
Noninterest expense                                    6,677            5,435           4,439           4,208            2,694
                                                  ----------------------------------------------------------------------------------
Income (loss) before income taxes                        993            1,417             692            (858)            (682)
Income tax expense (benefit)                             240               83               -               -              (73)
                                                  ----------------------------------------------------------------------------------
Net Income (Loss)                                 $      753      $     1,334     $       692      $     (858)      $     (609)
                                                  ==================================================================================
Per Share Data
Basic earnings (loss) per share                   $     0.48      $      0.84      $     0.44      $    (0.72)      $    (0.65)
Diluted earnings (loss) per share                       0.43             0.83            0.43           (0.72)           (0.65)
Cash dividends                                             -                -               -               -             0.09
Shareholders' equity, end of year                       5.67             5.42            4.60            4.18             4.61


At December 31,                                      2003            2002             2001            2000             1999
------------------------------------------------------------------------------------------------------------------------------------
Selected Year-end Balances
Total assets                                      $ 175,788       $  155,312      $  128,113       $ 106,436        $  68,670
Earning assets                                      162,999          145,087         118,623          98,621           63,956
Securities available for sale                        29,357           26,810          22,881          15,772           16,875
Securities held to maturity                               -                -             275             276              617
Loans                                               133,668          117,607          93,715          81,903           46,146
Allowance for loan losses                            (1,513)          (1,386)         (1,148)           (910)            (549)
Total deposits                                      142,793          123,063         111,375          90,708           62,987
Noninterest-bearing deposits                         14,920           15,750          11,253          10,177            6,990
Interest-bearing deposits                           127,873          107,313         100,122          80,531           55,997
Shareholders' equity                                  9,033            8,562           7,263            6,599           4,597

Selected Ratios
Loans to deposits                                     93.61%           95.57%          84.14%          90.29%           73.26%
Return on average assets                               0.44%            0.93%           0.58%          -0.94%           -1.19%
Return on average equity                               8.50%           16.85%           9.99%         -17.83%          -12.33%
Dividend payout ratio                                    n/m              n/m             n/m             n/m              n/m
Leverage capital ratio (Bank only)                     8.43%            8.52%           6.95%           7.87%            7.13%
Efficiency ratio (2)                                  76.53%           73.89%          80.96%         110.94%          115.54%

Other Data
Number of employees                                      92               85              70              61               52
Shares outstanding at year end                    1,592,662        1,579,162       1,579,162       1,579,162          996,768
Average common shares outstanding (3)             1,582,528        1,579,162       1,579,162       1,190,734          941,058
Cash dividends declared                           $       -       $        -      $        -       $       -       $       89


(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the consolidated financial statements.

(2) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a fully tax equivalent basis, and noninterest income.

(3) Average common shares outstanding have been adjusted for the 3:2 stock split in 2002.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our selected financial statements and the related notes presented elsewhere in this report, as well as our historical financial statements which appear in this report.

     Certain statements in this section constitute Oforward-looking statementsO within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of First Shares to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Overview

First Shares Bancorp, Inc., an Indiana corporation formed in 1991, is a bank holding company that owns all of the common shares of First Bank, an Indiana-chartered bank with deposit accounts insured by the FDIC. After years of slow growth, we implemented an aggressive new growth strategy in 1999 with the goal of capturing a significant portion of the market for banking services in the Central Indiana counties, south of Indianapolis. To help fund our growth, we conducted an initial public offering of our common shares in 2000, raising net proceeds of approximately $2.7 million, and an offering in 2002 of redeemable subordinated debentures and mandatory stock purchase contracts, raising net proceeds of approximately 4.7 million.

     On March 11, 2004, we announced that First Shares Bancorp had signed a definitive agreement to merge into Lincoln Bancorp, headquartered in Plainfield, Indiana. Our subsidiary bank, First Bank, will also be merged into Lincoln Bancorp's subsidiary, Lincoln Bank. Under the terms of the agreement, shareholders of First Shares would have the right to elect to receive either .75 shares of Lincoln common stock or $14.80 in cash for each share of First Shares common stock owned by them. However, 50% of the aggregate consideration must be paid in shares of Lincoln Bancorp stock, and there may be pro rata allocations of cash or stock made to shareholders to ensure that this requirement is satisfied. The merger is subject to approval by the shareholders of Lincoln Bancorp and First Shares as well as regulatory authorities and other customary conditions for transactions of this nature. We expect the merger to close in the third quarter of 2004.

     We offer a broad range of commercial banking products and services to small and medium-sized businesses and retail customers from our eight locations in Central Indiana. Our products include commercial, consumer and real estate loans, credit cards, a broad range of deposit products and other non-deposit banking services.

     Net interest income is the most significant component of our earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans, securities and short-term investments and interest paid on deposits and other borrowings. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and interest rates. The cost of funds varies with the amount of funds necessary to support total assets, the rates paid to attract and hold deposits, the rates paid on borrowed funds, and the levels of interest-free funds.

     Our success is significantly dependent on our ability to manage interest rate risk, which is defined as the exposure of net interest income, net earnings, and equity to changes in interest rates. We manage risk from changes in market interest rates, in part, by controlling the mix of interest rate-sensitive assets and interest rate-sensitive liabilities.

     Net income is also affected by the provision for loan losses. Making loans is an essential element of our business, and there is a risk that loans will not be repaid. The risk of loss on a loan is affected by a number of factors, including the duration of the loan, credit risks of a particular borrower, changes in economic or industry conditions, and in the case of a collateralized loan, uncertainties about the future value of the collateral. A further economic downturn could contribute to the deterioration in the quality of the loan portfolio. Loans made up approximately 76% of First Bank's assets at December 31, 2003. If a further economic downturn occurs in the economy as a whole, or in Indiana where First Bank has the majority of its loans, borrowers may be unable to repay their loans as scheduled and the value of real estate or other collateral that may secure the loans could be adversely affected.

     The risks and challenges that management sees to continued profitability in 2004 are slow growth in loan demand resulting from delays in the expected economic recovery, increased competition for loans and deposits in our markets as large Indianapolis-area banks seek to expand their territory, continued low interest rates and increased non-interest expense needed to fund growth. Opportunities in 2004 apart from the proposed merger include increased loan demand resulting from economic recovery, continued growth in our primary market areas as the Indianapolis population and business community expand to outlying counties, the possibility of interest rate increases, and increased response to our customer-focused strategy in the face of large bank consolidations impacting our market area.

Critical Accounting Policies

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. A summary of our significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements. In fulfilling its responsibilities, the Audit Committee of the Board of Directors has reviewed our accounting and reporting policies. In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and historical loss experience. In addition, various regulatory agencies, as an integral part of their examination process, periodically review this allowance and may require us to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

Net Income

During 2003, we continued to grow total loans and deposits, and focused on increasing our market share as outlined in our strategic plan. Net income was $753,000 or $.48 per basic share and $.43 per diluted share for 2003 compared to $1.3 million or $.84 per basic share and $.83 per diluted share for 2002. Net income of $692,000 or $.44 per basic share and $.43 per diluted share was reported for 2001.

     Return on average assets (ROA) for 2003, 2002, and 2001 was .44%, .93%, and ..58% while return on average equity (ROE) was 8.50%, 16.85%, and 9.99% for those same periods. Operating results for 2003 were adversely impacted by the low
interest  rate  environment,   increased   provision   expense,   and  increased
non-interest expense incurred to support growth.

Net Interest Income

     Net interest income is the most significant component of our earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans, securities and short-term investments and interest paid on deposits and other borrowings. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and interest rates. For 2003, net interest income totaled $6.2 million compared to $5.4 million in 2002, an increase $735,000 or 13.5%. This increase was driven primarily by the increase in earning assets (most notably loans) as we increased our market share in existing markets. Net interest income also increased from 2001 to 2002, by $1.1 million or 25.0%, as earning assets also experienced growth.

     Interest income for 2003 totaled $9.7 million, compared to $9.2 million for 2002, an increase of $484,000 or 5.2%. While the increase in 2003 can be attributed to some extent to growth in the investment portfolio, growth in the loan portfolio was the primary contributor to the increase. Average investments, including securities and federal funds sold, were $35.3 million in 2003, up by $2.4 million from 2002's $32.9 million level, an increase of 7.3%. Loans demonstrated stronger growth with the average balance increasing from $101.4 million in 2002 to $124.3 million in 2003, representing a 22.5% increase. The increased volume of earning assets has been the dominant factor for growth in interest income. Average yields, on a fully tax equivalent basis, negatively influenced interest income, declining from 6.91% for 2002 to 6.20% for 2003. During 2002 and 2003, the Federal Reserve Bank rate cut interest rates several times, resulting in falling rates on the loan portfolio as loans repriced or customers refinanced loans at market rates.

     Interest expense declined from 2002 to 2003, decreasing by $251,000 or 6.6%. The decrease was primarily rate driven, with average deposits increasing, in all categories, by a total of $18.8 million, or 17.5%, during 2003. Time deposits increased the most, with the average balance rising by $14.1 million. With the declining interest rate environment of 2002 and 2003, the average cost of deposits decreased from 2.97% in 2002 to 2.18% in 2003. Borrowed funds were utilized during 2003 to support growth. An increase of $184,000 in interest expense was recorded during 2003 compared to 2002 from these funding sources. The average cost of all interest bearing liabilities decreased from 3.11% in 2002 to 2.44% in 2003.

     Interest income totaled $9.2 million for 2002, up $70,000 or .76% compared to 2001. Average earning assets increased $22.7 million or 20.4% during this period, with the loan portfolio primarily contributing to the increase. The yield on interest earning assets decreased to 6.91% in 2002 from 8.23% in 2001.

     Interest expense from 2001 to 2002 decreased $1.0 million or 21.1%, as average deposit balances increased $13.5 million or 14.4%. Growth occurred in all deposit categories, but was led by increases in time deposits. The total cost of all interest bearing liabilities decreased, from 4.75% in 2001 to 3.11% in 2002, as interest rates declined.

     The following tables set forth an analysis of our net interest income (on a tax-equivalent basis) for 2003, 2002, and 2001.

Average Balance Sheets and Interest Rates
(Dollars in thousands)

                                                 2003                           2002                            2001
------------------------------------------------------------------------------------------------------------------------------------
                                    Average              Average     Average             Average    Average             Average
Years ended December 31,             Balance   Interest    Rate      Balance  Interest    Rate      Balance   Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets
Interest earning assets
Securities
  Taxable                           $  24,378   $ 1,033   4.24%    $   28,848  $ 1,553   5.38%    $   20,323  $ 1,313   6.46%
  Non-taxable (1)                       9,739       530   5.45          2,584      165   6.39            883       62   7.02
  Federal funds sold                    1,422        16   1.13          1,473       25   1.70          1,231       48   3.90
  Interest bearing balances
   with banks                             106         1   0.94             32        -      -            123        7   5.69
  Unrealized gain/loss on
   AFS securities                        (353)       -       -            (35)       -      -            182        -      -
                                    ---------   -------            ----------  -------            ----------  -------
    Total securities                   35,292     1,580   4.48         32,902    1,743   5.30         22,742    1,430   6.29
Loans
  Commercial                           30,339     1,968   6.49         26,163    1,817   6.94         12,494    1,409   8.50
  Real estate                          66,193     4,370   6.60         49,356    3,674   7.44         33,886    3,221   8.89
  Installment and other consumer       27,753     1,980   7.13         25,930    2,056   7.93         24,305    2,093   8.61
                                    ---------   -------            ----------  -------            ----------  -------
    Total loans                       124,285     8,318   6.69        101,449    7,547   7.44         88,874    7,755   8.73
                                    ---------   -------            ----------  -------            ----------  -------
    Total earning assets            $ 159,577   $ 9,898   6.20%    $  134,351  $ 9,290   6.91%    $  111,616  $ 9,185   8.23%
                                    =========   =======            ==========  =======            ==========  =======
Noninterest earning assets
  Allowance for loan losses            (1,647)                         (1,228)                        (1,009)
  Premises and equipment                2,606                           2,060                          1,941
  Cash and due from banks               5,496                           4,393                          3,797
  Accrued interest and other assets     4,661                           3,892                          3,410
                                    ---------                      ----------                     ----------
    Total assets                    $ 170,693                      $  143,468                     $  119,755
                                    =========                      ==========                     ==========


Liabilities and Shareholders' Equity
(Dollars in thousands)

                                                 2003                           2002                            2001
------------------------------------------------------------------------------------------------------------------------------------
                                    Average              Average     Average             Average    Average             Average
Years ended December 31,             Balance   Interest    Rate      Balance  Interest    Rate      Balance   Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
Deposits
  Interest-bearing demand deposits  $  31,742   $   246   0.77%    $   28,073  $   378   1.35%    $   26,006  $   800   3.08%
  Savings deposits                      8,688        51   0.59          7,599       91   1.20          5,565      104   1.87
  Time deposits                        86,033     2,461   2.86         71,955    2,724   3.79         62,540    3,552   5.68
                                    ---------   -------            ----------  -------            ----------  -------
    Total interest-bearing deposits   126,463     2,758   2.18        107,627    3,193   2.97         94,111    4,456   4.73
Borrowed funds
  FHLB advances                         6,863       210   3.06          3,464      155   4.47          4,129      204   4.94
  Repurchase agreements                 5,037        34   0.68          4,840       47   0.97            737        9   1.22
  Federal funds purchase                  637         9   1.41            606       11   1.82            382       22   5.76
  Notes payable                         1,350        47   3.48          1,715       73   4.26          1,755      113   6.44
  Debentures                            5,000       482   9.64          3,461      312   9.01             -         -      -
                                    ---------   -------            ----------  -------            ----------  -------
    Total borrowed funds               18,887       782   4.14         14,086      598   4.25          7,003      348   4.97
                                    ---------   -------            ----------  -------            ----------  -------
    Total interest-bearing
       liabilities                  $ 145,350   $ 3,540   2.44%    $  121,713  $ 3,791   3.11%    $  101,114  $ 4,804   4.75%
                                    =========   =======            ==========  =======            ==========  =======

Noninterest-bearing liabilities
  Noninterest-bearing demand
   deposits                            15,964                          13,385                         11,128
  Accrued interest and other
   liabilities                            517                             451                            588
  Shareholders' equity                  8,862                           7,919                          6,925
                                    ---------                      ----------                     ----------
    Total liabilities and
      shareholders' equity          $ 170,693                      $  143,468                     $  119,755
                                    =========                      ==========                     ==========

Interest margin recap
  Net interest income and
   interest rate spread                         $ 6,358   3.77%                $ 5,499   3.80%                $ 4,381   3.48%
                                                =======                        =======                        =======
  Net interest margin                                     3.98%                          4.09%                          3.93%


(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years.


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Volume/Rate Analysis
(Dollars in thousands)

                                                             2003-2002                                   2002-2001
                                                ----------------------------------           ----------------------------------
                                                              Change       Change                         Change       Change
                                                 Total        Due To       Due To             Total       Due To       Due To
                                                Change        Volume        Rate             Change       Volume        Rate
----------------------------------------------------------------------------------           ----------------------------------
Interest Income
Loans                                           $   771      $  1,581     $    810          $  (208)     $ 1,018      $ (1,226)
Securities
    Taxable                                        (520)         (219)        (301)             240          485          (245)
    Tax-exempt                                      365           393          (28)             103          109            (6)
Interest-bearing balances with banks                  1             1            -                7            7             -
Federal funds sold                                   (9)           (1)          (8)             (23)           8           (31)
                                                ----------------------------------          ----------------------------------
Total interest income                           $   608      $  1,755     $ (1,147)         $   105      $ 1,613      $ (1,508)
                                                ==================================          ==================================
Interest Expense
Interest-bearing DDAs                           $  (132)     $     44     $   (176)         $  (422)     $    59      $   (481)
Savings deposits                                    (40)           12          (52)             (13)          31           (44)
Time deposits                                      (263)          475         (738)            (828)        479         (1,307)
FHLB Advances                                        55           116          (61)             (49)         (31)          (18)
Federal funds purchased                             (13)            -          (13)              38            -            38
Repurchase agreements                                (2)            -           (2)             (11)           -           (11)
Notes payable                                       (26)            -          (26)             (40)           -           (40)
Debentures                                         170            147           23              312         312              -
                                                ----------------------------------          ----------------------------------
Total interest expense                          $  (251)     $    794     $ (1,045)         $(1,013)     $   850      $ (1,863)
                                                ==================================          ==================================
Net Interest income                             $   859      $    961     $   (102)         $ 1,118      $   763      $    355
                                                ==================================          ==================================



The effect of the yield on earnings assets declining faster than the cost on interest bearing liabilities was a narrowing of the net interest margin. Net interest income, on a tax equivalent basis, for 2003 was $6.4 million, 15.6% higher than in 2002. Net interest income increased $1.1 million or 25.5% from 2001 to 2002. The net interest margin, on a tax equivalent basis for 2003, 2002, and 2001 was 3.98%, 4.09%, and 3.93%. During 2003, average noninterest bearing liabilities and equity supported 14.8% of average total assets, compared to 15.2% and 15.6% in 2002 and 2001. Average time deposits comprised 68.0% of total average deposits in 2003, compared to 66.9% and 66.5% in 2002 and 2001, respectively. Interest expense on borrowed funds, including FHLB advances, repurchase agreements, federal funds purchased, notes payable, and debentures increased slightly in 2003 due to a full year of interest expense on the debentures. The cost of borrowed funds declined from 2002 to 2003 due to the lower interest rate environment; the average balance of borrowed funds increased $4.8 million as these funds were required to support growth.

Provision for Loan Losses and Asset Quality

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount that we believe to be sufficient to absorb losses inherent in the loan portfolio. We conduct, on a quarterly basis, a detailed evaluation of the adequacy of the allowance.

     The tables below set forth a summary of the activity in and the composition of the allowance for loan losses.

Analysis of Allowance for Loan Losses
(Dollars in thousands)

For years ended December 31,                                                    2003                2002               2001
                                                                             -------------------------------------------------------
Balance at beginning of year                                                 $    1,386          $    1,148          $     910
Loans charged-off
    Commercial                                                                     (445)               (104)                (9)
    Real estate-commercial                                                         (429)                (31)               (49)
    Real estate-residential                                                         (34)                (28)               (33)
    Consumer                                                                       (157)                (74)               (76)
                                                                             -------------------------------------------------------
        Total charge-offs                                                        (1,065)               (237)              (167)
Charge-offs recovered
    Commercial                                                                        -                  -                   -
    Real estate-commercial                                                          286                  1                   1
    Real estate-residential                                                          13                   7                 14
    Consumer                                                                         18                  19                 59
                                                                             -------------------------------------------------------
        Total recoveries                                                            317                  27                 74
                                                                             -------------------------------------------------------


Net loans charged-off                                                              (748)               (210)               (93)
Current year provision                                                              875                 448                331
                                                                             -------------------------------------------------------
Balance at end of year                                                       $    1,513          $    1,386          $   1,148
                                                                             =======================================================
Loans at year end, including held for sale                                   $  133,668          $117,607            $  93,715
Ratio of allowance to loans at year end                                           1.13%               1.18%              1.22%
Average loans                                                                $  124,285          $  101,449          $  88,874
Ratio of net loans charged-off to average loans                                   0.60%               0.21%              0.10%

Allocation of Allowance for Loan Losses
(Dollars in thousands)

December 31,                                                                     2003               2002               2001
------------------------------------------------------------------------------------------------------------------------------------
Commercial                                                                   $      650          $      642          $     510
Real estate-residential                                                             102                 122                110
Consumer                                                                            494                 537                498
Unallocated                                                                         267                  85                 30
                                                                             -------------------------------------------------------
Total                                                                        $    1,513          $    1,386          $   1,148
                                                                             =======================================================



The provision for loan losses was $875,000, $448,000, and $331,000 for 2003, 2002, and 2001, respectively. Total charge-offs in 2003 showed a considerable increase as compared to 2002 and 2001 but still remained relatively low as a percentage of average loans. The provision for all three years and related increase in the allowance were impacted by the loan growth realized during all three years. The level of provision expense in 2003 was impacted by two large commercial loans that were charged off during the year. The loans totaled $1.5 million with $576,000 charged off. One of the charge-offs was the result of misrepresentation made by the borrower. The other loan was identified as exhibiting increased risk of loss to the Bank by management through its normal review procedures. Some recoveries have been made and collection efforts continue on both loans. Over the past few years, there has also been a change in the risk complexion of the portfolio as we have increased our commercial, commercial real estate and construction loans. Additionally, a significant portion of the consumer loan portfolio consists of indirect loans, which tend to carry a higher level of risk than direct loans.

     The allowance for loan losses at year end 2003 was $1.5 million, or 1.13% of total loans, compared to $1.4 million, or 1.18% of total loans, at year end 2002 and $1.1 million or 1.22% at year end 2001.

     We maintain the reserve at a level believed appropriate based on our ongoing analysis of the risk in the portfolio. Individual loans identified as problems are analyzed and portions of the allowance allocated to those loans, as needed. Portions of the allowance are also allocated to pools of loans, primarily consumer and residential real estate loans, based upon our historical loss averages, which management adjusts in its judgment based on considerations of growth, trends in delinquent and non-performing loans, the local economy and other factors.

     Non-performing loans include nonaccrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as nonaccrual when we believe the collection of interest is doubtful, typically when payments are past due 90 days, unless the loans are well secured and in the process of collection.

     The table below sets forth a summary of non-performing loans.

Nonperforming Assets
(Dollars in thousands)

December 31,                                                                      2003               2002              2001
------------------------------------------------------------------------------------------------------------------------------------
Principal balance
    Nonaccrual                                                                  $    694          $     254          $     312
    90 days or more past due                                                           2                  1                  -
                                                                                ----------------------------------------------------
Total nonperforming loans                                                       $    696          $     255          $     312
                                                                                ====================================================

    Nonperforming loans as a percent of loans                                       0.52%              0.22%              0.33%
    Other real estate owned                                                     $    467          $       -          $      39
    OREO as a percent of loans                                                      0.35%                 -%              0.04%
    Allowance as a percent of nonperforming loans                                 217.39%            543.53%            367.95%

Non-performing loans reflect an increase over the past year, rising from $255,000 at year-end 2002 to $696,000 at December 31, 2003, or from .22% of total loans in 2002 to .52% of total loans in 2003. While the percent of non-performing loans increased, it remains modest relative to the total portfolio and management considered this change in evaluating the allowance for loan losses and provision expense.

     Impaired loans are those loans for which full payment in accordance with the contractual terms is not expected. The average balance for impaired loans was $590,000, $213,000, and $211,000 for 2003, 2002, and 2001, respectively.

     We designate certain loans for internal monitoring purposes on a watch list. Loans may be placed on the watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of our desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, we may have a significant degree of concern about the borrowers' ability to continue performing according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch list loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

     At December 31, 2003, there were loans totaling $1.4 million graded substandard, doubtful or loss included on the watch list. This compares to $2.1 million graded substandard or doubtful at December 31, 2002. The decrease in substandard loans was primarily due to charge-offs recorded during 2003. Of the watch list credits, $359,000 and $648,000 were classified as impaired at the year-end 2003 and 2002, respectively.

Noninterest Income and Expense

The table below sets forth an analysis of changes in noninterest income and expense.


Noninterest Income & Expense
(Dollars in thousands)
                                                                         Percent                          Percent
                                                                         change                            change
                                                        2003            from 2002        2002            from 2001       2001
------------------------------------------------------------------------------------------------------------------------------------
Noninterest Income
   Service charges on deposit accounts                 $   453            12.69%       $    402            26.81%       $   317
   Mortgage banking activities                           1,315            49.26             881            95.34            451
   Increase in cash surrender value of insurance           118           (20.81)            149            27.35            117
   Net gain on sale of securities                          298            34.23             222           252.38             63
   Other                                                   183            (9.85)            203            31.82            154
                                                       -------                         --------                         -------
        Total noninterest income                       $ 2,367            27.46%       $  1,857            68.51%       $ 1,102
                                                       =======                         ========                         =======
Noninterest Expense
   Salaries and employee benefits                      $ 4,152            31.06%       $  3,168            23.80%       $ 2,559
   Occupancy                                               479             5.51             454            27.89            355
   Equipment and data processing                           479            12.44             426            12.70            378
   Advertising                                             111            (1.77)            113           (29.89)            87
   Telephone                                               149             8.76             137            17.09            117
   Professional services                                   142           118.46              65            (2.99)            67
   Other                                                 1,165             8.68           1,072            22.37            876
                                                       -------                         --------                         -------
        Total noninterest expense                      $ 6,677            22.85%       $  5,435            22.44%       $ 4,439
                                                       =======                         ========                         =======

Noninterest income increased $510,000, or 27.5% to $2.4 million for 2003 compared to $1.9 million in 2002. The increase is partially attributed to the larger number of deposit accounts which increased service charge income by 12.7%. Mortgage banking activities generated $1.3 million in noninterest income in 2003 compared to $881,000 in 2002. This is the result of increased volume due to continued low interest rates. A net gain on the sale of securities also contributed significantly to the increase in noninterest income. The net gain on sale of securities was $298,000 for 2003 compared to $222,000 for 2002.

     Noninterest income also rose from 2001 to 2002, increasing by $755,000 or 68.5%. Gains from mortgage banking activity provided a substantial portion of the increase as well as net gains from the sale of securities. Increases in service charges due to a higher number of deposit accounts and increases in earnings on cash surrender value also contributed to the increase.

     During 2003, our Franklin office, which was established in 2002 as a loan production office, was relocated to a full service branch. With the expansion in the branch network, the number of employees increased from 70 in 2001 to 85 in 2002 to 92 in 2003. Salary and employee benefits expense increased accordingly, increasing from $2.6 million in 2001 to $3.2 million in 2002, an increase of 23.8%. Salary expense increased $984,000 or 31.1% from 2002 to 2003.

     Occupancy and equipment expenses increased during 2003 in connection with the additional branch that was added. Occupancy and equipment expense was $958,000 for 2003 compared to $880,000 in 2002, an increase of $78,000 or 8.9%.
Advertising expense remained stable at $111,000 in 2003 compared to $113,000 in 2002 or (1.8%). We expect to maintain current expenditure levels in the future, as near term growth goals have been obtained and as our past marketing efforts have effectively established our institution in the market place.

     In 2002, as compared to 2001, total noninterest expense increased $996,000 or 22.4%. This increase resulted primarily from annual salary increases and related employee benefits. Occupancy, equipment and advertising expenses increased due to the expansion in branching operations during 2002.

Income Taxes

The year 2003 was the first fully taxable year as during 2002, we utilized the remaining balance of a net operating loss carryforward of approximately $599,000. Income tax expense for 2003 was $240,000 as compared to $83,000 for 2002. While 2001 was a profitable year, we did not recognize tax expense as tax net operating losses generated in 1999 and 2000 offset tax expense.

Financial Condition

Total assets were $175.8 million at year-end 2003 compared to $155.3 million at year-end 2002, an increase of $20.5 million or 13.2%. The increase in total assets was driven by growth in the loan portfolio, with net loans increasing $21.0 million during this period. Increased loan totals were funded by increased deposits and other borrowings.

     During July 2002, we completed a $5.0 million offering of redeemable subordinated debentures and mandatory stock purchase contracts. The debentures are unsecured and subordinated, have a term of approximately 9 years, and accrue interest at 8% per annum payable quarterly in arrears. The debentures mature on July 1, 2011, but are redeemable at any time prior to their maturity. The stock purchase contracts require a purchaser to buy First Shares Bancorp common shares at $6.67 per share on January 1, 2011. A purchaser may elect to purchase the common shares at any time prior to that date at the same price per share. The stock purchase contracts will be cancelled in the event the debentures are redeemed. Proceeds of $3.0 million were contributed to the Bank to support growth. On March 11, 2004, we announced our intention to redeem the debentures and cancel the stock purchase contracts on May 7, 2004. Under the terms of the agreement, the holders of the stock purchase contracts will have until May 7, 2004 to exercise the contracts by surrendering the related debentures as payment of the exercise price. To the extent stock purchase contracts are not exercised, we will redeem the related debentures, which will reduce our regulatory capital. Debentures we redeem will be subject to a redemption premium of 7%, with a 1% cancellation fee for the related stock purchase contract, and unamortized debt issuance costs related to any debentures redeemed will be expensed upon redemption (those costs totaled $538 at December 31, 2003). However, we expect the majority of the stock purchase contracts to be exercised, as the exercise price of approximately $6.67 per share is well below the merger price per share.

Securities

The following table sets forth information about securities.

Securities Maturity Schedule
(Dollars in thousands)
                                      1 Year and Less      1 to 5 Years       5 to 10 Years        Over 10 Years
                                      ---------------     --------------     ---------------      ---------------      Total
At December 31, 2003                  Balance   Rate      Balance   Rate     Balance    Rate      Balance    Rate      Balance
------------------------------------------------------------------------------------------------------------------------------------
Available-For-Sale
  U.S. government & agencies         $  495    3.38%     $3,178    3.17%     $ 3,868   4.23%     $  9,795   5.49%     $ 17,336
  States & political subdivisions (1)    12    9.09       3,408    3.72        3,129   5.26         3,116   6.97         9,665
  Other securities                      533    3.86           -                  100   8.00         1,703   3.88         2,336
  Mortgage backed securities             20    3.31           -                    -                    -                   20
                                     ------              ------              -------              --------             -------
   Total available for sale          $1,060              $6,586              $ 7,097              $14,614              $29,357
                                     ======              ======              =======              =======              =======


(1) Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

To provide flexibility securities are primarily designated as available for sale. The portfolio consists largely of U.S. government agency holdings. While the portfolio was in a net unrealized loss position at year end, we believe that this is a temporary position attributable to interest rate factors and not credit issues.

Loans

The following table sets forth information about the loan portfolio.

Loan Portfolio
(Dollars in thousands)
                                     December 31, 2003                 December 31, 2002                 December 31, 2001
                                  Balance          Percent         Balance           Percent          Balance          Percent
------------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio Composition (including loans held for sale)
Commercial                     $   29,073           21.8%        $   25,461           21.6%         $  19,606           20.9%
Commercial real estate             22,518           16.8             15,797           13.4             12,725           13.6
Residential real estate            38,927           29.1             32,897           28.0             27,296           29.1
Construction                       16,799           12.6             15,595           13.3             10,292           11.0
Consumer                           26,351           19.7             27,857           23.7             23,796           25.4
                               -----------------------------------------------------------------------------------------------------
    Total loans                $  133,668          100.0%        $  117,607          100.0%         $  93,715          100.0%
                               =====================================================================================================

Loan Maturities at December 31, 2003
(Dollars in thousands)
                                                                   1 Year             1 - 5           Over 5
                                                                  and Less            Years            Years            Total
------------------------------------------------------------------------------------------------------------------------------------
Commercial                                                       $   17,866       $   10,930        $     277        $  29,073
Commercial real estate                                                6,281           15,865              327           22,518
Real estate-residential                                              24,586            7,797            6,544           38,927
Construction                                                         14,393            2,292              114           16,799
Consumer                                                              2,035           12,650           11,666           26,351
                                                                 -------------------------------------------------------------------
    Total loans                                                  $   65,161       $   49,534        $  18,973        $ 133,668
                                                                 ===================================================================


Sensitivity to Changes in Interest Rates at December 31, 2003
(Dollars in thousands)
                                                                   1 Year                      Over
                                                                  and Less                   1 Year                     Total
------------------------------------------------------------------------------------------------------------------------------------
Fixed rates                                                      $    7,114                $   34,868                $  41,982
Variable rates                                                       57,843                    33,843                   91,686
                                                                 -------------------------------------------------------------------
    Total loans                                                  $   64,957                $   68,711                $ 133,668
                                                                 ===================================================================

Total loans, including loans held for sale, increased $16.1 million or 13.6% from year-end 2002 to year-end 2003 as we continued to increase market share in existing markets, principally in the Johnson County area. Loan growth occurred in all categories except consumer.

     Commercial loans, including commercial real estate grew by 25.0% or $10.3 million from 2002 to 2003 and comprised 38.6% of our portfolio at December 31, 2003. Growth in this segment was attributed to our continued focus in the communities we serve, which includes the Greenwood area. Residential mortgages increased $6.0 million or 18.3% to $38.9 million. Included in residential real estate loans are loans held for sale totaling $699,000 at December 31, 2003. Contributing to this growth was the refinancing market from the continued low interest rate environment of 2002 and 2003. With the significant growth obtained in other sectors of the loan portfolio, mortgage loans now comprise the second largest segment of the portfolio at 29.1%. Nonetheless, our portfolio remains largely secured by real estate, with residential, commercial and construction real estate loans comprising 58.5% of the portfolio at year end 2003.

     Consumer loans experienced a decline, decreasing $1.5 million from 2002 to 2003. Total consumer loans were $26.3 million and comprised 19.7% of the portfolio at year-end 2003. Although we continue to maintain relationships with several local auto and recreational vehicle dealers, auto manufactures' incentives and zero percent financing have caused reductions in our indirect loan portfolio. Underwriting standards for indirect loans are consistent with the standards applied to direct loans in an effort to maintain strong asset quality.

Deposits

Year-end total deposits increased $19.7 million or 16.0%, from 2002 to 2003, with growth again achieved by further penetration of existing markets and active advertising campaigns. Noninterest-bearing deposits declined to $14.9 million from $15.8 million. At December 31, 2003, $41.4 million or 47.8% of our time deposits had balances of greater than $100,000. The average balance of time deposits issued in amounts greater than $100,000 totaled $42.6 million in 2003 and $34.8 million in 2002 representing 49.5% and 48.4% of total average time deposits in each period.

     The following table sets forth more information about deposits.

Maturity Ranges of Time Deposits with Balances of $100,000 or More at December 31 (In thousands)

                                                       2003
--------------------------------------------------------------
3 months or less                                    $  16,101
3 through 6 months                                     11,007
6 through 12 months                                     3,454
Over 12 months                                         10,808
                                                    ---------
    Total                                           $  41,370
                                                    =========

Capital

First Shares Bancorp and our subsidiary, First Bank, are subject to various regulatory capital guidelines as required by federal banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

     Tier 1 capital consists of shareholders' equity net of intangible assets and excluding unrealized gains and losses on securities available or sale, as defined by bank regulators. The definition of Tier 2 capital includes the amount of allowance for loan losses which does not exceed 1.25% of gross risk weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

     The minimum requirements under the capital guidelines are generally at least a 4.00% leverage ratio (Tier 1 capital divided by average assets excluding unrealized gains/losses), a 4.00% Tier 1 risk-based capital ratio (Tier 1 capital divided by risk-weighted assets), and a 8.00% total capital ratio (Tier 1 capital plus Tier 2 capital divided by risk-weighted assets).

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These are well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a Owell-capitalizedO institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on our financial statements. If an institution is only adequately capitalized, regulatory approval is required to accept brokered deposits. If an institution is undercapitalized, capital distributions, asset growth, and expansion are limited, in addition to the institution being required to submit a capital restoration plan.

     At December 31, 2003, we were not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on our consolidated liquidity, capital resources or operations.

     During March 2004, we announced the intention to redeem our debentures, which qualify as Tier 2 capital, on May 7, 2004. The redemption of debentures will reduce regulatory capital. However, holders of stock purchase contracts have until May 7, 2004 to exercise the contracts by surrendering their debentures. The exercise of stock purchase contracts will not reduce capital. While we expect most of the debenture holders to exercise their equity purchase contracts, any redemptions could cause our capital ratios to fall under the well capitalized levels.

     The following table sets forth our actual capital amounts and ratios.

Capital Ratios
(Dollars in thousands)

                                                                                                   Bank
                                                                            --------------------------------------------------------
December 31,                                                                   2003                2002                2001
------------------------------------------------------------------------------------------------------------------------------------
Tier 1 capital
   Shareholders' equity                                                     $   14,336          $   13,567          $    9,014
   Add/less: Unrealized loss/gain on securities                                    406                  40                   5
   Less: intangible assets                                                         (32)                (75)               (119)
                                                                            --------------------------------------------------------
   Total Tier 1 capital                                                     $   14,710          $   13,532          $    8,900
                                                                            ========================================================
Total risk-based capital
   Tier 1 capital                                                           $   14,710          $   13,532          $    8,900
   Allowable allowance for loan losses                                           1,513               1,386               1,148
                                                                            --------------------------------------------------------
   Total risk-based capital                                                 $   16,223          $   14,918          $   10,048
                                                                            ========================================================
Risk weighted assets                                                        $  149,797          $  129,399          $   98,656
                                                                            ========================================================
Average assets                                                              $  174,561          $  158,807          $  128,015
                                                                            ========================================================
Risk-based ratios
   Tier 1                                                                        9.82%              10.46%               9.02%
   Total risk-based capital                                                     10.83%              11.53%              10.18%
Leverage Ratio                                                                   8.43%               8.52%               6.95%

Liquidity and Rate Sensitivity

Liquidity refers to the availability of funds to meet deposit withdrawals and borrowing repayments, fund loan commitments and pay expenses. We have many sources of liquid funds, including cash and cash equivalents, payments and maturities of loans and securities, and growth in deposits. In addition, we have the ability to sell securities available for sale, and may borrow from the Federal Reserve and the Federal Home Loan Bank.

     We believe we have sufficient liquidity to meet reasonable borrower, depositor, and creditor needs in the present economic environment. We have not received any recommendations from regulatory authorities which would materially affect liquidity, capital resources or operations.

     Our interest rate sensitivity position is influenced by the timing of the maturity or repricing of interest earning assets and interest-bearing liabilities. One method of gauging sensitivity is by a static gap analysis, as presented in the table below.

     Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. Rising interest rates are likely to increase net interest income in a positive gap position, while declining rates are likely to be beneficial in a negative gap position.

     As of December 31, 2003, our rate sensitive liabilities exceeded rate sensitive assets through the one year horizon. This would indicate that when rates increase, net interest income may decline. In order to accurately determine the effect of changes in interest rates, the repricing effect of each type of interest-earning asset and interest-bearing liability must be measured. Assets and liabilities have different characteristics and the magnitude of change differs for each. Management continually monitors the changes to net interest income which may result from changing interest rates.

Liquidity and Interest Rate Sensitivity
(Dollars in thousands)
                                                                                 At December 31, 2003
                                                          --------------------------------------------------------------------------
                                                          1 to 90       91 to 365       1 to 5          Over
                                                           Days           Days           Years         5 Years         Total
------------------------------------------------------------------------------------------------------------------------------------
Interest earning assets
   Loans                                                $  20,899      $  33,480      $   53,631     $   25,658      $ 133,668
   FHLB CMS account                                             8              -               -              -              8
   Securities                                               7,019          3,535           7,425         11,378         29,357
   Restricted stock                                           670              -               -              -            670
                                                        ----------------------------------------------------------------------------
      Total earning assets                              $  28,596      $  37,015      $   61,056     $   37,036      $ 163,703
                                                        ============================================================================
Interest bearing liabilities
   Interest-bearing demand deposits                     $  32,102      $       -      $        -     $        -      $  32,102
   Savings deposits                                         9,295              -               -              -          9,295
   Time deposits                                           22,796        31,627           31,942            111         86,476
   Federal funds purchase                                     516              -               -              -            516
   Repurchase agreements                                    6,508              -               -              -          6,508
   FHLB advances                                            5,000              -           3,000          2,000         10,000
   Note payable                                                75            225             900              -          1,200
   Debentures                                                   -              -               -          5,000          5,000
                                                        ----------------------------------------------------------------------------
      Total interest bearing liabilities                $  76,292      $  31,852      $   35,842     $    7,111      $ 151,097
                                                        ============================================================================

Rate sensitive gap                                      $ (47,696)     $   5,163      $   25,214     $   29,925      $  12,606
Rate sensitive cumulative gap                           $ (47,696)     $ (42,533)     $  (17,319)    $   12,606            N/A
Cumulative gap as a percentage of earning assets           (29.26)%       (26.09)%        (10.63)%         7.73%           N/A

A significant assumption that creates the large negative gap in the 0 to 3 month category is that all interest-bearing demand deposits and savings accounts are subject to reprice immediately. While it is true that, contractually, those accounts are subject to immediate repricing, the rates paid on those accounts are generally not tied to specific indices and are influenced by market conditions and other factors. Accordingly, a general movement in interest rates, either up or down, may not have any immediate effect on the rates paid on these deposit accounts. The foregoing table illustrates only one source of information about sensitivity to interest rate movements. Our asset liability management process also uses simulations that take into account the time that various assets and liabilities may reprice and the degree to which various categories of such assets and liabilities will respond to general interest rate movements. Interest rate risk can only be represented by a measurement of the effects of changing interest rates given the capacity and magnitude of change on specific assets and liabilities.

Off-Balance Sheet Arrangements

In the ordinary course of business, the Bank has guarantees and commitments to extend credit which are not reflected on the balance sheet. See Note 11 to the Consolidated Financial Statements for details concerning these arrangements.

Report of Independent auditors


Board of Directors and Shareholders
First Shares Bancorp, Inc.
Greenwood, Indiana


We have audited the accompanying consolidated balance sheets of First Shares Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Shares Bancorp, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Indianapolis, Indiana
February 6, 2004, except for Note 18
  with respect to the subsequent events,
  as to which the date is March 10, 2004


Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

December 31,                                                                                      2003                 2002
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                       $    2,983            $    5,348
Securities available for sale                                                                     29,357                26,810
Federal Home Loan Bank stock                                                                         670                   670
Loans held for sale                                                                                  699                 5,778
Loans, net of allowance ($1,513 and $1,386)                                                      131,456               110,443
Premises and equipment, net                                                                        3,238                 2,057
Intangible assets, net                                                                                32                    75
Cash surrender value of life insurance                                                             4,544                 2,427
Accrued interest receivable and other assets                                                       2,809                 1,704
                                                                                              --------------------------------------
                                                                                              $  175,788            $  155,312
                                                                                              ======================================

Liabilities And Shareholders' Equity
Liabilities
   Noninterest-bearing deposits                                                               $   14,920            $   15,750
   Interest-bearing deposits                                                                     127,873               107,313
                                                                                              --------------------------------------
      Total deposits                                                                             142,793               123,063
   Federal funds purchased                                                                           516                 2,245
   Repurchase agreements                                                                           6,508                 5,684
   Federal Home Loan Bank advances                                                                10,000                 8,700
   Note payable                                                                                    1,200                 1,475
   Debentures                                                                                      5,000                 5,000
   Accrued interest payable and other liabilities                                                    738                   583
                                                                                              --------------------------------------
                                                                                                 166,755               146,750

Shareholders' equity
   Preferred stock, 2,000,000 shares authorized; none outstanding                                      -                     -
   Common stock, $.01 par value: 10,000,000 shares authorized,
     1,592,662 and 1,579,162 shares issued                                                            16                    16
   Additional paid in capital                                                                      4,758                 4,674
   Retained earnings                                                                               4,665                 3,912
   Accumulated other comprehensive loss                                                             (406)                  (40)
                                                                                              --------------------------------------
                                                                                                   9,033                 8,562
                                                                                              --------------------------------------
                                                                                              $  175,788            $  155,312
                                                                                              ======================================


See accompanying notes.



Consolidated Statements of Income
(Dollar amounts in thousands, except per share data)

Years ended December 31,                                                           2003              2002               2001
------------------------------------------------------------------------------------------------------------------------------------
Interest income
   Loans, including related fees                                                 $ 8,318            $ 7,547            $ 7,755
   Taxable securities                                                              1,033              1,553              1,313
   Nontaxable securities                                                             350                109                 41
   Other                                                                              17                 25                 55
                                                                                 ---------------------------------------------------
                                                                                   9,718              9,234              9,164
Interest expense
   Deposits                                                                        2,758              3,193              4,456
   Other                                                                             782                598                348
                                                                                 ---------------------------------------------------
                                                                                   3,540              3,791              4,804
                                                                                 ---------------------------------------------------
Net interest income                                                                6,178              5,443              4,360
Provision for loan losses                                                            875                448                331
                                                                                 ---------------------------------------------------
Net interest income after provision for loan losses                                5,303              4,995              4,029
Noninterest income
   Service charges on deposit accounts                                               453                402                317
   Gain on sale of loans                                                           1,315                881                451
   Earnings on cash surrender value of life insurance                                118                149                117
   Net gain on sale of securities                                                    298                222                 63
   Other                                                                             183                203                154
                                                                                 ---------------------------------------------------
                                                                                   2,367              1,857              1,102
Noninterest expenses
   Salaries and employee benefits                                                  4,152              3,168              2,559
   Occupancy                                                                         479                454                355
   Equipment and data processing                                                     479                426                378
   Telephone                                                                         149                137                117
   Advertising                                                                       111                113                 87
   Professional services                                                             142                 65                 67
   Other                                                                           1,165              1,072                876
                                                                                 ---------------------------------------------------
                                                                                   6,677              5,435              4,439
                                                                                 ---------------------------------------------------
Income before income taxes                                                           993              1,417                692
Income tax expense                                                                   240                 83                  -
                                                                                 ---------------------------------------------------
Net income                                                                       $   753            $ 1,334            $   692
                                                                                 ===================================================

Earnings per share:
   Basic                                                                         $   .48            $   .84            $   .44
   Diluted                                                                           .43                .83                .43


See accompanying notes.


Consolidated Statements of Changes in Shareholders' Equity
(Dollar amounts in thousands, except per share data)

                                                                                                       Accumulated
                                                                                                          Other         Total
                                                                          Additional                  Comprehensive    Share-
                                                              Common        Paid-in      Retained        Income       holders'
                                                               Stock        Capital      Earnings        (Loss)        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2001                                   $    11       $ 4,674        $ 1,891       $    23        $ 6,599

Comprehensive income:
   Net income                                                                                 692                          692
   Change in unrealized gain/(loss)                                                                         (28)           (28)
                                                                                                                       -------
      Total comprehensive income                                                                                           664
                                                             -----------------------------------------------------------------------

Balance at December 31, 2001                                      11         4,674          2,583            (5)         7,263

Comprehensive income:
   Net income                                                                               1,334                        1,334
   Change in unrealized gain/(loss)                                                                         (35)           (35)
                                                                                                                       -------
      Total comprehensive income                                                                                         1,299
   Shares issued in 3:2 stock split (526,381)                      5                           (5)                           -
                                                             -----------------------------------------------------------------------

Balance at December 31, 2002                                      16         4,674          3,912           (40)         8,562

Comprehensive income:
   Net income                                                                                 753                          753
   Change in unrealized gain/(loss)                                                                        (366)          (366)
                                                                                                                       -------
      Total comprehensive income                                                                                           387
   Stock options exercised (13,500 shares)                                      84                                          84
                                                             -----------------------------------------------------------------------

Balance at December 31, 2003                                 $    16       $ 4,758        $ 4,665       $  (406)       $ 9,033
                                                             =======================================================================

See accompanying notes.



Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

Years ended December 31,                                                      2003                2002                  2001
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income (loss)                                                       $     753            $   1,334            $     692
   Adjustments to reconcile net income (loss)
    to net cash from operating activities:
      Depreciation and amortization                                              346                  326                  295
      Provision for loan losses                                                  875                  448                  331
      Discount (accretion) and premium amortization                              262                  210                    4
      (Gain) loss on sale of securities                                         (298)                (222)                 (63)
      (Gain) loss on sale of other real estate owned                               -                  (16)                   -
      Amortization of intangibles and debt issuance costs                        135                   86                   44
      Earnings on cash surrender value of life insurance                        (117)                (134)                (104)
      Changes in assets and liabilities:
         Loans held for sale                                                   5,079               (3,019)              (2,265)
         Interest receivable and other assets                                   (466)                (259)                 (40)
         Interest payable and other liabilities                                  155                  122                   24
                                                                           ---------------------------------------------------------
            Net cash from operating activities                                 6,724               (1,124)              (1,082)

Cash Flows From Investing Activities
   Proceeds from maturities, calls and paydowns of securities
    available for sale                                                        19,270               18,741               17,621
   Proceeds from sales of securities available for sale                       30,399               25,750                6,113
   Proceeds from maturities of securities held to maturity                         -                  275                    -
   Purchases of securities available for sale                                (52,786)             (48,466)             (30,830)
   Loans made to customers net of payments received                          (22,355)             (21,051)              (9,640)
   Premises and equipment purchases                                           (1,527)                (311)                (276)
   Purchase of life insurance                                                 (2,000)                   -                    -
   Proceeds from sale of other real estate                                         -                   86                    -
                                                                           ---------------------------------------------------------
      Net cash from investing activities                                     (28,999)             (24,976)             (17,012)

Cash Flows From Financing Activities
   Change in deposit accounts                                                 19,730               11,688               20,667
   Change in repurchase agreements                                               824                1,473                4,211
   Proceeds from Federal Home Loan Bank advances                              13,000                5,700                2,000
   Payments on Federal Home Loan Bank advance                                (11,700)                   -               (3,300)
   Stock options exercised                                                        60                    -                    -
   Change in federal funds purchased                                          (1,729)               2,245               (2,600)
   Proceeds from debentures                                                        -                5,000                    -
   Debt issuance costs                                                             -                 (661)                   -
   Proceeds from note payable                                                  1,425                   90                   30
   Payments on note payable                                                   (1,700)                (395)                   -
                                                                           ---------------------------------------------------------
      Net cash from financing activities                                      19,910               25,140               21,008
                                                                           ---------------------------------------------------------
Net change in cash and cash equivalents                                       (2,365)                (960)               2,914
Cash and cash equivalents at beginning of year                                 5,348                6,308                3,394
                                                                           ---------------------------------------------------------
Cash and Cash Equivalents At End of Year                                   $   2,983            $   5,348            $   6,308
                                                                           =========================================================

Supplemental disclosures of cash flow information
Cash paid during the year for:
      Interest                                                             $   3,551            $   3,726            $   4,814
      Income taxes paid                                                          601                  171                    -

See accompanying notes.

Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except per share data)

1. Summary Of Significant Accounting Policies

Nature of Operations and Principles of Consolidation: The accompanying consolidated financial statements include the accounts of First Shares Bancorp, Inc. (the Company) and its wholly owned subsidiary, First Bank (the Bank). Intercompany balances and transactions are eliminated in consolidation. The Bank operates from eight locations which generate commercial, mortgage and installment loans, and receives deposits from customers located primarily in Johnson, Morgan and Brown Counties of Indiana. The majority of the Company's income is derived from commercial and retail lending activities and investments. The majority of the Bank's loans are secured by specific items of collateral including business assets, real property and consumer assets.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported and disclosed in the financial statements, and actual results could differ from these estimates. The allowance for loan losses and the fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

Securities: Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income (loss). Federal Home Loan Bank stock is carried at cost. Interest includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

     Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. In all cases loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and the interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale: Loans held for sale are reported at the lower of cost or fair value, on an aggregate basis. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the collectibility of the loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.
Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

    The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

    A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment is reported net of accumulated depreciation. Depreciation expense is calculated on the straight-line method over asset useful lives, ranging from 3 to 40 years.

Intangible Assets: Intangible assets consist entirely of a core deposit intangible from a 1995 branch acquisition which is being amortized over its estimated 10 year life. The core deposit intangible has a gross carrying value of $396, with accumulated amortization totaling $364 and $321 at year end 2003 and 2002. Estimated amortization expense is $32 for 2004, which will fully amortize the asset.

Long-Term Assets: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Bank Owned Life Insurance: The Company has purchased a life insurance policy on key executives and other officers. Bank owned life insurance is recorded at its cash surrender value.

Repurchase  Agreements:   Substantially  all  repurchase  agreement  liabilities
represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                                    2003     2002      2001
--------------------------------------------------------------------------------
Net income as reported                             $ 753    $1,334     $ 692
Deduct: Stock-based compensation expense
 determined under fair value based method            (17)      (24)      (45)
                                                   -----------------------------
Pro forma net income                                 736     1,310       647

Basic earnings per share as reported                 .48       .84       .44
Pro forma basic earnings per share                   .47       .83       .41

Diluted earnings per share as reported               .43       .83       .43
Pro forma diluted earnings per share                 .43       .81       .41

The Pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date. There were no options granted in 2002.

                                                2003            2001
--------------------------------------------------------------------------------
Risk-free interest rate                        3.56%            5.11%
Expected option life                          7 years         7 years
Expected stock price volatility                 .10                -
Dividend yield                                    -%               -%

Earnings Per Share: Earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share includes the dilutive effect of additional potential shares issuable under outstanding options and stock purchase contracts. Earnings and dividends per share, and other financial information, are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale and is recognized as a separate component of equity.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Dividend Restriction: Banking regulations require the maintenance of certain capital levels that may limit the amount of dividends which may be paid by the Bank to the Company or by the Company to its shareholders.

Operating Segment: While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments that are considered financial guarantees under FASB Interpretation No. 45 are not significant.

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 143, Accounting for Asset Retirement Obligations, FASB Statement 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, FASB Statement 146, Accounting for Costs of Exit or Disposal Activities, FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equities, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of new standards did not materially affect the Company's operating results or financial condition.

2. Securities

The fair values of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income
(loss) were as follows at December 31:

                                              Gross       Gross
                                    Fair   Unrealized   Unrealized
                                    Value     Gains      Losses
-------------------------------------------------------------------
2003
U.S. Treasury and government
 agency securities                 $17,336   $    37   $ (434)
Obligations of states and
 political subdivisions              9,665        68     (229)
Other securities                     2,336         6     (121)
Mortgage backed securities              20         -        -
                                   --------------------------------
                                   $29,357   $   111   $ (784)
                                   ================================
2002
U.S. Treasury and government
 agency securities                 $ 5,195   $    94   $  (11)
Obligations of states and
 political subdivisions              7,892        33     (121)
Other securities                     6,842        56     (111)
Mortgage backed securities           6,881        27      (33)
                                   --------------------------------
                                   $26,810   $   210   $ (276)
                                   ================================

The fair value of securities at year end 2003, by contractual maturity, is shown below. Securities not due at a single maturity date or with no maturity are shown separately.

                                                     Available
                                                     for Sale
                                                     ---------
                                                       Fair
                                                       Value
--------------------------------------------------------------
Due in one year or less                              $ 1,040
Due after one year through five years                  6,586
Due after five years through ten years                 7,097
Due after ten years                                   13,015
Mortgage backed securities                                20
Equity securities                                      1,599
                                                     -------
                                                     $29,357
                                                     =======
Information about the sales of securities available for sale follows:

                                    2003      2002     2001
------------------------------------------------------------
Proceeds                          $30,399   $25,750   $6,113
Gross realized gains                  345       230       65
Gross realized losses                  47         8        2

Securities pledged at year-end 2003 and 2002 had a carrying value of $18,015 and $6,013 and were pledged to secure repurchase agreements and other borrowings.

Below is a summary of securities with unrealized losses as of year end 2003, presented by length of time the securities have been in an unrealized loss position:

                                                  Less than 12 months           12 months or more                 Total
------------------------------------------------------------------------------------------------------------------------------------
                                                   Fair      Unrealized        Fair      Unrealized         Fair     Unrealized
                                                   Value        Loss           Value        Loss            Value       Loss
------------------------------------------------------------------------------------------------------------------------------------
Description of securities
U.S Treasury and government agency securities     $14,506       $(434)          $  -        $   -          $14,506     $(434)
Obligations of states and political subdivisions    7,455        (229)                                       7,455      (229)
Equity security                                       849        (121)                                         849      (121)
------------------------------------------------------------------------------------------------------------------------------------
                                                  $22,810       $(784)          $  -        $   -          $22,810     $(784)
------------------------------------------------------------------------------------------------------------------------------------

Unrealized losses on securities have not been recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The equity security is preferred stock of a government sponsored entity and carries a variable rate of interest. The fair value is expected to recover as the securities approach their maturity date and/or market rates change.

3. Loans

Total loans are comprised of the following at December 31:

                                             2003      2002
-------------------------------------------------------------
Commercial                                $ 29,073   $25,461
Commercial real estate                      22,518    15,797
Residential real estate                     38,228    27,119
Construction                                16,799    15,595
Consumer                                    26,351    27,857
                                          ------------------
   Subtotal                                132,969   111,829
Less: allowance for loan losses             (1,513)   (1,386)
                                          ------------------
   Loans, net                             $131,456  $110,443
                                          ==================

4. Allowance For Loan Losses

An analysis of the allowance for loan losses follows:

                                   2003       2002     2001
-------------------------------------------------------------
Balance, January 1               $ 1,386   $  1,148   $  910
Provision charged to operations      875        448      331
Loans charged off                 (1,065)      (237)    (167)
Recoveries                           317         27       74
                                 ----------------------------
Balance, December 31             $ 1,513   $  1,386   $1,148
                                 ===========================

Impaired loans were as follows:

                                               2003      2002
-------------------------------------------------------------
Year-end loans with no allowance for
 loan losses allocated                        $  359   $  648
Year-end loans with allowance for
 loan losses allocated                             -        -
Amount of the allowance allocated                  -        -
Average of impaired loans during the year        590      213
Interest income recognized during impairment      14        -
Cash-basis interest income recognized             14        -

Nonperforming loans were as follows:

                                               2003      2002
-------------------------------------------------------------
Loans past due over 90 days still on accrual   $  2     $  1

Nonaccrual loans                                694      254

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and loans individually classified as impaired.

5. Premises And Equipment

Premises and equipment consists of the following at December 31:

                                              2003     2002
-------------------------------------------------------------
Land                                        $   588   $   40
Buildings and improvements                    1,488      770
Leasehold improvements                          560      598
Furniture and equipment                       2,428    2,193
                                            -----------------
   Total                                      5,064    3,601
   Accumulated depreciation                  (1,826)  (1,544)
                                            -----------------
                                            $ 3,238   $2,057
                                            =================

Depreciation expense was $346, $326 and $295 for 2003, 2002 and 2001.

6. Deposits

Certificates of deposit in denominations of $100 or more totaled $41,370 and $28,403 at December 31, 2003 and 2002.

At year-end 2003, scheduled maturities of time deposits were as follows:

         2004                               $54,423
         2005                                21,248
         2006                                 5,233
         2007                                 4,094
         2008                                 1,367
         Thereafter                             111
                                            -------
                                            $86,476
                                            =======

Deposits from principal officers, directors, and their affiliates at year end 2003 and 2002 were $3,844 and $3,849.

7. Federal Home Loan Bank Advances And Other Debt

At year-end, advances from the Federal Home Loan Bank were as follows:


Maturity Date            Interest Rate         2003     2002
-------------------------------------------------------------
June 18, 2003                1.51%           $     -   $5,700
March 15, 2004               1.11%             5,000       -
March 7, 2005                1.89%             2,000       -
January 23, 2006             4.73%             1,000    1,000
December 27, 2010            5.30%             1,000    1,000
March 7, 2011                4.75%             1,000    1,000
                                             ----------------
                                             $10,000   $8,700
                                             ================

The March 2004 advance is a variable rate advance and may be repaid at any date prior to maturity without penalty. The remaining advances are due at maturity and may not be repaid prior to maturity without a penalty. The advances are collateralized by first mortgage loans under a blanket lien arrangement. The required principal payments during the next five years are $5,000 in 2004, $2,000 in 2005, $1,000 in 2006, with the remaining balance of $2,000 due thereafter.

     The Company maintains a note payable with a financial institution. The balance outstanding on the note at December 31, 2003 and 2002 was $1,200 and $1,475. The outstanding balance accrues interest at prime minus .50% (the interest rate was 3.50% at December 31, 2003). The note requires monthly principal payments of $25 plus interest. Scheduled annual principal reductions over the next four years are $300 per year through 2007. The note matures March 1, 2008 and is secured by Bank stock and other assets of the Company.

     During the first quarter of 2002, the Company initiated a public offering of Debentures and Stock Purchase Contracts. The Company raised $5,000 with the offering closing during the third quarter of 2002. Capitalized costs in connection with the offering totaled $661. The Debentures are unsecured and subordinated, have a term of approximately 9 years, and accrue interest at 8% per annum payable quarterly in arrears. The Debentures mature on July 1, 2011, but are redeemable by the Company at any time prior to their maturity. The stock purchase contracts require a purchaser to buy common shares of the Company at $6.67 per share on January 1, 2011. A purchaser may elect to purchase the common shares of the Company at any time prior to that date at the same price per share. The Stock Purchase Contracts will be cancelled in the event the Debentures are redeemed. Proceeds of $3,000 were contributed from the Company to the Bank to support growth. The Debentures qualify as part of total capital for the Company's regulatory capital requirements. See Note 18 regarding subsequent events applicable to the Debentures.

8. Securities Sold Under Agreements To Repurchase

Securities sold under agreements to repurchase are financing arrangements that mature daily. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                      2003      2002
-----------------------------------------------------------------------
Average daily balance during the year             $   5,037   $  4,840
Average interest rate during the year                   .67%       .98%
Maximum month-end balance during the year         $   6,508   $  6,051
Weighted average interest rate at year-end            .85%         .31%

9. Employment Benefit Plans

The Bank maintains a 401(k) retirement plan in which substantially all employees may participate. Employee contributions are limited to a maximum of 15% of their salary. The Plan allows for 50% employer matching contributions up to 6% of an employee's compensation, and employer discretionary contributions. The Bank's contributions to the Plan become 20% vested after each year of service, and are fully vested after 5 years. Total 401(k) contributions charged to expense were $77, $49 and $43 in 2003, 2002 and 2001.

     The Bank has a deferred compensation plan for the benefit of certain directors. Under the plan, the Bank agrees, in return for the directors deferring the receipt of a portion of their current compensation, to pay a retirement benefit computed as the amount of the compensation deferred plus accrued interest at a variable rate. Accrued benefits payable totaled $233 and $196 at December 31, 2003 and 2002. The Bank purchased life insurance on the directors. The cash surrender value of that insurance was $520 and $496 at December 31, 2003 and 2002.

10. Income Taxes
Income tax expense/(benefit) consists of the following:

                                                 2003      2002       2001
--------------------------------------------------------------------------
Current payable/(receivable)                    $ 255     $ 335      $   -
Deferred income tax                               (39)      152        208
Nonqualified stock option benefit allocated
 to additional paid-in capital                     24         -          -
Change in valuation allowance                       -      (404)      (208)
                                                ---------------------------
   Income tax expense/(benefit)                 $ 240     $  83      $   -
                                                ===========================

The following is a reconciliation of income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income/(loss) before income taxes for December 31:

                                                 2003      2002       2001
---------------------------------------------------------------------------
Statutory rate applied to income/(loss)
 before income taxes                            $ 338     $ 482      $ 235
Add (deduct)
   Tax-exempt interest income, net               (101)      (33)       (12)
   Life insurance                                 (46)      (46)       (40)
   State income tax and other                      49        84         27
Valuation Allowance                                 -      (404)       210)
                                                ---------------------------
   Total income tax expense/(benefit)           $ 240     $  83      $   -
                                                ===========================

Deferred tax assets and liabilities as of December 31, 2003 and 2002 are comprised of the following components:

                                                 2003      2002
----------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                    $ 438     $ 422
   Core deposit                                    65        57
   Net unrealized loss on securities
        available for sale                        267        26
   Deferred compensation                           91        76
   Deferred loan fees                              62        43
   Other                                           31        28
                                                ---------------
    Total deferred tax assets                     954       652
                                                ===============

Deferred tax liabilities:
   Depreciation                                 $(343)  $(269 )
   Accrual to cash                                (53)  (105)
                                                ---------------
    Total deferred liabilities                   (396)  (374)
Valuation allowance                                 -      -
                                                ---------------
   Net deferred tax asset                       $ 558   $278
                                                ===============

11. Commitments And Contingencies

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. At year end 2003 and 2002, unused lines of credit, commitments to make loans, and standby letters of credit were as follows:

                                              2003     2002
-------------------------------------------------------------
Unused lines of credit and
 commitments to make loans                  $20,870   $15,737
Standby letters of credit                     1,175      654

Interest rates on these commitments are primarily variable and generally expire in less than one year. Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items.

     At year-end 2003 and 2002, reserves of $593 and $484 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

     The Bank leases branch facilities under operating leases expiring in various years through 2006. Expense for leased premises was $228, $218 and $139 for 2003, 2002 and 2001.

     During 2001, the Bank entered into a lease agreement with a director for a branch facility. The lease terms require annual payments of $56, with the lease expiring 2006. Amounts paid to related parties under this lease totaled $56 for 2003.

    Future minimum lease payments are as follows:

         2004                                  $187
         2005                                   125
         2006                                   103
         2007                                     4
                                               ----
                                               $419
                                               ====

During 1999 the company entered into employment contracts with certain executive officers. The contracts have an initial term of three years, with the expiration extended an additional year at each annual anniversary date. The contracts provide for severance payments and other benefits, the amount of which depends upon the nature of the separation. No amount is accrued at December 31, 2003 or 2002 under these agreements.

12. Capital Requirements And Restrictions On Retained Earnings

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year end 2003 and 2002, the most recent regulatory notifications categorized the bank as well capitalized under the regulatory framework for prompt corrective action. See
Note 18 regarding subsequent events.

     The Company has passed a resolution not to declare or pay dividends; incur any debt; or purchase or redeem any treasury stock without obtaining prior written consent of the Federal Reserve Board.

     Actual and required capital amounts and ratios are presented below as of year end:

                                                                                   2003
                                           -----------------------------------------------------------------------------------------
                                                                                                             Minimum Required
                                                                                                                To Be Well
                                                                             Minimum Required                Capitalized Under
                                                                                For Capital                  Prompt Corrective
                                                  Actual                     Adequacy Purposes              Action Regulations
                                           -----------------------------------------------------------------------------------------
                                           Amount        Ratio             Amount        Ratio             Amount        Ratio
------------------------------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted assets)
    Consolidated                          $15,920       10.57%            $12,048        8.00%             $15,059       10.00%
    Bank                                   16,223       10.83%             11,984        8.00               14,980       10.00
Tier 1 capital (to risk weighted assets)
    Consolidated                          $ 9,407        6.25%            $ 6,023        4.00%             $ 9,036        6.00%
    Bank                                   14,710        9.82%              5,992        4.00                8,988        6.00
Tier 1 capital (to average assets)
    Consolidated                          $ 9,407        5.39%            $ 6,982        4.00%             $ 8,728        5.00%
    Bank                                   14,710        8.43%              6,982        4.00               8 ,728        5.00

                                                                                   2002
                                           -----------------------------------------------------------------------------------------
                                                                                                             Minimum Required
                                                                                                                To Be Well
                                                                             Minimum Required                Capitalized Under
                                                                                For Capital                  Prompt Corrective
                                                  Actual                     Adequacy Purposes              Action Regulations
                                           -----------------------------------------------------------------------------------------
                                           Amount        Ratio             Amount        Ratio             Amount        Ratio
------------------------------------------------------------------------------------------------------------------------------------
Total capital (to risk weighted assets)
    Consolidated                          $14,913       11.48%            $10,392        8.00%             $12,991       10.00%
    Bank                                   14,918       11.53              10,352        8.00               12,940       10.00
Tier 1 capital (to risk weighted assets)
    Consolidated                          $ 8,527        6.56%            $ 5,196        4.00%             $ 7,794        6.00%
    Bank                                   13,532       10.46               5,176        4.00                7,764        6.00
Tier 1 capital (to average assets)
    Consolidated                          $ 8,527        5.34%            $ 6,387        4.00%             $ 7,984        5.00%
    Bank                                   13,532        8.52               6,349        4.00                7,937        5.00


13. Stock Options

The Company has established two separate stock option plans, the 1996 plan and the 1999 plan, which provide for the issue of up to 220,500 total options. The 1996 plan has expired and no further options may be granted under the plan. At grant date, 25% of the options granted to employees are available for immediate exercise with the balance vesting at 25% per year over the next three years. Options granted to directors are fully vested at grant date. The options expire either seven or ten years from the grant date.

     A summary of the activity in the plans is as follows.

                                                  2003                             2002                            2001
                                          ------------------------------------------------------------------------------------------
                                                       Weighted                        Weighted                        Weighted
                                                        Average                         Average                         Average
                                                       Exercise                        Exercise                        Exercise
                                          Shares         Price             Shares        Price             Shares        Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          159,000       $ 4.99            159,000       $ 4.99            108,000       $ 5.31
Granted                                    10,750         8.85                  -            -             55,500         4.34
Exercised                                 (13,500)        4.45                  -            -                  -            -
Forfeited                                       -            -                  -            -             (4,500)        4.45
                                          ------------------------------------------------------------------------------------------
Outstanding at end of year                156,250       $ 5.31            159,000       $ 4.99            159,000       $ 4.99
                                          ==========================================================================================
Weighted average fair value per
 option granted during the year                         $ 2.16                          $    -                          $ 1.30
                                                        ======                          ======                          ======



Options outstanding at year-end 2003 were as follows.

                              Outstanding           Exercisable
                           ----------------------------------------------
                                     Weighted                    Weighted
                                      Average                     Average
                                     Remaining                   Exercise
Exercise Prices            Number   Contractual Life   Number      Price
-------------------------------------------------------------------------
$5.49                      90,000    .4 years          90,000     $ 5.49
$4.34                      55,500   4.3 years          49,499       4.34
$8.50                       7,000   6.2 years           1,750       8.50
$9.51                       3,750   6.6 years             937       9.51
                          -------                     -------
Outstanding at year end   156,250   2.4 years         142,186       5.15
                          =======                     =======

See Note 18 regarding subsequent events.

14. Earnings (Loss) Per Share

A reconciliation of the numerators and denominators used to compute earnings per share is presented below:

                                             2003        2002        2001
--------------------------------------------------------------------------------
Basic earnings (loss) per share
   Net income (loss)                     $    753     $    1,334   $      692
                                         =======================================
   Weighted average shares
   outstanding                            1,582,528    1,579,162    1,579,162
                                         ---------------------------------------
    Basic earnings (loss) per share      $      .48   $     0.84   $      .44
                                         =======================================
Diluted
   Net income (loss)                     $      753   $    1,334   $      692
   Add: Interest expense, net of
    tax assuming conversion of
    debentures                                  291            -           -
                                         ---------------------------------------
                                         $    1,044   $    1,334   $      692
                                         =======================================
   Weighted average common
    shares outstanding for basic
    earnings per common share             1,582,528    1,579,162    1,579,162
   Add: Dilutive effects of
    assumed exercises of
    stock options                            69,890       35,769       13,591
   Add: Convertible debentures              750,000           -         -
                                         ---------------------------------------
   Average shares and dilutive
    potential common shares               2,402,418    1,614,931    1,592,753
                                         ---------------------------------------
Diluted earnings (loss) per
 common share                            $      .43   $      .83 $        .43
                                         =======================================

All stock options were considered in computing dilutive earnings per share in 2003 and 2002. Stock options for 90,000 shares of common stock were not considered in computing diluted earnings per common share in 2001 because they were anti-dilutive. Stock purchase contracts issued in 2002 for 750,000 shares (see Note 7) were not considered in computing diluted earnings per share in 2002 because they were anti-dilutive.

15. Other Comprehensive Income

Other comprehensive income components and related taxes were as follows:

                                             2003       2002       2001
--------------------------------------------------------------------------
Unrealized holding gains (losses) on
 securities available-for-sale           $  (309)     $   165   $    15
Reclassification adjustments for gains
 later recognized in income                 (298)        (222)      (63)
                                         ---------------------------------
   Net unrealized losses                    (607)         (57)      (48)
Tax effect                                   241           22        20
                                         ---------------------------------
   Other comprehensive loss              $  (366)     $   (35)  $   (28)
                                         =================================

16. Fair Values Of Financial Instruments

Carrying amount and estimated fair values of financial instruments were as follows at year-end.

                                      2003                 2002
                               -------------------------------------------
                               Carrying    Fair     Carrying    Fair
                                Amount     Value     Amount     Value
--------------------------------------------------------------------------
Financial assets
   Cash and cash
    equivalents                 $   2,983   $  2,983   $  5,348   $   5,348
   Securities available
    for sale                       29,357     29,357     26,810      26,810
   Loans held for sale                699        710      6,530       6,564
   Loans, net                     131,456    132,876    109,691     111,712
   Federal Home Loan
    Bank stock                        670        670        670         670
   Accrued interest
    receivable                        891        891        799         799
Financial liabilities
   Deposits                      (142,793)  (143,800)  (123,063)  (124,456)
   Federal Home Loan
    Bank advances                 (10,000)   (10,001)    (8,700)    (8,840)
   Federal funds purchased           (516)      (516)    (2,245)    (2,245)
   Other borrowings               (12,708)   (13,512)   (12,159)   (12,600)
   Accrued interest payable          (274)      (274)      (285)      (285)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing and repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, and are not considered significant.

17. Parent Company Only Condensed Financial Information

Condensed financial information of First Shares Bancorp, Inc. follows:

Condensed Balance Sheets
December 31, 2003 and 2002

                                                2003     2002
------------------------------------------------------------------
Assets
Cash and cash equivalents                       $   183   $   565
Investment in banking subsidiary                 14,336    13,568
Securities available for sale                       205       362
Other assets                                        609       627
                                                -----------------
   Total assets                                 $15,333   $15,122
                                                =================
Liabilities and Equity
Note payable                                    $ 1,200   $ 1,475
Debentures                                        5,000     5,000
Other liabilities                                   100        85
Shareholders' equity                              9,033     8,562
                                                -----------------
   Total liabilities and shareholders' equity   $15,333   $15,122
                                                =================

Condensed Statements of Operations
December 31, 2003, 2002 and 2001

                                                 2003        2002       2001
--------------------------------------------------------------------------------
Dividends from banking subsidiaries            $    -      $    -     $    -
Interest income on securities                      12           5          -
Interest expense on borrowings                    529         385        113
Other income                                        6           -          3
Other expense                                     119         105         71
                                               ---------------------------------
Income (loss) before income tax and
 undistributed subsidiary income                 (630)       (485)      (181)
Equity in undistributed
 subsidiary income                              1,134       1,589        873
                                               ---------------------------------
Income (loss) before taxes                       504        1,104        692
Income tax expense (benefit)                    (249)        (230)         -
                                               ---------------------------------
Net income (loss) after taxes                  $ 753       $1,334     $  692
                                               =================================

Condensed Statements of Cash Flows
December 31, 2003, 2002 and 2001

                                                 2003        2002       2001
--------------------------------------------------------------------------------
Cash flows from operating activities
   Net income/(loss)                           $   753     $ 1,334    $  692
   Adjustments:
    Equity in undistributed
     subsidiary income                          (1,134)     (1,589)     (873)
    Discount (accretion) and
     premium amortization                            4
    (Gain) loss on sale of security                 (4)
    Amortization of debt issuance costs             92          43         -
    Changes in other assets and liabilities
      Interest receivable and other assets         (50)         (3)        -
      Interest payable and other liabilities        15          84         -
                                               ---------------------------------
      Net cash from operating activities          (324)       (131)     (181)

Condensed Statements of Cash Flows (continued)
December 31, 2003, 2002 and 2001

                                                 2003        2002       2001
--------------------------------------------------------------------------------
Cash flows from investing activities
   Contribution to subsidiary                        -      (3,000)        -
   Proceeds from sale of securities
    available for sale                             262
   Purchases of securities available for sale     (105)       (363)        -
                                               ---------------------------------
                                                   157      (3,363)        -

Cash flows from financing activities
   Proceeds from note payable                    1,425          90        30
   Payments on note payable                     (1,700)       (395)        -
   Issuance of debentures                            -       5,000         -
   Debt issuance costs                               -        (661)        -
   Stock options exercised                          60           -         -
                                               ---------------------------------
      Net cash from financing activities          (215)      4,034        30
                                               ---------------------------------

Net change in cash and cash equivalents           (382)        540      (151)
Beginning cash and cash equivalents                565          25       176
                                               ---------------------------------
Ending cash and cash equivalents               $   183     $   565    $   25
                                               =================================

18. Subsequent Events

On March 10,  2004,  the Company  signed a  definitive  agreement  to merge with
Lincoln Bancorp, Plainfield, Indiana. Per the terms of the agreement, shareholders of the Company will receive .75 shares of Lincoln Bancorp stock or $14.80 cash per share of Company stock, with at least 50% of the total consideration paid to be in the form of shares of Lincoln Bancorp stock. The transaction is subject to shareholder and regulatory approval, and is expected to close during the third quarter of 2004.

     In connection with the merger, the Company announced its intention to redeem its debentures and cancel its stock purchase contracts on May 7, 2004 (see Note 7). Under the terms of the agreement, the holders of the stock purchase contracts will have until May 7, 2004 to exercise the contracts by surrendering the related debentures as payment of the exercise price. To the extent stock purchase contracts are not exercised, the Company will redeem the related debentures, which will reduce the Company's regulatory capital. Debentures redeemed by the Company will be subject to a redemption premium of 7%, with a 1% cancellation fee for the related stock purchase contract, and unamortized debt issuance costs related to any debentures redeemed will be expensed upon redemption (these costs totaled $538 at December 31, 2003). However, the Company expects the majority of the stock purchase contracts to be exercised, as the exercise price of $6.67 per share is well below the merger price per share.

     The Board of Directors approved extending the expiration date of 90,000 options with an exercise price of $5.49 from May 2004 to May 2009.

SHAREHOLDER INFORMATION

Corporate Headquarters
996 South State Road 135, P.O. Box 390,
Greenwood, IN 46143
Tel: 317 . 882 . 4790
Fax: 317 . 882 . 5903
www.f1rstbank.com

Outside Counsel
Bose McKinney & Evans LLP, Indianapolis, IN

Independent Auditors
Crowe, Chizek and Company LLP
3815 River Crossing Parkway, Suite 300,
Indianapolis, IN 46240

Registrar & Transfer Agent
Registrar and Transfer Company,
10 Commerce Drive, Cranford, NJ 07016
Tel: 908 . 272 . 8511

For change of name, address, or to replace lost stock -certificates, write or call the Securities Transfer Division.

Annual Meeting

Shareholders are cordially invited to attend the Annual Meeting of Shareholders, which will be held at 2:00 p.m. on Tuesday, June 22, 2004, at the Valle Vista Country Club in Greenwood, IN.

Management urges all shareholders to vote their proxies and thus participate in the decisions that will be made at this meeting.

Securities Analyst Contact

Security analyst inquiries are welcome. Please direct them to:

Jerry R. Engle
President & Chief Executive Officer
Tel: 317 . 882 . 4790

Common Stock

Our Common Stock is traded and quoted on The NASDAQ SmallCap MarketSM under the symbol FBGI.

The following table sets forth the high and low bid prices of the Common Stock for the periods indicated as well as the dividends declared during the periods. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. All prices have been adjusted for the three-for-two stock split that occurred in November 2002.

                                                     Dividends
Quarter Ended                  High         Low      Per Share
---------------------------------------------------------------
March 2002                    $5.67        $ 4.67           -
June 2002                      6.67          5.33           -
September 2002                 6.00          5.37           -
December 2002                  8.25          5.48           -
March 2003                     9.00          7.60           -
June 2003                     10.00          8.25           -
September 2003                10.33          8.50           -
December 2003                 10.50          8.60           -

At December 31, 2003, there were approximately 130 record holders of the Common Stock.

Annual Report on Form 10-KSB

The Company filed an Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 with the Securities and Exchange Commission. Copies of this annual report may be obtained at no charge upon written request to:

Kimberly B. Kling
CFO/Secretary/Treasurer
First Shares Bancorp, Inc.
P.O. Box 390 Greenwood, IN 46143

DIRECTORS AND OFFICERS

First Shares Bancorp, Inc.
Greenwood, Indiana

Directors
Jerry R. Engle
Ralph M. Foley
H. Dean Hawkins
Gary W. Lewis
R.J. McConnell
William J. Meredith
Frank A. Rogers
Norman D. Stockton

Officers
Frank A. Rogers
Chairman

Jerry R. Engle
President and CEO

Kimberly B. Kling
CFO/Secretary/Treasurer

First Bank
Morgantown, Indiana

Directors
Frank A. Rogers
Chairman

Jerry R. Engle
Ralph M. Foley
H. Dean Hawkins
Gary W Lewis
R. J. McConnell
William J. Meredith
Norman D. Stockton

Directors Emeritus
Dale Bond
John L. Hickey
Richard S. Wells

Officers
Frank A. Rogers
Chairman

Jerry R. Engle
President and CEO

John B. Ditmars
Executive Vice President

Kimberly B. Kling
CFO/Secretary/Treasurer

Bryan Mills
Senior Vice President, Mortgage Lending

Jonathan D. Slaughter
Senior Vice President, Commercial Lending

John F. Beardsley
Vice President, Lending

Vincent C. Binder
Madison Avenue Branch Manager

Kenneth L. Birkemeier
Vice President, Lending

Melinda J. Carter
Assistant Vice President, Marketing

Kevin W. Eckstein
Assistant Vice President, Lending

Anthony M. Gambaiani
Assistant Vice President, Lending

Mike J. Goodin
Vice President, Lending
Nashville Branch Manager

Susan J. Haines
lnternal Auditor

Tammy L. Hall
Bargersville Branch Manager

John L. Purdie
Vice President, Consumer Loans

Pamela S. Sattler
Information Systems Officer

Kevin T. Scharnowske
Vice President, Information Systems

Helen F. Smith
Deposit Operations Officer

Jennie E. Smith
Credit Administration Officer

Mark L. Truster
Assistant Vice President, Lending

Sally J. Wells
Franklin Branch Manager

Kevin R. Wilson
Trafalgar Branch Manager

                                                                         Annex G


                              EMPLOYMENT AGREEMENT

     This Agreement, made and dated as of __________, 2004, by and between Lincoln Bank, a federal savings bank ("Employer"), and Jerry R. Engle, a resident of Johnson County, Indiana ("Employee").


                               W I T N E S S E T H

     WHEREAS, Employee is employed by Employer as its Executive Vice President and Chief Operating Officer and has made valuable contributions to the profitability and financial strength of Employer;

     WHEREAS, Employer desires to encourage Employee to continue to make valuable contributions to Employer's business operations and not to seek or accept employment elsewhere;

     WHEREAS, Employee desires to be assured of a secure minimum compensation from Employer for his services over a defined term;

     WHEREAS, Employer desires to assure the continued services of Employee on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to obtain control of Employer or Lincoln Bancorp (the "Holding Company"), the Indiana corporation which owns all of the issued and outstanding capital stock of Employer;

     WHEREAS, Employer recognizes that when faced with a proposal for a change of control of Employer or the Holding Company, Employee will have a significant role in helping the Boards of Directors assess the options and advising the Boards of Directors on what is in the best interests of Employer, the Holding Company, and its shareholders, and it is necessary for Employee to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

     WHEREAS, Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Employee will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein.

     NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained and the continued employment of Employee by Employer as its Executive Vice President and Chief Operating Officer, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

     1. Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Employee as its Executive Vice President and Chief Operating Officer, and Employee accepts such employment.

     2. Employee agrees to serve as Executive Vice President and Chief Operating Officer of Employer and to perform such duties in those offices as may reasonably be assigned to him by Employer's Board of Directors; provided, however, that such duties shall be performed in or from the offices of Employer currently located at Greenwood, Indiana, and shall be of the same character as those previously performed by Employee and generally associated with the offices held by Employee. Employee shall render services to Employer as Executive Vice President and Chief Operating Officer of Employer in substantially the same manner and to substantially the same extent as Employee rendered his services to First Bank before the date hereof. While employed by Employer, Employee shall devote substantially all his business time and efforts to Employer's business during regular business hours and shall not engage in any other related business.

     3. It is anticipated that Employee shall be appointed to serve as President and Chief Executive Officer of Employer no later than December 31, 2005.

     4. During the term of this Agreement, Employer shall nominate the Employee to successive terms as a member of Employer's Board of Directors and shall use its best efforts to elect and re-elect Employee as a member of such Board and to cause Employee to be nominated, elected and re-elected as a member of Holding Company's Board of Directors. Employee shall receive additional compensation and benefits as are provided from time to time to any other member of Employer's Board of Directors who is also an officer of Employer, but the Employee acknowledges that currently there is no such additional compensation being paid and that there may never be any such additional compensation.

     5. The term of this Agreement shall begin on the date set forth above (the "Effective Date") and shall end on the date which is three years following such date; provided, however, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date if Employer's Board of Directors determines by resolution that the performance of the Employee has met the Board's requirements and standards and that this Agreement should be extended prior to such anniversary of the Effective Date, unless either party hereto gives written notice to the other party not to so extend within ninety
(90) days prior to such anniversary, in which case no further automatic extension shall occur and the term of this Agreement shall end two years subsequent to the anniversary as of which the notice not to extend for an additional year is given (such term, including any extension thereof shall herein be referred to as the "Term"). Notwithstanding the foregoing, the Term may end earlier upon the occurrence of any event described in Section 9.

     In the event of termination pursuant to Section 5, subject to the occurrence of another event described in Section 9, compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 6, 7 and 8 hereof through and until the end of the remaining two years of the Term. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans.

     6. Employee shall receive an annual salary of $185,000 ("Base Compensation") payable at regular intervals in accordance with Employer's normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Employee and thereby increases in his Base Compensation. Prior to a Change of Control, Employer may also declare decreases in the salary it pays Employee if the operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2004, and Employer makes similar decreases in the salary it pays to other executive officers of Employer. After a Change in Control, Employer shall consider and declare salary increases based upon the following standards:

     Inflation;

     Adjustments to the salaries of other senior management personnel; and

     Past performance of Employee and the contribution which Employee makes to the business and profits of Employer during the Term.

Any and all increases or decreases in Employee's salary pursuant to this Section shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement. The increased or decreased level of Base Compensation as provided in this Section shall become the level of Base Compensation for the remainder of the Term of this Agreement until there is a further increase or decrease in Base Compensation as provided herein.

     7. So long as Employee is employed by Employer pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement, and compensation plans available to any management employee of Employer, consistent with his Base Compensation and his positions as Executive Vice President and Chief Operating Officer of Employer, including, without limitation, Employer's or the Holding Company's pension plan, 401(k) plan, Stock Option Plan, Recognition and Retention Plan and Trust, Employee Stock Ownership Plan, and hospitalization, disability and group life insurance plans, each of which Employer agrees to continue in effect on terms no less favorable than those currently in effect as of the date hereof (as permitted by law) during the Term of this Agreement unless prior to a Change of Control the operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2004, and unless (either before or after a Change of Control) changes in the accounting, legal, or tax treatment of such plans would adversely affect Employer's operating results or financial condition in a material way, and the Board of Directors of Employer or the Holding Company concludes that modifications to such plans need to be made to avoid such adverse effects. However, Employer may freeze or terminate the Lincoln Bank Financial Institutions Retirement Fund without violating its obligations contained in this Agreement, nor shall Employer be obligated to provide a replacement plan or benefit of equivalent value.

     In addition to the foregoing, a nonqualified stock option for a total of seventy thousand (70,000) shares of Common Stock of Lincoln Bancorp shall be granted to Employee as of the Effective Date. The option price shall be one hundred percent (100%) of the fair market value of one (1) share of Common Stock of Lincoln Bancorp as of the Effective Date as determined in accordance with the Lincoln Bancorp Stock Option Plan, such option may not be exercised more than ten (10) years from the date of this grant, and such option shall otherwise be subject in all respects to the terms and conditions of the Lincoln Bancorp Stock Option Plan.

     8. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer, upon submission to Employer of written vouchers and statements for reimbursement. Employee shall attend, upon the prior approval of Employer's Board of Directors, those professional meetings, conventions, and/or similar functions that he deems appropriate and useful for purposes of keeping abreast of current developments in the industry and/or promoting the interests of Employer. So long as Employee is employed by Employer pursuant to the terms of this Agreement, Employer shall continue in effect vacation policies applicable to Employee no less favorable from his point of view than those written vacation policies in effect on the date hereof. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall be entitled to office space and working conditions no less favorable than were in effect for him on the date hereof.

     9. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in subsections 11(A), 11(B), 11(C) and 11(D) hereof, Employee's employment by Employer may be terminated prior to the expiration of the Term of this Agreement as follows:

          (A) Employer, by action of its Board of Directors and upon written notice to Employee, may terminate Employee's employment with Employer immediately for cause. For purposes of this subsection 9(A), "cause" shall be defined as (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit, (v) intentional failure to perform stated duties, (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (vii) any material breach of any provision of this Agreement.

          (B) Employer, by action of its Board of Directors may terminate Employee's employment with Employer without cause at any time; provided, however, that the "date of termination" for purposes of determining benefits payable to Employee under subsection 10(B) hereof shall be the date which is 60 days after Employee receives written notice of such termination.

          (C) Employee, by written notice to Employer, may terminate his employment with Employer immediately for cause. For purposes of this subsection 9(C), "cause" shall be defined as (i) any action by Employer's Board of Directors to remove the Employee as Executive Vice President or Chief Operating Officer of Employer, except for title changes contemplated by this Agreement and other promotions, if any, and except where the Employer's Board of Directors properly acts to remove Employee from such office for "cause" as defined in subsection 9(A) hereof, (ii) any action by Employer's Board of Directors to materially limit, increase, or modify Employee's duties and/or authority as Executive Vice President and Chief Operating Officer of Employer, except for changes commensurate with title changes contemplated by this Agreement or other promotions, if any, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor or the reaffirmation of such obligation by Employer, as contemplated in Section 22 hereof; (iv) Holding Company's failure to use its best efforts to cause Employer to convert from a federal savings bank to an Indiana commercial state bank no later than one year after the Effective Time; or (v) any material breach by Employer of a term, condition or covenant of this Agreement. Employer's failure to appoint Employee to serve as President and Chief Executive Officer of Employer no later than December 31, 2005 shall not constitute a material breach of this Agreement.

          (D) Employee, upon sixty (60) days written notice to Employer, may terminate his employment with Employer without cause.

          (E) Employee's employment with Employer shall terminate in the event of Employee's death or disability. For purposes hereof, "disability" shall be defined as Employee's inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive One Hundred Eighty (180) day period, provided that notice of any termination by Employer because of Employee's "disability" shall have been given to Employee prior to the full resumption by him of the performance of such duties.

     10. In the event of termination of Employee's employment with Employer pursuant to Section 9 hereof, compensation shall continue to be paid by Employer to Employee as follows:

          (A) In the event of termination pursuant to subsection 9(A) or 9(D), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 6, 7 and 8 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans. The date of termination specified in any notice of termination pursuant to subsection 9(A) shall be no later than the last business day of the month in which such notice is provided to Employee.

          (B) In the event of termination pursuant to subsection 9(B) or 9(C), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 6, 7 and 8 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans. In addition, Employee shall be entitled to continue to receive from Employer his Base Compensation at the rates in effect at the time of termination (1) for three additional l2-month periods if the termination follows a Change of Control or (2) for the remaining Term of the Agreement, but not less than six (6) months, if the termination does not follow a Change of Control. In addition, during such periods and except as otherwise specifically provided herein, Employer will maintain in full force and effect for the continued benefit of Employee each employee welfare benefit plan and each employee pension benefit plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately prior to the date of his termination unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Employee. If the terms of any employee welfare benefit plan or employee pension benefit plan of Employer do not permit continued participation by Employee, Employer will arrange to provide to Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage. For purposes of this Agreement, a "Change of Control" shall mean an acquisition of "control" of the Holding Company or of Employer within the meaning of 12 C.F.R. ss.574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the Holding Company or any of its subsidiaries). Notwithstanding anything to the contrary in the foregoing, any benefits payable under this subsection 8(B) shall be subject to the limitations on severance benefits set forth in
     Section 310 of the OTS Thrift Activities Bulletin, as in effect on the Effective Date.

          (C)  In  the  event  of  termination   pursuant  to  subsection  9(E),
     compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 6, 7 and 8 hereof, (i) in the event of Employee's death, through the date of death, or (ii) in the event of Employee's disability, through the date of proper notice of disability as required by subsection 9(E). Any benefits payable under insurance, health, retirement and bonus plans as a result of Employer's participation in such plans through such date shall be paid when due under those plans.

          (D) Employer will permit Employee or his personal representative(s) or heirs, during a period of three months following Employee's termination of employment by Employer for the reasons set forth in subsections 9(B), (C) or (E), if such termination follows a Change of Control, to require Employer, upon written request, to purchase all outstanding stock options previously granted to Employee under any Holding Company stock option plan then in effect whether or not such options are then exercisable at a cash purchase price equal to the amount by which the aggregate "fair market value" of the shares subject to such options exceeds the aggregate option price for such shares. For purposes of this Agreement, the term "fair market value" shall mean the higher of (1) the average of the highest asked prices for Holding Company shares in the over-the-counter market as reported on the NASDAQ system if the shares are traded on such system for the 30 business days preceding such termination, or (2) the average per share price actually paid for the most highly priced 1% of the Holding Company shares acquired in connection with the Change of Control of the Holding Company by any person or group acquiring such control.

     11. In order to induce Employer to enter into this Agreement, Employee hereby agrees as follows:

          (A) While Employee is employed by Employer and for a period of three years after termination of such employment, Employee shall not divulge or furnish any trade secrets (as defined in IND. CODE ss. 24-2-3-2) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or upon its written request, or use any such trade secret or confidential information directly or indirectly for Employee's own benefit or for the benefit of any person, firm or corporation other than Employer, since such trade secrets and confidential information are confidential and shall at all times remain the property of Employer.

          (B)  For a  period  of  two  years  after  termination  of  Employee's employment by Employer for reasons other than those set forth in subsections 9(B) or (C) of this Agreement, Employee shall not directly or indirectly provide banking or bank-related services to or solicit the banking or bank-related business of any customer of Employer at the time of such provision of services or solicitation which Employee served either alone or with others while employed by Employer in any city, town, borough, township, village or other place in which Employee performed services for Employer while employed by it, or assist any actual or potential competitor of Employer to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place. Notwithstanding the foregoing, the period for application of this restriction in subsection 11(B) shall be reduced from two years to six months following termination of Employee's employment: (i) in the event of termination under Section 5 if Employer provides the notice not to extend for an additional year or (ii) if Employer fails to appoint Employee as President and Chief Executive Officer of Employer by December 31, 2005.

          (C) While Employee is employed by Employer and for a period of one year after termination of Employee's employment by Employer for reasons other than those set forth in subsections 9(B) or (C) of this Agreement, Employee shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business which competes with the business of Employer as conducted during Employee's employment by Employer if Employee's office with the competing business is within a radius of twenty-five (25) miles of Employer's Greenwood office or within twenty-five (25) miles of Employer's main office. (Notwithstanding the foregoing, ownership of less than 2% of a class of publicly held securities in any corporation shall not violate the provisions of this subsection (C).) Furthermore, notwithstanding the foregoing, the period for application of this restriction in subsection 11(C) shall be reduced from one year to six months following termination of Employee's employment: (i) in the event of termination under Section 5 if Employer provides the notice not to extend for an additional year or (ii) if Employer fails to appoint Employee as President and Chief Executive Officer of Employer by December 31, 2005.

          (D) If Employee's employment by Employer is terminated hereunder for any reason, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customers' lists, financial statements, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates.

If Employee's employment by Employer is terminated during the Term of this Agreement for reasons set forth in subsections 9(B) or (C) of this Agreement, Employee shall have no obligations to Employer with respect to the noncompetition provisions under this Section 11.

     12. Any termination of Employee's employment with Employer as contemplated by Section 9 hereof, except in the circumstances of Employee's death, shall be communicated by written "Notice of Termination" by the terminating party to the other party hereto. Any "Notice of Termination" pursuant to subsections 9(A), 9(C) or 9(E) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

     13. If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818(e)(3) or (g)(1)), Employer's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     14. If Employee is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under section 8(e)(4) or
(g)(1) of the  Federal  Deposit  Insurance  Act (12  U.S.C.  ss.  1818(e)(4)  or
(g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties to the Agreement shall not be affected.

     15. If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Employer or Employee.

     16. All obligations under this Agreement shall be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Director of the Office of Thrift Supervision or his or her designee (the "Director"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     17. Anything in this Agreement to the contrary notwithstanding, in the event that the Employer's independent public accountants determine that any payment by the Employer to or for the benefit of the Employee, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Employer for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to or for the benefit of the Employee pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 17, the "Reduced Amount" shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Employer because of Section 280G of the Code. Any payments made to Employee pursuant to this Agreement or otherwise, are subject to and conditional upon their compliance with 12 U.S.C. ss.1828(k) and FDIC regulation 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments) and any other regulations promulgated thereunder, to the extent applicable to such parties.

     18. If a dispute arises  regarding the termination of Employee  pursuant to
Section 9 hereof or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in his favor in a court of competent jurisdiction or his claim is settled by Employer prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Employer, to the extent permitted by law.

     19. Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no such designee, to his estate.

     20. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employee:            Jerry R. Engle
                                    345 South Oakwood Drive
                                    Greenwood, IN 46142

         If to Employer:            Lincoln Bank
                                    1121 E. Main Street
                                    P.O. Box 510
                                    Plainfield, Indiana  46168-0510

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     21. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, except as otherwise required by mandatory operation of federal law.

     22. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Employee to terminate his employment with Employer pursuant to subsection 9(C) hereof. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

     23. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     24. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

     25. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     26. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Section 19 and Section 22 above. Without limiting the foregoing, Employee's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 19 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

     IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the day and year first above set forth.

                                LINCOLN BANK


                                By:
                                   ---------------------------------------------
                                   T. Tim Unger, President

                                "Employer"


                                ------------------------------------------------
                                Jerry R. Engle

                                "Employee"


     The undersigned, Lincoln Bancorp, sole shareholder of Employer, agrees that if it shall be determined for any reason that any obligations on the part of Employer to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, Lincoln Bancorp, agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee pursuant to the terms of this Agreement.

     During Employee's active employment by Employer, Lincoln Bancorp shall nominate Employee to successive terms as a member of Lincoln Bancorp's Board of Directors and as Lincoln Bancorp's Vice Chairman. Lincoln Bancorp shall use its best efforts to elect and re-elect Employee as a member of such Board and Vice Chairman. While serving as the Vice Chairman of Lincoln Bancorp and as a director of Lincoln Bancorp, Employee shall be entitled to the same benefits and compensation for services as provided to the Chairman and other employee directors of Lincoln Bancorp.

     Furthermore, it is anticipated that following retirement of the current President and Chief Executive Officer of Lincoln Bancorp, Employee shall then be appointed to the positions of President and Chief Executive Officer of Lincoln Bancorp.

                                LINCOLN BANCORP


                                By:
                                   ---------------------------------------------
                                   T. Tim Unger, President

                                                                         Annex H



                              EMPLOYMENT AGREEMENT

     This Agreement, made and dated as of __________, 2004, by and between Lincoln Bank, a federal savings bank ("Employer"), and John B. Ditmars, a resident of Johnson County, Indiana ("Employee").


                               W I T N E S S E T H

     WHEREAS, Employee is employed by Employer as its Senior Vice President and has made valuable contributions to the profitability and financial strength of Employer;

     WHEREAS, Employer desires to encourage Employee to continue to make valuable contributions to Employer's business operations and not to seek or accept employment elsewhere;

     WHEREAS, Employee desires to be assured of a secure minimum compensation from Employer for his services over a defined term;

     WHEREAS, Employer desires to assure the continued services of Employee on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to obtain control of Employer or Lincoln Bancorp (the "Holding Company"), the Indiana corporation which owns all of the issued and outstanding capital stock of Employer;

     WHEREAS, Employer recognizes that when faced with a proposal for a change of control of Employer or the Holding Company, Employee will have a significant role in helping the Boards of Directors assess the options and advising the Boards of Directors on what is in the best interests of Employer, the Holding Company, and its shareholders, and it is necessary for Employee to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

     WHEREAS, Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Employee will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein.

     NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained and the continued employment of Employee by Employer as its Senior Vice President, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

     1. Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Employee as its Senior Vice President, and Employee accepts such employment.

     2. Employee agrees to serve as Senior Vice President of Employer and to perform such duties in that office as may reasonably be assigned to him by Employer's Board of Directors; provided, however, that such duties shall be performed in or from the offices of Employer currently located at Greenwood, Indiana, and shall be of the same character as those previously performed by Employee and generally associated with the office held by Employee. Employee shall render services to Employer as its Senior Vice President, in substantially the same manner and to substantially the same extent as Employee rendered his services to First Bank before the date hereof. While employed by Employer, Employee shall devote substantially all his business time and efforts to Employer's business during regular business hours and shall not engage in any other related business.

     3. The term of this Agreement shall begin on the date set forth above (the "Effective Date") and shall end on the date which is two years following such date; provided, however, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date if Employer's Board of Directors determines by resolution that the performance of the Employee has met the Board's requirements and standards and that this Agreement should be extended prior to such anniversary of the Effective Date, unless either party hereto gives written notice to the other party not to so extend within ninety
(90) days prior to such anniversary, in which case no further automatic extension shall occur and the term of this Agreement shall end one year subsequent to the anniversary as of which the notice not to extend for an additional year is given (such term, including any extension thereof shall herein be referred to as the "Term"). Notwithstanding the foregoing, the Term may end earlier upon the occurrence of any event described in Section 7.

     In the event of termination pursuant to Section 3, subject to the occurrence of another event described in Section 7, compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 4, 5 and 6 hereof through and until the end of the remaining one year of the Term. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans.

     4. Employee shall receive an annual salary of $118,500 ("Base Compensation") payable at regular intervals in accordance with Employer's normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Employee and thereby increases in his Base Compensation. Prior to a Change of Control, Employer may also declare decreases in the salary it pays Employee if the Operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2004, and Employer makes similar decreases in the salary it pays to other executive officers of Employer. After a Change in Control, Employer shall consider and declare salary increases based upon the following standards:


     Inflation;

     Adjustments to the salaries of other senior management personnel; and

     Past performance of Employee and the contribution which Employee makes to the business and profits of Employer during the Term.

Any and all increases or decreases in Employee's salary pursuant to this Section shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement. The increased or decreased level of Base Compensation as provided in this Section shall become the level of Base Compensation for the remainder of the Term of this Agreement until there is a further increase or decrease in Base Compensation as provided herein.

     5. So long as Employee is employed by Employer pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement, and compensation plans available to any management employee of Employer, consistent with his Base Compensation and his positions as Senior Vice President of Employer including, without limitation, Employer's or the Holding Company's pension plan, 401(k) plan, Stock Option Plan, Recognition and Retention Plan and Trust, Employee Stock Ownership Plan, and hospitalization, disability and group life insurance plans, each of which Employer agrees to continue in effect on terms no less favorable than those currently in effect as of the date hereof (as permitted by law) during the Term of this Agreement unless prior to a Change of Control the operating results of Employer are significantly less favorable than those for the fiscal year ending December 31, 2004, and unless (either before or after a Change of Control) changes in the accounting, legal, or tax treatment of such plans would adversely affect Employer's operating results or financial condition in a material way, and the Board of Directors of Employer or the Holding Company concludes that modifications to such plans need to be made to avoid such adverse effects. However, Employer may freeze or terminate the Lincoln Bank Financial Institutions Retirement Fund without violating its obligations contained in this Agreement, nor shall Employer be obligated to provide a replacement plan or benefit of equivalent value.

     In addition to the foregoing, a nonqualified stock option for a total of twenty thousand (20,000) shares of Common Stock of Lincoln Bancorp shall be granted to Employee as of the Effective Date. The option price shall be one hundred percent (100%) of the fair market value of one (1) share of Common Stock of Lincoln Bancorp as of the Effective Date, as determined in accordance with the Lincoln Bancorp Stock Option Plan, such option may not be exercised more than ten (10) years from the date of this grant, and such option shall otherwise be subject in all respects to the terms and conditions of the Lincoln Bancorp Stock Option Plan.

     6. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer, upon submission to Employer of written vouchers and statements for reimbursement. So long as Employee is employed by Employer pursuant to the terms of this Agreement, Employer shall continue in effect vacation policies applicable to Employee no less favorable from his point of view than those written vacation policies in effect on the date hereof. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall be entitled to office space and working conditions no less favorable than were in effect for him on the date hereof.

     7. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in subsections 9(A), 9(B), 9(C) and 9(D) hereof, Employee's employment by Employer may be terminated prior to the expiration of the Term of this Agreement as follows:

          (A) Employer, by action of its Board of Directors and upon written notice to Employee, may terminate Employee's employment with Employer immediately for cause. For purposes of this subsection 7(A), "cause" shall be defined as (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iv) breach of fiduciary duty involving personal profit, (v) intentional failure to perform stated duties, (vi) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (vii) any material breach of any provision of this Agreement.

          (B) Employer, by action of its Board of Directors may terminate Employee's employment with Employer without cause at any time; provided, however, that the "date of termination" for purposes of determining benefits payable to Employee under subsection 8(B) hereof shall be the date which is 60 days after Employee receives written notice of such termination.

          (C) Employee, by written notice to Employer, may terminate his employment with Employer immediately for cause. For purposes of this subsection 7(C), "cause" shall be defined as (i) any action by Employer's Board of Directors to remove the Employee as Senior Vice President of Employer, except for title changes in connection with promotions, if any, and except where the Employer's Board of Directors properly acts to remove Employee from such office for "cause" as defined in subsection 7(A) hereof,
     (ii) any action by Employer's Board of Directors to materially limit, increase, or modify Employee's duties and/or authority as Senior Vice President of Employer, except for changes commensurate with title changes in connection with promotions, if any, (iii) any failure of Employer to obtain the assumption of the obligation to perform this Agreement by any successor or the reaffirmation of such obligation by Employer, as contemplated in Section 20 hereof; (iv) Holding Company's failure to use its best efforts to cause Employer to convert from a federal savings bank to an Indiana commercial state bank no later than one year after the Effective Time; or (v) any material breach by Employer of a term, condition or covenant of this Agreement.

          (D) Employee, upon sixty (60) days written notice to Employer, may terminate his employment with Employer without cause.

          (E) Employee's employment with Employer shall terminate in the event of Employee's death or disability. For purposes hereof, "disability" shall be defined as Employee's inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive One Hundred Eighty (180) day period, provided that notice of any termination by Employer because of Employee's "disability" shall have been given to Employee prior to the full resumption by him of the performance of such duties.

     8. In the event of termination of Employee's employment with Employer pursuant to Section 7 hereof, compensation shall continue to be paid by Employer to Employee as follows:

          (A) In the event of termination pursuant to subsection 7(A) or 7(D), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 4, 5 and 6 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans. The date of termination specified in any notice of termination pursuant to subsection 7(A) shall be no later than the last business day of the month in which such notice is provided to Employee.

          (B) In the event of termination pursuant to subsection 7(B) or 7(C), compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 4, 5 and 6 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans. In addition, Employee shall be entitled to continue to receive from Employer his Base Compensation at the rates in effect at the time of termination (1) for three additional l2-month periods if the termination follows a Change of Control or (2) for the remaining Term of the Agreement, but not less than six (6) months, if the termination does not follow a Change of Control. In addition, during such periods and except as otherwise specifically provided herein, Employer will maintain in full force and effect for the continued benefit of Employee each employee welfare benefit plan and each employee pension benefit plan (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended) in which Employee was entitled to participate immediately prior to the date of his termination unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Employee. If the terms of any employee welfare benefit plan or employee pension benefit plan of Employer do not permit continued participation by Employee, Employer will arrange to provide to Employee a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage. For purposes of this Agreement, a "Change of Control" shall mean an acquisition of "control" of the Holding Company or of Employer within the meaning of 12 C.F.R. ss.574.4(a) (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of the Holding Company or any of its subsidiaries). Notwithstanding anything to the contrary in the foregoing, any benefits payable under this subsection 8(B) shall be subject to the limitations on severance benefits set forth in
     Section 310 of the OTS Thrift Activities Bulletin, as in effect on the Effective Date.

          (C)  In  the  event  of  termination   pursuant  to  subsection  7(E),
     compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 4, 5 and 6 hereof, (i) in the event of Employee's death, through the date of death, or (ii) in the event of Employee's disability, through the date of proper notice of disability as required by subsection 7(E). Any benefits payable under insurance, health, retirement and bonus plans as a result of Employer's participation in such plans through such date shall be paid when due under those plans.

          (D) Employer will permit Employee or his personal representative(s) or heirs, during a period of three months following Employee's termination of employment by Employer for the reasons set forth in subsections 7(B) or
     (C), if such termination follows a Change of Control, to require Employer, upon written request, to purchase all outstanding stock options previously granted to Employee under any Holding Company stock option plan then in effect whether or not such options are then exercisable at a cash purchase price equal to the amount by which the aggregate "fair market value" of the shares subject to such options exceeds the aggregate option price for such shares. For purposes of this Agreement, the term "fair market value" shall mean the higher of (1) the average of the highest asked prices for Holding Company shares in the over-the-counter market as reported on the NASDAQ system if the shares are traded on such system for the 30 business days preceding such termination, or (2) the average per share price actually paid for the most highly priced 1% of the Holding Company shares acquired in connection with the Change of Control of the Holding Company by any person or group acquiring such control.

     9. In order to induce Employer to enter into this Agreement, Employee hereby agrees as follows:

          (A) While Employee is employed by Employer and for a period of three years after termination of such employment, Employee shall not divulge or furnish any trade secrets (as defined in IND. CODE ss. 24-2-3-2) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer to any person, firm or corporation, other than Employer or upon its written request, or use any such trade secret or confidential information directly or indirectly for Employee's own benefit or for the benefit of any person, firm or corporation other than Employer, since such trade secrets and confidential information are confidential and shall at all times remain the property of Employer.

          (B)  For a  period  of  two  years  after  termination  of  Employee's employment by Employer for reasons other than those set forth in subsections 7(B) or (C) of this Agreement, Employee shall not directly or indirectly provide banking or bank-related services to or solicit the banking or bank-related business of any customer of Employer at the time of such provision of services or solicitation which Employee served either alone or with others while employed by Employer in any city, town, borough, township, village or other place in which Employee performed services for Employer while employed by it, or assist any actual or potential competitor of Employer to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place. Notwithstanding the foregoing, the period for application of this restriction in subsection 9(B) shall be reduced from two years to six months following termination of Employee's employment: (i) in the event of termination under Section 3 if Employer provides the notice not to extend for an additional year; (ii) if Employer fails to appoint Jerry R. Engle as President and Chief Executive Officer of Employer by December 31, 2005; or
     (iii) if Jerry R. Engle's employment with Employer has been terminated without cause by Employer or with cause by Jerry R. Engle, as described in the separate employment agreement between Jerry R. Engle and Employer.

          (C) While Employee is employed by Employer and for a period of one year after termination of Employee's employment by Employer for reasons other than those set forth in subsections 7(B) or (C) of this Agreement, Employee shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business which competes with the business of Employer as conducted during Employee's employment by Employer if Employee's office with the competing business is within a radius of twenty-five (25) miles of Employer's main office or within a radius of twenty-five (25) miles of Employer's Greenwood office. (Notwithstanding the foregoing, ownership of less than 2% of a class of publicly held securities in any corporation shall not violate the provisions of this subsection (C).) Furthermore, notwithstanding the foregoing, the period for application of this restriction in subsection 9(C) shall be reduced from one year to six months following termination of Employee's employment: (i) in the event of termination under Section 3 if Employer provides the notice not to extend for an additional year; (ii) if Employer fails to appoint Jerry R. Engle as President and Chief Executive Officer of Employer by December 31, 2005; or (iii) if Jerry R. Engle's employment with Employer has been terminated without cause by Employer or with cause by Jerry R. Engle, as described in the separate employment agreement between Jerry R. Engle and Employer.

          (D) If Employee's employment by Employer is terminated hereunder for any reason, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customers' lists, financial statements, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates.

If Employee's employment by Employer is terminated during the Term of this Agreement for reasons set forth in subsections 7(B) or (C) of this Agreement, Employee shall have no obligations to Employer with respect to the noncompetition provisions under this Section 9.

     10. Any termination of Employee's employment with Employer as contemplated by Section 7 hereof, except in the circumstances of Employee's death, shall be communicated by written "Notice of Termination" by the terminating party to the other party hereto. Any "Notice of Termination" pursuant to subsections 7(A), 7(C) or 7(E) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

     11. If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818(e)(3) or (g)(1)), Employer's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     12. If Employee is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under section 8(e)(4) or
(g)(1) of the  Federal  Deposit  Insurance  Act (12  U.S.C.  ss.  1818(e)(4)  or
(g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties to the Agreement shall not be affected.

     13. If Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Employer or Employee.

     14. All obligations under this Agreement shall be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Employer: (i) by the Director of the Office of Thrift Supervision or his or her designee (the "Director"), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     15. Anything in this Agreement to the contrary notwithstanding, in the event that the Employer's independent public accountants determine that any payment by the Employer to or for the benefit of the Employee, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Employer for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to or for the benefit of the Employee pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 15, the "Reduced Amount" shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Employer because of Section 280G of the Code. Any payments made to Employee pursuant to this Agreement or otherwise, are subject to and conditional upon their compliance with 12 U.S.C. ss.1828(k) and FDIC regulation 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments) and any other regulations promulgated thereunder, to the extent applicable to such parties.

     16. If a dispute arises  regarding the termination of Employee  pursuant to
Section 7 hereof or as to the interpretation or enforcement of this Agreement and Employee obtains a final judgment in his favor in a court of competent jurisdiction or his claim is settled by Employer prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or otherwise pursuing his claim shall be paid by Employer, to the extent permitted by law.

     17. Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there is no such designee, to his estate.

     18. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employee:    John B. Ditmars
                            86 East SR 144
                            Franklin, IN 46131

         If to Employer:    Lincoln Bank
                            1121 E. Main Street
                            P.O. Box 510 Plainfield, Indiana 46168-0510

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     19. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Indiana, except as otherwise required by mandatory operation of federal law.

     20. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance satisfactory to Employee to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Employee to terminate his employment with Employer pursuant to subsection 7(C) hereof. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

     21. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     22. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

     23. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     24. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Section 17 and Section 20 above. Without limiting the foregoing, Employee's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 17 hereof, and in the event of any attempted assignment or transfer contrary to this paragraph, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

     IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the day and year first above set forth.

                                  LINCOLN BANK


                                By:
                                   ---------------------------------------------
                                   T. Tim Unger, President

                                "Employer"


                                ------------------------------------------------
                                 John B. Ditmars

                                "Employee"

     The undersigned, Lincoln Bancorp, sole shareholder of Employer, agrees that if it shall be determined for any reason that any obligations on the part of Employer to continue to make any payments due under this Agreement to Employee is unenforceable for any reason, Lincoln Bancorp, agrees to honor the terms of this Agreement and continue to make any such payments due hereunder to Employee pursuant to the terms of this Agreement.

                                 LINCOLN BANCORP


                                By:
                                   ---------------------------------------------
                                   T. Tim Unger, President

                                                                         Annex I

                         CHARTER OF THE AUDIT COMMITTEE
                                       OF
                             THE BOARD OF DIRECTORS
                                       OF
                                 LINCOLN BANCORP


     The Board of Directors of Lincoln Bancorp hereby establishes its Audit Committee. The Audit Committee shall consist of at least three (3) directors, all of whom are independent of management of the Corporation and any of its subsidiaries and free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment respecting the matters over which the Committee is given authority. Directors will not be deemed independent if they accept consulting, advisory or other fees from the Corporation (other than in their capacity as directors or director committee members), subject to any de minimus exceptions which shall be permitted by the Securities Exchange Commission, or if they beneficially own directly or indirectly 5% or more of the Corporation's outstanding securities.

     The members of the Audit Committee shall be elected annually by the Board of Directors in connection with the annual meeting of the board or by unanimous written consent of the Board of Directors in lieu thereof. Members shall be elected by the Board of Directors with due regard to such member's training in, or experience with, accounting and financial reporting issues. To the extent possible, at least one director who would be a "financial expert," as defined in
Section 407(b) of the Sarbanes-Oxley Act of 2002, shall be added to the Committee. Members of the Committee may be removed, and vacancies on the Committee may be filled by the Board of Directors in accordance with the Code of By-laws of the Corporation. The Chairman of the Audit Committee may be designated by the Board of Directors and, in the absence of such designation, may be elected by the Audit Committee from among their members.

     The Audit Committee shall assist the Board of Directors to oversee the Corporation's financial reporting processes, its internal financial control structures and its external financial audit processes. The Audit Committee shall facilitate communication on Financial Matters (defined below) among the Board of Directors, management and the Corporation's independent auditors. The Audit Committee possesses and is hereby granted the power and authority of the Board of Directors over the foregoing and over the Corporation's Financial Matters to the extent necessary to allow the Committee to carry out its purposes. The matters over which the Audit Committee has oversight authority include the following (collectively, referred to herein as "Financial Matters"):

     o    The quality,  accuracy and integrity of the  Corporation's  annual and
          quarterly  financial  statements,   including  footnotes  and  related
          disclosures.

     o The quality, scope and procedures of the independent auditors' audits of the Corporation's financial statements.

     o The quality, appropriateness and implementation of the Corporation's significant accounting policies.

     o    Audit conclusions respecting significant estimates and adjustments.

     o The disclosure, treatment or resolution of any material weakness in financial reporting or controls or reportable conditions identified by management or the independent auditors.

     o    The  quality,   adequacy  and  appropriateness  of  the  Corporation's
          internal financial control structures, including any circumstances in which such controls may be overridden or compromised.

     o    Disagreements among management or the independent auditors.

     o The assessment of material risks or contingencies that may affect the Corporation's financial reporting including the risk of liability associated with litigation or noncompliance with law.

     o Such other matters affecting the quality, integrity or accuracy of the Corporation's financial reporting as the Committee deems relevant to any of the foregoing matters.


Authority Respecting Independent Auditors

     The independent auditors shall ultimately be accountable to the Audit Committee, as representatives of the shareholders and the Corporation's other constituencies, and shall report directly to the Audit Committee. The Audit Committee shall be responsible for the appointment, compensation, and oversight of the work of the independent auditors. The costs and fees of such independent auditors shall be paid by the Corporation.

     The Audit Committee shall take such action as it deems appropriate to ensure that the Corporation receives annually from the independent auditors a formal written statement, consistent with Independence Standards Board Standard 1, delineating all relationships between the auditors and the Corporation that may be deemed to affect the independence of the independent auditors, including any management consulting services provided, or proposed to be provided, by the independent auditors for the Corporation or any of its affiliates and the fees paid or proposed to be paid for such services. The Audit Committee shall meet at least annually with the independent auditors to engage in a dialogue with the auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors.

     The Audit Committee has the following specific authority respecting the independent auditors:

     (a)  To engage or dismiss the independent auditors.

     (b) To assess any matter that may affect the independence of the independent auditors and the appearance of propriety of any such matter and to take, or to direct management to take, appropriate action to confirm, oversee or improve the independence of the auditors.

     (c) To direct the independent auditors to meet with the Audit Committee from time to time, separately or in the presence of management or others, to discuss Financial Matters or to prepare and submit reports to the Committee respecting Financial Matters.

     (d) To take action to resolve any disagreement respecting accounting principles, the implementation or application of such principles or Financial Matters between Management and the independent auditor.


Prior Approval of Audit Services and Non-Audit Services

     In connection with the agreement of the Corporation's independent auditors to provide services to the Corporation from time to time, the Audit Committee shall take reasonable steps to identify which of the services to be provided would be deemed non-audit services which may be provided to the Corporation by the independent auditors, and which would be deemed auditing services, within the meaning of Sections 201 and 202 of the Sarbanes-Oxley Act of 2002. To the extent required by those statutory provisions, all of such services shall be pre-approved by the Audit Committee, or one or more independent director members of the Audit Committee to whom such pre-approval authority shall have been delegated by the Audit Committee. In no event shall the Audit Committee authorize or permit the independent auditors to provide any of the prohibited non-audit services described in Section 201 of the Sarbanes-Oxley Act of 2002.


Authority Over Management Activities Relating To Financial Matters

     The  Audit  Committee  has  the  following   specific  authority  over  the
activities of management in Financial Matters:

     (a) To direct the chief financial officer or other members of management to meet with the Audit Committee or the Board of Directors from time to time, separately or in the presence of the independent auditors, or others, to discuss Financial Matters or to prepare and submit reports to the Committee respecting Financial Matters.

     (b) To assess the quality, adequacy and appropriateness of the accounting principles and policies implemented and applied by the Corporation and the quality, integrity and accuracy of the Corporation's financial reporting, and, in the Committee's discretion, from time to time or upon request, to approve or disapprove such principles or policies or to approve, disapprove or mandate any changes therein.


Authority Respecting Complaints

     The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters. Procedures shall also be established by the Audit Committee for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.


Investigations And Obtaining Advice

     The Audit Committee has the authority to require investigations and to obtain advice respecting the Corporation's Financial Matters and the Committee's exercise of its authority, as the Committee deems necessary or appropriate. Without limiting the foregoing, the Committee has authority to direct management, including the Corporation's legal counsel, or the independent auditors to investigate any Financial Matters and related issues and to provide reports to the Committee respecting such investigation. The Committee has authority to meet with the Corporation's external general counsel, to obtain advice respecting the exercise of the Committee's authority and to direct such external counsel to investigate such legal issues relating to Financial Matters and to report to the Committee regarding same, as the Committee deems necessary or appropriate. The Committee has authority, on behalf of the Corporation, to engage independent advisors whom the Committee may designate to provide advice and guidance to the Committee respecting the exercise of its authority and issues relating to Financial Matters as the Committee deems necessary or appropriate, including, without limitation, independent legal counsel, and independent financial advisors which may include investment banking firms or accounting firms, other than the independent auditors. The Committee has authority to meet separately with, and to receive private and, where appropriate, privileged, written or oral communications from any of such advisors. The costs and fees of such advisors shall be paid by the Corporation.


Procedural Matters

     The Audit Committee shall meet four times a year (February, May, August and November) and at such other times as called by the Chairman or at the direction of the Board of Directors. The Chairman of the Audit Committee shall call a meeting of the Committee upon the request of any member of the Committee or the Chairman of the Board of Directors. The provisions of the Code of By-laws of the Corporation respecting notice of meetings and for action to be taken by the Board of Directors shall apply to meetings and actions of the Audit Committee.

     The February meeting is established as the organizational meeting for the year. At this meeting, the Audit Committee shall:

     1.   Review the adequacy of the Audit Committee Charter.

     2.   Approve the Internal Audit Schedule for the upcoming year.

     3. Approve the Compliance Review and training schedules for the upcoming year.

     The Chairman of the Audit Committee shall report on the activities of the Committee to the Board of Directors from time to time upon request of the Chairman of the Board of Directors or of the Board of Directors.


Limitation

     Nothing in this charter is intended to alter in any way the standard of conduct that applies to any of the directors of the Corporation under the Indiana Business Corporation Law, as amended ("IBCL"), and this Charter does not impose, nor shall it be interpreted to impose any duty on any director greater than, or in addition to, the duties or standard established by the IBCL.

                PART II - Information Not Required in Prospectus

Item 20.  Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "IBCL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, bylaws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding.

     Article 13 of Lincoln's Articles of Incorporation provides for indemnification of officers, directors, employees or agents of Lincoln or individual's serving at the request of Lincoln as a director, officer, partner, trustee, employee or agent of another enterprise against expenses (including counsel fees), judgments, settlements, penalties and fines actually or reasonably incurred by such persons in any threatened, pending or completed action, suit or proceeding to the fullest extent allowed by Indiana law. Article 13 provides for indemnification to the extent that an eligible person has been successful, on the merits or otherwise, in the defense of any action or proceeding described above. Other indemnifications shall be made only as authorized in a specific case.

     Article 13 also provides for the authority to pay expenses in advance upon receipt of a written affirmation of the eligible person's good faith belief that he has met the appropriate standard of conduct and of a written undertaking by or on behalf of the eligible individual to repay such amount in the event that it shall ultimately be determined that he did not meet the required standard of conduct.

     Under the IBCL, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Act.
Article 13 of Lincoln's Articles of Incorporation also provides for the authority to purchase and maintain insurance with respect thereto. Lincoln has purchased insurance designed to protect and indemnify it and its officers and directors in case they are required to pay any amounts arising from certain claims, including claims under the Securities Act of 1933, which might be made against the officers and directors by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their respective capacities as officers or directors of Lincoln.

Item 21.  Exhibits and Financial Statement Schedules

    Exhibit No.   Description
    -----------   --------------------------------------------------------------
        2         Agreement and Plan of Reorganization among Registrant, First
                  Shares Bancorp, Inc., Lincoln Bank, and First Bank (appears as
                  Annex A to the prospectus).

        3.1 Registrant's Articles of Incorporation are incorporated by reference to Exhibit (1) to Registrant's Registration Statement on Form S-1 filed with the Commission on September 14, 1998 (the "Form S-1 Registration Statement").

        3.2       Registrant's Code of Bylaws is incorporated by reference to
                  Exhibit 3(2) to the Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement filed with the Commission on November 2, 1998 ("Amendment No. 1 to Form S-1").

        5 Opinion of Barnes & Thornburg LLP regarding the legality of the securities being registered.

        8 Opinion of Barnes & Thornburg LLP regarding certain tax matters.

       10.1 Lincoln Bancorp Stock Option Plan (incorporated by referenced to Exhibit 10(2) to the S-1 Registration Statement).

       10.2 Lincoln Federal Savings Bank Recognition and Retention Plan and Trust (incorporated by reference to Exhibit 10(3) to the S-1 Registration Statement).

       10.3 Employment Agreement between Lincoln Bank and T. Tim Unger (incorporated by referenced to Exhibit 10(4) to the S-1 Registration Statement).

       10.4 Lincoln Federal Savings Bank Employee Stock Ownership Plan and Trust Agreement (incorporated by reference to Exhibit 10(5) to the S-1 Registration Statement).

       10.5 ESOP Loan Commitment by Lincoln Bancorp and Exempt Loan and Share Purchase Agreement, effective as of July 1, 1998, between the Trust under Lincoln Bancorp Exempt Stock Ownership Plan and Trust Agreement and Lincoln Bancorp (incorporated by reference to Exhibit 10(6) to the Amendment No. 1 to Form S-1).

       10.6 Unfunded Deferred Compensation Plan for the Directors of Lincoln Federal Savings Bank (as Amended and Restated Effective1January , 1999) (incorporated by reference to
                  Exhibit 10(7) to the Registrant's Registration Statement on Form S-4 filed with the Commission on June 21, 2000 (the "S-4 Registration Statement")).

       10.7 Lincoln Federal Savings Bank Deferred Director Supplemental Retirement Plan (Effective December 1, 1997) (incorporated by reference to Exhibit 10(8) to the S-1 Registration Statement).

       10.8 First Amendment to the Lincoln Federal Savings Bank Employee Stock Ownership Plan and Trust Agreement (incorporated by reference to Exhibit 10(9) to the S-4 Registration Statement).

       10.9 Second Amendment to the Lincoln Federal Savings Bank Employee Stock Ownership Plan and Trust Agreement (incorporated by reference to Exhibit 10(10) to the S-4 Registration Statement).

       10.10 Employment Agreement between Lincoln Federal Savings Bank and John M. Baer (incorporated by reference to Exhibit 10(11) to the Annual Report on Form 10-K filed with the Commission on April 2, 2001 (the "2000 10-K")).

       10.11 Employment Agreement, dated January 16, 2001, between Lincoln Federal Savings Bank and Rebecca M. Morgan (incorporated by reference to Exhibit 10(12) to the 2000 10-K).

       10.12 Employment Agreement, dated January 20, 2004, between Lincoln Bank and Paul S. Siebenmorgen (incorporated by reference to
                  Exhibit 10(13) to the Annual Report on Form 10-K filed with the Commission on March 30, 2004).

       10.13 Form of Employment Agreement between Lincoln Bank and Jerry R. Engle (appears as Annex G to the prospectus).

       10.14 Form of Employment Agreement between Lincoln Bank and John B. Ditmars (appears as Annex H to the prospectus).

       13 Annual Report to Shareholders of Lincoln Bancorp for the fiscal year ended December 31, 2003 (appears as Annex E to the prospectus).

       21         Subsidiaries of the Registrant incorporated by reference to
                  Exhibit 21 to Registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

       23.1 Consent of Barnes & Thornburg LLP (contained in Exhibit 5 filed herewith).

       23.2       Consent of BKD, LLP.

       23.3       Consent of Crowe Chizek and Company LLC.

       23.4       Consent of Keefe, Bruyette & Woods, Inc.

       23.5       Consent of David A. Noyes and Co.

       24 Power of Attorney (set forth on page S-2 to the Registrant's Registration Statement on Form S-4 filed with the Commission on April 22, 2004).

       99.1       Lincoln Bancorp proxy card.

       99.2       First Shares Bancorp, Inc. proxy card.

       99.3 Election Form and Transmittal Letter and instructions to shareholders of First Shares Bancorp, Inc.

       99.4       Consents of Director Nominees for Lincoln Bancorp

Item 22.  Undertakings

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section230.415 of the Act), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainfield, State of Indiana, on April 22, 2004.

                                        LINCOLN BANCORP


                                        By: /s/ T. Tim Unger
                                            -----------------------
                                        T. Tim Unger
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Lincoln Bancorp, do hereby constitute and appoint each of T. Tim Unger or John M. Baer, or any of them acting alone, our true and lawful attorney-in-fact and agent, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statements that are to be effective upon filing pursuant to Rule 426(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and any of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or any of them, may deem necessary or advisable to enable Lincoln Bancorp to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities indicated.


Signatures                        Title                         Date

(1) Principal Executive Officer                            )
                                                           )
                                                           )
/s/ T. Tim Unger                  President and Chief      )
--------------------------------  Executive Officer        )
T. Tim Unger                                               )
                                                           )
                                                           )
(2) Principal Financial and                                )
    Accounting Officer:                                    )
                                                           )
                                  Chief Financial Officer, )
/s/ John M. Baer                  Secretary and Treasurer  )
--------------------------------                           )
John M. Baer                                               )    April 22, 2004
                                                           )
                                                           )
(3) Directors:                                             )
                                                           )
/s/ Lester N. Bergum, Jr.                                  )
--------------------------------                           )
Lester N. Bergum, Jr.                                      )
                                                           )
                                                           )
/s/ Dennis W. Dawes                                        )
--------------------------------                           )
Dennis W. Dawes                                            )
                                                           )
                                                           )
/s/ W. Thomas Harmon                                       )
--------------------------------                           )
W. Thomas Harmon                                           )
                                                           )
                                                           )
/s/ Jerry R. Holifield                                     )
--------------------------------                           )
Jerry R. Holifield                                         )

                                                           )
                                                           )
/s/ David E. Mansfield                                     )
--------------------------------                           )
David E. Mansfield                                         )
                                                           )
                                                           )
/s/ John C. Milholland                                     )
--------------------------------                           )
John C. Milholland                                         )    April 22, 2004
                                                           )
                                                           )
/s/ T. Tim Unger                                           )
--------------------------------                           )
T. Tim Unger                                               )
                                                           )
                                                           )
/s/ John L. Wyatt                                          )
--------------------------------                           )
John L. Wyatt                                              )